As filed with the Securities and Exchange Commission
                          on as filed on June 29, 2007

                                                           Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            GS AGRIFUELS CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                         2860                     98-0226479
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                           One Penn Plaza, Suite 1612
                            New York, New York 10119
                            Telephone: (212) 994-5374
--------------------------------------------------------------------------------
               (Address, including Zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Thomas Scozzafava, Chief Executive Officer
                           One Penn Plaza, Suite 1612
                            New York, New York 10119
                            Telephone: (212) 994-5374
--------------------------------------------------------------------------------
                (Name, address, including Zip code, and telephone
               number, including area code, of agent for service)

                      ---------------------------------------
                                   Copies to:
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                             61 Broadway, 32nd Floor
                            New York, New York 10006
                                 (212) 930-9700
                              (212) 930-9725 (Fax)

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. N/A

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. N/A

                         CALCULATION OF REGISTRATION FEE


                                                                    Proposed Maximum      Proposed Maximum
       Title of Each Class Of                     Amount To Be       Offering Price          Aggregate             Amount Of
    Securities To Be Registered                   Registered         Per Security          Offering Price       Registration Fee
    ---------------------------                   ------------      --------------        ---------------       ----------------
Common Stock, par value $0.0001 per share (1)     12,485,819 (2)     $       N/A          $13,734,401.14 (3)    $    421.65
                                                 -----------        --------------        --------------        -----------
Total                                             12,485,819                               13,734,401.14        $    421.65
                                                 ===========                              ==============        ============

(1) Represents securities of the registrant issuable to holders of common stock, par value $0.001 per share ("GS Energy common stock"), of GS Energy Corporation, a Delaware corporation ("GS Energy"), in the proposed merger of GS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the registrant ("Merger Sub"), with and into GS Energy.

(2) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 12,485,819,220, the aggregate number of shares of GS Energy common stock outstanding as of June 26, 2007 (other than shares owned by GS Energy, Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options, convertible preferred stock, convertible notes and warrants prior to the date the merger is expected to be completed and (b) an exchange ratio of 0.001 of a share of the registrant's common stock for each share of GS Energy common stock.

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of GS Energy common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows:
     (a) $.0011, the average of the high and low prices per share of GS Energy common stock on June 26, 2007, as reported by the OTCBB, multiplied by (b) 12,485,819,220, the aggregate number of shares of GS Energy common stock outstanding as of June 26, 2007 (other than shares owned by GS Energy, Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options, convertible preferred stock, convertible notes and warrants prior to the date the merger is expected to be completed.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           One Penn Plaza, Suite 1612
                            New York, New York 10119

                                                           [   ], 2007

Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of GS Energy Corporation to be held at 1 Penn Plaza Suite 1612, New York, New York, 10119, on [ ], at [ ], Eastern Standard Time.

As described in the enclosed proxy statement/prospectus, at the special meeting you will be asked to consider and vote upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger that GS Energy entered into on June 25, 2007, with GS AgriFuels Corporation and GS Acquisition, Inc., a wholly-owned subsidiary of GS AgriFuels. GS Acquisition is a corporation that was incorporated solely to facilitate the merger. If holders of record of a majority of GS Energy outstanding common stock, as of [ ], vote to adopt the merger agreement, and the other conditions in the merger agreement are satisfied or waived, GS Acquisition will be merged with and into GS Energy and GS Energy will become a wholly-owned subsidiary of GS AgriFuels.

     As further described in this proxy statement/prospectus, in the merger each GS Energy shareholder will receive the right to 0.001 of a share of GS AgriFuels common stock in exchange for each outstanding share of GS Energy common stock immediately prior to the completion of the merger.

     GS Agrifuels' common stock is listed on the Over-the-Counter Bulletin Board under the trading symbol "GSGF." On June 26, 2007, the closing sale price of GS Energy common stock was $1.75. Based on that closing price, the value of the per share consideration to be received by GS Energy shareholders would be $.00175.

     GS Energy's board of directors has determined that the merger is fair to and in the best interests of the GS Energy shareholders, and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the GS Energy board of directors recommend that the GS Energy shareholders vote "FOR" adoption of the merger agreement.

     Your vote is very important, regardless of the number of shares you own. GS Energy cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of GS Energy's common stock. Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of GS Energy common stock, the failure to submit a proxy card or to vote in person, or the abstention from voting by a shareholder will have the same effect as a vote "AGAINST" adoption of the merger agreement.

     The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please read "Risk Factors" beginning on page 7.

                                         /s/Kevin Kreisler
                                            Chief Executive Officer




Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the GS AgriFuels common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated [ ], 2007 and is first being mailed to shareholders of GS Energy on or about [ ], 2007

                              GS ENERGY CORPORATION
                           ONE PENN PLAZA, SUITE 1612
                            NEW YORK, NEW YORK 10119

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS
                                TO BE HELD ON [ ]

TO THE SHAREHOLDERS OF GS ENERGY CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of GS Energy Corporation ("GS Energy") will be held at [ ] on [ ], at [ ] Eastern Standard Time, to consider and vote upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger dated as of June 25, 2007, by and among GS AgriFuels Corporation, a Delaware corporation ("GS AgriFuels"), GS Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of GS AgriFuels ("Merger Sub"), and GS Energy. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into GS Energy and GS Energy will become a wholly-owned subsidiary of GS AgriFuels and all outstanding shares of common stock of GS Energy will be converted into the right to receive shares of GS AgriFuels common stock.

     The merger is more fully described in, and the merger agreement is attached in its entirety to, the proxy statement/prospectus which accompanies this notice.

     GS Energy shareholders of record at the close of business on [ ] are the only persons entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof.

     Your attention is directed to the accompanying proxy statement/prospectus. Whether or not you plan to be personally present at the special meeting, please complete, sign, date and mail the enclosed proxy card as promptly as possible in order to save us further solicitation expense. If you later desire to revoke your proxy, you may do so at any time before it is exercised. Please return your proxy card in the enclosed envelope for which no postage is required if mailed in the United States.

                                        BY ORDER OF THE BOARD OF DIRECTORS
                                        /s/ Kevin Kreisler
                                            Chief Executive Officer

[   ], 2007


                                TABLE OF CONTENTS
                                                                                                   Page
                                                                                                 -------

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE GS ENERGY SPECIAL MEETING .......................   Q-1
SUMMARY ........................................................................................    1
   General .....................................................................................    1
   The Special Meeting .........................................................................    3
   The Merger ..................................................................................    3
   The Companies ...............................................................................    5
   Comparative Stock Prices and Dividend Information ...........................................    5
RISK FACTORS ...................................................................................    7
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GS AGRIFUELS ................................   20
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GS ENERGY ...................................   20
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION ......................   20
COMPARATIVE PER SHARE INFORMATION ..............................................................   21
COMPARATIVE STOCK PRICES AND DIVIDENDS .........................................................   22
THE SPECIAL MEETING ............................................................................   23
   Date, Time and Place ........................................................................   23
   Purpose of the Special Meeting ..............................................................   23
   Record Date; Required Vote; Quorum ..........................................................   23
   Shares Owned by GS Energy Directors and Executive Officers ..................................   23
   Voting of Proxies ...........................................................................   24
   Revocability of Proxies .....................................................................   24
   Solicitation of Proxies .....................................................................   24
THE MERGER .....................................................................................   25
   Background to the Merger ....................................................................   25
   Reasons for the Merger and Recommendation of the GS Energy Board of Directors .. ............   25
   Opinion of GS Energy's Financial Advisor ....................................................   28
   Interests of GS Energy Directors and Executive Officers in the Merger .......................   28
   Form of the Merger ..........................................................................   28
   Merger Consideration ........................................................................   28
   Ownership of GS AgriFuels Following the Merger ..............................................   29
   Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares ............   29
   Effective Time of the Merger ................................................................   29
   Delisting and Deregistration of GS Energy Common Stock ......................................   29
   Material United States Federal Income Tax Consequences of the Merger ........................   30
   Dissenters' Rights ..........................................................................   32
   Resale of GS AgriFuels Common Stock .........................................................   32
THE MERGER AGREEMENT ...........................................................................   33
   Conditions to the Completion of the Merger ..................................................   33
   Important Definitions .......................................................................   34
   Termination of the Merger Agreement .........................................................   35
   Fees and Expenses ...........................................................................   35
   Conduct of Business Pending the Merger ......................................................   35
   Representations and Warranties ..............................................................   36
   Commercially Reasonable Efforts .............................................................   36
   Certificate of Incorporation and By-laws of the Surviving Corporation .......................   36
   Amendment ...................................................................................   37
   Extension; Waiver ...........................................................................   37
INFORMATION ABOUT GS ENERGY ....................................................................   38
INFORMATION ABOUT GS AGRIFUELS .................................................................   43

                                       i





GS AGRIFUELS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ...................   55
DIRECTORS AND MANAGEMENT .......................................................................   56
EXECUTIVE COMPENSATION .........................................................................   58
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS ...........................................   59
BENEFICIAL OWNERSHIP OF SECURITIES .............................................................   61
SHARES ELIGIBLE FOR FUTURE SALE ................................................................   63
COMBINED COMPANY'S SECURITIES FOLLOWING THE OFFERING ...........................................   63
COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF GS AGRIFUELS AND COMMON SHAREHOLDERS OF GS ENERGY   67
LEGAL MATTERS ..................................................................................   69
EXPERTS ........................................................................................   69
OTHER MATTERS ..................................................................................   69
FUTURE SHAREHOLDER PROPOSALS ...................................................................   69
DELIVERY OF DOCUMENTS TO STOCKHOLDERS ..........................................................   69
WHERE YOU CAN FIND MORE INFORMATION ............................................................   69
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ..............................................   70


Annexes
   Annex I--Amended and Restated Agreement and Plan of Merger
   Annex II--Opinion of Business Valuation Center
   Annex III--Section 262 of the Delaware General Corporation Law


All information contained herein relating to shares and per share data has been adjusted to reflect a 1:1,000 stock split effected on May 18, 2006.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                        AND THE GS ENERGY SPECIAL MEETING

     The following are some questions that you, as a shareholder of GS Energy, may have regarding the merger and the answers to those questions. GS Energy shareholders are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the issuance of GS AgriFuels common stock to GS Energy shareholders pursuant to the merger. Additional important information is also contained in the annexes to and the documents incorporated by reference in this proxy statement/prospectus.

Q:   What am I being asked to vote on?

A: You are being asked to vote to adopt the merger agreement entered into among GS Energy, GS AgriFuels and Merger Sub, a wholly owned subsidiary of GS AgriFuels. In the merger, Merger Sub will be merged with and into GS Energy.

Q:   What will happen to GS Energy as a result of the merger?

A: If the merger is completed, GS Energy will become a wholly owned subsidiary of GS AgriFuels.

Q:   What will I receive in the merger?

A: Upon completion of the merger, you will receive for each share of GS Energy common stock 0.001 of a share of GS AgriFuels common stock.

Q:   Does the GS Energy board of directors support the merger?

A: Yes. The GS Energy board of directors has determined that the merger is fair to and in the best interests of the GS Energy shareholders, and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the GS Energy board of directors recommends that GS Energy shareholders vote "FOR" adoption of the merger agreement.

Q:   Where and when is the special meeting of shareholders?

A: The special meeting is scheduled to take place at [ the offices of GS Energy 1 Penn Plaza Suite 1612 York NY ,10119, on [ ] at [ ] Eastern Standard Time.

Q:   Who can vote at the special meeting?

A: You can vote at the special meeting if you owned shares of GS Energy common stock at the close of business on [ ], the record date for the special meeting. As of the close of business on that day, [ ] shares of GS Energy common stock were outstanding.

Q:   What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. The failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as if you voted "AGAINST" the adoption of the merger agreement.

Q:   Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by mail. If you choose to send a written notice or to mail your new proxy, you must submit your notice of revocation or your new proxy to GS Energy at One Penn Plaza, Suite 1612, New York, New York 10119, Attention: Secretary. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q: If my GS Energy shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your GS Energy shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted and will have the same effect as if you voted "AGAINST" the adoption of the merger agreement.

Q:   Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of GS Energy common stock certificates. Please do not send in your stock certificates with your proxy.

Q:   Is the merger expected to be taxable to me?

A: The merger has been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and it is a closing condition to the merger that GS AgriFuels and GS Energy receive an opinion of counsel regarding such qualification. As a result of the merger's qualification as a reorganization, GS Energy shareholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of GS Energy stock for shares of GS AgriFuels common stock, except with respect to an additional share received in lieu of fractional shares of GS AgriFuels common stock.

     You should read "The Merger--Material United States Federal Income Tax Consequences of the Merger" beginning on page 30 for a more complete discussion of United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:   When do you expect the merger to be completed?

A: GS AgriFuels and GS Energy are working to complete the merger as quickly as possible. If adopted by GS Energy shareholders, it is anticipated that the merger will be completed in the third calendar quarter of 2007. However, it is possible that factors outside GS AgriFuels' and GS Energy's control could require them to complete the merger at a later time or not complete it at all.

Q:   Can I dissent and require appraisal of my shares?

A: Yes. Under Delaware law, GS Energy stockholders are entitled to appraisal rights in connection with the merger. Appraisal rights entitle GS Energy stockholders who timely submit a proper written demand for appraisal to GS Energy, who do not otherwise vote in favor of the merger and who meet certain other conditions, to receive a valuation of their shares and a payment of that value in cash in lieu of the consideration called for by the merger agreement. Failure by a dissenting stockholder to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case such dissenting stockholder will be treated in the same manner as a non-dissenting stockholder.

Q:   Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

Tom Scozzafava
President and Chief Executive Officer
GS AgriFuels Corporation
One Penn Plaza, Suite 1612
New York, New York 10119
Phone:   (212) 994-5374
Fax:     (646) 572-6336
Email:   tscozzafava@gs-agrifuels.com

                                     SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including, in particular, the copies of the merger agreement and the opinion of Business Valuation Center that are attached to this proxy statement/prospectus as Annexes I and II, respectively. See also "Where You Can Find More Information" on page
69. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                     General

What GS Energy Shareholders Will Receive in the Merger (page 28)

     In the merger, holders of GS Energy common stock will receive, for each share of common stock they own, 0.001 of a share of GS AgriFuels common stock. The GS AgriFuels common stock to be received in the merger is referred to as the "merger consideration" in this proxy statement/prospectus.

Treatment of Stock Options (page 36)

     The vesting of each option to acquire GS Energy common stock held by employees, including officers, and non-employee directors of GS Energy will be accelerated as a result of the transaction.

     Each stock option held by a GS Energy employee immediately prior to the effective time of the merger will be converted into an option to acquire, on the same terms and conditions as were applicable under such GS Energy stock option (taking into account the acceleration of vesting occurring as a result of the transaction), the number of shares of GS AgriFuels common stock determined by multiplying the number of shares of GS Energy common stock subject to such GS Energy option immediately prior to the effective time of the merger by the exchange ratio in the merger, at an exercise price per share equal to the per share exercise price of the GS Energy stock option divided by the exchange ratio in the merger. The number of shares will be rounded up to the nearest whole share, and the exercise price will be rounded up to the nearest whole cent.

Ownership of GS AgriFuels Following the Merger (page 29)

     Based on the number of outstanding shares of GS Energy common stock on June 26, 2007 and the eventual record date and the number of outstanding shares of GS AgriFuels common stock on June 26, 2007, we anticipate that GS Energy shareholders will own approximately 8% of the outstanding shares of GS AgriFuels common stock following the merger. We anticipate issuing approximately 12,485,819 GS AgriFuels shares to the GS Energy shareholders. As of June 26, 2007 there were 29,007,072 shares of GS AgriFuels outstanding. After the issuance of the new shares the total outstanding Agrifuel shares would be 41,492,891.

Material United States Federal Income Tax Consequences of the Merger (page 30)

     GS AgriFuels and GS Energy have structured the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to completion of the merger that GS AgriFuels and GS Energy receive an opinion from Neuenhaus Helverson LLP dated as of the closing date of the merger, that the merger will qualify as such a reorganization, and that GS AgriFuels, Merger Sub and GS Energy will each be a party to that reorganization within the meaning of Section 368(b) of the Code. If the merger qualifies as a reorganization, a GS Energy shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of its shares of GS Energy stock for shares of GS AgriFuels common stock. In lieu of issuing fractional shares, any shareholder who otherwise would have been entitled to receive a fractional share as a result of the exchange will receive an additional full share of GS AgriFuels common stock. However, the receipt of the additional fractional interest may result in tax liability not material in amount in view of the low value of such fractional interest. A GS Energy shareholder's aggregate adjusted tax basis in the shares of GS AgriFuels common stock that it receives in the merger generally will equal its current aggregate adjusted tax basis in its GS Energy stock (excluding the portion of such adjusted tax basis allocable to any GS AgriFuels fractional share interest for which it receives an additional fractional interest). Shareholders are urged to consult their own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger.

Recommendation of the GS Energy Board of Directors (page 25)

     After careful consideration, GS Energy's board of directors has determined that the merger is fair to and in the best interests of the GS Energy shareholders, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the GS Energy board of directors recommends that the GS Energy shareholders vote "FOR" adoption of the merger agreement.

Opinion of Business Valuation Center (page 28 and Annex II)

     Business Valuation Center is expected to deliver its final opinion to the GS Energy board of directors that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the merger consideration to be received by the holders of GS Energy shares (other than GS AgriFuels and its affiliates) pursuant to the proposed merger agreement is fair, from a financial point of view, to such shareholders.

     The full text of Business Valuation Center's written opinion will be attached on the first amendment as Annex II to this proxy statement/prospectus. As appropriate, the discussion and statements contained herein are conditioned upon and subject to receipt of the final written opinion, which we expect will address the fairness of the merger consideration to GS Energy shareholders from a financial point of view, but will not address the merits of the underlying decision by GS Energy to engage in the merger and will not constitute a recommendation to any GS Energy shareholder as to how to vote on the proposal to adopt the merger agreement.


Interests of GS Energy Directors and Executive Officers in the Merger (page 28)

     In considering the recommendation of the GS Energy board of directors with respect to the merger agreement and the merger, you should be aware that some of GS Energy's directors and executive officers have interests in the merger and may have arrangements that are different from, or in addition to, those of the GS Energy shareholders generally. The GS Energy board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that the GS Energy shareholders vote in favor of adoption of the merger agreement.

                          The Special Meeting (page 23)

     The special meeting of GS Energy shareholders will be held at [ ] on [ ], at [ ] Eastern Standard Time. At the special meeting, GS Energy shareholders will be asked to adopt the merger agreement and to transact such other business as may properly come before the meeting.

Record Date; Voting Power (page 23)

     GS Energy shareholders are entitled to vote at the special meeting if they owned shares of GS Energy as of the close of business on [ ], the record date.

     On the record date, there were [12,485,819,220] shares of GS Energy common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of GS Energy common stock that they owned on the record date.

Vote Required (page 23)

     Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

Shares Owned by GS Energy Directors and Executive Officers (page 23)

     On the record date, directors and executive officers of GS Energy beneficially owned and were entitled to vote approximately [9,988,655,376] shares of GS Energy common stock, which represented approximately [80]% of the shares of GS Energy common stock outstanding on that date.

                         The Merger Agreement (page 33)

     The   merger   agreement   is   attached   as   Annex  I  to   this   proxy
statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger (page 33)

     GS Energy and GS AgriFuels are obligated to complete the merger only if they satisfy several conditions, including the following:

     o the merger agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of GS Energy common stock issued and outstanding on the record date;

     o no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger;

     o the registration statement, of which this proxy statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order;

     o the receipt of a written opinion from GS AgriFuels' and GS Energy's counsel to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that GS AgriFuels, Merger Sub and GS Energy will each be a party to that reorganization within the meaning of
          Section 368(b) of the Code; and

     o    other contractual conditions set forth in the merger agreement.

     In addition, GS AgriFuels is obligated to complete the merger only if:

     o there is no pending or overtly threatened suit, action or proceeding by any governmental entity (or by any other person having a reasonable likelihood of prevailing in a manner contemplated in the three sub-bullets below):

          -- challenging the acquisition by GS AgriFuels or Merger Sub of any shares of GS Energy common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement, or seeking to place limitations on the ownership of shares of GS Energy common stock (or shares of common stock of the surviving corporation) by GS AgriFuels, Merger Sub or any other affiliate of GS AgriFuels or seeking to obtain from GS Energy, GS AgriFuels, Merger Sub or any other affiliate of GS AgriFuels any damages that are material in relation to GS Energy;

          -- seeking to prohibit or materially limit the ownership or operation by GS Energy, GS AgriFuels or any of their respective subsidiaries of any portion of any business or of any assets of GS Energy, GS AgriFuels or any of their respective subsidiaries, or to compel GS Energy, GS AgriFuels or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of GS Energy, GS AgriFuels or any of their respective subsidiaries, in each case, as a result of the merger; or

          -- seeking to prohibit GS AgriFuels or any of its affiliates from effectively controlling in any material respect the business or operations of GS Energy or any of its subsidiaries;

     o no restraint is in effect that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in the three preceding sub-bullets; and

     o GS Energy has obtained all consents, approvals and waivers set forth in the GS Energy disclosure schedule, and these consents, approvals and waivers are in full force and effect on the closing date.

     For a more complete description of the conditions to completion of the merger, see "The Merger Agreement--Conditions to the Completion of the Merger."

Termination of the Merger Agreement (page 35)

     The merger agreement may be terminated at any time by the mutual consent of GS AgriFuels and GS Energy. For a more complete description, see "The Merger Agreement--Termination of the Merger Agreement."

Fees and Expenses (page 35)

     Each of GS AgriFuels and GS Energy will pay its own fees and expenses in connection with the merger. However, GS AgriFuels and GS Energy will share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the filing, printing and mailing of this proxy statement/prospectus. In addition, each party will reimburse the other party if the merger agreement is terminated because of the other party's failure to perform any of its representations, warranties, covenant or agreements set forth in the merger agreement that would give rise to a failure of a condition and is incapable of being cured (or is not cured).

Commercially Reasonable Efforts (page 36)

     Under the merger agreement, GS AgriFuels and GS Energy have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.

                             The Companies (page 38)

GS AgriFuels Corporation
One Penn Plaza, Suite 1612
New York, New York 10119
Telephone: (212) 994-5374

     GS AgriFuels Corporation is a development-stage  company formed in 2006 to:
(i) acquire or develop proprietary renewable fuels and energy technologies to sell to third-parties; (ii) acquire or develop proprietary renewable fuels and energy technologies to develop majority- and minority-owned production assets of renewable fuels and energy derived from agri-products and biomass; and (iii) acquire equity stakes of strategic partners in the agricultural, biofuels, renewable fuels and energy, and technology industries.

     In 2006, GS AgriFuels acquired 100% of the stock of NextGen Fuel, Inc., a developer of proprietary, patent-pending biodiesel equipment. In addition, GS AgriFuels acquired minority equity stakes in ZeroPoint Clean Tech, Inc., a developer of novel gasification and gas-to-liquids technologies, and Sustainable Systems, Inc., an oilseed crush and biodiesel plant. In conjunction with GS AgriFuels' investment in ZeroPoint Clean Tech, Inc., GS AgriFuels negotiated certain exclusive use and marketing rights to the gasification and gas-to-liquids technologies in the North American corn ethanol industry.

     In addition, GS AgriFuels has initiated development of several biofuels plants, including projects in Lena, Iowa, Marion, Indiana, Fulton, New York, Van Wert, Ohio, and Memphis, Tennessee..

     In 2007, GS AgriFuels acquired the remaining equity of oilseed crush plant operator, Sustainable System, Inc., and now owns 100% of the company. Sustainable Systems is currently expanding its Culbertson, MT oil seed crush facility capacity to 600 tons per day as well as co-located biodiesel production. Its business plan is to build or acquire numerous crush plants in North and South America.

GS Energy Corporation
One Penn Plaza, Suite 1612
New York, New York 10119
Telephone: (212) 994-5374

     GS Energy Corporation was founded to build an integrated clean energy production company with a focus on distributed renewable power generation. Currently, however, the primary business of GS Energy is generated by its wholly-owned subsidiary Warnecke Design Service, Inc. ("Warnecke"), which provides custom equipment manufacturing services including machine design, machine building, control system electronics and programming, and maintenance support services. In addition to clients in the biodiesel, ethanol, and biomass gasification industries, Warnecke currently services clients in the automotive, electronics, lighting, plastics, rubber and food products industries.

Comparative Stock Prices and Dividend Information (page 22)

     Shares of GS AgriFuels common stock and GS Energy are available for quotation on the Over-the-Counter Bulletin Board. The following table presents:

     o the last reported sale price of a share of GS AgriFuels and GS Energy common stock, as reported by the Over-the-Counter Bulletin Board, and

     o the market value of GS Energy common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of GS Energy common stock in the merger, in each case on October 18, 2006, the last full trading day prior to the public announcement of the merger, and on June 26, 2007, the latest practicable date before the date of this proxy statement/prospectus.

                                                                                    Equivalent
                                                                                     Price per
                                                                                      Share of
                                  GS AgriFuels              GS Energy                 GS Energy
Date                              Common Stock            Common Stock              Common Stock
-------                           --------------------   ----------------------   ------------------------
October 18, 2006                  $      2.00            $      0.002              $       0.002
June 26, 2007                     $      1.75            $     0.0013              $     0.00175

     These  prices  will  fluctuate   prior  to  the  special  meeting  and  the
consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

     Neither GS AgriFuels nor GS Energy has declared or paid any dividends on its respective shares of common stock. See "Comparative Stock Prices and Dividends."

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, GS Energy shareholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

Risks Related to the Merger

THE EXCHANGE RATIO WILL NOT BE ADJUSTED IN THE EVENT THAT THE VALUE OF GS AGRIFUELS COMMON STOCK DECLINES BEFORE THE MERGER IS COMPLETED. AS A RESULT, THE VALUE OF THE SHARES OF GS AGRIFUELS COMMON STOCK AT THE TIME THAT GS ENERGY SHAREHOLDERS RECEIVE THEM COULD BE LESS THAN THE VALUE OF THOSE SHARES TODAY.

     In the merger, GS Energy shareholders will be entitled to receive for each of their shares of GS Energy common stock 0.001of a share of GS AgriFuels common stock. GS AgriFuels and GS Energy will not adjust the exchange ratio as a result of any change in the market price of GS AgriFuels common stock between the date of this proxy statement/prospectus and the date that GS Energy shareholders receive shares of GS AgriFuels common stock in exchange for their shares of GS Energy common stock. The market price of GS AgriFuels common stock will likely be different, and may be lower, on the date GS Energy shareholders receive their shares of GS AgriFuels common stock than the market price of shares of GS
AgriFuels common stock as of the date of this proxy statement/prospectus. Differences in GS AgriFuels' stock price may be the result of changes in the business, operations or prospects of GS AgriFuels, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors. If the market price of GS AgriFuels common stock declines after GS Energy shareholders vote, GS Energy shareholders will receive less value than expected at the time of the vote.

THE PRICE OF GS AGRIFUELS COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF GS ENERGY COMMON STOCK.

     Upon completion of the merger, holders of GS Energy common stock will become holders of GS AgriFuels common stock. GS AgriFuels' business, results of operations and prospects and the price of GS AgriFuels common stock may be affected by factors different than those affecting GS Energy's business, results of operations and prospects and the price of GS Energy common stock. For a discussion of GS AgriFuels' and GS Energy's businesses and factors to consider in connection with such businesses, see GS AgriFuels' and GS Energy's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, each of which is incorporated by reference in this proxy statement/prospectus.

THE INTEGRATION OF GS AGRIFUELS AND GS ENERGY FOLLOWING THE MERGER MAY PRESENT SIGNIFICANT CHALLENGES.

     GS AgriFuels and GS Energy may face significant challenges in combining their operations in a timely and efficient manner and retaining key GS Energy personnel and customers. The failure to integrate GS AgriFuels and GS Energy successfully and to manage successfully the challenges presented by the integration process may result in GS AgriFuels not achieving the anticipated potential benefits of the merger.

OBTAINING REQUIRED APPROVALS AND SATISFYING CLOSING CONDITIONS MAY DELAY OR PREVENT COMPLETION OF THE MERGER.

     Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals. GS AgriFuels and GS Energy intend to pursue all required approvals in accordance with the merger agreement. These consents, orders and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of GS AgriFuels or GS Energy. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See "The Merger Agreement--Conditions to the Completion of the Merger" for a discussion of the conditions to the completion of the merger and "The
Merger--Regulatory Matters" for a description of the regulatory approvals necessary in connection with the merger.

GS AGRIFUELS WILL INCUR TRANSACTION, INTEGRATION AND RESTRUCTURING COSTS IN CONNECTION WITH THE MERGER.

     GS AgriFuels and GS Energy expect to incur costs associated with transaction fees and other costs related to the merger. Specifically, GS AgriFuels expects to incur approximately $70,000 for transaction costs related to the merger, which costs are expected to be recorded as a component of the purchase price. In addition, GS AgriFuels will incur integration and restructuring costs following the completion of the merger as GS AgriFuels integrates the businesses of GS Energy with those of GS AgriFuels. Although GS AgriFuels and GS Energy expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, GS AgriFuels cannot give any assurance that this net benefit will be achieved in the near term.

GS AGRIFUELS AND GS ENERGY ARE RELATED ENTITIES AND NEITHER COMPANY HAS AN INDEPENDENT BOARD OF DIRECTORS.

     GS AgriFuels and GS Energy are related entities. They have common board directors and they share the same common parent and controlling shareholders.

Risks Related to GS AgriFuels' Business

GS AGRIFUELS HAS A HISTORY OF LOSSES WHICH MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT ITS ABILITY TO ACHIEVE ITS BUSINESS OBJECTIVES.

     GS AgriFuels incurred net losses of $2,548,547 for the year ended December 31, 2006 and $424,811 for the year ended December 31, 2005. For the three months ended March 31, 2007, GS AgriFuels incurred a net loss of $4,053,707. GS AgriFuels cannot assure you that it can achieve or sustain profitability on a quarterly or annual basis in the future. GS AgriFuels' operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether GS AgriFuels will be able to generate revenue. As a result of continuing losses, GS AgriFuels may exhaust all of its resources prior to completing the development of its products. Additionally, as GS AgriFuels continues to incur losses, its accumulated deficit will continue to increase, which might make it harder for it to obtain financing in the future. GS AgriFuels may not achieve its business objectives and the failure to achieve such goals would have an adverse impact on GS AgriFuels, which could result in reducing or terminating its operations.

GS AGRIFUELS MAY BE UNSUCCESSFUL AT DEVELOPING PROFITABLE FACILITIES.

     Although its NextGen Fuel, Inc. division has commenced selling biodiesel equipment to third parties, GS AgriFuels is a start-up company. Only in June 2006 did GS AgriFuels obtain the funds necessary to initiate operations and in October 2006 acquired NextGen Fuel, Inc. Before GS AgriFuels begins to generate revenues from any of its anticipated production-related assets, it will have to obtain sites for its facilities, obtain additional financing for those facilities, obtain the necessary permits and licenses to construct the facilities, retain qualified contractors, engineers and architects, employ a qualified staff, and obtain the business relationships necessary to insure a supply of raw materials and a market for its end product. Many factors could cause GS AgriFuels' efforts to be defeated, including both factors that it already anticipates and factors that may surprise it. These problems include, but are not limited to:

     o substantial delays and expenses related to testing, development, and production of GS AgriFuels' products,

     o unanticipated difficulties relating to the production and marketing of a new product in the marketplace,

     o    competition from larger and more established companies; and

     o    lack  of  market   acceptance  of  GS  AgriFuels'   new  products  and
          technologies.

GS AGRIFUELS MAY BE UNABLE TO OBTAIN THE FINANCING REQUIRED TO COMPLETE INITIAL FACILITIES, CAUSING IT TO DELAY, REDUCE, OR ELIMINATE THE DEVELOPMENT OF SUCH FACILITIES.

     In order to complete construction of GS AgriFuels' planned facilities, it may have to obtain debt financing, including senior or other debt financing equal to as much as 40% of its aggregate construction costs on a case-by-case basis. At present, GS AgriFuels has received no commitment for those funds, nor does it know whether the financing will be available on terms that will allow it to operate profitably. If GS AgriFuels is unable to raise additional capital if required on acceptable terms, it may have to significantly delay, scale back, or discontinue the development and/or commercialization of one or more of its product candidates, restrict its operations or obtain funds by entering into agreements on unattractive terms.

GS AGRIFUELS' INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER ITS ABILITY TO OBTAIN FUTURE FINANCING.

     In their report dated April 11, 2007, GS AgriFuels' independent auditors stated that GS AgriFuels' financial statements for the year ended December 31, 2006 were prepared assuming that it would continue as a going concern. GS AgriFuels' ability to continue as a going concern is an issue raised due to its suffering from recurring losses from operations, its working capital deficiency of $10,570,118, and its accumulated deficit of $5,421,194 as of December 31, 2006. GS AgriFuels' ability to continue as a going concern is subject to its ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of its securities, generating sales or obtaining loans and grants from various financial institutions where possible. GS AgriFuels' continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

GS AGRIFUELS' BUSINESS MAY BE HIGHLY LEVERAGED, AND PROFITS WILL OCCUR ONLY IF PRICES FOR BIOFUELS REMAIN HIGH.

     In order to construct and develop GS AgriFuels' first two production facilities, it is likely that it may incur substantial debt. GS AgriFuels will be able to service that debt if it produces biodiesel and ethanol in accordance with its budget. GS AgriFuels' budget assumes, however, that prices for alternative fuels remain at current levels, which are historically high. If there is a significant reduction in the market price for biodiesel and/or the market for ethanol, GS AgriFuels may be unable to service its debt. In that case, it may be unable to continue to produce fuel.

GS AGRIFUELS' FAILURE TO MANAGE ITS GROWTH EFFECTIVELY COULD PREVENT IT FROM ACHIEVING PROFITABILITY.

     GS AgriFuels' strategy envisions a period of rapid growth that may impose a significant burden on its administrative and operational resources. The growth of GS AgriFuels' business, and in particular, the completion of construction of its planned clean fuel production facilities, will require significant investments of capital and management's close attention. GS AgriFuels' ability to effectively manage its growth will require it to substantially expand the capabilities of its administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel. GS AgriFuels may be unable to do so. In addition, GS AgriFuels' failure to successfully manage its growth could result in its sales not increasing commensurately with its capital investments. If GS AgriFuels is unable to successfully manage its growth, its business may fail.

IF FEDERAL LEGISLATION THAT PUTS IMPORTED ALTERNATIVE FUELS AT A DISADVANTAGE IS REPEALED, COMPETITION FROM FOREIGN-PRODUCED BIOFUELS COULD SIGNIFICANTLY REDUCE GS AGRIFUELS' REVENUES.

     At the present time, most of the financial benefits and subsidies that the federal government provides to spur the use of agrifuels are denied to foreign-produced agrifuels. However, there is substantial pressure on Congress to eliminate the exclusion of foreign-produced agrifuels from those benefits. If imported ethanol were given the same legislative treatment as domestically-produced biodiesel, the likely result would be a significant reduction in the market price of ethanol. This would have the effect of reducing GS AgriFuels' revenues and reducing or eliminating its profits.

GS AGRIFUELS' PRODUCTS CAN ONLY BE APPLIED TO A LIMITED RANGE OF USES WITH THE RESULTING CONCENTRATION POSSIBLY LIMITING ITS POTENTIAL GROWTH.

     GS AgriFuels' products are being developed with a limited set of functional uses relating primarily to internal combustion engines. Significant efforts by others exist to find alternatives to internal combustion engines. In addition, the regulatory environment is becoming increasingly restrictive with regard to the performance of internal combustion engines and the harmful emissions they produce. If alternatives to internal combustion engines become commercially viable, it is possible that the potential market for GS AgriFuels' products could be reduced, if not eliminated.

GS AGRIFUELS' MAY BE SUBJECT TO GOVERNMENT APPROVALS AND REGULATIONS THAT REDUCE ITS ABILITY TO COMMERCIALIZE ITS PRODUCTS, INCREASE ITS COSTS OF OPERATIONS AND DECREASE ITS ABILITY TO GENERATE INCOME.

     GS AgriFuels is subject to United States and international laws and regulations regarding the development, production, transportation and sale of the products it sells. There is no single regulatory authority to which GS AgriFuels must apply for certification or approval to sell its products in the United States or outside its borders.

     There can be no assurance that GS AgriFuels will obtain regulatory approvals and certifications for its products. Even if GS AgriFuels is granted such regulatory approvals and certifications, it may be subject to limitations imposed on the use of its products. In the future, GS AgriFuels may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. GS AgriFuels cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase GS AgriFuels' cost of operations or decrease its ability to generate income.

GS AGRIFUELS CREATES PRODUCTS THAT MAY HAVE HARMFUL EFFECTS ON THE ENVIRONMENT IF NOT STORED AND HANDLED PROPERLY PRIOR TO USE, WHICH COULD RESULT IN SIGNIFICANT LIABILITY AND COMPLIANCE EXPENSE.

     The re-processing of refined fossil fuels involves the controlled use of materials that are hazardous to the environment. GS AgriFuels cannot eliminate the risk of accidental contamination or discharge and any resulting problems that occur. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. GS AgriFuels may be named a defendant in any suit that arises from the improper handling, storage or disposal of these products. GS AgriFuels could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. Claimants may sue GS AgriFuels for injury or contamination that results from use by third parties of alternative fuel products, and GS AgriFuels' liability may exceed its total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair GS AgriFuels' research, development and production efforts.

GS AGRIFUELS MAY BE UNABLE TO EMPLOY AND RETAIN THE QUALIFIED PERSONNEL THAT WILL BE NECESSARY FOR ITS SUCCESS.

     The alternative fuels industry is growing rapidly. As a result, the number of individuals with experience in the industry is considerably smaller than the number of jobs available for such individuals. GS AgriFuels will have to offer substantial incentives in order to obtain the services of individuals with useful experience in the production of biodiesel and ethanol. As a result, GS AgriFuels' labor costs may be greater than they would be in a less dynamic industry. On the other hand, if GS AgriFuels is unable to employ the qualified individuals that it will need, its business may fail.

GS AGRIFUELS MAY ENGAGE IN HEDGING TRANSACTIONS AND OTHER RISK MITIGATION STRATEGIES THAT COULD HARM ITS RESULTS.

     In an attempt to partially offset the effects of volatility of fuel prices and prices for agricultural products, GS AgriFuels may enter into contracts to supply a portion of its biodiesel and ethanol production or purchase a portion of its feedstock requirements on a forward basis and may also engage in other hedging transactions involving exchange-traded futures contracts for feedstocks from time to time. The financial statement impact of these activities is dependent upon, among other things, the prices involved and GS AgriFuels' ability to sell sufficient products to use all of the feedstocks for which it has futures contracts. Hedging arrangements also expose GS AgriFuels to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by GS AgriFuels. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market.

DEPENDENCE ON KEY SUPPLIERS, WHOSE FAILURE TO PERFORM, COULD HAMPER GS AGRIFUELS' ABILITY TO OPERATE PROFITABLY OR DECREASE THE VALUE OF GS AGRIFUELS.

     GS AgriFuels will be highly dependent upon engineering firms, equipment manufacturers, general contractors and its joint venture partners to design and build the biodiesel plants. GS AgriFuels has not yet entered into contracts for certain design and construction services. If GS AgriFuels does not execute a definitive binding design-build contract, or if its contractor terminates its relationship with GS AgriFuels after it initiates construction, there is no assurance that GS AgriFuels will be able to obtain a replacement general contractor. GS AgriFuels expects that it will also be highly dependent upon the equipment manufacture's experience and ability to train personnel in operating the plant. If the completed plant does not operate to the level anticipated by GS AgriFuels in its business plan, it will attempt to adequately address such deficiency. There is no assurance that GS AgriFuels will be able to address such deficiency in an acceptable manner. Failure to do so could decrease GS AgriFuels' production of biodiesel, which could damage its ability to generate revenues. GS AgriFuels will be highly dependent upon its joint ventures to manage its plants, procure its inputs and market its products. If GS AgriFuels' joint ventures do not perform their obligations as agreed, GS AgriFuels may be unable to generate revenues as anticipated.

GS AGRIFUELS MAY NEED TO INCREASE COST ESTIMATES FOR CONSTRUCTION OF THE BIOFUEL PLANTS.

     It is possible that the cost of construction could increase significantly requiring more capital to complete the project. Therefore, there is no assurance that the final cost of the plants will not be materially higher than anticipated. There may be design changes or cost overruns associated with the construction of the plants. Shortages of steel, wood, or other materials necessary to construction could affect the final completion date of the project. Any significant increase in the estimated construction cost of the plants could delay GS AgriFuels' ability to generate revenues or reduce the amount of revenues estimated. The plant's revenue may not be sufficient to support the increased expenses attributable to increased construction costs.

PRODUCTION TECHNOLOGY CHANGES COULD ADVERSELY IMPACT GS AGRIFUELS' ABILITY TO OPERATE AT A PROFIT OR COMPETE IN THE BIOFUELS INDUSTRY.

     Advances and changes in the technology of biodiesel production are expected to occur. Such advances and changes may make GS AgriFuels' biodiesel production technology less desirable or obsolete. GS AgriFuels' plants are single purpose entities and have no use other than the production of biodiesel and associated products. Plant costs are primarily attributable to the cost of production technology, which may be impractical or impossible to update. Obsolescence of technologies currently utilized in the production of biodiesel could adversely impact GS AgriFuels' ability to generate revenues and/or operate at a profit.

DELAYS OR UNANTICIPATED COSTS IN PROVIDING RAIL INFRASTRUCTURE TO SERVE THE TRANSPORTATION NEEDS OF THE FACILITY COULD SIGNIFICANTLY IMPACT GS AGRIFUELS' ABILITY TO OPERATE THE PLANT AND REDUCE THE VALUE OF YOUR INVESTMENT.

     A rail spur may need to be built in order to access rail service from the biodiesel plants. GS AgriFuels has not negotiated for the construction of rail sidings, rail ladder tracks or other rail construction. Increased costs for rail access or a delay in obtaining rail access could significantly impact GS AgriFuels' ability to operate the plants since it expects to ship most of its biodiesel by rail. If GS AgriFuels is unable to access rail service, it will have to truck all of its biofuels. As a result, this may increase costs and impact GS AgriFuels' ability to operate at a profit.

UNKNOWN ENVIRONMENTAL PROBLEMS COULD BE EXPENSIVE AND TIME CONSUMING TO CORRECT, AND COULD DELAY THE PLANTS CONSTRUCTION AND DELAY GS AGRIFUELS' ABILITY TO GENERATE REVENUE.

     Four locations have been identified as sites for construction of the first biofuels plants. While GS AgriFuels has no reason to believe that there is a risk of environmental problems, there can be no assurance that GS AgriFuels will not encounter any environmental problems at these sites or any other sites that may delay the construction of the plant. GS AgriFuels does not anticipate any environmental problems at any sites. The presence of a environmental problems could delay construction of the plants and may require additional resources to correct these problems and could delay GS AgriFuels' ability to generate revenues.

GS AGRIFUELS' PROFITABILITY IS DEPENDENT ON MARKET PRICES FOR ETHANOL, BIODIESEL AND RELATED BIODIESEL BY-PRODUCTS.

     GS AgriFuels' profitability and financial condition will be significantly affected by the selling price for ethanol, biodiesel, and the related by-products. Uncontrolled market forces ultimately drive the price and supply of ethanol or biodiesel and revenues are directly related and dependent on the market prices for ethanol and biodiesel. The National Biodiesel Board (www.biodiesel.org) has estimated US biodiesel production capacity as of 2005 is approximately 354 million gallons per year. In 2005, approximately 75 million gallons of biodiesel were produced. In addition, as of February 15, 2006, the National Biodiesel Board has identified 44 sites under construction or expansion which would increase US capacity by 329 million gallons and additional 24 sites in "pre-construction" which would increase US capacity by an additional 518 million gallons.

     Increased biodiesel capacity also leads to increased supplies of by-products from the production of biodiesel, such as glycerin. Increased supplies could exceed demand and could lead to lower prices for these by-products. Downward changes in the price of biodiesel or its by-products may result in less income, which would decrease GS AgriFuels' revenues and decrease its profitability.

AN INCREASE IN FEEDSTOCK PRICES COULD INCREASE GS AGRIFUELS' COSTS AND DECREASE ITS PROFITS.

     Changes in the cost of feedstock can significantly affect GS AgriFuels' business. The cost of feedstock is estimated to be approximately 50-60% of GS AgriFuels' biofuels cost. In the past, the prices of feedstock (in the case of biodiesel some feedstock examples are soybean, sunflowers, palm, rapeseed, and canola) have been volatile. Increased biofuels production may also lead to an increase in the price of the respective biofuels feedstocks and thus lower profit margins. Feedstock prices may also be affected by other market sectors. Increased feedstock prices could decrease GS AgriFuels' profitability.

RELIANCE ON THIRD PARTY SUPPLIERS FOR FEEDSTOCK MAY IMPACT GS AGRIFUELS' BIODIESEL PRODUCTION AND PROFITABILITY.

     To date, GS AgriFuels has few binding commitments for the supply of feedstock. GS AgriFuels anticipates entering into feedstock procurement agreements with third party suppliers. However, many suppliers utilize their own feedstock in biofuels plants where they have an interest. GS AgriFuels' suppliers could terminate the contracts and sell to other buyers, or enter into the biofuels production business in direct competition with GS AgriFuels. If GS AgriFuels' suppliers do not perform their obligations as agreed, GS AgriFuels may be unable to enforce its agreements with its suppliers. Competition for feedstock may raise the cost of feedstock and adversely impact GS AgriFuels' profitability.

GS AGRIFUELS' BUSINESS DEVELOPMENT WOULD BE HINDERED IF IT LOST THE SERVICES OF ITS CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

     Kevin Kreisler is the Chairman and Thomas Scozzafava is the Chief Executive Officer of GS AgriFuels. Mr. Kreisler and Mr. Scozzafava are responsible for strategizing not only GS AgriFuels' business plan but also the means of financing it. If Mr. Kreisler or Mr. Scozzafava were to leave GS AgriFuels or become unable to fulfill his responsibilities, GS AgriFuels' business would be imperiled. At the very least, there would be a delay in the development of GS AgriFuels until a suitable replacement for Mr. Kreisler or Mr. Scozzafava could be retained.

RELATED PARTY TRANSACTIONS MAY OCCUR ON TERMS THAT ARE NOT FAVORABLE TO GS AGRIFUELS.

     GS AgriFuels is a subsidiary of GreenShift Corporation, which currently controls over 92% of the voting power in GS AgriFuels. GreenShift Corporation is the parent of several corporations involved in the development and implementation of environmentally responsible technologies, and has significant investments in several others. GreenShift intends to foster cooperation among its affiliates, so as to gain the benefits of intellectual cross-fertilization, economies of scale, and captive markets. For example, GS AgriFuels is currently party to an agreement with GS CleanTech Corporation, a majority-owned subsidiary of GreenShift, pursuant to which GS AgriFuels will purchase the biodiesel feedstock of corn oil from GS CleanTech. GreenShift will not obtain independent evaluations of the transactions between its subsidiaries. Therefore, it may occur that GreenShift will cause GS AgriFuels to enter into transactions with affiliates on terms which are less beneficial to GS AgriFuels than it might obtain in an "arms-length" transaction.

ANY INABILITY TO ADEQUATELY PROTECT GS AGRIFUELS' PROPRIETARY TECHNOLOGY COULD HARM ITS ABILITY TO COMPETE.

     GS AgriFuels' future success and ability to compete depends in part upon its proprietary technology, patents and trademarks, which it attempts to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with its confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite GS AgriFuels' efforts, it may be unable to prevent third parties from infringing upon or misappropriating its intellectual property.

     GS AgriFuels, through its NextGen Fuel, Inc subsidiary, has applied for one patent with the United States Patent and Trademark Office and many foreign jurisdictions. Any patents that are issued to GS AgriFuels could be invalidated, circumvented or challenged. If challenged, GS AgriFuels' patents might not be upheld or their claims could be narrowed. GS AgriFuels' intellectual property may not be adequate to provide it with competitive advantage or to prevent competitors from entering the markets for its products. Additionally, GS AgriFuels' competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to its technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that GS AgriFuels would detect any infringement or misappropriation of its proprietary rights. Even if GS AgriFuels does detect infringement or misappropriation of its proprietary rights, litigation to enforce these rights could cause it to divert financial and other resources away from its business operations.

GS AGRIFUELS' PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND RESULTING CLAIMS AGAINST IT COULD BE COSTLY AND REQUIRE IT TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

     The oil, gas and alternative fuel industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although GS AgriFuels attempts to avoid infringing upon known proprietary rights of third parties, it may be subject to legal proceedings and claims for alleged infringement by it or its licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and GS AgriFuels' attention or require it to enter into royalty or license agreements which are not advantageous to GS AgriFuels. In addition, parties making these claims may be able to obtain injunctions, which could prevent GS AgriFuels from selling its products. Furthermore, former employers of GS AgriFuels' employees may assert that these employees have improperly disclosed confidential or proprietary information to GS AgriFuels. Any of these results could harm GS AgriFuels' business. GS AgriFuels may be increasingly subject to infringement claims as the number of, its products grow.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING GS AGRIFUELS CONVERTIBLE DEBENTURES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF GS AGRIFUELS' COMMON STOCK.

     As of June 26, 2007, GS AgriFuels had 29,007,072 shares of common stock issued and outstanding, secured convertible debentures issued in June and October 2006 outstanding that may be converted into 17,129,630 shares of common stock and outstanding warrants to purchase 1,665,000 shares of common stock. All of the shares, including all of the shares issuable upon conversion of the secured convertible debentures and upon exercise of warrants, may be sold without restriction, upon the effectiveness of a resale registration statement which GS AgriFuels intends to file. The sale of these shares may adversely affect the market price of GS AgriFuels' common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE SECURED CONVERTIBLE DEBENTURES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO GS AGRIFUELS' EXISTING STOCKHOLDERS.

     The issuance of shares upon conversion of the secured convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since Cornell Capital Partners LP may ultimately convert and sell the full amount issuable on conversion. Although Cornell Capital Partners LP may not convert their secured convertible notes if such conversion would cause them to own more than 4.99% of GS AgriFuels' outstanding common stock, this restriction does not prevent Cornell Capital Partners LP from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Cornell Capital Partners LP could sell more than their limit while never holding more than this limit.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF GS AGRIFUELS' SECURED CONVERTIBLE DEBENTURES UPON EXERCISE OF A PUT BY CORNELL CAPITAL PARTNERS COULD REQUIRE GS AGRIFUELS TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO GS AGRIFUELS' EXISTING STOCKHOLDERS.

     Commencing on October 1, 2006, Cornell Capital Partners has the right to put up to $550,000 of the Secured Convertible Debentures to GS AgriFuels. Upon receipt of a put, GS AgriFuels can either (i) pay the holder 120% of the put amount in cash, or (ii) issue such number of shares of common stock as equal the put amount, divided by 90% of the lowest daily volume weighted average stock price during the thirty trading days preceding the put notice. The number of shares issuable under these circumstances is essentially limitless. The number of shares of common stock issuable will continue to increase if the market price of GS AgriFuels stock declines, which will cause dilution to GS AgriFuels' existing stockholders. The following is an example of the amount of shares of GS AgriFuels common stock that are issuable, upon conversion of the Secured Convertible Debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the current market price of GS AgriFuels' common stock, as of June 26, 2007, of $1.75.

                                                     Number            % of
 % Below       Price Per      With Discount         Of Shares        Outstanding
   Market        Share            At 10%             Issuable           Stock
   ------        -----            ------            --------            -----

     25%       $1.3125           $1.18125          15,661,376          35.06%
     50%        $0.875            $0.7875          23,492,064          44.75%
     75%       $0.4375           $0.39375          46,984,127          61.83%

IF GS AGRIFUELS IS REQUIRED FOR ANY REASON TO REPAY ITS OUTSTANDING SECURED CONVERTIBLE DEBENTURES, IT WOULD BE REQUIRED TO DEPLETE ITS WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. GS AGRIFUELS' FAILURE TO REPAY THE SECURED CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST IT, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

     In June and October 2006,  GS AgriFuels  entered into  securities  purchase agreements for the sale of an aggregate of $18,500,000 principal amount of secured convertible debentures. The secured convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of GS AgriFuels common stock. In addition, any event of default such as GS AgriFuels' failure to repay the principal or interest when due, its failure to issue shares of common stock upon conversion by the holder, its failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the securities purchase agreement or related secured convertible debentures, the assignment or appointment of a receiver to control a substantial part of its property or business, the filing of a money judgment, writ or similar process against GS AgriFuels in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against GS AgriFuels and the delisting of its common stock could require the early repayment of the secured convertible debentures, including default interest rate on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. If GS AgriFuels was required to repay the secured convertible debentures, it would be required to use its limited working capital and raise additional funds. If GS AgriFuels was unable to repay the secured convertible debentures when required, the debenture holders could commence legal action against it and foreclose on all of its assets to recover the amounts due. Any such action would require GS AgriFuels to curtail or cease operations.

IF AN EVENT OF DEFAULT OCCURS UNDER THE SECURITIES PURCHASE AGREEMENTS DATED JUNE 7, 2006 OR OCTOBER 31, 2006, SECURED CONVERTIBLE DEBENTURES OR PLEDGE AND ESCROW AGREEMENT, THE INVESTORS COULD TAKE POSSESSION OF ALL GS AGRIFUELS'
GOODS, INVENTORY, CONTRACTUAL RIGHTS AND GENERAL INTANGIBLES, RECEIVABLES, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER, AND INTELLECTUAL PROPERTY.

     In connection with the Securities Purchase Agreements dated June 7, 2006 and October 31, 2006, GS AgriFuels granted in favor of the investor a first priority security interest in all of its goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. If an event of default occurs under the securities purchase agreement, secured convertible debentures or pledge and escrow agreement, the Investor has the right to take possession of the collateral, to operate GS AgriFuels' business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy GS AgriFuels' obligations under these agreements.

THERE IS A VERY LIMITED MARKET FOR GS AGRIFUELS' COMMON STOCK.

     The number of shares of GS AgriFuels' common stock held by persons who are not affiliated with GS AgriFuels is less than 200,000. For that reason, there is a very limited market for GS AgriFuels' common stock. On most days it does not trade. If a more substantial market for GS AgriFuels' stock does not develop, shareholders may find it difficult to sell their shares when they wish to do so.

THE VOLATILITY OF THE MARKET FOR GS AGRIFUELS COMMON STOCK MAY PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

     GS AgriFuels at the present time has fewer than 200,000 shares held by persons who are not affiliated with GS AgriFuels and only a very small number of market makers. As a result, the market price for GS AgriFuels' common stock is volatile. It seldom trades, and when it does, the price may increase or decrease by 50% in one day. Unless and until the market for GS AgriFuels' common stock grows and stabilizes, the common shares you purchase will remain illiquid. A shareholder in GS AgriFuels who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

IF GS AGRIFUELS FAILS TO REMAIN CURRENT IN ITS REPORTING REQUIREMENTS, IT COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL GS AGRIFUELS' SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

     Companies trading on the OTC Bulletin Board, such as GS AgriFuels, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If GS AgriFuels fails to remain current on its reporting requirements, it could be removed from the OTC Bulletin Board. As a result, the market liquidity for its securities could be severely adversely affected by limiting the ability of broker-dealers to sell GS AgriFuels' securities and the ability of stockholders to sell their securities in the secondary market.

GS AGRIFUELS' COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN ITS SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN ITS STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN GS AGRIFUELS' STOCK.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to GS AgriFuels, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and
     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and
     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of GS AgriFuels common stock and cause a decline in the

                                       16
market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Risks Relating to GS Energy's Business

GS ENERGY HAS A HISTORY OF LOSSES WHICH MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT ITS ABILITY TO ACHIEVE ITS BUSINESS OBJECTIVES.

     GS Energy incurred net losses of $1,023,150 for the year ended December 31, 2006 and $1,876,262 for the year ended December 31, 2005. For the three months ended March 31, 2007, GS Energy had a net income of $1,777. GS Energy cannot assure you that it can achieve or sustain profitability on a quarterly or annual basis in the future. GS Energy's operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether GS Energy will be able to generate revenue. As a result of continuing losses, GS Energy may exhaust all of its resources prior to completing the development of its products. Additionally, as GS Energy continues to incur losses, its accumulated deficit will continue to increase, which might make it harder for it to obtain financing in the future. GS Energy may not achieve its business objectives and the failure to achieve such goals would have an adverse impact on it, which could result in reducing or terminating GS Energy's operations.

GS ENERGY'S INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER ITS ABILITY TO OBTAIN FUTURE FINANCING.

     In their report dated April 16, 2007, GS Energy's independent auditors stated that GS Energy's financial statements for the year ended December 31, 2006 were prepared assuming that it would continue as a going concern. GS Energy's ability to continue as a going concern is an issue raised due to a loss from operations of $1,023,150 during the year ended December 31, 2006 and its accumulated deficit and negative cash flows from operations. GS Energy's ability to continue as a going concern is subject to its ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of its securities, generating sales or obtaining loans and grants from various financial institutions where possible. GS Energy's continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

A MANUFACTURER'S INABILITY TO PRODUCE GS ENERGY'S GOODS ON TIME AND TO ITS SPECIFICATIONS COULD RESULT IN LOST REVENUE AND NET LOSSES.

     GS Energy is currently dependant upon independent third parties for the manufacture of substantially all of its products. GS Energy's products will be manufactured to its specifications by domestic or foreign manufacturers. The inability of a manufacturer to ship orders of GS Energy's products in a timely manner or to meet its quality standards could cause it to miss the delivery date requirements of GS Energy's customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as GS Energy's revenues would decrease and it would incur net losses as a result of sales of the product, if any sales could be made. Further, because quality is a leading factor when customers and retailers accept or reject goods, any decline in quality by GS Energy's third-party manufacturers could be detrimental not only to a particular order, but also to its future relationship with that particular customer.

GS ENERGY'S PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND RESULTING CLAIMS AGAINST IT COULD BE COSTLY AND REQUIRE IT TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

     The oil, gas and alternative fuel industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although GS Energy attempts to avoid infringing upon known proprietary rights of third parties, it may be subject to legal proceedings and claims for alleged infringement by it or its licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and GS Energy's attention or require it to enter into royalty or license agreements which are not advantageous to GS Energy. In addition, parties making these claims may be able to obtain injunctions, which could prevent GS Energy from selling its products. Furthermore, former employers of GS Energy's employees may assert that these employees have improperly disclosed confidential or proprietary information to GS Energy. Any of these results could harm GS Energy's business. GS Energy may be increasingly subject to infringement claims as the number of, its products grow.

GS ENERGY'S OPERATIONS WILL SUFFER IF IT IS UNABLE TO MANAGE ITS RAPID GROWTH.

     GS Energy is currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on GS Energy's management, personnel and other resources. GS Energy's ability to grow will require it to effectively manage its collaborative arrangements and to continue to improve its operational, management, and financial systems and controls, and to successfully train, motivate and manage its employees. If GS Energy is unable to effectively manage its growth, it may not realize the expected benefits of such growth, and such failure could result in lost sales opportunities, lost business, difficulties operating its assets and could therefore significantly impair its financial condition.

GS ENERGY'S USE OF PERCENTAGE-OF-COMPLETION ACCOUNTING COULD RESULT IN A REDUCTION OR ELIMINATION OF PREVIOUSLY REPORTED PROFITS.

     A substantial portion of GS Energy's revenues are recognized using the percentage-of-completion method of accounting. This method of accounting results in GS Energy recognizing contract revenue and earnings over the term of a contract in the same periodic proportions as it incurs costs relating to the contract. Earnings are recognized periodically, based upon GS Energy's estimate of contract revenues and costs, except that a loss on a contract is recognized in full as soon as GS Energy determines that it will occur. Since the future reality may differ from GS Energy's estimates, there is with each contract a risk that actual earnings may be less than its estimate. In that event, GS Energy is required to record an elimination of previously recognized earnings.

GS ENERGY WILL BE UNABLE TO SERVICE ITS CUSTOMERS UNLESS IT CAN CONTINUE TO RETAIN TOP QUALITY SUBCONTRACTORS AND EQUIPMENT MANUFACTURERS AT FAVORABLE PRICES.

     GS Energy relies on third party subcontractors and equipment manufacturers to complete its projects. The quality and timeliness of the services and equipment they provide determines, in part, the quality of GS Energy's work product and its resulting reputation in the industry. In addition, if the amount GS Energy is required to pay for their services and equipment exceeds the amount it has calculated in bidding for a fixed-price contract, GS Energy will lose money on the contract. If GS Energy is unable to maintain relationships with subcontractors and manufacturers who will fill its requirements at a favorable price, GS Energy's business will suffer.

GS ENERGY'S FAILURE TO ATTRACT QUALIFIED ENGINEERS AND MANAGEMENT PERSONNEL COULD HINDER ITS SUCCESS.

     GS Energy's ability to attract and retain qualified engineers and other professional personnel when it needs them will be a major factor in determining its future success. There is a very competitive market for individuals with advanced engineering training, and GS Energy is not assured of being able to retain the personnel it will need.

KEY PERSONNEL ARE CRITICAL TO GS ENERGY'S BUSINESS AND ITS FUTURE SUCCESS DEPENDS ON ITS ABILITY TO RETAIN THEM.

     GS Energy's success depends on the contributions of its key management, environmental and engineering personnel. The loss of these officers could result in lost sales opportunities, lost business, difficulties operating GS Energy's assets, difficulties raising additional funds and could therefore significantly impair its financial condition. GS Energy's future success depends on its ability to retain and expand its staff of qualified personnel, including environmental technicians, sales personnel and engineers. Without qualified personnel, GS Energy may incur delays in rendering its services or be unable to render certain services. GS Energy may not be successful in its efforts to attract and retain qualified personnel as their availability is limited due to the demand of hazardous waste management services and the highly competitive nature of the hazardous waste management industry. GS Energy does not maintain key person insurance on any of its employees, officers or directors.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GS AGRIFUELS

     The following selected consolidated financial information of GS AgriFuels, as of and for each of the five fiscal years in the period ended December 31, 2006, has been derived from GS AgriFuels' audited historical financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for those periods were audited by Rosenberg, Rich, Baker & Berman and Company, an independent registered public accounting firm. The selected consolidated financial information for the periods ended March 31, 2007 and 2006 is derived from unaudited financial statements. This information is only a summary and should be read in conjunction with management's discussion and analysis of results of operations and financial condition of GS AgriFuels and the consolidated financial statements and notes thereto of GS AgriFuels incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

                             Three Months Ended
                                  March 31                                      Year Ended December 31,
                      ------------------------------- ---------------------------------------------------------------------------
                          2007            2006            2006           2005           2004           2003           2002
                      ---------------- -------------- --------------- -------------- -------------- -------------- --------------

Revenue ............   $    418,138    $       --      $     52,230    $       --      $       --      $      --      $        --
Income (loss) from
  operations .......     (2,973,737)        (10,020)     (1,365,528)       (442,241)        (49,333)          --               --
Net income (loss) ..     (4,053,707)        (39,754)     (2,548,547)       (424,811)        (56,095)        (6,762)     1,340,496
Net income (loss)
  per share--basic .          (0.14)          (0.80)          (0.39)          (8.50)          (1.12)          (.33)         65.39
Net income (loss)
  per share--diluted          (0.14)          (0.80)          (0.39)          (8.50)          (1.12)          (.33)         65.39
Total assets .......     48,045,530            --        29,630,996            --           246,667           --             --
Long-term debt .....     31,173,712            --        19,407,671            --              --             --             --
Shareholders' equity   $ (2,187,504)   $   (393,415)   $ (3,571,653)   $   (353,661)   $    (71,150)  $   (168,755)   $  (161,993)

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GS ENERGY

     The following selected consolidated financial information of GS Energy, as of and for each of the five fiscal years in the period ended December 31, 2006, has been derived from GS Energy's audited historical financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for the periods 2004 to 2006 were audited by Rosenberg, Rich, Baker & Berman and Company, an independent registered public accounting firm. Financial information for the periods prior to 2004 have not been provided as a consequence of the Company entering into a reverse merger transaction in 2004. The 2004 financial information reflects the period from August 23, 2004 to December 31, 2004. This information is only a summary and should be read in conjunction with management's discussion and analysis of results of operations and financial condition of GS Energy and the consolidated financial statements and notes thereto of GS Energy incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

                            Three Months Ended
                                March 31                                          Year Ended December 31,
                       ----------------------------- -------------------------------------------------------------------------
                         2007           2006           2006            2005            2004             2003          2002
                       -------------- -------------- --------------  -------------- --------------- ------------ -------------

Revenue ............   $ 1,805,165   $ 1,003,743    $ 5,844,799    $ 2,427,196    $       585    $      --     $        --
Income (loss) from
  operations .......         6,602      (669,543)      (525,243)    (1,490,636)       (55,003)          --              --
Net income (loss) ..         1,777      (881,442)    (1,023,150)    (1,876,262)       (72,040)          --              --
Net income (loss)
  per share--basic .          --            --             --             --             --             --              --
Net income (loss)
  per share--diluted          --            --             --             --             --             --              --
Total assets .......     4,302,614     4,835,007      4,087,232      4,895,334        373,408           --              --
Long-term debt .....       377,297     1,053,354        362,496        895,948      3,466,031           --              --
Shareholders' equity   $ 1,745,939   $ 2,438,629    $ 1,744,161    $ 1,306,578    $(3,147,522)   $      --     $        --

   SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following selected unaudited pro forma condensed consolidated financial information is based upon GS AgriFuels' and GS Energy's historical consolidated financial information incorporated by reference in this proxy statement/prospectus, and has been prepared to reflect the proposed merger based on the purchase method of accounting. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger or considered intercompany transactions and factually supportable. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements." The unaudited pro forma condensed consolidated statements of income, which have been prepared for the period ended March 31, 2007 and the year ended December 31, 2006 give effect to the merger as if it had occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet has been prepared as of March 31, 2007 and gives effect to the merger as if it had occurred on that date.

     The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of GS AgriFuels after completion of the merger.

     The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting with GS AgriFuels treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, GS AgriFuels' cost to acquire GS Energy will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this proxy statement/prospectus.

                                                          Three months Ended        Year Ended
                                                             March 31, 2007       December 31, 2006
                                                          ------------------      -----------------
                                                           (in thousands, except per share data)
Statement of Income Data:
Revenue                                                    $      1,162           $      4,925
Net loss from continuing operations                        $     (4,149)          $     (3,781)
Net loss from continuing operations per share--basic       $      (0.13)          $      (0.43)
Net loss from continuing operation per share--diluted      $      (0.13)          $      (0.43)


                                                                                       As of
                                                                                     March 31, 2007
                                                                                   -----------------
Balance Sheet Data:
Total assets                                                                       $    51,171
Long-term debt                                                                     $    31,551
Shareholders' equity                                                               $      (539)


                        COMPARATIVE PER SHARE INFORMATION

     The following tables set forth for the periods presented certain per share data of GS AgriFuels and GS Energy on a historical basis and on an unaudited pro forma basis after giving effect to the merger under the purchase method of accounting. The historical per share data of GS AgriFuels and GS Energy has been derived from, and should be read in conjunction with, the historical financial statements of GS AgriFuels and GS Energy incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information." The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     The GS Energy unaudited pro forma equivalent data was calculated by multiplying the corresponding GS AgriFuels unaudited pro forma consolidated data by the exchange ratio of 0.001. This data shows how each share of GS Energy common stock would have participated in net income and book value of GS AgriFuels if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of GS AgriFuels.

                                                                            Three Months Ended             Year Ended
                                                                              March 31, 2007           December 31, 2006
                                                                         -------------------------   -----------------------
GS AGRIFUELS - HISTORICAL
   Net loss from continuing operations per share--basic                          $   (0.14)                 $   (0.39)
   Net loss from continuing operations per share--diluted                        $   (0.14)                 $   (0.39)
   Book value at end of period--per common share outstanding                     $   (0.08)                 $    (.13)


                                                                            Three Months Ended             Year Ended
                                                                              March 31, 2007           December 31, 2006
                                                                         -------------------------   -----------------------
GS ENERGY - HISTORICAL
   Net income  from continuing operations per share--basic                        $     --                  $       --
   Net income  from continuing operations per share--diluted                      $     --                  $       --
   Book value at end of period--per common share outstanding                      $     --                  $       --

                                                                             Three Months Ended             Year Ended
                                                                               March 31, 2007            December 31, 2006
                                                                          -------------------------  ------------------------
UNAUDITED PRO FORMA COMBINED
   Net loss from continuing operations per share--basic                          $    (0.13)                 $    (0.43)
   Net loss from continuing operations per share--diluted                        $    (0.13)                 $    (0.43)
   Book value at end of period--per common share outstanding                     $    (0.02)

                   COMPARATIVE STOCK PRICES AND DIVIDENDS

     GS AgriFuels and GS Energy common stock is listed on the Over-the-Counter Bulletin Board under the trading symbols "GSGF" and "GSEG," respectively. The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of GS AgriFuels common stock as reported by the Over-the-Counter Bulletin Board. For current price information, GS Energy shareholders are urged to consult publicly available sources.

                                                    GS AgriFuels                              GS Energy
                                                    Common Stock                            Common Stock
                                            -------------------------------------  ----------------------------------------
Calendar Period                             High        Low        Dividends       High           Low        Dividends
                                                                   Declared                                  Declared
--------------------                       ----------- -----------  ------------  ------------  ------------  ------------
2004
   First Quarter                           $    17.00  $    10.00         --       $      0.26   $      0.04         --
   Second Quarter                          $     7.00  $     7.00         --       $      0.07   $      0.01         --
   Third Quarter                           $     7.00  $     5.00         --       $      0.01   $     0.001         --
   Fourth Quarter                          $    20.00  $     7.00         --       $      0.01   $     0.001         --
2005
   First Quarter                           $    22.00  $     9.00         --       $     0.011   $    0.0005         --
   Second Quarter                          $    22.00  $     9.00         --       $    0.0075   $    0.0005         --
   Third Quarter                           $    10.00  $     6.00         --       $    0.0069   $    0.0028         --
   Fourth Quarter                          $    10.00  $     5.00         --       $    0.0053   $    0.0015         --
2006
   First Quarter                           $     9.00  $     2.00         --       $    0.0019   $    0.0011         --
   Second Quarter                          $    70.00  $     1.00         --       $    0.0090   $    0.0012         --
   Third Quarter                           $    15.00  $     1.10         --       $    0.0036   $    0.0021         --
   Fourth Quarter                          $     3.00  $     1.35         --       $    0.0023   $    0.0009         --

2007
   First Quarter                           $     0.71  $     5.00         --       $     0.009   $     0.002         --


     The following table sets forth the high, low and last reported sales prices per share of GS AgriFuels and GS Energy common stock as reported by the Over-the-Counter Bulletin Board, and the market value of a share of GS Energy common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of GS Energy common stock in the merger, in each case on October 18, 2006, the last full trading day prior to the public announcement of the merger, and on June 26, 2007, the latest practicable date before the date of this proxy statement/prospectus.

                            GS AgriFuels                         GS Energy
                            Common Stock                        Common Stock                     Equivalent Price per Share
                           ----------------------------------- -----------------------------------     of GS Energy
Date                       High         Low        Close        High        Low         Close         Common Stock

-------                 ----------  ----------  ----------- ----------- -----------  ----------  ------------------------
October 18, 2006       $    2.00   $    2.00   $     2.00  $   0.0023  $    0.002   $   0.002         $     0.002
June 26, 2007          $    2.00   $    1.50   $     1.75  $   0.0013  $   0.0009   $  0.0013         $   0.00175

     These  prices  will  fluctuate   prior  to  the  special  meeting  and  the
consummation of the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

                               THE SPECIAL MEETING

Date, Time and Place

     This proxy statement/prospectus is being mailed to GS Energy shareholders on or about [ ], 2007 in connection with the solicitation of proxies by the board of directors of GS Energy for use at the special meeting of shareholders to be held at 1 Penn Plaza Suite 1612 New York, New York 10119 on [ ] at [ ] a.m. Eastern Standard Time, and at any adjournment or postponement thereof.

Purpose of the Special Meeting

     Shareholders of GS Energy will consider and vote upon the proposal to adopt the merger agreement and to transact such other business as may properly come before the meeting or any properly reconvened meeting following an adjournment or postponement thereof.

     The GS Energy board of directors has determined that the merger is fair to and in the best interests of the GS Energy shareholders, and have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the GS Energy board of directors recommends that the GS Energy shareholders vote "FOR" the adoption of the merger agreement.

Record Date; Required Vote; Quorum

     The close of business on [ ] has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. As of the record date, there were outstanding [ ] shares of GS Energy common stock.

     The adoption of the merger agreement requires the affirmative vote of a majority of the voting power of the shares of GS Energy common stock issued and outstanding on the record date. Shareholders will be entitled to one (1) vote per share of GS Energy common stock on all matters submitted for a vote at the special meeting.

     The presence at the special meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the special meeting will constitute a quorum. Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Abstentions and broker non-votes, because they are not treated as votes cast, will have the same effect as votes "AGAINST" the proposal to adopt the merger agreement.

Shares Owned by GS Energy Directors and Executive Officers

     On the record date, directors and executive officers of GS Energy beneficially owned and were entitled to vote approximately [9,988,655,376] shares of GS Energy common stock, which represented approximately [80]% of the shares of GS Energy common stock outstanding on that date. GS Energy currently expects that GS Energy's directors and officers will vote their shares in favor of the adoption of the merger agreement at the special meeting, although none of them has entered into any agreement obligating them to do so.

     For information regarding the beneficial ownership of GS Energy common stock by certain beneficial owners and each current GS Energy director and executive officer, see GS Energy's proxy statement used in connection with its 2006 annual meeting of shareholders, which is incorporated by reference in this proxy statement/prospectus.

Voting of Proxies

     This proxy statement/prospectus is being sent to GS Energy shareholders on behalf of the board of directors of GS Energy for the purpose of requesting that you allow your shares of GS Energy common stock to be represented by the persons named in the enclosed proxy card. All shares of GS Energy common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the board of directors of GS Energy. The board of directors of GS Energy recommends a vote "FOR" the adoption of the merger agreement.

     If you hold shares of record as a registered shareholder, please follow the voting instructions included on the enclosed proxy card. If your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, you will need to obtain instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. Many such firms make telephone and/or Internet voting available, but the specific processes available will depend on those firms' individual arrangements.

     Even if you plan to attend the special meeting, GS Energy recommends that you submit your proxy so that your vote will be counted even if you later decide not to attend the meeting. In addition, please note that if your shares are held in "street name," and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

     GS Energy does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting, the persons named as proxies in the proxy card will use their own judgment to determine how to vote your shares.

Revocability of Proxies

     You may revoke your proxies at any time prior to the time the vote is taken at the special meeting. To revoke your proxy, you must either submit a signed notice of revocation to GS Energy's Secretary at the address set forth on page 69, submit a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting does not by itself constitute the revocation of a proxy. If your shares are held in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the procedures established by them. Please contact your broker, bank or other nominee and follow its directions in order to change your vote or revoke your proxy.

Solicitation of Proxies

     The board of directors of GS Energy is soliciting proxies from its shareholders. GS Energy and GS AgriFuels will each pay one-half of the fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing, filing and distribution of this proxy statement/prospectus and the proxy cards to shareholders of GS Energy. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of GS Energy common stock beneficially owned by others to forward to such beneficial owners. Persons representing beneficial owners of GS Energy common stock may be reimbursed for their costs of forwarding solicitation materials to such beneficial owners. In addition to soliciting proxies by mail, directors, officers or employees of GS Energy and GS AgriFuels may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies.

                                   THE MERGER

Background to the Merger

     On October 18, 2006, the boards of directors of both GS AgriFuels and GS Energy approved the merger on the basis of the factors detailed below.

Reasons for the Merger and Recommendation of the GS Energy Board of Directors

     In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that GS Energy shareholders adopt the merger agreement, the GS Energy board of directors considered the information provided to it, analyzed the terms of the merger agreement, considered a variety of factors, a number of which are summarized below, consulted with members of GS Energy's executive management and its financial and other advisors regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by GS Energy and consulted with GS Energy's legal advisors regarding the duties of the members of the GS Energy board of directors and the terms of the merger agreement. The GS Energy board of directors also considered that GS Energy's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the GS
Energy's shareholders generally, as described under "Interests of GS Energy Directors and Executive Officers in the Merger." Potential benefits to GS Energy and its shareholders, employees, partners and customers identified by the GS Energy board of directors include the following:

     o the ability of GS Energy shareholders to continue to participate in the growth of the business conducted by GS AgriFuels and GS Energy following the merger and to benefit from the potential future appreciation in value of shares of GS AgriFuels common stock;

     o the enhanced ability of GS Energy to execute its business plan by using the combined resources of GS Energy and GS AgriFuels; and

     o the potential for increased opportunities for GS Energy employees and partners, and the potential for even better solutions for GS Energy current and future customers.

     In the course of deliberations, GS Energy's board of directors also reviewed with GS Energy executive management and its legal and financial advisors a number of additional factors relevant to the merger, including:

     o the terms and conditions of the merger agreement, the closing conditions and the provisions regarding the compensation and benefits to be provided to GS Energy employees following the merger;

     o    the likelihood that the merger will be completed;

     o    the intended treatment of the merger as a tax-free reorganization;

     o the opinion of Business Valuation Center (BVC) to the effect that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the merger consideration was fair to shareholders of GS Energy (other than GS AgriFuels and its affiliates) from a financial point of view. See "Opinion of BVC;

     o information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of GS Energy and GS AgriFuels, including the prospects of GS Energy if it were to continue as an independent company;

     o then current economic and financial market conditions and historical market prices, volatility and trading information for GS Energy common stock and GS AgriFuels common stock;

     o the belief, based on presentations by GS Energy's legal and financial advisors, that the terms and conditions of the merger agreement, including the limited conditions of GS AgriFuels' obligation to close the merger and the ability of GS Energy to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger;

     o the fact that the GS Energy shareholders would hold approximately 30% of the outstanding shares of GS AgriFuels common stock following the merger;

     o    the experience and strength of GS AgriFuels' management team;

     o whether strategic alternatives to the merger would enhance long-term shareholder value; and

     o the results of due diligence investigations of GS AgriFuels by management and legal and other advisers.

     GS Energy's board of directors also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including the following:

     o the risk that the merger would not be consummated and the effect of the public announcement of the merger on GS Energy's sales and operating results, suppliers, creditors and customers and GS Energy's ability to attract and retain key management, marketing, technical, sales and other personnel;

     o the possibility that the market value of GS AgriFuels' common stock might decrease prior to the closing of the merger, resulting in less aggregate value to the GS Energy shareholders;

     o the fact that shareholders of GS Energy will not receive the full benefit of any future growth in the value of their equity that GS Energy may have achieved as an independent company, and the potential disadvantage to GS Energy shareholders who receive GS AgriFuels common stock in the event that GS AgriFuels does not perform as well in the future as GS Energy may have performed as an independent company;

     o the possibility that some provisions of the merger agreement, including the no-solicitation provision, might have the effect of discouraging other persons potentially interested in merging with or acquiring GS Energy from pursuing such an opportunity;

     o the restrictions on the conduct of GS Energy's business during the period between signing of the merger agreement and the completion of the merger or the termination of the merger agreement, which could delay or prevent GS Energy from pursuing business opportunities that may arise prior to the completion of the merger;

     o the business, financial, operational and other risks associated with the GS AgriFuels common stock that GS Energy stockholders will receive as consideration in the merger; and

     o the other risks described in the section entitled "Risk Factors Relating to the Merger".

GS Energy's board of directors concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of the GS Energy shareholders.

     The above discussion does not include all of the information and factors considered by GS Energy's board of directors. In view of the variety of factors considered in connection with its evaluation of the merger agreement, GS Energy's board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of GS Energy's board of directors may have given different weight to different factors.

Opinion of GS Energy's Financial Advisor

     Business Valuation Center is expected to deliver its final opinion to the GS Energy board of directors that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the merger consideration to be received by the holders of GS Energy shares (other than GS AgriFuels and its affiliates) pursuant to the proposed merger agreement is fair, from a financial point of view, to such shareholders.

     The full text of Business Valuation Center's written opinion will be attached on the first amendment as Annex II to this proxy statement/prospectus. As appropriate, the discussion and statements contained herein are conditioned upon and subject to receipt of the final written opinion, which we expect will address the fairness of the merger consideration to GS Energy shareholders from a financial point of view, but will not address the merits of the underlying decision by GS Energy to engage in the merger and will not constitute a recommendation to any GS Energy shareholder as to how to vote on the proposal to adopt the merger agreement.

Interests of GS Energy's Directors and Executive Officers in the Merger

     In considering the recommendation of the GS Energy board of directors with respect to the merger agreement and the merger, you should be aware that GS Energy's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the GS Energy shareholders generally. The GS Energy board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, price change and to recommend that the GS Energy shareholders vote in favor of adoption of the merger agreement.

     For biographical information regarding GS Energy's directors and executive officers, information concerning the compensation paid to the chief executive officer and the other four most highly compensated executive officers of GS Energy for the fiscal year ended December 31, 2006, as well as any information regarding relationships and related transactions involving GS Energy's directors and executive officers for the fiscal year ended December 31, 2006, you should read "Information about GS Energy", "Directors and Management" and "Executive Compensation" on pages 38, 56 and 58, respectively.

         Transition Plan

     GS AgriFuels and GS Energy are working on a transition plan and continue to have discussions with management regarding transition positions.

     Indemnification and Insurance

     GS AgriFuels has agreed to assume the indemnity obligations to the current and former directors and officers of GS Energy for acts or omissions occurring before or at the effective time of the merger as provided for in the GS Energy certificate of incorporation and by-laws

Form of the Merger

     Subject to the terms and conditions of the merger agreement and, in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of GS AgriFuels, will merge with and into GS Energy. GS Energy will survive the merger as a wholly owned Delaware subsidiary of GS AgriFuels.

Merger Consideration

     At the effective time of the merger, each share of GS Energy common stock will be converted into the right to receive 0.001 of a share of GS AgriFuels common stock.

     The merger agreement provides that the merger consideration and any other amounts payable in conjunction with the merger consideration will be adjusted appropriately if, during the period between the date of the merger agreement and the effective time of the merger, the outstanding shares of GS AgriFuels common stock are changed in any way by reason of any stock split (including a reverse split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction, or issues a special cash dividend, with respect to the outstanding shares with a record date during such period.

Ownership of GS AgriFuels Following the Merger

     Based on the number of outstanding shares of GS Energy common stock on the record date and the number of outstanding shares of GS AgriFuels common stock on May 21, 2007, we anticipate that GS Energy shareholders will own approximately 30% of the outstanding shares of GS AgriFuels common stock following the merger.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

     The conversion of GS Energy common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Shortly after the completion of the merger, GS Energy or Olde Monmouth Stock Transfer Co., the exchange agent, will send a letter of transmittal to each former holder of record of shares of GS Energy common stock. The transmittal letter will contain instructions for obtaining the merger consideration, in exchange for shares of GS Energy common stock. GS Energy shareholders should not return stock certificates with the enclosed proxy.

     After the effective time of the merger, each certificate that previously represented shares of GS Energy common stock will no longer be outstanding, will be automatically cancelled and retired, will cease to exist and will represent only the right to receive the merger consideration as described above.

     Until holders of certificates previously representing GS Energy common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the GS AgriFuels common stock into which such shares have been converted with a record date after the effective time of the merger. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender without interest.

     In the event of a transfer of ownership of GS Energy common stock that is not registered in the transfer records of GS Energy, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if:

     o such certificate is properly endorsed or otherwise is in proper form for transfer and

     o the person requesting such exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of such certificate.

     No fractional shares of GS AgriFuels common stock will be issued to any GS Energy shareholder upon surrender of certificates previously representing GS Energy common stock. Each GS Energy shareholder who would otherwise have been entitled to receive a fraction of a share of GS AgriFuels common stock will receive one additional share of GS AgriFuels common stock.

Effective Time of the Merger

     The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Delaware on the closing date of the merger or at such later time as is agreed upon by GS AgriFuels and GS Energy and specified in the articles of merger.

Delisting and Deregistration of GS Energy Common Stock

     If the merger is completed, GS Energy common stock will be removed from the Over-the-Counter Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and GS Energy will no longer file periodic reports with the Securities and Exchange Commission (the "SEC") on account of GS Energy common stock.

Material United States Federal Income Tax Consequences of the Merger

     The  following is a  discussion  of the material  U.S.  federal  income tax consequences of the merger to GS Energy shareholders who receive the merger consideration in exchange for their shares of GS Energy common stock pursuant to the merger. This discussion is based on the Code, applicable Treasury Regulations, and administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

     This discussion addresses only the consequences to a U.S. Holder of the exchange of shares of GS Energy common stock held as capital assets. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of GS Energy common stock that is for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

     o a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable U.S. Treasury Regulations to be treated as a U.S. person; or

     o an estate the income of which is subject to U.S. federal income taxation regardless of its source.

     This discussion does not address all aspects of U.S. federal income taxation of the merger or that may be important to a shareholder in light of that shareholder's particular circumstances or to a shareholder subject to special rules, such as a financial institution or insurance company, a tax-exempt organization, a dealer or broker in securities, a shareholder who holds GS Energy common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction, U.S. expatriates, a shareholder subject to alternative minimum tax, a shareholder who has a functional currency other than the U.S. dollar or a shareholder who acquired GS Energy common stock pursuant to the exercise of compensatory options or otherwise as compensation. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. We strongly urge GS Energy shareholders to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger.

     If a partnership holds the shares of GS Energy common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of GS Energy common stock should consult its tax advisors.

     This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential tax consequences of the merger.

         Tax Consequences of the Merger

     GS AgriFuels and GS Energy have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to completion of the merger that GS AgriFuels and GS Energy receive an opinion from Neuenhaus Helverson LLP dated as of the closing date of the merger, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that GS AgriFuels, Merger Sub and GS Energy will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The opinions will be based on representations contained in representation letters provided by GS AgriFuels, Merger Sub and GS Energy and on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement. All of such representations and assumptions must continue to be true and accurate in all material respects as of the effective time of the merger. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions.


     Neither GS AgriFuels nor GS Energy will request a ruling from the IRS regarding the tax consequences of the merger to GS Energy shareholders, GS Energy, GS AgriFuels, or Merger Sub. The opinion of Neuenhaus Helverson LLP will not bind the IRS and will not preclude the IRS from asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be different from the treatment provided for in the opinion and described herein.

     In accordance with treatment of the merger as a reorganization, the material federal income tax consequences of the merger to U.S. Holders are as follows:

     o GS AgriFuels, Merger Sub and GS Energy will not recognize any gain or loss as a result of the merger.

     o No gain or loss will be recognized by holders of GS Energy common stock upon receipt of shares of GS AgriFuels common stock in the merger, except to the extent of any fractional share interest received to create a whole share in lieu of a fractional share of GS AgriFuels common stock.

     o The aggregate adjusted tax basis of the GS AgriFuels common stock received in the merger by a holder of GS Energy common stock will be the same as the aggregate adjusted tax basis of the GS Energy common stock surrendered in exchange therefore (excluding the portion of the shareholder's basis that is allocable to a deemed fractional share of GS AgriFuels common stock for which the shareholder will receive a fractional share interest to create a whole share).

     o The holding period, for U.S. federal income tax purposes, for the GS AgriFuels common stock received in the merger by a holder of GS Energy common stock will include the period during which the holder held the GS Energy common stock surrendered in exchange therefore.

     o A GS Energy shareholder receiving a fractional interest to create a whole share for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the shareholder's adjusted tax basis allocable to the fractional share and the amount of fractional share interest received.

     The gain or loss will be long term capital gain or loss if, at the effective time of the merger, the GS Energy common stock has been held for more than one year.

         Information Reporting and Backup Withholding

     Information returns will be filed with the Internal Revenue Service (the "IRS") in connection with fractional shares issued in lieu of fractional shares and stock delivered pursuant to the merger. Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to shareholders following completion of the merger, (2) provides a certification of foreign status on the applicable Form W-8 (typically Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Dissenters' Rights

     Under Delaware law, any GS Energy stockholder who does not wish to accept the stock merger consideration provided for in the merger agreement has the right to seek appraisal of their shares of GS Energy common stock and to receive payment in cash for the fair value of their GS Energy common stock, as determined by a Delaware Court of Chancery, in lieu of the merger consideration. The "fair value" of GS Energy common stock as determined by the Court of Chancery may be more or less than, or the same as, the value that the GS Energy stockholder is entitled to receive under the terms of the merger agreement. Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law (DGCL), in order to perfect their rights. Strict compliance with the statutory procedures will be required. Failure to follow precisely any of the statutory requirements may result in the loss of appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex III.

     This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex III to this proxy statement.

     Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes GS Energy's notice to its stockholders that appraisal rights are available in connection with the merger in compliance with the requirements of Section 262. If GS Energy stockholders wish to consider exercising their appraisal rights, they should carefully review the text of
Section 262 contained in Annex III because failure to comply timely and properly with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

     If any GS Energy stockholder elects to demand appraisal of their shares, the GS Energy stockholder must satisfy each of the following conditions:

     o deliver to GS Energy a written demand for appraisal of GS Energy shares before the vote with respect to the merger is taken, which must reasonably set forth of the identity of the holder of record of GS Energy common stock who intends to demand appraisal of his, her or its shares of common stock; and

     o    not vote in favor of adoption of the merger agreement.

     If the GS Energy stockholder fails to comply with either of these conditions and the merger is completed, then the stockholder will be entitled to receive payment for their shares of GS Energy common stock as provided for in the merger agreement, but will have no appraisal rights with respect to their shares of GS Energy common stock. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     All demands for appraisal should be addressed to GS Energy Corporation, One Penn Plaza, Suite 1612, New York, New York 10119, attn: Secretary, before the vote on the merger is taken at the special meeting. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of GS Energy common stock for which appraisal is sought. The demand must reasonably inform GS Energy of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a stockholder of GS Energy must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder's name appears on the stockholder's stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.


     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If any GS Energy stockholder holds shares of GS Energy common stock in a brokerage account or in other nominee form and wishes to exercise appraisal rights, the GS Energy stockholder should consult with his or her broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     Within 10 days after the effective date of the merger, GS Energy, as the surviving corporation in the merger, must give written notice that the merger has become effective to each GS Energy stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for that stockholder's shares of GS Energy common stock. Within 120 days after the effective date, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previous written demand for appraisal. Within 120 days after the effective date of the merger or consolidation, any stockholder who has demanded appraisal, upon written request, is also entitled to receive from Great Plains Energy, as the surviving corporation in the merger, a statement setting forth the aggregate number of shares not voted in favor of the merger, which demands for appraisal have been received and the aggregate number of holders of such shares. Great Plains Energy must mail such statement to the stockholder within 10 days after such stockholder's written request for such a statement is received by it or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Great Plains Energy, as the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section
262. The Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of GS Energy common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. The Court of Chancery may determine to direct the surviving corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to the stockholders who exercised their appraisal rights.

     In determining fair value, the Court of Chancery is required to take into account all relevant factors. GS Energy stockholders should be aware that the fair value of GS Energy shares as determined under Section 262 could be more or less than, or the same as, the value that GS Energy stockholders are entitled to receive under the terms of the merger agreement. Stockholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

     Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any GS Energy stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of that stockholder's demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of the stockholder's GS Energy common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

Resale of GS AgriFuels Common Stock

     GS AgriFuels common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act") except for shares issued to any GS Energy shareholder who may be deemed to be an "affiliate" of GS Energy or GS AgriFuels for purposes of Rule 145 under the Securities Act. It is expected that any affiliates would agree not to transfer any GS AgriFuels common stock received in the merger except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires GS Energy to use its commercially reasonable efforts to cause its affiliates to enter into such agreements. However, no GS Energy shareholder is currently expected to be deemed an affiliate. This proxy statement/prospectus does not cover re-sales of GS AgriFuels common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

                              THE MERGER AGREEMENT

     This is a summary of the material provisions of the merger agreement. The merger agreement, which is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

Conditions to the Completion of the Merger

     Conditions to the Obligations of Each Party. The obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following conditions:

     o the merger agreement has been adopted by the affirmative vote of a majority of the voting power of the shares of GS Energy common stock issued and outstanding on the record date;

     o no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger; and

     o the registration statement, of which this proxy statement/prospectus forms a part, has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order.

     Conditions to the Obligations of GS AgriFuels. The obligations of GS AgriFuels to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

     o the representations and warranties of GS Energy contained in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties of GS Energy contained in the merger agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier date, in which case as of the earlier date). GS AgriFuels must receive a certificate signed on behalf of GS Energy by the chief executive officer and the chief financial officer of GS Energy to that effect;

     o GS Energy has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and GS AgriFuels has received a certificate signed on behalf of GS Energy by the chief executive officer and the chief financial officer of GS Energy to that effect;

     o there is no pending or overtly threatened suit, action or proceeding by any governmental entity (or by any other person having a reasonable likelihood of prevailing in a manner contemplated in the three sub-bullets below):

          - challenging the acquisition by GS AgriFuels or Merger Sub of any shares of GS Energy common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement, or seeking to place limitations on the ownership of shares of GS Energy common stock (or shares of common stock of the surviving corporation) by GS AgriFuels, Merger Sub or any other affiliate of GS AgriFuels or seeking to obtain from GS Energy, GS AgriFuels, Merger Sub or any other affiliate of GS AgriFuels any damages that are material in relation to GS Energy;

          - seeking to prohibit or materially limit the ownership or operation by GS Energy, GS AgriFuels or any of their respective subsidiaries of any portion of any business or of any assets of GS Energy, GS AgriFuels or any of their respective subsidiaries, or to compel GS Energy, GS AgriFuels or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of GS Energy, GS AgriFuels or any of their respective subsidiaries, in each case, as a result of the merger; or

          - seeking to prohibit GS AgriFuels or any of its affiliates from effectively controlling in any material respect the business or operations of GS Energy or any of its subsidiaries;

     o no restraint is in effect that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in the three preceding sub-bullets;

     o GS AgriFuels has received a written opinion from Neuenhaus Helverson LLP, counsel to GS AgriFuels, to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that GS AgriFuels, Merger Sub and GS Energy will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

     o GS Energy has obtained all consents, approvals and waivers set forth in the GS Energy disclosure schedule, and these consents, approvals and waivers are in full force and effect on the closing date.

     Conditions to the Obligations of GS Energy. The obligations of GS Energy to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the closing date of the following further conditions:

     o the representations and warranties of GS AgriFuels and Merger Sub contained in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties of GS AgriFuels and Merger Sub contained in the merger agreement that are not qualified as to materiality are complete and accurate in all material respects, in each case as of the date of the merger agreement and as of the closing date as though made on the closing date (except to the extent the representations and warranties expressly relate to an earlier date, in which case as of the earlier date). GS Energy must receive a certificate signed on behalf of GS AgriFuels by an executive officer of GS AgriFuels to that effect;

     o GS AgriFuels and Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date, and GS Energy has received a certificate signed on behalf of GS AgriFuels by an executive officer of GS AgriFuels to that effect; and

     o GS Energy has received a written opinion from Neuenhaus Helverson LLP, counsel to GS Energy, to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that GS AgriFuels, Merger Sub and GS Energy will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Important Definitions

     The merger agreement provides that a "material adverse effect" or "material adverse change" means, when used in connection with GS Energy or GS AgriFuels, any change, effect, event, occurrence, state of facts or development which individually or in the aggregate could reasonably be expected to result in any change or effect that (1) is materially adverse to the business, condition
(financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of GS Energy and its subsidiaries, taken as a whole, or GS AgriFuels and its subsidiaries, taken as a whole, as the case may be, or (2) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by GS Energy or GS AgriFuels, as the case may be, of the merger or the other transactions contemplated by the merger agreement. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

     o any change relating to the economies in locations in which GS Energy has operations or GS AgriFuels has operations, as the case may be, or the United States securities markets in general, so long as the changes do not disproportionately impact GS Energy or GS AgriFuels, as the case may be, relative to other companies that have operations located in those economies or that have securities listed in the United States;

     o any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which GS Energy or GS AgriFuels, as the case may be, participates (other than as may arise or result from regulatory action by a governmental entity), so long as the effects do not disproportionately impact GS Energy or GS AgriFuels, as the case may be, relative to other companies that participate in the industry; or

     o any change to the extent resulting directly from the announcement or consummation of the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by the shareholders of GS Energy:

     o    by mutual written consent of GS Energy, GS AgriFuels and Merger Sub;

     o by either GS AgriFuels or GS Energy if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition preventing the consummation of the merger is in effect and has become final and nonappealable;

     o by either GS AgriFuels or GS Energy if the merger agreement has not been adopted by the shareholders of GS Energy at the shareholders' meeting (or any adjournment or postponement of the shareholders' meeting);

     o by GS AgriFuels if GS Energy has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that would give rise to the failure of either of the conditions described in the first two bullet points under "--Conditions to the Completion of the Merger--Conditions to the Obligations of GS AgriFuels" and the condition is incapable of being cured, or is not cured, by GS Energy within 30 calendar days following receipt of written notice of a breach or failure to perform from GS AgriFuels;

     o by GS AgriFuels if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition having the effects described in the third bullet point under "--Conditions to the Completion of the Merger--Conditions to the Obligations of GS AgriFuels" is in effect and has become final and nonappealable; or

     o by GS Energy if GS AgriFuels has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that would give rise to the failure of either of the conditions described in the first two bullet points under "--Conditions to the Completion of the Merger--Conditions to the Obligations of GS Energy" the condition is incapable of being cured, or is not cured, by GS AgriFuels within 30 calendar days following receipt of written notice of such breach or failure to perform from GS Energy.

Fees and Expenses

     The merger agreement provides that all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses, whether or not the merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus will be shared equally by GS AgriFuels and GS Energy. There is no termination fee in the event that the merger agreement is terminated.

Conduct of Business Pending the Merger

     Under the merger agreement, during the period from the date of the merger agreement to the effective time of the merger, except as consented to in writing in advance by GS AgriFuels, GS Energy and its subsidiaries will carry on its business in the ordinary course. Ordinary course of business means:

     o such action is consistent with the past practices of such entity and is taken in the ordinary course of the normal day-to-day operations of such entity;

     o such action is not required to be authorized by the board of directors of such entity (or by any person or group of persons exercising similar authority); and

     o such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other entities that are in the same line of business as such company.

Representations and Warranties

     The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Many of the representations and warranties are qualified by a knowledge, materiality or material adverse effect exception. These representations and warranties relate to the following subject matters with respect to each party:

         o       organization and good standing;
         o       authority; no conflict;
         o       capitalization;
         o       financial statements;
         o       absence of material adverse change;
         o       legal proceedings; orders;
         o       taxes;
         o       absence of certain changes and events; and
         o       brokers or finders.

     In addition, GS AgriFuels made representations and warranties related to the following subject matters:

         o       SEC filings;
         o       issuance of company securities;
         o       undisclosed liabilities;
         o       taxes;
         o       employee benefits;
         o       governmental authorizations;
         o       absence of certain changes and events;
         o       no default or violation; and
         o       certain payments.

         In addition, GS Energy made representations and warranties related to the following subject matters:

         o books and records;
         o title to properties; encumbrances;
         o compliance with law; and
         o environmental laws.

Commercially Reasonable Efforts

     Under the merger agreement, GS AgriFuels and GS Energy have agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including but not limited to (1) taking all acts necessary to cause the conditions of the merger to be satisfied as promptly as practicable, (2) obtaining all necessary actions or non-actions, consents, approvals and waivers from governmental entities and making all necessary registrations and filings (including filings with governmental entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (3) obtaining all necessary consents, approvals or waivers from third parties and (4) obtaining or transferring all environmental permits necessary for operating the business of the surviving corporation pursuant to applicable environmental law.

Certificate of Incorporation and By-laws of the Surviving Corporation

     The merger agreement provides that at the effective time of the merger between the GS Energy and the Merger Sub, the amended certificate of incorporation and by-laws of GS Energy, as so amended, will be the certificate of incorporation and by-laws of the surviving corporation until change or amendment as provided in the amended certificate of incorporation or by-laws or by applicable law. For a summary of the current GS Energy certificate of incorporation, by-laws and the associated rights of GS Energy shareholders, see "Comparison of Rights of Common Shareholders of GS AgriFuels and Common Shareholders of GS Energy."

Amendment

     The merger agreement may be amended at any time before or after receipt of the shareholder approval, except that after shareholder approval has been obtained, no amendment can be made that by law requires further approval by the shareholders of GS Energy without such approval having been obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Waiver

     At any time prior to the effective time of the merger, the parties to the merger agreement may to the extent permitted by law, waive (1) any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (2) compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such waiver will be valid only if the waiver is set forth in an instrument in writing signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

                           INFORMATION ABOUT GS ENERGY

Overview

     GS Energy Corporation was founded to build an integrated clean energy production company with a focus on distributed power generation and sales. Currently, however, GS Energy's primary activities are conducted through its Warnecke Design Services, Inc. ("Warnecke") subsidiary, which provides custom equipment manufacturing services for its clients including machine design, machine building, control system electronics and programming, and maintenance support services. Warnecke currently services clients in the biofuels, automotive, electronics, lighting, plastics, rubber and food products industries. In addition, Warnecke Design holds the right of first refusal to provide all of the equipment manufacturing needs of GS CleanTech Corporation and GS AgriFuels Corporation. GS Energy, GS CleanTech and GS AgriFuels are all majority held subsidiaries of GreenShift Corporation. Warnecke is currently executing a growth plan targeted at designing and fabricating processing equipment for the renewable energy and biofuels industry.

Properties

     GS Energy Corporation currently maintains office space in the leased office of its parent, GreenShift, at One Penn Plaza, Suite 1612, New York, NY. The lease for this space expires in May of 2011. We paid no rent during 2006 for these offices. During 2007 GS Energy Corporation does not expect to pay rent for these offices. We believe these offices will be sufficient for our needs for the foreseeable future.

     Warnecke Design Services, Inc. (WDS) leases its 18,000 square foot office and production facility in Ohio from a company owned by its principal shareholder. It pays $5,000 per month rent under a month to month lease. WDS leases 20,000 square feet of additional production and testing space and pays $1,500 on a month to month basis.

Management's Discussion And Analysis Of Financial Conditions And Results Of Operations

     GS Energy Corporation was founded to build an integrated clean energy production company with a focus on distributed power generation.

     During the year ended December 31, 2006, GS Energy conducted all of its operations through its subsidiary, Warnecke Design Service, Inc., a specialty metal manufacturer.

GS Manufacturing

     GS Manufacturing's wholly-owned Warnecke Design Service subsidiary is a specialty metal manufacturing company that provides custom equipment manufacturing services for its clients including machine design, machine building, control system electronics and programming, and maintenance support services. Warnecke currently services clients in the biofuels, automotive, electronics, lighting, plastics, rubber and food products industries. In addition, Warnecke Design holds the right of first refusal to provide all of the equipment manufacturing needs of GS CleanTech Corporation and GS AgriFuels Corporation. GS Energy, GS CleanTech and GS AgriFuels are all majority held subsidiaries of GreenShift Corporation.

Restructuring Plan

     During October 2006, GS Energy commenced implementation of a plan to restructure its carbon trading investments and its manufacturing operations.

     On October 9, 2006, GS Energy completed the sale of 100% of the outstanding capital stock of GS Carbon Trading to DirectView, Inc., a publicly traded company, in return for about 85% of DirectView's issued and outstanding stock.

     On October 18, 2006, GS Energy executed an agreement to merge with GS AgriFuels. Under the terms of the merger agreement, holders of GS Energy common stock will receive 1 share of GS AgriFuels common stock for each 1,000 shares owned in GS Energy. This corresponds to a total of about 2.5 million shares of GS AgriFuels common stock that will be issued to GS Energy common stock shareholders upon the closing of the merger. GreenShift, which currently owns about 90% of GS AgriFuels and about 80% of GS Energy in the form of preferred stock, will exchange its GS Energy stock for GS AgriFuels common stock such that GreenShift will own about 85% of GS AgriFuels after completion of the merger.

     In connection with the execution of the merger agreement, GS Energy transferred its 85% stake in DirectView, Inc., its 30% stake in AirCycle Corporation and its inactive Separation and Recovery Technologies subsidiary to GreenShift as repayment for about $600,000 in debt due to GreenShift and to redeem 400,000 shares of GS Energy preferred stock with a face value of $400,000.

Results of Operations

Three Months Ended March 31, 2007 Versus Three Months Ended March 31, 2006

Revenues

     Total revenues were $1,805,165 for the quarter ended March 31, 2007, and $1,003,743 for the quarter ended March 31, 2006.

     All revenues realized during the quarter ended March 31, 2007 were due to the operating activities of our subsidiary, Warnecke Design Services, Inc. ("WDS"). WDS has traditionally engaged in the engineering and fabrication of manufacturing equipment for large domestic and international manufacturers, and revenues for the quarter ended March 31, 2007 related primarily to orders from that customer base.

     WDS is currently executing a growth plan targeted at designing and fabricating processing equipment for the biofuels industry. This plan includes engineering and fabrication services for both nonaffiliated companies and GS AgriFuels and its wholly owned subsidiary NextGen Fuels, and GS CleanTech Corporation. Both of these companies are controlled through an 80% or greater ownership by GS Energy's parent company, GreenShift Corporation. Although the company expects increases in revenue from these areas of expansion, there can be no assurance that the growth plan can be successfully implemented.

Cost of Revenues

     Cost of revenues for the three months ended March 31, 2007 was $1,666,763, all of which were related to WDS. Cost of revenues included direct labor costs of $308,328, purchased components and other direct costs of $1,200,125, and indirect labor and manufacturing overhead of $158,310. Cost of revenues for the three months ended March 31, 2006 was $870,750.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the three months ended March 31, 2007 and March 31, 2006 were $131,800 and $692,086, respectively. Selling, general and administrative expenses are expected to remain high as a percentage of sales until such time that the Company can achieve enough revenue growth and obtain the economies of scale necessary to support these expenses.

Interest Expense and Financing Costs

     Interest expense and financing cost for the three months ended March 31, 2007 and March 31, 2006 was $7,104 and $231,159, respectively.

     We incurred $231,159 in amortization of financing costs during the three months ended March 31, 2006. These expenses represent the costs incurred in connection with the Highgate and Cornell Debentures and the fees we paid to compensate the parties associated with these financing transactions.

     The Interest expenses and financing costs decreased significantly due to the fact the Cornell Debentures were converted into common stock and the Highgate Debentures were assumed by GreenShift. Interest expense and financing costs could increase in future periods if the Company obtains new debt or equity financing.

Net Income and Net Loss

     Our net income for the three months ended March 31, 2007, was $1,777, and our net loss for the three months ended March 31, 2006 was $881,442. The net loss incurred was due to the expenses and other factors described above.

Year Ended December 31, 2006 Versus The Year Ended December 31, 2005

Revenues

     Total revenues were $5,844,799 for the year ended December 31, 2006, and $2,427,196 for the year ended December 31, 2005.

     All revenues realized during the year ended December 31, 2006 were due to the operating activities of GS Energy' operating subsidiary, Warnecke Design Services, Inc. ("WDS"). WDS has traditionally engaged in the engineering and fabrication of manufacturing equipment for large domestic and international manufacturers, and revenues for the year ended December 31, 2006 related primarily to orders from that customer base.

     WDS is currently executing a growth plan targeted at designing and fabricating processing equipment for the biofuels industry. This plan includes engineering and fabrication services for both nonaffiliated companies and GS AgriFuels and its wholly owned subsidiary NextGen Fuels, and GS CleanTech Corporation. Both of these companies are controlled through an 80% or greater ownership by GS Energy's parent company, GreenShift Corporation. Although GS Energy expects increases in revenue from these areas of expansion, there can be no assurance that the growth plan can be successfully implemented.

Cost of Revenues

     Cost of revenues for the year ended December 31, 2006 was $4,428,955, all of which were attributable to WDS. Cost of revenues included direct labor costs of $1,263,679, purchased components and other direct costs of $2,641,927, and indirect labor and manufacturing overhead of $523,349. Cost of revenues for the year ended December 31, 2005 was $2,084,966.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the year ended December 31, 2006 were $1,800,620, and for the year ending December 31, 2005 were $1,772,834. Selling, general and administrative expenses are expected to remain high as a percentage of sales until such time that GS Energy can achieve enough revenue growth and obtain the economies of scale necessary to support these expenses.

Interest Expense and Financing Costs

     Interest expense and financing cost for the year ended December 31, 2006 were $326,849 and for the year ended December 31, 2005 were $385,626. The interest expense was primarily attributable to GS Energy's financing agreements with Cornell and Highgate.

     GS Energy incurred $83,653 in amortization of financing costs during the year ended December 31, 2006. These expenses represent the costs incurred in connection with the Highgate and Cornell Debentures and the fees GS Energy paid to compensate the parties associated with these financing transactions.

     The interest expenses and financing costs noted above are expected to decrease in future quarters due to the fact the Cornell Debentures were converted into common stock and the Highgate Debentures were assumed by GreenShift. Interest expense and financing costs could increase in future periods if GS Energy obtains new debt or equity financing.

Net Income and Net Loss

     GS Energy's net loss for the year ended December 31, 2006, was $1,023,150, and its net loss for the year ended December 31, 2005 was $1,876,262. The net loss incurred was due to the expenses and other factors described above.

Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

Revenues

     Total revenues were $2,427,196 for the year ended December 31, 2005, and $585 for the twelve months ended December 31, 2004.

     The majority of revenues realized during the year ended December 31, 2005 were due to the operating activities of GS Energy's recently acquired subsidiary, Warnecke Design Services, Inc. Revenues of $1,384 were recognized from GS Energy's former online dating service. The operations of the online dating service were suspended effective April 1, 2005.

Cost of Revenues

         Cost of revenues for the year ended December 31, 2005 was $2,084,966 which amount was primarily attributable to the operating activities of GS Energy's recently acquired subsidiary, WDS.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the year ended December 31, 2005 were $1,772,834.

Interest Expense and Financing Costs

     Interest expenses and financing costs for the year ended December 31, 2005 were $385,626 and was primarily attributable to GS Energy's existing financing agreements with Cornell and Highgate.

Net Income and Net Loss

     GS Energy's net loss for the year ended December 31, 2005 was $1,876,262, and its net loss for the twelve months ended December 31, 2004 was $72,040. The net loss incurred was due to the expenses and other factors described above.

Liquidity and Capital Resources

         GS Energy had $2,343,071 in liabilities at the end of the twelve months ended December 31, 2006.

     On February 7, 2006, GreenShift Corporation, GS Energy's majority shareholder, assumed certain convertible debentures GS Energy had previously issued to Highgate House Funds, Ltd., in the amount of $1,150,369, which included accrued interest of $89,734. In return for GreenShift's assumption of this debt, GS Energy issued GreenShift 1,150,369 shares of GS Energy's Series C Preferred Stock. Shares of GS Energy's Series C Preferred Stock carry a face value of $1.00, pay a coupon of 8%, and are convertible into GS Energy Corporation common stock at $0.01 per share.

     Additionally, on February 2, 2006, Cornell Capital Partners, LP, converted $404,122 of debt into common stock. The amount converted equaled the entirety of the principal and accrued interest on the Convertible Debenture issued by GS Energy to Cornell.

     The completion of the above described transactions resulted in the conversion of all of GS Energy's outstanding convertible debt with Cornell and Highgate, and the reduction of GS Energy's debt by a total of $1,554,491.

     GS Energy had $885,300 in accounts payable and accrued expenses at December 31, 2006. GS Energy may not be able to satisfy these amounts predominantly out of cash flows from its operations, and may need to obtain additional financing to satisfy these obligations.

     At the present time, GS Energy does not have commitments from anyone to provide funds for its operations. Management continues to seek funding and any additional funding that is obtained is likely to involve the issuance of large amounts of stock, and will further dilute the interests of the existing shareholders.

Cash

     GS Energy's primary sources of liquidity are cash provided by investing and financing activities. For the twelve months ended December 31, 2006, net cash used in operating activities was $89,568.

Liquidity

     GS Energy used cash provided from investing and financing activities to fund operations.

     GS Energy's capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations and capital leases and planned capital expenditures. GS Energy's capital resources consist primarily of cash generated from the issuance of debt and common stock. GS Energy's capital resources can be expected to be impacted by changes in accounts receivable as a result of revenue fluctuations, economic trends, and collection activities. At December 30, 2006 GS Energy had $419,881 in cash.

Cash Flows for the Year Ended December 31, 2006

     For the twelve months ending December 31, 2006, GS Energy obtained net cash from financing of $602,904 and used cash for investing activities of $250,323.

     GS Energy had a positive working capital position of $255,696 at December 31, 2006. In reviewing GS Energy's financial statements as of December 31, 2006, GS Energy's auditor concluded that there was substantial doubt as to its ability to continue as a going concern.

Critical Accounting Policies

Revenue Recognition

     GS Energy follows the percentage-of-completion method of accounting for contracts for which the outcomes can be reliably estimated. Costs include all direct material and labor costs, and indirect costs, such as supplies, tools, repairs and depreciation. Revenue on such contracts is determined by reference to stage of completion. Revenue on long-term contracts is for which the outcomes cannot be estimated reliably at the outset is recognized to the extent that costs incurred are deemed recoverable.

     The asset "costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts invoiced. The liability "billings in excess of costs and estimated earnings on uncompleted contracts" represents invoices in excess of revenues recognized.

Accounts Receivable

     Accounts receivable are customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. No interest is charged on any past due accounts. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management reviews balances that are 90 days from the invoice date and based on assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. As of December 31, 2006, $26,560 has been assigned to the allowance for doubtful accounts. The amount of accounts receivable invoices that were written off to bad debt expense was $30,548 and $-0- for the years ended December 31, 2006 and 2005, respectively.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes, the costs of plant and equipment are depreciated over the estimated useful lives of the assets, which range from three to five years for equipment, and 40 years for real estate, using the straight-line method.

Long Lived Assets

     GS Energy evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. GS Energy evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. In the third quarter of 2006, Management determined that the GS-Energy website did not represent a future economic benefit and the entire remaining balance of $190,103 was written off as of September 30, 2006.

Concentrations of Credit Risk

     Financial instruments, which potentially subject GS Energy to a concentration of credit risk, consist of cash and cash equivalents. GS Energy places its cash and cash equivalents with various high quality financial institutions; these deposits may exceed federally insured limits at various times throughout the year. GS Energy provides credit in the normal course of business. GS Energy performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

     For the year ended December 31, 2006, GS Energy's three largest customers accounted for 25.8%, 15.8% and 13.6% of GS Energy's net revenues. There were no suppliers that accounted for more than 10% of GS Energy's purchases.

Warranty Reserve

     GS Energy warranties its equipment for defects in design, materials, and workmanship generally for a period 12 months from the date placed in service. Provision for estimated warranty costs is recorded as incurred and is included in cost of goods sold.

Goodwill And Other Intangible Assets

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is evaluated annually for impairment. Indefinite-lived intangibles are not amortized, but are evaluated annually for impairment. Future events could cause GS Energy to conclude that impairment indicators exist and that goodwill and other intangible assets associated with its acquired businesses are impaired.

Stock Based Compensation

     GS Energy accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation", under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. As required by Statement No. 123, GS Energy accounts for stock issued for services to non-employees by reference to the fair market value of GS Energy's stock on the date of issuance as it is the more readily determinable value.

Off-Balance Sheet Arrangements

     On October 31, 2006 NextGen Acquisition, Inc., a subsidiary of GS AgriFuels, completed a sale of securities to Stillwater Asset-Based Fund, LP pursuant to a Securities Purchase Agreement dated as of October 27, 2006. The Agreement called for Stillwater to purchase a Term Note in the principal amount of $6 million.

     The obligations of NextGen Acquisition, Inc. under the Term Note have been guaranteed by GS Energy Corporation, Warnecke Design Services, Inc. and Warnecke Rentals, LLC. Each of the Guarantors has pledged its assets to secure its guaranty.

                         INFORMATION ABOUT GS AGRIFUELS

     GS AgriFuels Corporation ("we," "our," "us," "GS AgriFuels," or the "Company") is a development stage Delaware corporation that manufactures and sells proprietary agrifuels and renewable energy production equipment and is developing facilities to produce and sell clean fuels and energy and other agriproducts from biomass utilizing proprietary technologies and industry know how. GS AgriFuels also makes both majority and minority investments in companies with which GS AgriFuels seeks to form strategic relationships and where management believes such investments offer the potential for capital appreciation.

     Concerns over climate change, continued growth in energy demand, and the stability and pricing of the petroleum markets are driving a global shift towards increased reliance on alternative energy sources, including biomass-derived fuels. Biomass is the most abundant and only resource available in the time to satisfy the world's expansively growing demand for carbon-neutral liquid fuels. GS AgriFuels and its portfolio companies own or hold the use rights to a number of patented and patent-pending biomass extraction, preparation, and refining technologies that convert biomass into clean and renewable energy and fuels.

     Our technologies and the technologies of certain portfolio companies encompass several classes of technology, including innovative extraction, desiccation, homogenization, process intensification, biodiesel production, biomass gasification, reformation, and catalytic technologies. Our development plans are based on the use of these technologies to:

          >>   Sell equipment at high margins into selected market segments;

          >> Acquire long term rights to high-quality sources of biomass with low-risk and at low-cost; >> Produce biomass-derived energy and fuels out of non-traditional feedstocks such as corn oil and cellulosic biomass;

          >> Acquire production assets in mature agribusinesses - such as traditional corn ethanol, oilseed crushing and other agriproducts processing facilities - and synergistically upgrade these locations into integrated multi-feedstock, multi-fuel ("IMF") biorefineries.

     We believe that combined applications of these technologies may have wide and disruptive application potential throughout the landscape of the agriproducts sector. Our technologies are robust, scalable, energy efficient, modular and, importantly, capable of rapid and cost-effective "plug-and-play" integration into the existing agribusiness infrastructure.

     These advantages converge to potentially enable the refining of many different alternative feedstocks into clean and renewable energy and a number of different clean fuels cost-effectively at small scales. This provides us with, what we believe to be, highly valuable opportunities to reduce commodity risk by creating opportunities to manage production assets in response to fluctuating commodity market conditions. No single conventional or new technology or group of technologies that we are aware of can currently achieve this.

     Commercial scale early-adopter and pilot deployments of our technologies are currently in operation and are used for ongoing customer demonstrations as we service our current biodiesel equipment sales pipeline. We also rely on our pilot deployments to prove out the economics of our own planned fuel production facilities for prospective financing sources and project partners.

     GS AgriFuels is currently developing several sites for the construction of our planned production facilities. Most of our planned facilities will have an initial nameplate capacity of five (5) or ten (10) million gallons of biodiesel production and potentially five (5) million gallons of ethanol, methanol and/or synthetic diesel production derived from biomass gasification and gas-to-liquid technologies. GS AgriFuels' production plans are based on leveraging technology and/or geography to establish a feedstock procurement advantage, and intend to accomplish this by: (i) co-locating agrifuels production assets directly at or in proximity to our facility's source of biomass feedstock, such as an animal processing facility or an oil seed crushing facility; and/or (ii) by taking advantage of technologies that enable us to obtain and process feedstocks that other producers cannot process, such as the corn ethanol co-product known as distillers dried grain. Our long-term production plans are to build a large number of smaller, strategically placed or "distributed" production facilities at or in proximity to the plants' source of feedstocks. Finally, the Company also has and intends to continue to acquire existing production assets and upgrade these assets through the implementation of one or more proprietary technologies.

     Our business model is also based on our sales of proprietary agrifuels production equipment to third party biodiesel and other agrifuels producers. We intend to provide our equipment sales clients with financial and other assistance relative to their respective projects and we plan to consider making equity and other investments in qualified projects. Our current equipment offerings include turn-key biodiesel production plants rated for five (5) million and ten (10) million gallons per year, although the modular nature and small footprint of the technology allow our customers to rapidly and easily expand plant production capacity.

         Key recent developments include:

          >> Acquisition of Biodiesel Technology Provider. The Company completed the acquisition of biodiesel technology provider, NextGen Fuel, Inc., which has developed and begun commercialization of a proprietary, patent-pending continuous flow biodiesel system. The systems, which include both direct and transesterification, are skid mounted and can produce five (5) million or ten (10) million gallons per year;

          >> Sales of Biodiesel Production Equipment. The Company has delivered three NextGen systems to date and it has executed a number of contracts to sell additional NextGen biodiesel production systems to various clients;

          >> Acquisition of Production Rights to Corn Oil Extraction Systems. The Company entered into an agreement with an affiliate, GS CleanTech Corporation, to obtain the exclusive biodiesel production rights for corn oil extracted through the utilization of GS CleanTech's patent-pending Corn Oil Extraction Systems ("COES");

          >> Acquisition of Feedstock. The Company has executed agreements for the purchase of more than 27 million gallons per year of hedged crude corn oil from ethanol facilities at rates equal to about 50% of diesel spot prices;

          >> Development of Biodiesel Production Facilities. The Company has completed preliminary engineering and permitting activities for biodiesel production sites in Lena, Illinois, Marion, Indiana, Fulton, New York, Memphis, Tennessee, and Van Wert, Ohio. Each of these facilities is either co-located at or proximate to traditional corn ethanol production facilities. The Company is currently in various stages of negotiations to deploy majority-owned corn oil biodiesel production facilities at several additional ethanol facilities;

          >> Acquisition of Oilseed Crush Facility. The Company acquired 100% of the outstanding stock of Sustainable Systems, Inc., a developer of oilseed crush facilities with currently one plant in operation in Culbertson, Montana that is currently expanding its oilseed extraction and vegetable oil refining capability from 300 tons per day to 600 tons per day. Management intends to locate biodiesel production and other biomass-derived energy and fuels production capability on-site at this facility;

          >> Investment in ZeroPoint Clean Tech, Inc. The Company made a strategic investment in the development stage company ZeroPoint Clean Tech, Inc., which is developing for commercialization a range of technologies related to biomass gasification, gas-to-liquid, and water evaporation among others; and

          >> Distribution Agreement with ZeroPoint Clean Tech, Inc. In conjunction with its investment in ZeroPoint, the Company executed an agreement whereby ZeroPoint granted it the exclusive use and marketing rights for ZeroPoint's patent pending gasification and gas-to-liquids technologies in the North American corn ethanol industry.

NextGen Fuel, Inc. Acquisition

     On October 30, 2006 GS AgriFuels, through its subsidiary NextGen Acquisition, Inc., completed the acquisition of NextGen Fuel, Inc. The total purchase price of $21,204,437 paid $17,000,000 in cash at closing and notes payable issued to the sellers for $4,204,437. The seller notes are payable upon NextGen obtaining sales of at least $7,500,000 subsequent to the acquisition. The Company engaged a third party valuation expert to perform the purchase price allocation, and the purchase price was allocated as follows: $2,280,937 to cash; $14,700,000 to the intangible asset energy technologies, amortizable over the expected useful life of seven years; $5,453,816 to goodwill; $153,800 to accounts payable and accrued expenses; and $1,076,500 to customer deposit liability. To fund the acquisition of NextGen, GS AgriFuels issued a $13,000,000 convertible debenture to Cornell Capital Partners and a $6,000,000 Senior Secured Term note to Stillwater Asset Backed Fund, LP, the proceeds both of which are detailed below. See Note 6 Financing Arrangements for additional details on the seller note due to the NextGen's former shareholders.

Sustainable Systems, Inc. Acquisition

     On March 6, 2007, GS AgriFuels completed the acquisition of the remaining approximately 85% of the outstanding capital stock of Sustainable Systems, Inc (prior to the acquisition, the Company had invested $2,000,000 in Sustainable Systems which had been accounted for under the cost method and represented approximately 15% of the outstanding stock). The total negotiated purchase price of $12,657,093, to be paid as follows: $100,000 in a short term note payable, notes payable issued to the sellers for $1,900,000, two convertible debenture issued to the sellers for totaling $7,104,018, and $3,553,075 in GS AgriFuels' common stock at an agreed upon fair value of $4.50 per share. The $1.9 million note is due upon the completion and commissioning of Sustainable's current plant expansion. The two $3.55 million debentures are due on the first anniversary of the closing and the second anniversary of the closing, respectively. The Company has engaged a third party valuation expert who is in the process of determining the purchase price allocation. The excess of the purchase price over the net assets has been recorded in Goodwill in the amount of $13,159,626 until the identifiable intangibles can be valued. GS AgriFuels' results of operations for the period include the results of operations of Sustainable Systems from March 6, 2007 through March 31, 2007. Pro forma results for the three months ended March 31, 2007 including Sustainable from January 1, 2007 are revenues of $1,903,517, net loss of $3,899,904, and loss per share of $0.14.

Biofuels Production

     GS AgriFuels has recently initiated implementation of a business plan to produce and sell clean fuel, specifically biodiesel and ethanol. GS AgriFuels' proprietary technologies will enable it to manufacture both biodiesel and ethanol from a variety of agricultural feedstocks in a single facility. By integrating the production of the two fuels, GS AgriFuels will be able to achieve more efficient operations than standard single-fuel plants.

     Through GS CleanTech, an affiliated company focused on technology development, commercialization, and transfer, GS AgriFuels holds the exclusive rights to produce biofuels and the exclusive right of first refusal to acquire proprietary biodiesel feedstocks (such as corn oil). GS AgriFuels' fuel production strategy in the Corn Ethanol Production Industry is currently based on the use of several such technologies to process and convert the co-products of corn ethanol production and other locally available biomass into additional fuels.

     GS AgriFuels is currently developing several sites for the construction of its planned biofuels production facilities. Most of its planned facilities will have an initial nameplate capacity of ten million gallons of biodiesel utilizing the modular NextGen technology. GS AgriFuels expects its first locations to commence production within the next twelve months, including a recently announced ten million gallon per year biodiesel facility in Fulton, NY, which will initially be designed for twenty million gallons of annual biodiesel production.

     The focus of GS AgriFuels' technology development has taken it away from conventional biodiesel production processes and enzymatic processes for the processing of cellulosic biomass. Instead, GS AgriFuels' process designs are based on the application of a number of proprietary technologies, including desiccation, process intensification, gasification, and catalytic technologies. GS AgriFuels plans to apply these technologies synergistically at small-scales to enable the cost-effective refining of many forms of biomass into clean fuels.

     GS AgriFuels' long-term development plan is to build and own a large number of smaller, distributed clean fuels production facilities that are integrated with traditional agriproducts production facilities and to build out additional production capability at each facility as appropriate.

Biodiesel

     Biodiesel is a clean burning alternative fuel. It contains no petroleum, but is derived from seed and vegetable oils (commonly called "feedstocks.")
Biodiesel is biodegradable, nontoxic, and contains only traces of sulfur and aromatics. Burning biodiesel instead of standard diesel fuel in a diesel engine can be expected to reduce greenhouse gas emissions by more than 20%.

     The United States consumes approximately 60 billion gallons of diesel fuel each year. Biodiesel is a replacement for diesel fuel that is made from animal fats, recycled cooking greases or oils, or vegetable oils. In the chemical process of manufacturing biodiesel, 100 pounds of oils or fats are reacted with 10 pounds of methanol (or ethanol) by using a catalyst to form 100 pounds of biodiesel and 10 pounds of glycerin. CO2 emissions from diesel fuel can be reduced by 15 - 78%, depending on the blend. The most common blend, B20, consists of 80% petroleum diesel and 20% biodiesel. B20 can be distributed through conventional channels, dispensed from standard diesel fuel pumps, and burned in standard diesel engines.

         The use of biodiesel has many benefits:

          >>   It is renewable.
          >>   It is energy efficient.
          >>   It displaces petroleum derived diesel fuel.
          >>   It can be used in most  diesel  equipment  with no or only  minor modifications.
          >>   It can reduce global warming gas emissions.
          >>   It can reduce tailpipe emissions, including air toxins.
          >>   It  is  nontoxic,   biodegradable,  and  suitable  for  sensitive
               environments.
          >>   It is made in the  United  States  from  either  agricultural  or recycled resources.

     Today, B20 (20% biodiesel blended with 80% fuel diesel) is the most common biodiesel blend in the United States because it balances property differences with conventional diesel with respect to performance, emission benefits, and costs. B20 is also the minimum blend level allowed for Energy Policy Act of 1992 (EPAct) compliance. B20 can be used in equipment designed to use diesel fuel. Equipment that can use B20 includes compression-ignition (CI) engines, fuel oil and heating oil boilers, and turbines.

     The biodiesel tax incentive is a federal excise tax credit that brings lower-cost biodiesel to biodiesel consumers. The credit equates to one penny per percent of biodiesel in a fuel blend made from agricultural products like vegetable oils, and one-half penny per percent for recycled oils. The incentive is taken at the blender level, meaning petroleum distributors, and passed on to the consumer. The Company expects that there will be considerable continuing federal and state support for biofuels and biodiesel specifically.

Ethanol

     Ethanol is a type of alcohol, produced in the U.S. primarily by fermenting converted starch from corn with yeast. In the U.S., ethanol is primarily used as a blend component in gasoline. Refiners and marketers, including some of the major integrated oil companies and a number of independent refiners and distributors, have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. Ethanol can help reduce global warming because less carbon dioxide is released into the atmosphere than with conventional gasoline.

     Since it is an environmentally friendly source of high-octane fuel, ethanol is widely used as a blending ingredient in gasoline. More than four billion gallons of ethanol blended gasoline is sold in the U.S. annually. The standard blend, E85, is comprised of 85% ethanol and 15% standard gasoline and is an approved motor fuel that can be used in flexible fuel vehicles ("FFVs"). There are about 6 million FFVs in operation in the U.S. today.

     The ethanol industry has grown significantly over the last few years, expanding production capacity from about 1.3 billion gallons in 1997 to about
4.9 billion gallons from 110 facilities in 2006. As of January 1, 2007, ethanol accounted for approximately 3.4% of the U.S. gasoline fuel supply. The Renewable Fuels Association (the "RFA") estimated that 73 new ethanol facilities and 8 expansions with capacities exceeding an additional 6 billion gallons per year were under construction at the end of 2006. The Federal Renewable Fuels Standard ("RFS") alone requires 7.5 billion gallons per year of ethanol production and that standard is expected to be far exceeded with most observers calling for approximately 11 billion gallons per year of ethanol. Many additional ethanol plants will need to be constructed in order to achieve these production rates.

     The majority of the ethanol produced domestically is based on a dry milling technique that converts corn into ethanol. The corn is milled and then mashed with a combination of heat and enzymes that convert the starch in the corn into fermentable sugars. This mash is then cooled and mixed with yeast to create a fermented mash which is then separated into alcohol and stillage. The alcohol is distilled and dehydrated into 200 proof fuel-grade ethanol. The stillage is sent through series of centrifuges and evaporators and then to a rotary dryer to reduce moisture. The output of the drying stage is a co-product called distillers dried grains (DDG) which is conventionally sold as a livestock feed.

Business Strategy

     GS AgriFuels was founded to apply advanced technology to the production of clean fuels and energy derived from agriproducts and waste products. Its corporate mission is to sell proprietary equipment and to produce and market clean fuels from agriproducts in innovative new ways that allow producers of agriproducts and consumers to save money, reduce pollution and contribute to energy independence.

     The domestic clean fuels industry faces significant challenges. During the past two years, GS AgriFuels has prepared for the launch of its company by accumulating technologies that meet those challenges. For example:

     o The biodiesel industry faces significant risk from volatility in the soy markets. GS AgriFuels' integrated production technology avoids that risk by replacing soy with corn oil extracted from distillers dried grain ("DDG"), a by-product of ethanol production, as well as other alternative feedstocks.

     o The ethanol sector in America is facing both increasing corn prices and decreasing DDG prices. GS AgriFuels will meet this problem with a proprietary technology that feeds the DDG and other ethanol by-products through a second production sequence, from which it will produce additional ethanol, thus maximizing its yield per bushel of corn.

     GS AgriFuels' objective is to build, own and operate clean fuels production facilities and to establish a leading market position in the renewable fuels industry. Key elements of its strategy include:

     o Low-cost production capacity. GS AgriFuels plans to capitalize on the growing U.S. demand for biodiesel and ethanol by designing and rapidly scaling its production capacity over the next several years. GS AgriFuels' business plan contemplates that it will build strategically-located large-scale centralized production facilities and small-scale distributed production facilities. GS AgriFuels' intend that its facilities will leverage proven facility design and incorporate new technologies to realize increased production cost efficiencies relative to traditional production techniques.

     o Proprietary feedstocks. GS AgriFuels is in the process of arranging long-term relationships with corn ethanol producers as well as producers of vegetable oil, oilseed, animal fat and other feedstocks. At present, GS AgriFuels has one such agreement with its affiliate, GS CleanTech Corporation, which is a subsidiary of GreenShift Corporation, GS AgriFuels' majority shareholder. GS CleanTech owns proprietary technologies to extract and convert corn oil from DDG into biodiesel, and to convert the remaining DDG and other corn ethanol by-products into additional ethanol. GS CleanTech is actively engaged in providing these technologies to ethanol producers in return for the right of first refusal to purchase the extracted corn oil, DDG and other by-products. GS AgriFuels' agreement with GS CleanTech provides it with the right of first refusal to purchase all of these by-products from GS CleanTech. GS AgriFuels intends to continue to work with GS CleanTech to identify and implement new technologies and to seek out innovative new sources of biodiesel- and ethanol-qualified feedstocks.

     o Use of risk mitigation strategies. GS AgriFuels intends to mitigate its exposure to commodity price fluctuations by using long-term fixed price agreements to purchase its feedstocks. GS AgriFuels also expects to hedge a portion of its potential future biodiesel and ethanol price risk by using commodity hedging strategies.

     o Pursue potential acquisition opportunities. GS AgriFuels believe that opportunities for expansion of its business through industry acquisitions will arise as the agrifuels industry matures. GS AgriFuels intends to constantly evaluate opportunities to acquire additional production, storage or distribution facilities and related infrastructure. In addition to operational production facilities, GS AgriFuels may also seek to acquire potential facility sites under development.

Patent  Information

     GS Agrifuels' proprietary biodiesel fuel technology is based on new approaches to chemical processing that are generally referred to as chemical process intensification. Chemical process intensification is the act of accelerating the rate of a chemical process in order to reduce the processing time of a chemical reaction while also reducing energy and material requirements and increasing product quality. For many chemical processes this can be achieved with small, low cost capital equipment that rivals the performance of large scale plants. Process intensification often brings with it additional advantages such as reduced volumes of waste product, manufacturing flexibility, scalability (up and down) and other benefits arising from improved process control. These multiple benefits equate to more optimal business operations and can create substantial returns on investments, through. The benefits of this technology include:

          >>   Significantly Lower Capital Costs (reduces cost of initial plant)
          >>   Small Foot Print (further reduces balance of plant costs)
          >>   Highly Energy Efficient (lowers operating costs)
          >>   Highly  Materials-Efficient  -  (little  waste - lowers  material costs)
          >>   Scalable  Production  (economically  feasible for small and large plants - as opposed to forcing minimum sizes on production capacity)
          >>   Easy to Start,  Stop and  Clean  (manufacturing  flexibility  and lower maintenance costs)

          >> Can Manufacture High-Quality Biofuels from a Wide Range of Feed Stocks (various raw oils and waste oils) including from 100% waste grease (allows supply chain flexibility for the continual sourcing of the lowest cost inputs)

     GS Agrifuels believes that its technology will result in a shift in the chemical processing of biofuels. The technology is patent pending for protection in North and South America, Europe and Australia. GS Agrifuels also protects various trade secrets with respect to its technology through disciplined disclosure/non-disclosure practices.

     GS Agrifuels' technology development has resulted in the filing of three provisional patent applications, namely:

          >>  Method to Enhance Biofuel Production
          >>  Continuous Production of Biodiesel
          >>  Continuous Production of Biodiesel Fuel

     GS Agrifuels is actively developing and expanding its product line and it is believed that this will result in further inventions and improvements to the biodiesel process. Current work is focused on the enlargement of the 10 million gallons per year process to produce a system capable of producing 20 million gallons per year. This scaling exercise has already begun and drafts of the engineering drawings produced.

Competition

     The biodiesel industry today tends to be institutionally decentralized, with many small scale producers. At the same time, the industry tends to be geographically localized in the Midwest, near the nation's largest sources of feedstocks. Given that demand for biodiesel is growing significantly, direct competition from existing biodiesel producers should not significantly limit the ability of GS AgriFuels to capture a market for its production. A number of competitive factors, however, may have a limiting effect on GS AgriFuels' biodiesel revenue and profits:

     o Petroleum Diesel. The growth of the biodiesel industry is spurred in large part by the relative cost of petroleum diesel. The price of petroleum in the U.S. is currently at an all-time high, giving a competitive edge to biodiesel. If petroleum prices return closer to historic norms, the market price of biodiesel will fall as well, albeit not necessarily in direct proportion.

     o Foreign Imports. The production cost of biodiesel in many nations in Asia and Latin America is significantly lower than the production cost in the U.S., primarily due to the low labor costs in those nations. To offset this benefit, federal legislation providing tax advantages and subsidies for the use of agri-fuels generally exclude agri-fuels produced off-shore. However, there has been considerable pressure on the Congress to eliminate those exclusions. If the exclusions were eliminated, competition from foreign producers of biodiesel could substantially reduce the wholesale price realized by GS AgriFuels on sale of its biodiesel.

Employees

     GS AgriFuels has two full time employees, as well as the part-time services of its Chief Executive Officer , Chairman and Chief Financial Officer. Its staff is supplemented by a number of consultants who are assisting it in the site development phase of GS AgriFuels' business plan.

     GS AgriFuels is not party to any employment agreements. All of its relationships with its executive officers are on an at-will basis. Additionally, pursuant to a Management Services Agreement made in 2005, GreenShift Corporation provides the services of its financial and accounting personnel as well as its senior executives to GS AgriFuels.

Properties

     The executive offices of GS AgriFuels are located in the offices of GreenShift Corporation at One Penn Plaza, Suite 1612, New York, NY. GreenShift Corporation provides the offices pursuant to the terms of the Management Services Agreement, and does not charge any specific rent or other fee to GS AgriFuels.

Management's Discussion And Analysis Of Financial Conditions And Results Of Operations

Overview

     GS AgriFuels Corporation ("we," "our," "us," "GS AgriFuels," or the "Company") is a development stage Delaware corporation that manufactures and sells proprietary agrifuels and renewable energy production equipment and is developing facilities to produce and sell clean fuels and energy and other agriproducts from biomass utilizing proprietary technologies and industry know how. GS AgriFuels also makes both majority and minority investments in companies with which GS AgriFuels seeks to form strategic relationships and where management believes such investments offer the potential for capital appreciation.

     Concerns over climate change, continued growth in energy demand, and the stability and pricing of the petroleum markets are driving a global shift towards increased reliance on alternative energy sources, including biomass-derived fuels. Biomass is the most abundant and only resource available in the time to satisfy the world's expansively growing demand for carbon-neutral liquid fuels. GS AgriFuels and its portfolio companies own or hold the use rights to a number of patented and patent-pending biomass extraction, preparation, and refining technologies that convert biomass into clean and renewable energy and fuels.

     GS  AgriFuels'  technologies  and the  technologies  of  certain  portfolio companies encompass several classes of technology, including innovative extraction, desiccation, homogenization, process intensification, biodiesel production, biomass gasification, reformation, and catalytic technologies. GS AgriFuels' development plans are based on the use of these technologies to:

          >>   Sell equipment at high margins into selected market segments;
          >>   Acquire long term rights to high-quality  sources of biomass with low-risk and at low-cost;
          >>   Produce  biomass-derived  energy and fuels out of non-traditional feedstocks such as corn oil and cellulosic biomass;
          >>   Acquire  production  assets  in mature  agribusinesses  - such as traditional corn ethanol, oilseed crushing and other agriproducts
               processing   facilities  -  and  synergistically   upgrade  these
               locations into integrated multi-feedstock, multi-fuel ("IMF") biorefineries.

     GS AgriFuels believes that combined applications of these technologies may have wide and disruptive application potential throughout the landscape of the agriproducts sector. Its technologies are robust, scalable, energy efficient, modular and, importantly, capable of rapid and cost-effective "plug-and-play" integration into the existing agribusiness infrastructure.

     These advantages converge to potentially enable the refining of many different alternative feedstocks into clean and renewable energy and a number of different clean fuels cost-effectively at small scales. This provides GS AgriFuels with, what it believes to be, highly valuable opportunities to reduce commodity risk by creating opportunities to manage production assets in response to fluctuating commodity market conditions. No single conventional or new technology or group of technologies that GS AgriFuels is aware of can currently achieve this.

     Commercial scale early-adopter and pilot deployments of our technologies are currently in operation and are used for ongoing customer demonstrations as we service our current biodiesel equipment sales pipeline. We also rely on our pilot deployments to prove out the economics of our own planned fuel production facilities for prospective financing sources and project partners.

     GS AgriFuels is currently developing several sites for the construction of our planned production facilities. Most of our planned facilities will have an initial nameplate capacity of five (5) or ten (10) million gallons of biodiesel production and potentially five (5) million gallons of ethanol, methanol and/or synthetic diesel production derived from biomass gasification and gas-to-liquid technologies. GS AgriFuels' production plans are based on leveraging technology and/or geography to establish a feedstock procurement advantage, and intend to accomplish this by: (i) co-locating agrifuels production assets directly at or in proximity to our facility's source of biomass feedstock, such as an animal processing facility or an oil seed crushing facility; and/or (ii) by taking advantage of technologies that enable us to obtain and process feedstocks that other producers cannot process, such as the corn ethanol co-product known as distillers dried grain. Our long-term production plans are to build a large number of smaller, strategically placed or "distributed" production facilities at or in proximity to the plants' source of feedstocks. Finally, the Company also has and intends to continue to acquire existing production assets and upgrade these assets through the implementation of one or more proprietary technologies.

     GS Agrifuels' business model is also based on its sales of proprietary agrifuels production equipment to third party biodiesel and other agrifuels producers. GS Agrifuels intends to provide its equipment sales clients with financial and other assistance relative to their respective projects and it plans to consider making equity and other investments in qualified projects. GS Agrifuels' current equipment offerings include turn-key biodiesel production plants rated for five (5) million and ten (10) million gallons per year, although the modular nature and small footprint of the technology allows its customers to rapidly and easily expand plant production capacity.

Company Background

     GS AgriFuels was incorporated in the State of Delaware on February 17, 2000. On June 7, 2006, GS AgriFuels acquired Mean Green BioFuels, Inc., a newly formed shell company, from GreenShift Corporation. At the closing, GreenShift Corporation also surrendered to GS AgriFuels 300,000 shares of GS AgriFuels' Series B Preferred Stock (which was convertible into 67% of GS AgriFuels' fully-diluted common stock). In exchange for the Mean Green BioFuels shares and GS AgriFuels' Series B Preferred Stock, GS AgriFuels assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631, and issued to GreenShift Corporation 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of GS AgriFuels' fully-diluted common stock). On July 27, 2006, GS AgriFuels changed the name from Hugo International Telecom, Inc. to GS AgriFuels Corporation.

     In August 2006, GS AgriFuels acquired an approximate 10% interest in ZeroPoint Clean Technologies, Inc. ZeroPoint is in the process of building a commercial scale pilot unit of its proprietary biomass gasification, gas to liquids and fuel reforming technology. This technology is designed to standardize variable biomass feeds and optimize high yields of high-quality syngas and can be operated at greater cost efficiencies as well as on smaller scales. As part of the transaction, GS AgriFuels also received warrants to acquire another 4% of ZeroPoint. In conjunction with the investment in ZeroPoint, GS AgriFuels entered into a reciprocal sales and marketing agreement (later amended and updated in February 2007) whereby ZeroPoint acquired the worldwide, non-exclusive rights to market and sell certain of GS AgriFuels' technologies, and GS AgriFuels acquired the exclusive use and marketing rights for ZeroPoint's patent pending gasification and gas-to-liquids technology in the North American ethanol industry.

     On October 31, 2006, GS AgriFuels purchased 100% of the outstanding capital stock of NextGen Fuel, Inc. NextGen Fuel is engaged in the business of developing and marketing proprietary esterification and transesterification biodiesel process technologies.

     As of December 31, 2006, GS AgriFuels owned 13% of Sustainable Systems, Inc. as a result of investing $2 million in the capital stock of the company. Sustainable Systems' business model is to acquire or build multiple oilseed crush facilities in North and South America. Sustainable currently owns and operates an oilseed crushing facility in Culbertson, Montana, which produces and sells high oleic safflower, sunflower, canola and other vegetable oils. This acquisition is designed to accelerate the development of the company's oilseed crush biorefineries and related biomass-to-energy development projects as well as allow the continued expansion of and acceleration of the company's ability to service customers in the food grade vegetable oil program. In March 2007, GS AgriFuels completed the acquisition of the remaining 87% of the outstanding capital stock of Sustainable Systems, Inc.

Results Of Operations Year Ended December 31, 2006 Versus Year Ended December 31, 2005

     GS AgriFuels was a shell company, without any business operations, from 2003 until June 2006. During that time, its expenses consisted of (a)
administration expenses, and (b) write-offs of assets remaining from the business that it operated prior to 2003. During the twelve months ended December 31, 2006, GS AgriFuels incurred $1,385,253 in selling, general and administrative costs, consisting primarily of amortization of intangibles, consulting, legal and accounting expenses as well as other expenses related to the development of GS AgriFuels' biofuels initiatives. GS AgriFuels incurred $1,287,675 in the amortization of financing related costs and the fair market value of the debenture-related derivative as well as interest expense, offset by a gain from the write-down of a derivative liability of $104,657.

Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

     GS AgriFuels was a shell with no operations. Expenses incurred relate primarily to professional fees and consulting fees to prepare GS AgriFuels for a strategic transaction.

Liquidity And Capital Resources

     At December 31, 2006, GS AgriFuels had current assets totaling $3,224,860 and had current liabilities totaling $13,794,978, resulting in a working capital deficit of $10,570,188.

     On June 7, 2006, GS AgriFuels entered into a Securities Purchase Agreement with Cornell Capital Partners. The Agreement is designed to provide mezzanine financing to enable GS AgriFuels to develop its first two clean fuels production facilities. Net proceeds of $4,900,000 under a debenture were received on June 7, 2006.

     In June 2006, GS AgriFuels assumed responsibility for payment of a $1.9 million debenture issued by GreenShift to Cornell Capital Partners. The terms of the debenture are equal to the terms and conditions of the June 7, 2006 Cornell Debenture noted above.

     On October 30, 2006 GS AgriFuels completed the sale of a $13,000,000 convertible debenture, for which it received proceeds of $11,635,000, to Cornell Capital Partners pursuant to a Securities Purchase Agreement dated as of October 25, 2006. The terms of the debenture are equal to the terms and conditions of the June 7, 2006 Cornell Debenture noted above. The new Securities Purchase Agreement replaces any additional financing commitments from Cornell Capital under the June 7, 2006 Securities Purchase Agreement.

     On October 30, 2006 NextGen Acquisition, Inc., a newly formed subsidiary of GS AgriFuels, completed a sale of securities to Stillwater Asset-Based Fund, LP pursuant to a Securities Purchase Agreement dated as of October 27, 2006. The Agreement called for Stillwater to purchase a Term Note in the principal amount of $6 million. The Term Note was issued to Stillwater on October 30, 2006 for net proceeds of $5,544,775. The Term Note accrues interest at a rate of 20% per annum. Monthly payments of principal and interest are due, commencing on February 1, 2007. The amount of each principal payment is variable based on a percentage of NextGen's cash receipts but in no case will be less than $300,000.

     The net proceeds of $17,179,775 from the October 30, 2006 Cornell Capital and Stillwater financings were used to acquire NextGen Fuel, Inc.

     Management expects the construction of GS AgriFuels' first two facilities, corresponding to 15 to 20 million gallons per year of fuel production, will require a total of about $30.0 million, consisting of about $25.0 million in capital costs and about $5.0 million in working capital. If competition reduces the market price of alternative fuels, the resulting shortfall in meeting management's revenue estimates will cause an equivalent shortfall in meeting management's gross profit estimate. In that event, GS Energy could find itself unable to service its debt.

     At the present time, GS AgriFuels has no source of committed capital. GS AgriFuels is currently investigating the availability of both equity and debt financing necessary to complete its current projects. GS AgriFuels does not know at this time if the necessary funds can be obtained nor on what terms they may be available.

Off-Balance Sheet Arrangements

     GS AgriFuels does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition or results of operations.

                            GS AGRIFUELS CORPORATION
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial information is based upon GS AgriFuels' and GS Energy's historical consolidated financial information incorporated by reference in this proxy statement/prospectus, and has been prepared to reflect the proposed merger based on the purchase method of accounting. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger and factually supportable. The unaudited pro forma condensed consolidated statements of income, which have been prepared for the three months ended March 31,2007 and for the twelve months ended December 31, 2006, give effect to the merger as if it had occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet has been prepared as of March 31, 2007 and gives effect to the merger as if it had occurred on that date.

     The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of GS AgriFuels after completion of the merger.

     The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting with GS AgriFuels treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, GS AgriFuels' cost to acquire GS Energy will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this proxy statement/prospectus.


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2007

                                                           GS AgriFuels      GS Energy        Pro Forma        Pro Forma
                                                           Historical       Historical       Adjustments      Consolidated
                                                          --------------   ------------     ------------     --------------

Assets
   Current assets:
     Cash and cash equivalents ........................   $  1,504,416    $    181,407    $        --         $  1,685,823
     Loans receivable .................................        568,958            --          (568,958)2              --
     Accounts receivable, net .........................        611,089       1,406,863        (339,750)1         1,678,202
     Cost of est. earnings in excess billings
       uncompleted contract ...........................           --           607,996        (454,072)3            153.924
     Inventories, net .................................      4,150,658            --           910,708 3          5,061,366
     Deposits .........................................        745,756            --          (724,986)3             20,770
                                                          ------------    ------------    -------------        ------------
     Prepaid expenses and other assets ................        135,521          35,975              --              171,496
                                                          ------------    ------------    -------------        ------------
       Total current assets ...........................      7,716,398       2,232,241      (1,177,058)           8,629,745
   Property, plant and equipment, net .................      3,577,040       1,164,794            --              4,741,834
   Goodwill, net ......................................     18,613,442         905,579            --             19,519,021
   Investment in unconsolidated subsidiary ............      2,501,324            --              --              2,501,324
   Deferred financing fee .............................      1,787,301            --              --              1,787,301
   Intangible assets ..................................     13,825,000            --              --             13,825,000

   Other, net .........................................         25,025            --              --                 25,025
                                                          ------------    ------------    -------------        ------------
                                                          $ 48,045,530    $  4,302,614    $ (1,177,058)        $ 51,171,086
                                                          ============    ============    =============        ============
Liabilities and Shareholders' Equity
   Current liabilities:
     Revolving credit facilities and current maturities
       of long-term debt ..............................     11,398,386          60,265            --             11,458,651
     Accounts payable .................................      1,844,146       1,135,772       (339,750) 1          2,640,168
     Customer deposits ................................      3,997,000            --              --              3,997,000
     Billings in excess costs and est earnings
       uncompleted projects ...........................           --           353,763       (171,293)3              14,863
     Accrued liabilities ..............................      1,449,710            --                              1,449,710
     Due to related parties ...........................        370,080         629,578       (568,958)2             430,700

                                                          ------------    ------------    -------------        ------------
       Total current liabilities ......................     19,059,322       2,179,378     (1,080,001)           20,158,699
                                                          ------------    ------------    -------------        ------------
   Long-term debt, less current maturities ............     31,173,712         377,297            --             31,551,009
   Shareholders' equity:
     Preferred shares .................................              4           2,600            --                  2,604
     Common shares ....................................          2,901       2,497,164            --              2,500,065
     Additional paid-in capital .......................      7,284,492       5,594,850                           12,879,342
     Retained earnings (accumulated deficit) ..........     (3,154,850)     (6,348,675)       (97,057)4          (9,600,582)
     Deficit accumulated during development stage .....                   (6,320,051))            --             (6,320,051)
       Total shareholders' equity .....................     (2,187,504)      1,745,939        (97,057)           (538,622)
                                                          ------------    ------------    -----------------    ------------
                                                          $ 48,045,530    $  4,302,614    $      (1,177,058)   $ 51,171,086
                                                          ============    ============    =================    ============


                      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        THREE MONTHS ENDED MARCH 31, 2007

                                                 GS AgriFuels       GS Energy      Pro Forma        Pro Forma
                                                  Historical        Historical    Adjustments      Consolidated
                                                 -------------    ------------   --------------   --------------

Sales .........................................   $    418,138    $  1,805,165    $(1,060,852)4   $  1,162,451
Cost of sales .................................        456,888       1,666,763    (963,795)4         1,159,856
                                                  ------------    ------------    -------------   ------------
   Gross profit ...............................        (38,750)        138,402          (97,057)         2,595
Selling, general and administrative expenses ..        531,918         131,800             --          663,718
Amortization of intangibles ...................        518,288            --               --          518,288
                                                  ------------    ------------    -------------   ------------
Stock based compensation ......................      1,884,781            --               --        1,884,781
                                                  ------------    ------------    -------------   ------------
   Income (loss) from operations ..............     (2,973,737)          6,602          (97,057)    (3,064,192)
Interest expense ..............................        934,131           7,104             --          941,235
Amortization of deferred financing costs ......        222,975            --               --          222,975
                                                  ------------    ------------    -------------   ------------
Other (income) expense ........................        (77,136)         (2,279)            --          (79,415)
                                                  ------------    ------------    -------------   ------------
   Income before income taxes .................     (4,053,707)          1,777          (97,057)    (4,148,987)
Income tax (expense) benefit ..................           --              --               --             --
                                                  ------------    ------------    -------------   ------------
   Net income (loss) from continuing operations   $ (4,053,707)   $      1,777    $     (97,057)  $ (4,148,987)
                                                  ============    ============    =============   ============
Earnings per share:


   Basic ......................................   $      (0.14)           --               --     $      (0.13)
                                                  ============    ============    =============   ============
   Diluted ....................................   $      (0.14)           --               --     $      (0.13)
                                                  ============    ============    =============   ============
Weighted average number of shares outstanding:




   Basic ......................................     28,436,826            --               --       30,933,989
                                                  ============    ============    =============   ============
   Diluted ....................................     28,436,826            --               --       30,933,989
                                                  ============    ============    =============   ============


   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (Continued)
                      TWELVE MONTHS ENDED DECEMBER 31, 2006

                                                GS AgriFuels     GS Energy      Pro Forma       Pro Forma
                                                 Historical      Historical    Adjustments     Consolidated
                                                ------------    -----------   ------------    -------------

Sales ........................................   $    52,230    $ 5,844,799    $  (972,430)5  $ 4,924,599
Cost of sales ................................        32,505      4,428,955       (763,162)5    3,698,298
                                                 -----------    -----------    -----------    -----------
   Gross profit ..............................        19,725      1,415,844       (209,268)     1,226,301
Selling, general and administrative expenses .     1,028,541      1,800,620           --        2,829,161
Amortization of intangibles ..................       356,712        140,467           --          497,179
                                                 -----------    -----------    -----------    -----------
   Loss from operations ......................    (1,365,528)      (525,243)      (209,268)    (2,100,039)
Interest expense .............................    1, 057,476        326,849           --        1,384,325
Impairment of long lived assets ..............          --          190,103        190,103
                                                 -----------    -----------    -----------    -----------
Amortization of deferred financing costs .....       230,200           --             --          230,200
                                                 -----------    -----------    -----------    -----------
Other (income) expense .......................      (104,657)       (23,005)          --         (127,662)
                                                 -----------    -----------    -----------    -----------
   Income before income taxes ................    (2,548,547)    (1,019,190)      (209,268)    (3,777,005)
Income tax (expense) benefit .................          --           (3,960)          --           (3,960)
                                                 -----------    -----------    -----------    -----------
   Net loss from continuing operations .......   $(2,548,547)   $(1,023,150)   $  (209,268)   $(3,780,965)
                                                 ===========    ===========    ===========    ===========
Earnings per share:




   Basic .....................................  $     (0.39)          --             --      $     (0.43)
                                                ===========    ===========    ===========    ===========
   Diluted ...................................  $     (0.39)          --             --      $     (0.43)
                                                ===========    ===========    ===========    ===========
Weighted average number of shares outstanding:




   Basic .....................................     6,527,486           --             --        8,984,267
                                                ===========    ===========    ===========    ============
   Diluted ...................................     6,527,486           --             --        8,984,267
                                                ===========    ===========    ===========    ============


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


1. Inter-company accounts payable and receivable - Represents pro forma adjustment to eliminate inter-company accounts receivable/payable as of March 31, 2007.

2.   Inter-company   loans  -  Represents  pro  forma  adjustment  to  eliminate inter-company loan as of March 31, 2007.

3. Inter-company deposits and contract billings - Represents pro forma adjustment to eliminate inter-company work in progress and deposits as of March 31, 2007.

4.   Inter-company   sales  -  Represents  pro  forma  adjustment  to  eliminate inter-company sales, cost of goods sold, and profit for the three months ended March 31, 2007.

5.   Inter-company   sales  -  Represents  pro  forma  adjustment  to  eliminate inter-company sales, cost of goods sold, and profit for the two months ended December 31, 2006.

                            DIRECTORS AND MANAGEMENT

Directors and Management Following the Offer

     Upon consummation of the Merger, the Board of Directors, executive officers and key employees of the GS AgriFuels will be as follows:

Name                  Age                   Position

Kevin Kreisler        34    Chairman and Chief Financial Officer
Tom Scozzafava        38    President and Chief Executive Officer

Kevin Kreisler, Chairman, Chairman and Chief Financial Officer

     Mr. Kreisler is the founder of GreenShift. Mr. Kreisler is currently the Chairman of the Board and Chief Executive Officer of GreenShift Corporation, and he serves as Chairman of the Board and Chief Executive Officer of several of GreenShift's companies. Previously, Mr. Kreisler worked at GreenShift's GS CleanTech Corporation, where he served as vice-president from 1998 to 2000, president from 2000 to 2002, and chief executive officer from 2002 to February 2005. Mr. Kreisler is a graduate of Rutgers University College of Engineering (B.S., Civil and Environmental Engineering, 1994), Rutgers University Graduate School of Management (M.B.A., 1995), and Rutgers University School of Law (J.D.,
1997). Mr. Kreisler is admitted to practice law in New Jersey and the United States District Court for the District of New Jersey.

Thomas Scozzafava, President and Chief Executive Officer

     Mr. Scozzafava was a co-founder of GS AgriFuels Corporation. Mr. Scozzafava is also founder and served as CFO of WiseBuys Stores, Inc., a chain of retail stores throughout northern New York. Prior to founding his own company, Mr. Scozzafava was a Director of Prudential's Merchant Banking Group. Mr. Scozzafava also held a senior management position at Prudential's employee limited partnerships. Prior to joining Prudential, Mr. Scozzafava was member of Lehman Brothers' Merchant Banking Group. Mr. Scozzafava began his career with GE Capital Corporation.

     In March 2006, New York State Governor George E. Pataki appointed Mr. Scozzafava to the Board of Trustees to the New York State Power Authority ("NYPA"). Mr. Scozzafava also sits on the Governance and Audit Committees of NYPA, whose mission is to provide clean, economical and reliable energy while promoting energy efficiency and innovation.

     Mr. Scozzafava received a Bachelor of Arts cum laude with concentrations in economics and mathematics with Honors distinction from Hamilton College in 1992.

Meetings and Committees of the Board of Directors of GS AgriFuels

     Since Mr. Kreisler has been GS AgriFuels' sole director, its board held no formal meetings during the fiscal year ended December 31, 2005. GS AgriFuels expects its directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

     GS AgriFuels' currently does not have an independent Board and is not required to have one.

Audit Committee

     The Board of Directors has not appointed an Audit Committee. The functions that would be performed by an Audit Committee are performed by the Board of Directors. GS AgriFuels does not currently have a written audit committee charter or similar document. The Board of Directors does not have an "audit committee financial expert," because GS AgriFuels has minimal operations.

Nominating Committee

     GS AgriFuels does not have a Nominating Committee or Nominating Committee Charter. GS AgriFuels' board of directors performed some of the functions associated with a Nominating Committee. GS AgriFuels has elected not to have a Nominating Committee at this time, however, its Board of Directors intend to continually evaluate the need for a Nominating Committee.

Compensation Committee

     GS AgriFuels currently does not have a compensation committee of the board of directors. Until a formal committee is established, if at all, its entire board of directors will review all forms of compensation provided to its executive officers, directors, consultants and employees including stock compensation and loans.

Code of Ethics

     GS AgriFuels has not adopted a formal code of ethics applicable to its executive officers. The Board of Directors has determined that GS AgriFuels' financial operations are not sufficiently complex to warrant adoption of a formal code of ethics.

GS AgriFuels' Principal Accountant

     In September 2005, GS AgriFuels retained Rosenberg Rich Baker Berman & Co. as its principal accountant.

Audit Fees

     Rosenberg Rich Baker Berman & Co. billed GS AgriFuels $30,000 in connection with the audits of GS AgriFuels' financial statements for the years ended December 31, 2006, 2005, 2004, 2003 and 2002. Need to get accurate numbers from RRBB

Audit-Related Fees

     Rosenberg Rich Baker Berman & Co. did not bill GS AgriFuels for any Audit-Related fees in the years ended December 31, 2006 and 2005.

Tax Fees

     Rosenberg Rich Baker Berman & Co. did not bill GS AgriFuels in the years ended December 31, 2006 or 2005 for professional services rendered for tax compliance, tax advice and tax planning. correct

All Other Fees

     Rosenberg Rich Baker Berman & Co. did not bill GS AgriFuels for any other fees in the years ended December 31, 2006 or 2005.

     It is the policy of GS AgriFuels' Board of Directors to approve all engagements of their independent auditors to render audit or non-audit services prior to the initiation of such services.

Director Compensation

     GS  AgriFuels'   sole   director  does  not  currently   receive  any  cash
compensation for his service as such.

                             EXECUTIVE COMPENSATION

GS AgriFuels

     GS AgriFuels did not pay any compensation to its executive officers during the last three fiscal years.

GS Energy

     During the year ended December 31, 2005, GS Energy Corporation paid $150,000 in management fees to GreenShift for GreenShift's provision of management and other services. Additionally, for their services, Mr. Kreisler and James Grainer (former GS Energy Chief Financial Officer) each received 150,000,000 options exercisable at $0.0005 per share. During the year ended December 31, 2005, GS Energy Corporation's chairman advanced $43,085 to GS Energy Corporation for working capital. The advances, of which $21,659 was repaid, are unsecured and accrue interest at 8%. As of December 31, 2005, outstanding advances form GS Energy Corporation's chairman were $22,076.

     In the fourth quarter of 2006, GS Energy cancelled all outstanding options issued to officers, and issued shares of common stock as a replacement award. James Grainer's 225,000,000 remaining options previously received for rendering consulting and management services, were cancelled and replaced with 120,000,000 shares of common stock.. In accordance with FASB 123R, the shares of common stock were deemed a replacement award and inasmuch as the Black-Scholes valuation of the options did not exceed the value of the shares on the grant date no additional expense was recorded.

     During the year ended December 31, 2006 James Grainer received 12,500,000 shares for consulting and management services provided to the Company. During the year ended December 31, 2005 Mr. Grainer received 125,000,000 shares for consulting and management services provided to the Company.

     During the year ended December 31, 2006 Kevin Kreisler, the Company's Chief Executive Officer, received 12,500,000 shares valued at $20,000 for services provided to the Company.

Employment Agreements

         None.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GS AgriFuels

     The obligations of NextGen Acquisition, Inc. under the Term Note issued to Stillwater Asset-Based Fund, LP have been guaranteed by GS AgriFuels and by the following affiliates: GreenShift Corporation, GS Energy Corporation, GS
CleanTech Corporation, NextGen Fuel, Inc., Warnecke Design Services, Inc. and Warnecke Rentals, LLC (the "Guarantors"). Each of the Guarantors has pledged its assets to secure its guaranty.

     At the same time, the Debentures issued by NextGen Acquisition Inc. to Cornell Capital Partners LP are secured by a pledge of all of GS AgriFuels's assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc. and Mean Green Biodiesel #3, Inc. The subsidiaries of GS AgriFuels have pledged their assets to secure the Debentures. GreenShift Corporation, the parent of GS AgriFuels, and certain subsidiaries of GreenShift Corporation (including GS CleanTech Corporation and GS Energy Corporation) have also pledged their assets to secure the Debentures.

     In August 2005, GreenShift Corporation acquired 300,000 shares of GS AgriFuels' Series B Preferred Stock from three of its shareholders. The Series B shares were convertible into common stock with a market value of $345,000. The Series B Shares had voting rights equal to 67% of the fully diluted capital stock of GS AgriFuels. Kevin Kreisler, the Chairman and CEO of GS AgriFuels, is also the Chairman and CEO of GreenShift Corporation.

     In August 2005, GS AgriFuels entered into a Management Services Agreement with GreenShift Corporation under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement is for a term of five years and provides for GreenShift to receive $150,000 per year payable in cash or GS AgriFuels common stock. In May 2006, the agreement was amended to add to the compensation payable to GreenShift 2,000,000 common shares. In addition, GS AgriFuels agreed to issue to GreenShift options to purchase 6,000,000 common shares at $3.00 per share, to be issued on the later to occur of December 31, 2006 or the date on which GS AgriFuels commences construction of its first production facility, and to extend the term of the cash compensation of $150,000 per annum through May 23, 2011. The fair value of the options was calculated using the Black-Scholes model to be $144,000, and GS AgriFuels will recognize the related expense over the five year term of the management services agreement. Management fee expense of $8,013 was recognized during the year ended December 31, 2006 and $126,483 of prepaid management fees were recorded, of which $38,304 is considered short term and $97,683 is considered long term. GS AgriFuels issued 2,025,000 shares to GreenShift in payment of $37,500 of management fees due in the second quarter of 2006 and waived $37,500 of management fees for the first quarter of 2006. GS AgriFuels accrued $75,000 of expense related to the Management Services Agreement during the final six months of the year ended December 31, 2006.

     During the twelve months ended December 31, 2006, GS AgriFuels received $129,935 in short term loans from GreenShift Corporation. These loans bear interest at 8%, for which $6,945 in interest expense was accrued for the twelve months ended December 31, 2006. The total principal amount due to GreenShift for short term loans was $129,935 as of December 31, 2006.

     During  2006,  GS  CleanTech   Corporation,   a  subsidiary  of  GreenShift
Corporation, paid $174,875 on behalf of GS AgriFuels for services performed during the year. These non-interest bearing advances are payable on demand.

     On December 29, 2005, GS AgriFuels issued an $187,995 convertible debenture in exchange for its outstanding liability to GreenShift Corporation. The $187,995 convertible debenture was due and payable on December 31, 2006, bearing interest at 8% per year, payable in cash or convertible into GS AgriFuels' common shares. The number of issuable common shares upon conversion was equal to the amount of the note divided by the average of the three lowest closing market prices of the stock during the thirty trading days preceding conversion, provided such issuance did not give GreenShift more than a 4.95% ownership of GS AgriFuels. GS AgriFuels determined that the variable price conversion feature on the debenture was an embedded derivative, and recorded a note discount and derivative liability of $104,657 at December 31, 2005. During the year ended December 31, 2006, GreenShift paid $88,607 on behalf of GS AgriFuels for current liabilities and operating expenses. In exchange for these payments GS AgriFuels issued to GreenShift additional convertible debentures totaling $88,607. As of December 31, 2006, the principal balance due on these debentures was $276,602. For the year ended December 31, 2006, interest expense of $22,874 for this obligation was incurred and accrued. Interest expense from the amortization of the note discount was $104,657 for the year ended December 31, 2006, and the note discount has been fully amortized as of December 31, 2006.

     On June 7, 2006, GS AgriFuels acquired Mean Green BioFuels, Inc., a newly formed shell company, from GreenShift Corporation. At the closing, GreenShift Corporation also surrendered to GS AgriFuels 300,000 shares of GS Agrifuel's Series B Preferred Stock (which was convertible into 67% of GS AgriFuels' fully-diluted common stock). In exchange for the Mean Green BioFuels shares and GS AgriFuels' Series B Preferred Stock, GS AgriFuels assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631, and issued to GreenShift Corporation 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of GS AgriFuels' fully-diluted common stock).

     GS AgriFuels is party to an agreement with GS CleanTech Corporation, a subsidiary of GreenShift, pursuant to which GS CleanTech provides GS AgriFuels with engineering services and an exclusive license to use six patent-pending technologies in its production of fuels. In exchange for the license, GS AgriFuels will pay GS CleanTech a royalty equal to one percent of its gross sales. However, unless the aggregate royalty paid in each year after June 2008 exceeds $1 million, the license to GS AgriFuels will no longer be exclusive. The Agreement also provides that when GS CleanTech sells equipment to ethanol producers, it will require the ethanol producers to provide to GS AgriFuels a right of first refusal to purchase the distillers dried grain and other byproducts of the production process.

     On December 28, 2006, GS AgriFuels issued its President and CEO, Thomas Scozzafava, a Convertible Debenture due December 28, 2008 with a face amount of $250,000 for monies received by GS AgriFuels from Mr. Scozzafava in the amount of $250,000. The terms of the Convertible Debenture are the following: (i) an interest rate of eight percent payable, at the option of Mr. Scozzafava, in cash or registered common stock in GS AgriFuels Corporation or any combination thereof; (ii) shall become due and be payable monthly commencing March 31, 2007, unless otherwise waived or deferred by Mr. Scozzafava; (iii) payment in full or in part of principal plus accrued but unpaid interest shall be made only upon demand of Mr. Scozzafava into registered shares of common stock equal to the lower of (a) $3.00 per share; or (b) the lowest convertible debenture conversion price, preferred, common or any other class of stock or convertible security issuance price, or warrant or option issuance price, issued from December 28, 2006 until the time of conversion(s); or (c) 100% of the closing market price as of the date hereof provided that any such conversion price shall not trigger a lowering of the conversion price of any convertible debenture(s) outstanding at December 28, 2006. As of the date of this filing, Mr. Scozzafava has received neither cash re-payments of principal or cash payments of interest, nor has he exercised his right to convert any obligations in GS AgriFuels common stock.

     In August 2006 GS AgriFuels paid a $200,000 deposit to Warnecke Design Service, Inc. for the purchase of a NextGen Fuel 10 million gallon per year biodiesel system. The total purchase price for this system is $3,200,000, and it is expected that GS AgriFuels will take delivery of the system in the first quarter of 2007.

     NextGen Fuel, Inc. has an exclusive manufacturing agreement with Warnecke Design Service, Inc., for the design, fabrication, assembly, testing, and commissioning of NextGen Fuel's biodiesel production systems. During the year ended December 31, 2006, GS AgriFuels paid deposits under the manufacturing agreement totaling $800,000 to Warnecke, and had work in process inventory of $620,938, other deposits of $222,373, and accounts payable and accrued expenses of $144,707 due to Warnecke at December 31, 2006.

GS Energy

     Kevin Kreisler, GS Energy Corporation's Chairman and Chief Executive Officer is also the chairman and chief executive officer of GreenShift Corporation ("GreenShift"). GreenShift owns 80% of the fully diluted capital stock of GS Energy Corporation and provides management services to GS Energy Corporation. About 80% of the capital stock of GreenShift is held by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

     During the year ended December 31, 2005, GS Energy Corporation paid $150,000 in management fees to GreenShift for GreenShift's provision of management and other services. Additionally, for their services, Mr. Kreisler and James Grainer (former GS Energy Chief Financial Officer) each received 150,000,000 options exercisable at $0.0005 per share. During the year ended December 31, 2005, GS Energy Corporation's chairman advanced $43,085 to GS Energy Corporation for working capital. The advances, of which $21,659 was repaid, are unsecured and accrue interest at 8%. As of December 31, 2005, outstanding advances form GS Energy Corporation's chairman were $22,076.

     In connection with the April 1, 2005 transfer, and in consideration for the February 2005 agreement by GS Energy Corporation's chairman to guaranty repayment of the Highgate Debentures, the Board of Directors of GS Energy Corporation amended the terms of the Series A Preferred Stock. The Series A Preferred Stock was amended to be convertible into 875 shares of GS Energy Corporation's common stock with a provision that adjusts this conversion ratio so that the Series A Preferred Stock will be convertible into 70% of the common shares outstanding upon conversion. The holder of each share of Series A Preferred Stock is entitled to cast the same number of votes at a meeting of shareholders as equals the number of common shares into which the Preferred share could be converted.

     On June 1, 2005, GreenShift provided GS Energy Corporation with bridge financing of $50,000 to assist GS Energy Corporation with its completion of its acquisition of Warnecke Design Services, Inc. ("Warnecke"). GS Energy
Corporation had been unable to secure suitable financing due to GS Energy Corporation's debentures with Cornell and Highgate ($850,000 of which debentures relate back to the operations of BIB Holdings, Ltd.). To rectify this situation, GreenShift provided the bridge financing to GS Energy Corporation which GS Energy Corporation then used to close the Warnecke acquisition in conjunction with the issuance by GS Energy Corporation to Warnecke of a note for $350,000 bearing a term of 30 days and an interest rate of 6% (the "WDS Note"). GreenShift then assumed and paid off the WDS Note in return for 400,000 shares of Series C Preferred Stock in GS Energy Corporation with a face value of $400,000 and an 8% coupon.

     In consideration of the bridge financing and the assumption and conversion of the WDS Note by GreenShift, GS Energy Corporation agreed to amend its Series A Preferred Stock to allow for conversion at any time and, in the event of full conversion, to provide GreenShift with ongoing dilution protections equivalent to those granted under the Series A Preferred Stock Certificate of Designations, as amended, that act to at all times maintain GreenShift's common holdings in GS Energy Corporation equal to 70% of the fully diluted capital stock of GS Energy Corporation.

     On December 21, 2005 GS Energy Corporation acquired GreenShift's 30% stake in Air Cycle Corporation in return for 10% of GS Energy Corporation's fully diluted capital stock, which was executed by amending GreenShift's dilution protection agreement with GS Energy Corporation from 70% to 80%.

     During the year ended December 31, 2005 Serenity Capital, LLC excercised 50,000,000 options with exercise price of $0.0005 in exchange for a subscription receivable of $25,000. The sole member of Serenity Capital, LLC is a relative of the Company's CEO.

     The Company entered into a consulting agreement with Serenity Capital, LLC, dated January, 2, 2005, and amended March 31, 2005, for the provision of consulting services related to the distribution of industrial commodities and commodity valuation. The agreement called for the Company to issue to Serenity certain cash or stock in payment for the services, payable upon the provision of such services. During the year ended December 2005 the Company issued 150,000,000 shares to Serenity Capital, LLC for services performed under this agreement. The sole member of Serenity Capital is a relative of the Company's CEO. The agreement with Serenity Capital, LLC was cancelled during the year ended December 31, 2005

     The Company entered into a consulting agreement with Cyrus Capital, LLC, dated January, 2, 2005, and amended March 31, 2005, for the provision of consulting services related to the distribution of industrial commodities and commodity valuation. The agreement called for the Company to issue to Cyrus certain cash or stock in payment for the services, payable upon the provision of such services. During the year ended December 2005 the Company issued 50,000,000 shares to Cyrus Capital, LLC for services performed under this agreement. The sole member of Cyrus is a relative of the Company's CEO. The agreement with Cyrus Capital, LLC was cancelled during the year ended December 31, 2005.

     GS Energy Corporation entered into an "IT Services Agreement" with Candent Corporation dated January 2, 2005, and amended March 31, 2005, for the provision of technical and customer service support for GS Energy Corporation. The agreement called for GS Energy Corporation to issue to Candent $50,000 in cash or stock in payment for services provided during the first quarter 2005. The IT Services Agreement also called for ongoing services relative to the development of GS Energy Corporation's secondary commodities trading platform at the annualized rate of $100,000. 150,000,000 shares were issued to Candent at an average price of $0.0007 per share for services rendered in prior periods and during 2005. 150,000,000 performance-based options exercisable at $0.0005 per share were issued to Candent in April 2005. The president of Candent is the spouse of the Company's CEO. This agreement was cancelled as of December 31, 2005.

     During June 2005, WDS' president advanced $50,000 to WDS, which loan was unsecured and is due in full on demand along with interest accruing at 6% per annum. As of December 31, 2006, the balance due to the Company's president is $145,000.

     During the year ended December 31, 2006, GreenShift Corporation advanced $50,893 to GS Energy Corporation for operating expenses and GS Energy Corporation repaid $250,000 to GreenShift, resulting in a balance due from GreenShift of $203,441. This advance is unsecured, bears interest at 8% and is considered payable on demand.

     On March 13, 2006 Candent Corporation surrendered to GS Energy Corporation 251,507 shares of Series B Preferred Stock that GS Energy Corporation issued to Candent Corporation in 2004. The 251,507 shares represented all of the outstanding shares of Series B Preferred Stock. The Series B Preferred Stock was convertible into 4.95% of the outstanding GS Energy Corporation common stock, and the holder had the right to receive additional shares until the market value of the GS Energy Corporation shares received on conversion totaled $2,750,000. Candent surrendered the shares in response to the decision by GS Energy Corporation management to terminate the business operations that GS Energy Corporation acquired from Candent in exchange for the Series B preferred shares. The president of Candent Corporation is the wife of GS Energy's chairman. The stock of Candent Corporation is held in trust for the benefit of its president.

     In the fourth quarter of 2006, GS Energy cancelled all outstanding options issued to officers, and issued shares of common stock as a replacement award. James Grainer's 225,000,000 remaining options previously received for rendering consulting and management services, were cancelled and replaced with 120,000,000 shares of common stock.. In accordance with FASB 123R, the shares of common stock were deemed a replacement award and inasmuch as the Black-Scholes valuation of the options did not exceed the value of the shares on the grant date no additional expense was recorded.

     During the year ended December 31, 2006 James Grainer received 12,500,000 shares for consulting and management services provided to the Company. During the year ended December 31, 2005 Mr. Grainer received 125,000,000 shares for consulting and management services provided to the Company.

     During the year ended December 31, 2006 Kevin Kreisler, the Company's Chief Executive Officer, received 12,500,000 shares valued at $20,000 for services provided to the Company.

RIGHT OF FIRST REFUSAL MANUFACTURING AGREEMENT

     WDS holds the right of first refusal to provide all of the equipment manufacturing needs of GS CleanTech Corporation and GS AgriFuels Corporation. GS Energy, GS CleanTech and GS AgriFuels are all majority held subsidiaries of GreenShift Corporation.

SALES TO GS ETHANOL TECHNOLOGIES

     During the year ended December 31, 2006, WDS performed engineering and manufacturing services for GS Ethanol Technologies, Inc. ("GSET"), a subsidiary of GS CleanTech Corporation. GreenShift Corporation, the majority shareholder of GS Energy, is also the majority shareholder of GS CleanTech Corporation. Revenues related to services performed for GSET totaled $960,626 for the twelve months ended December 31, 2006. Also, at December 31, 2006 the Company had a receivable from GSET of $611,344.

     GSET has recently executed a number of agreements relative to its corn oil and animal fat extraction technologies and has acquired certain parts and inventory relating to these agreements that are currently located at the Company's manufacturing facility. As of December 31, 2006 the Company was in the process of performing the fabrication and assembly work on the projects in which these parts are utilized.

TRANSACTIONS WITH GS AGRIFUELS

     The company generated revenue from Mean Green Biofuels, Inc., a subsidiary of GS AgriFuels of $27,850 for the year ended December 31, 2006. GreenShift Corporation is the parent of GS AgriFuels.

     The Company is the exclusive manufacturer for NextGen Fuel, Inc., a subsidiary of GS AgriFuels. During the year ended December 31, 2006, the Company generated revenue of $944,580 for design, fabrication, assembly, testing, and installation services performed for NextGen Fuel, Inc. At December 31, 2006, the Company had a receivable due from NextGen Fuel, Inc. in the amount of $125,335.

     On October 31, 2006, the Company refinanced $568,958 in debt due to Fort Jennings State Bank and U.S. Bank with GS AgriFuels. The purpose of the refinancing was to grant to Stillwater Asset Backed Fund, LP a first priority security interest in all assets of the Company, and was a condition of Stillwater's loan to NextGen Acquisition, Inc.

ISSUANCE OF SERIES D PREFERRED STOCK

     On May 5, 2006, GreenShift exchanged 3,000,000,000 shares of GS Energy common stock and 625,000 shares of GS Energy Series A Preferred Stock for 1,000,000 shares of GS Energy Series D Preferred Stock. GS Energy Series D Preferred Stock includes dilution protections such that the preferred shares are convertible into 80% of GS Energy's issued and outstanding capital stock at the time of conversion.

TRANSFER OF ASSETS FROM GREENSHIFT CORPORATION

     On July 1, 2006, GS Energy acquired from its majority shareholder, GreenShift Corporation, all of GreenShift's interest in Sterling Planet, Inc., all of its interest in TerraPass, Inc., and all of the capital stock of four recently formed corporations: GS Solar, Inc., GS Wind, Inc., GS Hydro, Inc. and GS Wave, Inc.

TRANSFER OF ASSETS TO GREENSHIFT CORPORATION

     On October 9, 2006, GS Energy Corporation completed its sale of 100% of the outstanding capital stock of GS Carbon Trading, Inc. to DirectView, Inc. in return for 1.8 billion shares of DirectView's common stock and 100,000 shares of DirectView's new Series 2 Preferred Stock. DirectView's Series 2 Preferred Stock gives GS Energy voting rights equal to the number of common shares into which the Series 2 stock can be converted. The Series 2 Preferred Stock includes conversion adjustment provisions that , until December 31, 2008, automatically adjust the conversion and voting rate the Series 2 stock to be and remain equal to 80% of DirectView's fully-diluted issued and outstanding capital stock when taken with GS Energy's then-current DirectView common stock holdings. After December 31, 2008 the conversion rate and voting rights are such as they were on December 31, 2008.

     On October 18, 2006, GS Energy Corporation transferred to GreenShift Corporation, its majority shareholder, the following securities: 85% of the issued and outstanding equity of DirectView, Inc., 30% of the issued and outstanding equity of AirCycle Corporation, and 100% of the issued and outstanding equity of Separation and Recovery Technologies, Inc. In exchange for the securities, GreenShift Corporation's canceling future payments of certain debentures and other amounts due from GS Energy to GreenShift in the aggregate amount of six hundred thousand and four dollars ($604,000) and the canceling of four hundred thousand (400,000) shares of GS Energy's Series C Preferred Stock.

MERGER AGREEMENT WITH GS AGRIFUELS

     On October 18, 2006, GS Energy Corporation and GS AgriFuels Corporation executed an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms and conditions of the Merger Agreement, GS Energy will merge with and into GS Acquisition, Inc., a newly formed special purpose subsidiary of GS AgriFuels. As a result of the merger, GS Energy common stock shareholders will receive 1 share of GS AgriFuels common stock in return for every 1,000 shares of GS Energy common stock held at the time of the closing of the Merger. GS Energy preferred stock shareholders will receive GS AgriFuels preferred stock with rights and preferences substantially identical to their GS Energy shares. The closing of the merger will occur after approval of the merger by the shareholders of GS Energy.

     GS Energy owns a specialty manufacturing company, Warnecke Design Service, Inc., which currently provides manufacturing services for NextGen. GS AgriFuels acquired NextGen on October 30, 2006. A merger of GS Energy with GS AgriFuels is expected to be strategic to both companies for several reasons, including: (a) the integration of NextGen's and Warnecke Design's businesses can be expected to enhance operating margins for both companies while establishing an immediate stream of revenues and earnings for GS AgriFuels; and (b) merging GS Energy and GS AgriFuels can be expected to increase liquidity for both companies, which can be material to the future development activities of the combined companies. The foregoing descriptions of the transactions contemplated by GS AgriFuels and GS Energy are only a summary and are qualified in their entirety by reference to the documents filed as exhibits to this Current Report.

GUARANTEE AGREEMENT WITH STILLWATER ASSET-BASED FUND, LP

     On October 31, 2006 GS Energy guaranteed the following obligations:

a. 14-month Term Note in the principal amount of $6,000,000 issued by NextGen Acquisition, Inc. to Stillwater Asset-Based Fund, LP;

b. 3-year Secured Convertible Debenture in the principal amount of $13,000,000 issued by GS AgriFuels Corporation to Cornell Capital Partners, LP.

     GS Energy's guaranty was secured by a pledge of its assets. The proceeds of the financing transactions were used to fund the acquisition by GS AgriFuels Corporation of NextGen Fuels, Inc.

     GS AgriFuels Corporation is a subsidiary of GreenShift Corporation, which owns 80% of the equity in GS Energy Corporation. NextGen Acquisition, Inc. is a subsidiary of GS AgriFuels Corporation.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding beneficial ownership of GS AgriFuels' securities as of June 26,2007:

     o by each person who is known by us to beneficially own more than 5% of GS AgriFuels' securities; o by each of GS AgriFuels' officers and directors; and o by all of GS AgriFuels' officers and directors as a group.

     NAME AND ADDRESS                 TITLE OF            NUMBER OF             PERCENTAGE OF
          OF OWNER                     CLASS            SHARES OWNED (1)          CLASS (2)

Kevin Kreisler                       Common Stock          26,399,792(2)(3)           91%(2)(3)
One Penn Plaza, Suite 1612
New York, NY 10119

Thomas Scozzafava                    Common Stock             399,792(2)               1%
One Penn Plaza, Suite 1612
New York, NY 10119

All Officers and Directors           Common Stock          26,799,584                 92%
As a Group (2 persons)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 26,2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)  Based upon 29,007,072 shares issued and outstanding on June 26,2007

(3) The 26,399,792 shares listed for Kevin Kreisler are owned of record by GreenShift Corporation, of which Mr. Kreisler is Chairman, Chief Executive Officer and majority shareholder. Mr Kreisler owns approximately 80% of the shares and voting control of GreenShift and GreenShift owns approximately 91% of the shares and voting control of GS AgriFuels.

Security Ownership of Officers and Directors of the Combined Company after the Acquisition

     The following table sets forth certain information regarding beneficial ownership of GS AgriFuels' securities immediately following the Merger:

o by each person who is known by us to beneficially own more than 5% of GS AgriFuels' securities;

o    by each of GS AgriFuels' officers and directors; and

o    by all of GS AgriFuels' officers and directors as a group.


    NAME AND ADDRESS                  TITLE OF              NUMBER OF               PERCENTAGE OF
       OF OWNER                        CLASS              SHARES OWNED (1)             CLASS (2)

Kevin Kreisler                      Common Stock            36,388,447                    88%
One Penn Plaza, Suite 1612
New York, NY 10119

                                       72

Thomas Scozzafava                   Common Stock               399,792(2)                  1%
One Penn Plaza, Suite 1612
New York, NY 10119

All Officers and Directors          Common Stock            36,788,239                    89%
As a Group (2 persons)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 26, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 41,492,891 shares issued and outstanding immediately following the Merger.

(3) The 36,788,239 of the shares listed for Kevin Kreisler are owned of record by GreenShift Corporation, of which Mr. Kreisler is Chairman, Chief Executive Officer and majority shareholder. Mr Kreisler owns approximately 80% of the shares and voting control of GreenShift and GreenShift owns approximately 88% of the shares and voting control of GS AgriFuels.

(4) Prior to the acquisition Greenshift owned 26,399,392 shares of Agrifuels. Greenshift received an additional 9,988,655 shares as a result of the acquisition. Accordingly Greenshift owns 36,388,447 shares post acquisition.

SHARES ELIGIBLE FOR FUTURE SALE

     After the Acquisition of GS Energy, there will be 41,492,891 shares of GS AgriFuels common stock outstanding Of the total outstanding shares of 41,492,891 4,704,652 shares will be registered and freely tradable without securities law restriction, This amount represents shares owned by entities or persons that are not affiliated with GS Agrifuels. The shares of common stock being issued in connection with the Acquisition of GS Energy to GS Energy shareholders who are not members of the GS Energy majority, by virtue of registration hereunder, will be freely tradable. In addition, assuming the full conversion of all convertible debentures and all options and warrants to acquire Agrifuels shares, there will be 9,309,533 and 8,600625 shares of common stock issued upon conversion of secured convertible debentures and the exercise of outstanding options and warrants respectively. These shares will also be freely tradable, provided that there is a registration statement in effect at the time of their conversion and exercise. GS AgriFuels intends to use its best efforts to cause such a registration statement to be in effect as soon as possible. In addition, there may be shares of common stock that may be sold pursuant to Rule 144.See table below for a detailed description of outstanding convertible debentures, options and warrants.

     In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks' average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about GS AgriFuels. A person who has not been an affiliate of GS AgriFuels for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

     No prediction can be made about the effect that market sales of GS AgriFuels' common stock or the availability for sale of GS AgriFuels' common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for GS AgriFuels' securities and could impair its future ability to raise capital through the sale of common stock or securities linked to it.

GS AgriFuels Outstanding Convertible Debentures, Options and Warrants

Options/Warrants                                            Amount of Shares      Strike Price
----------------------------------------------------------------------------------------------

                       5/23/2006      GreenShift               6,000,000.00     $     3.00
                        3/6/2007      Sustainable Systems        534,500.00           3.50
                        3/6/2007      Sustainable Systems        267,500.00           7.00
                        3/6/2007      Sustainable Systems        133,625.00          10.50
                        6/7/2006      Cornell                  1,125,000.00          0.001
                       10/3/2006      Cornell                    540,000.00          0.001

               Total                                           8,600,625.00


Convertible Debenture                                           Face Amount     Conversion Price       Shares Issued
-----------------------------------------------------------------------------------------------------------------------
                        3/6/2007      Sustainable Systems     $3,552,005.00     $      4.50                789,334.44
                        3/6/2007      Sustainable Systems      3,552,013.00            4.50                789.336.22
                        6/7/2007      Cornell                  5,500,000.00            3.00              1,833,333.33
                        6/7/2006      Cornell                  1,949,631.00            3.00                649,877.00
                      10/30/2006      Cornell                 13,000,000.00            3.00              4,333,333.33
                      12/28/2006      Seaway Valley              250,000.00            3.00                 83,333.33
                      12/29/2005      GreenShift                 124,949.00            3.00                 41,649.67

               Total                                        $ 27,928,598.00             --               8,520,197.10



              THE COMBINED COMPANY'S SECURITIES FOLLOWING THE OFFER

     The following description of the material terms of the capital stock and warrants of the combined company following the Merger includes a summary of specified provisions of the certificate of incorporation (charter) and by-laws of GS AgriFuels that will be in effect upon completion of the Merger. This description is subject to the relevant provisions of Delaware General
Corporation Law (DGCL) and is qualified by reference to GS AgriFuels' charter and by-laws, copies of which are incorporated as exhibits by reference to this proxy statement/prospectus.

General

     GS AgriFuels' authorized capital stock will consist of 100,400,000 shares of all classes of capital stock, of which 100,000,000 will be shares of common stock, par value $0.0001 per share, and 400,000 will be shares of preferred stock, par value $0.0001 per share.

Common Stock

     Holders of GS AgriFuels' common stock will be entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

     Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of GS AgriFuels, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.. As of June 26, 2007, there were no shares of preferred stock issued and outstanding.


 Warrants

         In conjunction with GS AgriFuels' June 7, 2006 issuance of convertible debentures to Cornell Capital, GS AgriFuels issued to Cornell Capital 1,125,000 five year warrants to purchase GS AgriFuels common stock. The exercise price is $.001 or any lower price at which GS AgriFuels hereafter issues common stock to any third party.

     In conjunction with GS AgriFuels' October 31, 2006 issuance of convertible debentures to Cornell Capital, GS AgriFuels issued to Cornell Capital 540,000 five year warrants to purchase GS AgriFuels common stock. The exercise price is $.001 or any lower price at which GS AgriFuels hereafter issues common stock to any third party.

Options

     On May 23, 2006, GS AgriFuels entered into an amended management services agreement with GreenShift that provides for the issuance to GreenShift of 6,000,000 five year options to purchase GS AgriFuels common stock, exercisable at $3.00 per share, at the later of December 31, 2006 or the commencement of construction of a biodiesel plant.

Convertible Securities

     On December 29, 2005, GS AgriFuels issued an $187,995 convertible debenture in exchange for its outstanding liability to GreenShift Corporation. The $187,995 convertible debenture was due and payable on December 31, 2006, bearing interest at 8% per year, payable in cash or convertible into GS AgriFuels common shares. The number of issuable common shares upon conversion was equal to the amount of the note divided by the average of the three lowest closing market prices of GS AgriFuels' stock during the thirty trading days preceding conversion, provided such issuance does not give GreenShift more than a 4.95% ownership of GS AgriFuels. During the year ended December 31, 2006, GreenShift paid $88,607 on behalf of GS AgriFuels for current liabilities and operating expenses. In exchange for these payments, GS AgriFuels issued to GreenShift additional convertible debentures totaling $88,607. As of December 31, 2006, the principal balance due on these debentures was $276,602. The note discount has been fully amortized as of December 31, 2006.

     On June 7, 2006, GS AgriFuels entered into a Securities Purchase Agreement with Cornell Capital Partners LP under which Cornell committed to purchase $22,000,000 in Secured Convertible Debentures. The first Debenture, in the principal amount of $5,500,000 was purchased by Cornell on June 7, 2006, for which GS AgriFuels paid $600,000 in financing and structuring fees and received cash proceeds of $4,900,000. The Securities Purchase Agreement was amended on October 30, 2006 to provide for only the $5,500,000 debenture, with certain modifications (see below). Under the terms of the Securities Purchase Agreement (as amended on October 30, 2006), the Debentures carry an interest rate of 10%, and principal and interest on the Debenture, which are due at the maturity date of June 7, 2009, may be converted into common stock by Cornell Capital Partners at a conversion price equal to $3.00 per common share. However, the conversion price will be reduced to equal any price at which GS AgriFuels hereafter issues common stock or derivative securities. The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. If the bid price of GS AgriFuels stock falls below the conversion price, GS AgriFuels has the right to satisfy the redemption obligation by paying cash equal to 120% of the principal redeemed. For the year ended December 31, 2006, interest expense of $313,425 for this obligation was incurred and accrued. The Debentures are secured by a pledge of all of GS AgriFuels' assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc., and Mean Green Biodiesel #3, Inc. GS AgriFuels has agreed to file a registration statement with the Securities and Exchange Commission to enable Cornell to resell to the public any shares of GS AgriFuels common stock it acquires on conversion of the Debentures or exercise of the Warrant. The registration rights agreement with Cornell Capital entitles Cornell to liquidated damages for failure to register for the year ended December 31, 2006, and Cornell has waived any liquidated damages due for failure to register for the year ended December 31, 2006. This is a one time waiver and Cornell retains its rights under the registration rights agreement for future periods.

     In conjunction with the share purchase agreement with GreenShift, GS AgriFuels assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631. The Debenture carries an annual interest rate of 10%, and principal and interest on the Debenture, which are due at the maturity date of June 7, 2009, may be converted into common stock by Cornell Capital Partners at a conversion price equal to $3.00 per common share. However, the conversion price will be reduced to equal any price at which GS AgriFuels hereafter issues common stock or derivative securities. The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares.

     On October 30, 2006 GS AgriFuels completed a sale of securities to Cornell Capital Partners, LP pursuant to a Securities Purchase Agreement dated as of October 30, 2006. The June 2006 agreement was amended to terminate any further funding obligations. The October 2006 Agreement called for Cornell to purchase a Secured Convertible Debenture in the principal amount of $13 million. The Debenture was purchased by Cornell on October 30 for a payment of $11,635,000. The Secured Convertible Debenture will mature on October 30, 2009. Interest will accrue on the Debenture at the rate of 10% per annum and will be payable on the maturity date. If the market price of GS AgriFuels common stock is less than the conversion price, GS AgriFuels can redeem the Debenture for 120% of its principal amount. Cornell will be entitled to convert the accrued interest and principal amount of the Debenture into GS AgriFuels common stock at a conversion price of $3.00 (or any lower price at which GS AgriFuels hereafter issues common stock to any third party). The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. In consideration of Cornell's investment in the October 30, 2006 Debenture, GS AgriFuels issued to Cornell a five year Warrant to purchase 540,000 common shares. The exercise price is $.001 or any lower price at which GS AgriFuels hereafter issues common stock to any third party. GS AgriFuels has also agreed to file a registration statement with the Securities and Exchange Commission to enable Cornell to resell to the public any shares of GS AgriFuels common stock it acquires on conversion of the Debentures or exercise of the Warrant.

     Commencing on February 1, 2007, Cornell will also be entitled to convert into common stock up to $500,000 of the principal amount of the Debentures (including the $5,500,000 Debenture sold to Cornell on June 6, 2006) during any calendar month at a conversion price equal to 90% of the lowest daily Volume Weighted Average Price during the thirty trading days preceding conversion. However, GS AgriFuels may opt to redeem the portion of the Debentures offered for conversion in this manner by paying 120% of the amount converted.

     The Debentures are secured by a pledge of all of GS AgriFuels' assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc. and Mean Green Biodiesel #3, Inc. The subsidiaries of GS AgriFuels have pledged their assets to secure the Debentures. GreenShift Corporation, the parent of GS AgriFuels, and certain subsidiaries of GreenShift Corporation (including GS CleanTech Corporation, GS Energy Corporation and Viridis Capital) have also pledged their assets to secure the Debentures.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the shares of GS AgriFuels common stock is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, (801) 272-9294.

                                  LEGAL MATTERS

         Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

     The consolidated financial statements of GS AgriFuels Corporation as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006 have been incorporated herein and in the registration statement in reliance upon the reports of Rosenberg, Rich, Baker & Berman and Company, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of GS Energy Corporation as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006 have been incorporated herein and in the registration statement in reliance upon the reports of Rosenberg, Rich, Baker & Berman and Company, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in auditing and accounting.

                                  OTHER MATTERS

     Delaware law provides that no matter may be brought before a special meeting that is not stated in the notice of the special meeting.

                          FUTURE SHAREHOLDER PROPOSALS

     GS Energy will hold a 2007 annual meeting of GS Energy shareholders only if the merger is not completed. The deadline for receipt by GS Energy's secretary of shareholder proposals for inclusion in GS Energy's proxy materials for the 2007 annual meeting (if it is held), or of a shareholder's nomination of a candidate for director or proposal of other business is August 31, 2007.

                      DELIVERY OF DOCUMENTS TO STOCKHOLDERS

     Pursuant to the rules of the Securities and Exchange Commission, GS AgriFuels and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of GS AgriFuels' annual report to stockholders and proxy statement. Upon written or oral request, GS AgriFuels will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that GS AgriFuels deliver single copies of such documents in the future. Stockholders may notify GS AgriFuels of their requests by calling or writing it at its principal executive offices at One Penn Plaza, Suite 1612, New York, New York 10119.

                       WHERE YOU CAN FIND MORE INFORMATION

     GS AgriFuels files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

     You may read and copy reports, proxy statements and other information filed by GS AgriFuels with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

         GS AgriFuels files its reports, proxy statements and other information electronically with the SEC. You may access information on GS AgriFuels at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

     Information and statements contained in this proxy statement/prospectus or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

     All information contained or incorporated by reference in this proxy statement/prospectus relating to GS AgriFuels has been supplied by GS AgriFuels, and all such information relating to GS Energy has been supplied by GS Energy. Information provided by either of us does not constitute any representation, estimate or projection of the other.

     This proxy statement/prospectus incorporates important business and financial information about GS AgriFuels and GS Energy and its subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. To make this request, or if you would like additional copies of this proxy statement/prospectus or have questions about the Acquisition, you should contact:

GS AGRIFUELS CORPORATION                        GS ENERGY CORPORATION
One Penn Plaza, Suite 1612                      One Penn Plaza, Suite 1612
New York, New York 10119                        New York, New York 10119
Telephone: (212) 994-5374                       Telephone: (212) 994-5374

     To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is [ ], 2007.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, and the documents to which we refer you in this proxy statement/prospectus, contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements may be identified by the use of words such as "anticipate," "may," "can," "believe," "expect," "project," "intend," "likely," similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual outcomes and results to differ materially from those in any such forward-looking statements. These factors include, but are not limited to, the following:

o    GS AgriFuels' and GS Energy's ability to complete the merger;

o GS AgriFuels' ability to successfully integrate operations and to realize synergies from the acquisition;

o failure to obtain the shareholder approval of the merger or to meet other closing conditions to the merger;

o failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

o    general local economic and employment conditions;

o    GS  AgriFuels'  and  GS  Energy's  ability  to  effectively   manage  their
     operations, costs and capital spending;

o GS AgriFuels' and GS Energy's ability to sell new product offerings or enhanced services;

o    changes in accounting policies or practices;

o changes in GS AgriFuels' and GS Energy's ability to manage operating expenses and capital expenditures and reduce or refinance debt;

o    the  effects  of   technological   changes  and   competition   on  capital
     expenditures and product and service offerings;

o    increased medical, retiree and pension expenses;

o changes in income tax rates and tax laws of federal, state or foreign jurisdictions, and results of any federal, state or foreign income tax audits in the respective taxing jurisdictions; and

o general factors, including changes in economic, business and industry conditions.

     These and other uncertainties related to the businesses of GS AgriFuels and GS Energy are described in greater detail herein. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to GS AgriFuels, GS Energy or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. GS AgriFuels and GS Energy undertake no obligation to publicly update or revise any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.

                          INDEX TO FINANCIAL STATEMENTS

GS AGRIFUELS CORPORATION

For the Three Months Ended March 31, 2007 and 2006
         Balance Sheets                                                                          F-2
         Statements of Operations                                                                F-3
         Statements of Cash Flows                                                                F-4
         Notes to Consolidated Financial Statements                                              F-5

For the Years Ended December 31, 2006 and 2005

         Reports of Independent Registered Public Accounting Firm                                F-18
         Balance Sheets                                                                          F-19
         Statements of Operations                                                                F-20
         Statement of Stockholders' Equity                                                       F-21
         Statements of Cash Flows                                                                F-23
         Notes to Consolidated Financial Statements                                              F-24


GS ENERGY CORPORATION

For the Three Months Ended March 31, 2007 and 2006

         Balance Sheets                                                                          F-52
         Statements of Operations                                                                F-53
         Statements of Cash Flows                                                                F-54
         Notes to Consolidated Financial Statements                                              F-55


For the Years Ended December 31, 2006

         Reports of Independent Registered Public Accounting Firm                                F-57
         Balance Sheets                                                                          F-58
         Statements of Operations                                                                F-59
         Statement of Stockholders' Equity                                                       F-60
         Statements of Cash Flows                                                                F-63
         Notes to Consolidated Financial Statements                                              F-64

For the Years Ended December 31, 2005

         Reports of Independent Registered Public Accounting Firm                                F-75
         Balance Sheets                                                                          F-76
         Statements of Operations                                                                F-77
         Statement of Stockholders' Equity                                                       F-78
         Statements of Cash Flows                                                                F-80
         Notes to Consolidated Financial Statements                                              F-81



                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                             CONDENSED BALANCE SHEET
                        AS OF MARCH 31, 2007 (UNAUDITED)

                                                                         03/31/07
                                                                       ------------
ASSETS:
Current assets:
   Cash ............................................................   $  1,504,416
   Accounts receivable, net of allowance for doubtful accounts of $0        611,089
   Loans receivable - related party ................................        568,958
Inventory - work in progress .......................................        888,073
   Inventory .......................................................      3,262,585
   Supplies ........................................................         16,197
   Deposits ........................................................        269,770
   Deposits - related party ........................................        475,986
   Other current assets ............................................        109,820
   Other current assets - related parties ..........................          9,504
                                                                       ------------
       Total current assets ........................................      7,716,398

   Property, plant and equipment, net ..............................      3,577,040

Other Assets:
   Investments in unconsolidated subsidiaries at cost ..............      2,501,324
     Deferred financing fees .......................................      1,787,301
   Intangible asset - energy technologies ..........................     13,825,000
   Goodwill ........................................................     18,613,442
   Other assets - related party ....................................         25,025
                                                                       ------------
       Total other assets ..........................................     36,752,092
                                                                       ------------

TOTAL ASSETS .......................................................   $ 48,045,530
                                                                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable ................................................      1,844,146
   Accrued expenses ................................................        116,513
   Accrued interest ................................................      1,292,684
   Accrued interest - related party ................................         40,513
   Customer deposits ...............................................      3,997,000
   Due to related parties ..........................................        370,080
   Notes payable ...................................................     11,273,437
   Convertible debenture - related party ...........................        124,949
                                                                       ------------
       Total current liabilities ...................................     19,059,322

Long term notes payable ............................................      4,570,804
Long term convertible debentures (net of discount) .................     26,602,908
                                                                       ------------
            Total long term liabilities ............................     31,173,712

TOTAL LIABILITIES ..................................................     50,233,034

Stockholders' deficiency:
   Preferred Stock, par value - $0.0001
     Series A convertible preferred stock, par value - $0.0001
       400,000 shares authorized, 37,350 shares
         issued and outstanding ....................................              4
   Common Stock, par value - $0.0001
       100,000,000 shares Authorized, 29,007,072 shares
         issued and outstanding ....................................          2,901
Additional paid-in capital .........................................     (7,284,492)
Accumulated deficit ................................................     (3,154,850)
Deficit accumulated during development stage .......................     (6,320,051)
                                                                       ------------
Total stockholders' deficiency .....................................     (2,187,504)
                                                                       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........................   $ 48,045,530
                                                                       ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                                    F-2


                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006 (UNAUDITED)

                                                                                 Cumulative
                                                                                Amounts Since
                                                                                Inception of
                                                                                Development
                                                                                 Stage 4/1/06
                                                    3/31/07        3/31/06       to 3/31/07
                                                --------------------------------------------
Revenues ...................................   $    418,138    $       --      $    470,368
  Cost of revenues .........................        456,888            --           489,393
                                               ------------    ------------    ------------
     Gross profit ..........................   $    (38,750)   $       --      $    (19,025)

Operating expenses:
    Selling, general and administrative ....        531,918          10,020       1,250,335
    Stock-based compensation ...............      1,884,781            --         1,942,437
    Amortization - intangibles .............        518,288            --           875,000
                                               ------------    ------------    ------------
Total Operating Expenses ...................      2,934,987         (10,020)      4,067,772
                                               ------------    ------------    ------------
Operating Loss .............................   $ (2,973,737)   $    (10,020)   $ (4,086,797)

Other income (expense):
    Amortization of deferred financing costs       (222,975)           --          (453,175)
    Gain on FMV of derivative ..............           --              --           104,067
    Grant income ...........................         76,960            --            76,960
    Miscellaneous income ...................            176            --               176
    Interest expense .......................       (916,491)        (29,734)     (1,905,805)
    Interest expense - related party .......        (17,640)           --           (55,476)
                                               ------------    ------------    ------------
        Total other expense, net ...........     (1,079,970)        (29,734)     (2,233,254)
                                               ------------    ------------    ------------
Loss before provision for income taxes
Provision for income taxes .................     (4,053,707)        (29,734)     (6,320,051)
                                               ------------    ------------    ------------
Net loss ...................................   $ (4,053,707)   $    (39,754)   $ (6,320,051)


Net loss per common share, basic and diluted   $      (0.14)   $      (0.80)

Weighted average shares of common stock
Outstanding, basic and diluted .............     28,436,826          50,000
                                               ============    ============



       The notes to the Consolidated Financial Statements are an integral part of these statements.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED MARCH 31, 2007 (UNAUDITED)
                              AND 2006 (UNAUDITED)
                                                                                               Cumulative
                                                                                              Amounts Since
                                                                                              Inception of
                                                                                              Development
                                                                                              Stage, 4/1/06
                                                              3/31/07          3/31/06          to 3/31/07
                                                             -----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ...................................................   $(4,053,707)   $   (39,754)    (6,320,051)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
    Depreciation ...........................................         8,534           --            8,534
    Amortization of deferred financing costs ...............       222,724           --          452,924
    Amortization of note discount ..........................        91,219           --          237,588
    Amortization of Energy Technology ......................       518,288           --          875,000
    Issuance of equity securities for services .............     1,884,781           --        1,942,437
    Change in FMV of derivatives ...........................          --             --         (104,067)
    Changes in assets and liabilities:
        Accounts receivable ................................        60,355           --            8,125
        Other current assets ...............................        96,428           --          294,416
        Deposits ...........................................      (125,905)          --         (745,756)
        Customer deposits ..................................     2,342,250           --        2,920,500
        Inventory ..........................................      (190,497)          --       (1,036,834)
        Other ..............................................        97,933           --           97,933
        Accounts Payable ...................................      (841,010)          --         (532,567)
        Accrued interest ...................................       626,145           --        1,296,926
        Accrued expenses ...................................      (156,659)          --          (24,946)
                                                               -----------    -----------    -----------
         Net cash used in operating activities .............       580,879           --         (629,839)
                                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Cash investment in unconsolidated subsidiaries ..........          --             --       (4,501,324)
    Cash outlay for property and equipment .................      (390,983)          --         (390,983)
    Cash acquired from acquisition of subsidiaries .........     1,109,490           --        3,390,427
                                                               -----------    -----------    -----------
         Net cash provided by (used in) investing activities       718,507           --       (1,501,880)
                                                               -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Borrowings from related parties-short term .............        65,261         39,754        195,205
    Issuance (repayment) of convertible
      debentures-related party .............................      (151,653)          --         (113,494)
    Net proceeds from long-term convertible debentures .....          --             --        4,900,000
    Net proceeds from related party convertible debentures .       250,000           --          250,000
    Repayments on Notes Payable ............................      (965,250)          --       (1,595,576)
                                                               -----------    -----------    -----------
                  Net cash provided by financing activities       (801,642)          --        3,636,135

Increase (decrease) in cash ................................       497,744           --        1,504,416
Cash at beginning of period ................................     1,006,672           --             --
                                                               -----------    -----------    -----------
Cash at end of period ......................................   $ 1,504,416    $      --      $ 1,504,416
                                                               ==========     ===========    ===========



         The notes to the Condensed Financial Statements are an integral part of these statements.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

The consolidated interim financial statements included herein have been prepared by GS AgriFuels Corporation ("GS AgriFuels" or "the Company"), pursuant to the rules and regulations of the Securities and Exchange Commission with regard to Regulation S-B and, in the opinion of management, include all adjustments which, except as described elsewhere herein, are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The financial statements presented herein should be read in connection with the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

For the period ended March 31, 2007, the accompanying consolidated financial statements include all accounts of GS AgriFuels Corporation and its wholly-owned subsidiaries, Mean Green BioFuels, Inc., NextGen Acquisition, Inc. and Sustainable Systems, Inc. from March 6, 2007 (date of acquisition) through March 31, 2007. All significant intercompany balances and transactions were eliminated in consolidation.

COST METHOD OF ACCOUNTING FOR UNCONSOLIDATED SUBSIDIARIES

The Company accounts for its 10% investment in ZeroPoint Clean Tech, Inc. under the cost method. Application of this method requires the Company to periodically review these investments in order to determine whether to maintain the current carrying value or to write off some or all of the investments. While the Company uses some objective measurements in its review, the review process involves a number of judgments on the part of the Company's management. These judgments include assessments of the likelihood of ZeroPoint to obtain additional financing, to achieve future milestones, make sales and to compete effectively in its markets. In making these judgments the Company must also attempt to anticipate trends in ZeroPoint's industry as well as in the general economy. Based on management's assessment, the Company believes there is no impairment at March 31, 2007.

SHARE BASED PAYMENT

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company's stock is measured on the date of stock issuance or the date an option/warrant is granted. The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R), SHARE-BASED PAYMENT, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. The Company also followed the disclosure requirements of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

REVENUE RECOGNITION

We recognize revenue from the sale of equipment when persuasive evidence of an arrangement exists, title and risk of loss transfers to the customers, prices are fixed and determinable, and it is reasonably assured the related accounts receivable is collectible. Our sales terms primarily are FOB shipping point.

The liability "customer deposits" represents amounts invoiced to customers for deposits and partial payments on orders or projects not complete for delivery. The revenue, along with the project costs, is recognized upon delivery or completion of the project for the customer.

RECEIVABLES AND CREDIT CONCENTRATION

Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable has not been reduced by any valuation allowance as of December 31, 2006. The receivables in question are fairly new and it is GS AgriFuels' view that 100% will be collected. Management will consider the need to establish a valuation allowance and review that allowance on a quarterly basis.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the lease or their useful lives. The Company uses the straight line method for amortization and depreciation and depreciates its vehicles over a five year period, equipment over a 3-18 year period, lease hold improvements over a 15-20 year period, and intangible assets over a 15-20 year period. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal, and repair and maintenance expenditures are expensed as incurred. Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations.
Expenditures for major renewals and improvements which extend the life or usefulness of the asset, are capitalized.

GOODWILL AND INTANGIBLE ASSETS

GS AgriFuels accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Intangibles with definite lives consist primarily of developed technologies, which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Based on management's assessment, the Company believes there is no impairment at March 31, 2007.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

INVENTORIES

Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out (FIFO) method. Inventories consist of work in process used in our biodiesel production segment. Inventory at the oilseed crush facility consists of seed commodity at the various stages of manufacture. The commodity is valued based on the standard contract signed by all the growers plus the cost of crushing the seed. A physical inventory is performed monthly by measuring all the level in the tanks and bins during each stage. All the seed commodity is weighed on a scale that is state certified as it comes into the plant and as it leaves the plant in its final stage.

3. STOCKHOLDERS EQUITY

Our authorized capital stock consists of 50,000,000 shares of common stock, 10,000,000 shares of Series C Preferred Stock, and 400,000 shares of Series A Preferred Stock. The Board of Directors is authorized to issue the preferred stock with any rights and preferences that the Board of Directors decides are appropriate. As of March 31, 2007, there were 29,007,072 shares of our common stock outstanding and 37,350 shares of our Series A Preferred Stock outstanding.

                          CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. STOCKHOLDERS' EQUITY (continued)

COMMON STOCK

On January 13, 2006 the Board of Directors of GS AgriFuels unanimously adopted a resolution to amend the Certificate of Incorporation to effect a reverse split of GS AgriFuels' outstanding common stock at a ratio of 1:1000 (the "Reverse Split"). The holder of shares representing a majority of the voting power of GS AgriFuels' outstanding voting stock subsequently gave written consent to the resolution. The Company filed the Amendment to its Certificate of Incorporation with the Secretary of the State of Delaware on May 18, 2006, and the Reverse Split was effective as of that date. All per share amounts in the accompanying financial statements have been adjusted to reflect the reverse split.

SERIES A PREFERRED STOCK

In 2001 the Company issued shares of Series A Preferred Stock. 37,350 of those shares remain outstanding. By their terms, they automatically converted into
37.35 shares of common stock (adjusted to reflect the 1-for-1000 reverse stock split in 2006. In November 2006 a claim was made by certain holders of the Series A Preferred Stock that they are entitled to receive 8,300,000 shares of common stock by reason of promises made to them by prior management of the Company and actions taken by the sole director of the Company in 2003. Current management has reviewed the claims and the underlying facts, and has concluded that the claims are not legally valid. Negotiations are ongoing, aimed at a resolution of the claims.

SERIES C PREFERRED STOCK

In conjunction with the June 7, 2006 Mean Green BioFuels, Inc. share purchase agreement with GreenShift Corporation, the Company's parent (See Note 4), GreenShift surrendered 300,000 of Series B Preferred Stock (which was convertible into 67% of the Company's fully-diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631 and issued to GreenShift 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of the Company's fully-diluted common stock).

On October 17, 2006 GreenShift Corporation converted 1,000,000 shares of Series C Preferred Stock, representing 100% of the issued and outstanding Series C Preferred Stock, into 26,000,000 shares of common stock.

STOCK OPTIONS

On May 23, 2006, GS AgriFuels entered into an amended Management Services Agreement with GreenShift that provides for the issuance to GreenShift of 6,000,000 five year options to purchase GS AgriFuels common stock, exercisable at $3.00 per share, at the later of December 31, 2006 or the commencement of construction of a biodiesel plant. The fair value of the options was determined to be $144,000, and was calculated using the Black-Scholes Option Pricing Model. The Management Services Agreement was terminated effective January 1, 2007. As a result, the Company wrote-off $126,483 of prepaid expense related to the Agreement during the three months ended March 31, 2007.

On March 6, 2007, GS AgriFuels acquired the remaining 85% of the outstanding capital stock of Sustainable Systems, Inc. Under the purchase agreement, GS AgriFuels issued the following performance-based options: 534,500 five year options to purchase GS AgriFuels common stock, exercisable at $3.50 per share, 267,250 five year options to purchase GS AgriFuels common stock, exercisable at $7.00 per share and 133,625 five year options to purchase GS AgriFuels common stock, exercisable at $10.50 per share. The fair value of the options was determined to be $1,102,673, $527,017 and $255,090, respectively, and was calculated using the Black-Scholes Option Pricing Model.

STOCK WARRANTS

In conjunction with GS AgriFuels's June 7, 2006 issuance of convertible debentures to Cornell Capital, GS AgriFuels issued to Cornell Capital 1,125,000 five year warrants to purchase GS AgriFuels common stock that are exercisable at $.001 per share to Cornell Capital Partners. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded a note discount of $30,375. The note discount is being amortized over the term of the debenture.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. STOCKHOLDERS' EQUITY (continued)

In conjunction with GS AgriFuels's October 30, 2006 issuance of convertible debentures to Cornell Capital, GS AgriFuels issued to Cornell Capital 540,000 five year warrants to purchase GS AgriFuels common stock that are exercisable at $.001 per share to Cornell Capital Partners. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded a note discount of $1,079,460. The note discount is being amortized over the term of the debenture.

Summarized information about GS AgriFuels' stock options and warrants outstanding at March 31, 2007 is as follows:

Weighted Average                        Number of Shares      Exercise Price

Outstanding at January 1, 2007           7,665,000              $ 2.35
Granted at fair value                      935,375                5.50
Forfeited                                     --                   --
Exercised                                     --                   --
                                         ---------             -------
Outstanding at March 31, 2007            8,060,375                2.87

Summarized   information   about  GS  AgriFuels's  stock  options  and  warrants
outstanding at March 31, 2007 is as follows:

Exercise Prices  Number of Options   Weighted Average    Weighted Average                       Exercisable
                   Outstanding          Remaining        Exercise Price    -----------------------------------------------
                                    Contractual Life                       Number of Options     Weighted Average Exercise
                                                                                                             Price
--------------------------------------------------------------------------------------------------------------------------
$0.001         1,665,000                5.00               0.001               1,665,000                       0.001
$3.000         6,000,000               10.00               3.000               1,200,000                       3.000
$3.500           534,500                5.00               3.500                 534,500                       3.500
$7.000           267,250                5.00               7.000                 267,250                       7.000
$10.500          133,625                5.00              10.500                 133,625                      10.500
               8,060,375                                                       8,060,375

The fair value of each option  granted  during 2007 is  estimated on the date of
grant  using  the   Black-Scholes   option-pricing   model  with  the  following
assumptions:

                                                 2007
                                              ---------
Dividend yield                                      --
Expected volatility                               150%
Risk-free interest rate                          4.53%
Expected life                                    5yrs.

4. ACQUISITIONS & MERGERS

GS AgriFuels follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged.

On June 7, 2006, the Company acquired Mean Green BioFuels, Inc., a newly formed company, from GreenShift Corporation. At the closing, GreenShift Corporation surrendered to the Company 300,000 shares of the Company's Series B Preferred Stock (which was convertible into 67% of the Company's fully-diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. ACQUISITIONS & MERGERS (continued)

amount of $1,949,631 and issued to GreenShift 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of the Company's fully-diluted common stock). Since the combination was consummated between entities under common control, the transaction was accounted for at book value, and the amount of consideration paid over the book value of assets received of $1,950,601 was recorded as a reduction of paid in capital. Prior to the acquisition, the predecessor operations of Mean Green BioFuels, Inc. recorded an operating loss of $57,573 for the period from January 1, 2006 to May 23, 2006.

On October 18, 2006, GS Energy Corporation and GS AgriFuels Corporation executed an Agreement and Plan of Merger. Pursuant to the terms and conditions of the Merger Agreement, GS Energy will merge with and into GS Acquisition, Inc., a newly formed special purpose subsidiary of GS AgriFuels. As a result of the merger, GS Energy common stock shareholders will receive (one)1 share of GS AgriFuels common stock in return for every one thousand (1,000) shares of GS Energy common stock held at the time of the closing of the Merger which equals approximately 2,500,000 shares of GS AgriFuels common stock. GreenShift Corporation, which owns preferred stock in GS Energy will receive GS AgriFuels Series D Preferred Stock. The closing of the merger will occur after approval of the merger by the shareholders of GS Energy.

GS Energy owns a specialty manufacturing company, Warnecke Design Service, Inc., which currently provides manufacturing services for NextGen. A merger of GS Energy with GS AgriFuels is expected to be strategic to both companies for several reasons, including: (a) the integration of NextGen's and Warnecke Design's businesses can be expected to enhance operating margins for both companies while establishing an immediate stream of revenues and earnings for GS AgriFuels; and (b) merging GS Energy and GS AgriFuels can be expected to increase stock market liquidity for both companies, which can be material to the future development activities of the combined companies.

On October 30, 2006 GS AgriFuels, through its subsidiary NextGen Acquisition, Inc., completed the acquisition of NextGen Fuel, Inc. The total purchase price of $21,204,437 paid $17,000,000 in cash at closing and notes payable issued to the sellers for $4,204,437. The seller notes are payable upon NextGen obtaining sales of at least $7,500,000 subsequent to the acquisition. The Company engaged a third party valuation expert to perform the purchase price allocation, and the purchase price was allocated as follows: $2,280,937 to cash; $14,700,000 to the intangible asset energy technologies, amortizable over the expected useful life of seven years; $5,453,816 to goodwill; $153,800 to accounts payable and accrued expenses; and $1,076,500 to customer deposit liability. To fund the acquisition of NextGen, GS AgriFuels issued a $13,000,000 convertible debenture to Cornell Capital Partners and a $6,000,000 Senior Secured Term note to Stillwater Asset Backed Fund, LP, the proceeds both of which are detailed below. See Note 6 Financing Arrangements for additional details on the seller note due to the NextGen's former shareholders.

On January 16, 2007, GS AgriFuels executed an agreement with Fulton Biodiesel, LLC, a subsidiary of Homeland Energy Biofuels, LLC ("Homeland Energy") to form GS Fulton Biodiesel LLC ("GS Fulton Biodiesel"). The agreement calls for GS AgriFuels to own 80% of this company and the construction of a ten million gallon per year biodiesel plant in Fulton, New York which will be the first commercial-scale facility in New York. GS Fulton Biodiesel and NextGen Fuel, Inc. are party to a settlement and services agreement that requires the payment of $660,000 to an engineering and design firm for technical services to be provided for the construction of the facility. As of December 31, 2006 NextGen Fuel, Inc. deposited $220,000 into an escrow account under the terms of this agreement. The engineering and design firm subsequently refused to accept payment and disputes certain provisions of the settlement and services agreement and the escrow amount was returned.

On March 6, 2007, GS AgriFuels completed the acquisition of the remaining approximately 85% of the outstanding capital stock of Sustainable Systems, Inc (prior to the acquisition, the Company had invested $2,000,000 in Sustainable Systems which had been accounted for under the cost method and represented approximately 15% of the outstanding stock). The total negotiated purchase price of $12,657,093, to be paid as follows: $100,000 in a short term note payable, notes payable issued to the sellers for $1,900,000, two convertible debenture issued to the sellers for totaling $7,104,018, and $3,553,075 in GS AgriFuels' common stock at an agreed upon fair value of $4.50 per share. The $1.9 million note is due upon the completion and commissioning of Sustainable's current plant expansion. The two $3.55 million debentures are due on the first anniversary of the closing and the second anniversary of the closing, respectively. The Company has engaged a third party valuation expert who is in the process of determining the purchase price allocation. The excess of the purchase price over the net assets has been recorded in Goodwill in the amount of $13,159,626 until

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. ACQUISITIONS & MERGERS (continued)

the identifiable intangibles can be valued. GS AgriFuels' results of operations for the period include the results of operations of Sustainable Systems from March 6, 2007 through March 31, 2007. Proforma results for the three months ended March 31, 2007 including sustainable from January 1, 2007 are revenues of $1,903,517, net loss of $3,899,904, and loss per share of $0.14.

The Company is party to a Development Services Agreement with Mean Green Biodiesel of Georgia, LLC (f/k/a Cantrell Winsness Technologies, LLC) that includes assignment of rights in and to the Company's planned biodiesel project in Memphis, Tennessee. The terms of this agreement include reimbursement by Mean Green Biodiesel of Georgia, LLC of expenses incurred by the Company both prior and subsequent to the execution of the Development Services Agreement, the retention of 9% equity ownership stake by the Company in first ten million gallon per year facility developed for Mean Green Biodiesel of Georgia, LLC at the site, and the purchase of one ten million gallon per year biodiesel system from NextGen Fuel, Inc. Mean Green Biodiesel of Georgia, LLC is owned by a former consultant to the Company. The Company may decide to co-locate a wholly- or majority-owned biodiesel production facility at the Memphis site.

5. RELATED PARTY TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT WITH GREENSHIFT

In August 2005, the Company entered into a Management Services Agreement with GreenShift Corporation under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement was for a term of five years and provided for GreenShift to receive $150,000 per year payable in cash or the Company's common stock. On May 23, 2006, the management services agreement with GreenShift was amended to include the issuance of 6,000,000 options to purchase GS AgriFuels common stock at $3.00 per share at the later to occur of December 31, 2006 or the commencement of construction of a biodiesel plant, and extend the term of the cash compensation of $150,000 per annum through May 23, 2011. The fair value of the options was calculated using the Black-Scholes model to be $144,000, and the Company will recognize the related expense over the five year term of the management services agreement. Management fee expense of $8,013 was recognized during the year ended December 31, 2006 and $126,483 of prepaid management fees were recorded, of which $28,800 was considered short tem and $97,683 was considered long term. GS AgriFuels issued 2,025,000 shares to GreenShift in payment of $37,500 of management fees due in the second quarter of 2006 and to waived $37,500 of management fees for the first quarter of 2006. The Management Services Agreement was terminated effective January 1, 2007. As a result, the Company wrote-off $126,483 of prepaid expense related to the Agreement during the three months ended March 31, 2007.

SHARE PURCHASE AGREEMENT WITH GREENSHIFT

On June 7, 2006, the Company acquired Mean Green BioFuels, Inc., a newly formed company, from GreenShift Corporation. At the closing, GreenShift Corporation surrendered to the Company 300,000 shares of the Company's Series B Preferred Stock (which was convertible into 67% of the Company's fully-diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631 and issued to GreenShift 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of the Company's fully-diluted common stock). Since the combination was consummated between entities under common control, the transaction was accounted for at book value, and the amount of consideration paid over the book value of assets received of $1,950,601 was recorded as a reduction of paid in capital. Prior to the acquisition, the predecessor operations of Mean Green BioFuels, Inc. recorded an operating loss of $57,573 for the period from January 1, 2006 to May 23, 2006.


LOAN TO COMPANY FROM SEAWAY VALLEY FUND

On December 28, 2006, the Company issued Seaway Valley Fund, LLC a Convertible Debenture due December 28, 2008 with a face amount of $250,000 for monies received by the Company in January 2007 from Seaway Valley in the amount of $250,000. The terms of the Convertible Debenture are the following: (i) an interest rate of eight percent (8%) payable, at the option of Seaway Valley, in cash or registered common stock in GS AgriFuels Corporation or any combination thereof; (ii) shall become due and be payable monthly commencing March 31, 2007, unless otherwise waived or deferred by Seaway Valley; (iii) payment in full or in part of principal plus accrued but unpaid interest shall be made only upon demand by Seaway Valley commencing April 30, 2007; (iv) any unpaid balance, at the option of Seaway Valley, shall become immediately due and payable without notice or demand in the event of default, and (v) any accrued and unpaid interest shall be convertible upon

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


5. RELATED PARTY TRANSACTIONS (continued)

demand of Seaway Valley into registered shares of common stock equal to the lower of: (a) $3.00 per share; or (b) the lowest convertible debenture conversion price, preferred, common or any other class of stock or convertible security issuance price, or warrant or option issuance price, issued from December 28, 2006 until the time of conversion(s); or (c) 100% of the closing market price as of the date hereof provided that any such conversion price shall not trigger a lowering of the conversion price of any convertible debenture(s) outstanding at December 28, 2006. As of the date of this filing, Seaway Valley has not exercised his right to convert any obligations in GS AgriFuels common stock. For the three months ended March 31, 2007, interest expense of $3,616 has been accrued for this obligation. The controlling member of Seaway Valley is the Company's President and CEO.

OTHER RELATED PARTY TRANSACTIONS

GS AgriFuels is party to an agreement with GS CleanTech Corporation, a subsidiary of GreenShift, pursuant to which GS CleanTech provides GS AgriFuels with technology rights, engineering services, and right of first refusal rights to purchase GS CleanTech's inventory of clean fuel feedstocks. Under the agreement, GS AgriFuels holds the exclusive rights to the use of GS CleanTech's technologies that are deployed in ethanol plants to obtain biodiesel feedstocks from co-products of ethanol production.

In August 2006 GS Agrifuels paid a $200,000 deposit to Warnecke Design Service, Inc. for the purchase of a NextGen Fuel 10 million gallon per year biodiesel system. The total purchase price for this system is $3,200,000, and it is expected that GS Agrifuels will take delivery of the system in the third or fourth quarter of 2007.

NextGen  Fuel,  Inc.,  has an exclusive  manufacturing  agreement  with Warnecke
Design Service, Inc., for the design, fabrication, assembly, testing, and commissioning of NextGen Fuel's biodiesel production systems. During the three months ended March 31, 2007, the Company paid deposits under the manufacturing agreement totaling approximately $126,000 to Warnecke during the year ended December 31, 2006, and had work in process inventory of $888,073, other deposits of $475,936, and accounts payable and accrued expenses of $362,123 due to Warnecke at March 31, 2007. GreenShift Corporation, the Company's majority shareholder, is also the majority shareholder of GS Energy Corporation. Warnecke Design Service, Inc. is a wholly owned subsidiary of GS Energy Corporation.


The Company is party to a Development Services Agreement with Mean Green Biodiesel of Georgia, LLC (f/k/a Cantrell Winsness Technologies, LLC) that includes assignment of rights in and to the Company's planned biodiesel project in Memphis, Tennessee. The terms of this agreement include reimbursement by Mean Green Biodiesel of Georgia, LLC of expenses incurred by the Company both prior and subsequent to the execution of the Development Services Agreement, the retention of 9% equity ownership stake by the Company in first ten million gallon per year facility developed for Mean Green Biodiesel of Georgia, LLC at the site, and the purchase of one ten million gallon per year biodiesel system from NextGen Fuel, Inc. Mean Green Biodiesel of Georgia, LLC is owned by a former consultant to the Company. The Company may decide to co-locate a wholly- or majority-owned biodiesel production facility at the Memphis site.

6. FINANCING ARRANGEMENTS

The following is a summary of the Company's financing arrangements as of March 31, 2007:

Short-term borrowings
     Short term loans - Greenshift ..................   $   195,205
     Short term loans - affiliate ...................   $   174,875
     Convertible debenture - GreenShift .............   $   124,949
                                                        -----------
             Total short-term borrowings ............   $   495,030

Long term convertible debentures:
     Convertible debenture - Cornell Capital Partners   $ 1,949,631
     Convertible debenture - Cornell Capital Partners   $ 5,500,000
     Convertible debenture - Cornell Capital Partners   $13,000,000

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. FINANCING ARRANGEMENTS (Continued)

Note discounts .................................   $   (950,741)
     Convertible debenture - Sustainable sellers   $  3,552,005
     Convertible debenture - Sustainable sellers   $  3,552,013
                                                   ------------
Total of long term convertible debentures ......   $ 26,602,908

Long-term debt, current portion:
     Note payable - Sustainable Sellers ........   $    100,000
     Note payable - Stillwater .................   $  5,094,000
     Note payable - NextGen sellers ............   $  4,029,437
     Note payable - T Scozzafava ...............   $    250,000
     Note payable - American State Bank ........   $  1,800,000
                                                   ------------
         Total long-term debt, current portion .   $ 11,273,437

Long-term debt, long term portion:
     Note payable - Sustainable sellers ........   $  1,900,000
     Notes Payable - MT Dept of Agriculture ....   $    124,052
     Note Payable - First Community Bank .......   $  1,381,734
     Note Payable - Great Northern Development .   $    300,000
     Note Payable - Great Northern Development .   $    724,162
     Note payable - Great Northern Development .   $    140,857
                                                   ------------
     Total long-term debt, current portion .....   $  4,570,804



The following chart is presented to assist the reader in analyzing GS AgriFuels's ability to fulfill its fixed debt service requirements of March 31, 2007 and GS AgriFuels' ability to meet such obligations:

Year                                      Amount
-----------------------------------------------------
2007                                     $11,668,467
2008                                       5,452,005
2009                                      24,101,643
2010                                         724,162
2011                                         124,052
2013                                       1,381,734
2016                                         300,000
2020                                         140,857
                                          ----------
Total minimum payments due under current
  and long-term obligations              $43,892,920
                                         ===========

SHORT TERM BORROWINGS:

During the three months ended March 31, 2007, GS AgriFuels received $65,261 in short term loans from GreenShift Corporation. These loans bear interest at 8%, for which $3,382 in interest expense was accrued for the three months ended March 31, 2007. The total principal amount due to GreenShift for short term loans was $195,205 as of March 31, 2007.

SHORT TERM BORROWINGS - AFFILIATE

During 2006, GS CleanTech Corporation, a subsidiary of GreenShift Corporation, paid $174,875 on behalf of GS AgriFuels for services performed during that year. These non-interest-bearing advances are payable on demand. GreenShift is an approximate 80% shareholder of GS AgriFuels and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of GS AgriFuels.

CONVERTIBLE DEBENTURES ISSUED TO GREENSHIFT

On December 29, 2005, the Company issued an $187,995 convertible debenture in exchange for its outstanding liability to GreenShift Corporation. The $187,995 convertible debenture was due and payable on December 31, 2006, bearing interest at 8% per year, payable in cash or convertible into our common shares. On December 31, 2006, this debenture was renewed and has a new maturity date of December 31, 2007 with a fixed conversion price

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. FINANCING ARRANGEMENTS (Continued)

of $3.00. The number of issuable common shares upon conversion was equal to the amount of the note divided by the average of the three lowest closing market prices of the stock during the thirty trading days preceding conversion, provided such issuance did not give GreenShift more than a 4.95% ownership of the Company. The company determined that the variable price conversion feature on the debenture was an embedded derivative, and recorded a note discount and derivative liability of $104,657 at December 31, 2005. The note discount was fully amortized as of December 31, 2006. During the three months ended March 31, 2007, the Company repaid GreenShift $151,652 on the debenture. In exchange for these payments the amount of the debenture owed to GreenShift was reduced by $151,652. As of March 31, 2007, the principal balance due on these debentures was $124,949. For the three months ended March 31, 2007, interest expense of $3,696 for this obligation was incurred and accrued.

CONVERTIBLE DEBENTURES - CORNELL CAPITAL

On June 7, 2006, GS AgriFuels entered into a Securities Purchase Agreement with Cornell Capital Partners LP ("Cornell") under which Cornell committed to purchase $22,000,000 in Secured Convertible Debentures. The first Debenture, in the principal amount of $5,500,000 was purchased by Cornell on June 7, 2006, for which the company paid $600,000 in financing and structuring fees and received cash proceeds of $4,900,000. The Securities Purchase Agreement was amended on October 30, 2006 to provide for only the one $5,500,000 debenture, with certain modifications (see below) Under the terms of the Securities Purchase Agreement (as amended on October 30, 2006), the Debenture carries an interest rate of 10%, and principal and interest on the Debenture, which are due at the maturity date of June 7, 2009, may be converted into common stock by Cornell Capital Partners at a conversion price equal to $3.00 per common share. However, the conversion price will be reduced to equal any price at which GS AgriFuels hereafter issues common stock or derivative securities. The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. If the bid price of company stock falls below the conversion price, GS AgriFuels has the right to satisfy the redemption obligation by paying cash equal to 120% of the principal redeemed, The Debentures are secured by a pledge of all of GS AgriFuels' assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc., and Mean Green Biodiesel #3, Inc. GS AgriFuels has agreed to file a registration statement with the Securities and Exchange Commission to enable Cornell to resell to the public any shares of GS AgriFuels common stock it acquires on conversion of the Debenture or exercise of the Warrant. The registration rights agreement with Cornell Capital entitles Cornell to liquidated damages for failure to register, and Cornell has waived any liquidated damages due for failure to register. This is a one time waiver and Cornell retains its rights under the agreement for future periods. For the three months ended March 31, 2007, interest expense of $135,616 for this obligation was incurred and accrued.

Pursuant to the terms of the agreement, GS AgriFuels issued 1,125,000 five year warrants to purchase GS AgriFuels common stock that are exercisable at $.001 per share to Cornell Capital Partners. The options were issued to Cornell Capital Partners in conjunction with the Company's June 7, 2006 issuance of convertible debentures. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded the $30,375 value of the warrants as a discount to the note, and the note discount is being amortized over the term of the debenture. Interest expense from the amortization of the note discount was $2,497 for the three months ended March 31, 2007.

In conjunction with the May 2006 Share Purchase Agreement with GreenShift, GS AgriFuels assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631. The Debenture carries an annual interest rate of 10%, and principal and interest on the Debenture, which are due at the maturity date of June 7, 2009, may be converted into common stock by Cornell Capital Partners at a conversion price equal to $3.00 per common share. However, the conversion price will be reduced to equal any price at which GS AgriFuels hereafter issues common stock or derivative securities. The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. For the three months ended March 31, 2007, interest expense of $48,073 for this obligation was incurred and accrued.

On October 30, 2006 GS AgriFuels completed a sale of securities to Cornell Capital Partners, LP pursuant to a Securities Purchase Agreement dated as of October 30, 2006. The Agreement called for Cornell to purchase a Secured Convertible Debenture in the principal amount of $13 million. In conjunction with this financing, the Company paid a financing fee of $1,300,000, a structuring fee of $50,000, legal fees of $15,000, and received net

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. FINANCING ARRANGEMENTS (Continued)

proceeds of $11,635,000 that were used for the acquisition of NextGen Fuel, Inc. The Secured Convertible Debenture will mature on October 30, 2009. Interest will accrue on the Debenture at the rate of 10% per annum and will be payable on the maturity date. If the market price of GS AgriFuels common stock is less than the conversion price, GS AgriFuels can redeem the Debenture for 120% of its principal amount. Cornell will be entitled to convert the accrued interest and principal amount of the Debenture into GS AgriFuels common stock at a conversion price of $3.00 (or any lower price at which GS AgriFuels hereafter issues common stock to any third party). The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. In consideration of Cornell's investment in the October 30, 2006 Debenture, GS AgriFuels issued to Cornell a five year Warrant to purchase 540,000 common shares. The exercise price is $.001 or any lower price at which GS AgriFuels hereafter issues common stock to any third party. GS AgriFuels has also agreed to file a registration statement with the Securities and Exchange Commission to enable Cornell to resell to the public any shares of GS AgriFuels common stock it acquires on conversion of the Debentures or exercise of the Warrant. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded the $1,079,460 value of the warrants as a discount to the note, and the note discount is being amortized over the term of the debenture. For the three months March 31, 2007, interest expense from the amortization of the note discount was $88,723. For the three months ended March 31, 2007, interest expense of $320,548 for this obligation was incurred and accrued.

Commencing on February 1, 2007, Cornell was entitled to convert into common stock up to $500,000 of the principal amount of the Debentures (including the $5,500,000 Debenture sold to Cornell on June 6, 2006) during any calendar month at a conversion price equal to 90% of the lowest daily Volume Weighted Average Price during the thirty trading days preceding conversion. However, GS AgriFuels may opt to redeem the portion of the Debentures offered for conversion in this manner by paying 120% of the amount converted. Cornell has not converted any portion of the Debentures into stock as of March 31, 2007.

The Debentures are secured by a pledge of all of GS AgriFuels's assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc. and Mean Green Biodiesel #3, Inc. The subsidiaries of GS AgriFuels have pledged their assets to secure the Debentures. GreenShift Corporation, the parent of GS AgriFuels, and certain subsidiaries of GreenShift Corporation (including GS CleanTech Corporation, GS Energy Corporation and Viridis Capital) have also pledged their assets to secure the Debentures and have guaranteed the Debentures due to Cornell.

CONVERTIBLE DEBENTURE - SEAWAY VALLEY FUND

On December 28, 2006, the Company issued Seaway Valley Fund, LLC, a Convertible Debenture due December 28, 2008 with a face amount of $250,000 for monies received in January 2007 by the Company from Seaway Valley in the amount of $250,000. The terms of the Convertible Debenture are the following: (i) an interest rate of eight percent (8%) payable, at the option of Seaway Valley, in cash or registered common stock in GS AgriFuels Corporation or any combination thereof; (ii) shall become due and be payable monthly commencing March 31, 2007, unless otherwise waived or deferred by Seaway Valley; (iii) payment in full or in part of principal plus accrued but unpaid interest shall be made only upon demand by Seaway Valley commencing April 31, 2007; (iv) any unpaid balance, at the option of Seaway Valley, shall become immediately due and payable without notice or demand in the event of default, and (v) any accrued and unpaid interest shall be convertible upon demand of Seaway Valley into registered shares of common stock equal to the lower of: (a) $3.00 per share; or (b) the lowest convertible debenture conversion price, preferred, common or any other class of stock or convertible security issuance price, or warrant or option issuance price, issued from December 28, 2006 until the time of conversion(s); or (c) 100% of the closing market price as of the date hereof provided that any such conversion price shall not trigger a lowering of the conversion price of any convertible debenture(s) outstanding at December 28, 2006. As of the date of this filing, Seaway Valley has received neither cash re-payments of principal or cash payments of interest, nor has it exercised his right to convert any obligations in GS AgriFuels common stock. For the three months ending March 31, 2007, interest expense of $3,616 for this obligation was incurred and accrued. The controlling member of Seaway Valley is the Company's President and CEO

DEMAND NOTE:  STILLWATER ASSET-BASED FUND, LP

On October 30, 2006, NextGen Acquisition, Inc., a subsidiary of GS AgriFuels which was formed to facilitate the acquisition of NextGen Fuel Inc., completed a sale of securities to Stillwater Asset-Based Fund, LP pursuant to a

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. FINANCING ARRANGEMENTS (Continued)

Securities Purchase Agreement dated as of October 27, 2006. The Agreement called for Stillwater to purchase a Term Note in the principal amount of $6 million. The Term Note was purchased by Stillwater on October 31, 2006, and in conjunction with the financing NextGen Acquisition paid an origination fee of $75,000, prepaid interest of $300,000, legal fees of $35,225, and received net proceeds of $5,589,775. NextGen Acquisition used $4,879,236 of the proceeds to acquire NextGen Fuel, Inc., made a loan totaling $568,958 to Warnecke Design Service, Inc. (a subsidiary of GS Energy, who is also owned by the Company's parent, GreenShift Corporation), and repaid GreenShift $141,580 for amounts paid by GreenShift in connection with the NextGen Fuel, Inc. Acquisition. The Term Note accrues interest at a rate of 20% per annum. Monthly payments of principal and interest are due beginning February 1, 2007, with a monthly principal amount of at least $300,000 and additional principal payments made as a percentage of cash receipts of NextGen Fuel, Inc. All amounts of principal and interest not previously satisfied will be due on December 31, 2007. The obligations of NextGen Acquisition Inc. under the Term Note have been guaranteed by GS
AgriFuels and by the following affiliates: GreenShift Corporation, GS Energy Corporation, GS CleanTech Corporation, NextGen Fuel Inc., Warnecke Design Services, Inc. and Warnecke Rentals, LLC (the "Guarantors"). Each of the Guarantors has pledged its assets to secure its guaranty. For the three months ending March 31, 2007, interest expense of $290,225 for this obligation was incurred of which $89,012 was accrued.

DEMAND NOTE - NEXTGEN SELLERS

On October 30, 2006, a wholly-owned subsidiary of GS AgriFuels purchased 100% of the outstanding capital stock of NextGen Fuel, Inc. NextGen Fuel is engaged in the business of developing and distributing esterification and transesterification biodiesel process technologies. The purchase price was $21,204,437, of which $17,000,000 was paid at closing and demand notes were issued to the selling shareholders totaling $4,204,437. $3,204,437 of the demand notes are due on October 31, 2007 or sooner if NextGen Fuel has realized revenue of $7,500,000 subsequent to the acquisition and there are not claims for indemnification by GS AgriFuels. The remaining $1,000,000 demand note, with interest at 6% per annum, is due to a sales consultant and is payable along with accrued interest upon the payment by customers for biodiesel production systems totaling forty million gallons per year of production capacity, paid on a pro-rated basis such that the consultant shall receive payments of $250,000 with each ten million gallon per year system on a pro-rated basis with NextGen Fuel's receipt of cash payments for such system.

NOTE PAYABLE - SUSTAINABLE SYSTEMS SELLERS

On March 6, 2007, GS AgriFuels purchased the remaining 85% of the outstanding capital stock of Sustainable Systems, Inc. Sustainable owns an oilseed crushing facility in Culbertson, Montana, and is in the business of producing and selling high oleic safflower, sunflower, and canola and other high value vegetable oils. The purchase price was $12.6 million of which $100,000 was payable at closing, a note was issued for $1.9 million and two $3.55 million debentures were issued to the selling shareholders totaling $9,004,018. The $1.9 million note is due upon the completion and commissioning of Sustainable's current plant expansion which is expected to be completed in the first quarter of 2008 and accrues interest at 5% per annum to be paid on a pro-rated basis at maturity. For the three months ending March 31, 2007, interest expense of $6,506 for this obligation was incurred and accrued.

CONVERTIBLE DEBENTURES - SUSTAINABLE SYSTEMS SELLERS

On March 26, 2007, GS AgriFuels acquired about 85% of the outstanding capital stock of Sustainable Systems, Inc. for a total purchase price of $12.6 million. Sustainable owns an oilseed crushing facility in Culbertson, Montana, and is in the business of producing and selling high oleic safflower, sunflower, and canola and other high value vegetable oils. The Company issued convertible debentures at the closing for $3.55 million due on the first anniversary of the closing and another $3.55 million due on the second anniversary of the closing. The debentures accrue interest at 5% per annum and are to be paid on a pro-rated basis on each relevant maturity date. The convertible debentures are convertible into the Company's common stock at the option of the holder any time after each of their respective maturity dates at a rate equal to the volume weighted average price of the common stock for the 20 trading days prior to any such date of conversion, with a minimum conversion price of $4.50. If at the time of the conversion the market price of the Company's common stock is less than $4.50, the difference between that stock price and $4.50 will be multiplied by the number of share due and that amount will be paid in cash. The convertible debentures may be redeemed with cash by the Company at any time prior to conversion by the holder without penalty. The Company's obligations under the Note and the convertible debentures are secured by the Company's Sustainable common stock holdings. For the three months ending March 31, 2007, interest expense of $24,329 for these obligations was incurred and accrued.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. FINANCING ARRANGEMENTS (Continued)

INVENTORY FINANCING - SUSTAINABLE SYSTEMS

On February 5, 2007, Sustainable Systems, Inc., prior to becoming a subsidiary of GS AgriFuels, entered into an inventory financing agreement for $1,800,000 with American State Bank. The Agreement allows American State Bank a security interest in all inventory and any accounts acquired after the agreement was signed. The Agreement accrues interest at a rate of 10% per annum. Monthly payments consist only of interest as of March 31, 2007 and Sustainable will start making payments toward the principal in May 2007. All amounts of principal and interest remaining will be due on September 1, 2007. For the three months ending March 31, 2007, interest expense of $22,764 for these obligations was incurred of which $15,288 was accrued.

NOTE PAYABLE - SUSTAINABLE SYSTEMS

On September 25, 1998, Sustainable Systems, Inc., prior to becoming a subsidiary of GS AgriFuels, signed a note payable for $1,381,733 with First Community Bank. The note is secured by an interest in all the assets of Sustainable including the accounts receivable. The note accrues interest at a rate of 7.68% per annum. Monthly payments consist of principal and interest and a final payment will be due on September 25, 2013.

NOTES PAYABLE - SUSTAINABLE SYSTEMS

Sustainable Systems has various notes payable with two other lenders. Sustainable has signed three notes payable with the Montana Department of Agriculture totaling $124,052. All notes accrue interest at the rate of 3% per annum with payments of principal and interest beginning March 6, 20011. The notes are secured by an interest in various equipment including eleven pumps and a solvent recovery system. For the three months ending March 31, 2007, interest expense of $918 for these obligations was incurred and accrued

Sustainable has signed four notes with Great Northern Development totaling $1,165,019. Three of the notes totaling $440,857 accrue interest at the rate of 6% per annum. The payment terms for the notes are as follows: the $11,301 and $129,556 notes are to be paid off with 180 monthly payments beginning December 15, 2005 with a maturity date of November 15, 2020 and the $300,000 note is to be paid off with 120 monthly payments beginning March 15, 2006 with a maturity date of February 15, 2016. The fourth note for $724,162 accrues interest at the rate of 5% per annum with payments of principal only thru November 2007 and principal and interests payments until the maturity date of November 15, 2010. For the three months ending March 31, 2007, interest expense of $29,364 for these obligations was incurred and accrued.

7. INVESTMENTS

INVESTMENT IN SUSTAINABLE SYSTEMS UNDER FINANCING AGREEMENT

On September 13, 2006, GS AgriFuels, Inc. entered into a financing agreement with Sustainable Systems, LLC whereby AgriFuels would invest a total of $3,000,000 into the company for a 15% stake in the company. As of March 6, 2007, we had acquired an approximately 15% interest through advances of $2,000,000, accounted for under the cost method. On March 6, 2007, GS AgriFuels acquired the remaining additional 85% of the outstanding capital stock for $12.6 million making Sustainable a wholly-owned subsidiary of the Company.

INVESTMENT IN ZEROPOINT CLEAN TECHNOLOGIES, INC.

In August 2006, GS AgriFuels entered into a Series A Preferred Stock Purchase Agreement with ZeroPoint Clean Tech, Inc. under which GS AgriFuels agreed to purchase 113,800 shares of Series A Preferred Stock, representing approximately 10% of the capital stock of ZeroPoint, at a purchase price of $21.98 per share. In conjunction with the Agreement, ZeroPoint Clean Tech, Inc. also issued to GS AgriFuels 56,900 five year warrants to purchase ZeroPoint Clean Tech, Inc. common stock that are exercisable at $32.97 per share.

8. GOVERNMENT GRANTS

On September 28, 2006, Sustainable Systems was awarded a $700,000 a Workforce Innovation in Regional Economic Development (WIRED) grant from the Montana Department of Commerce (MDOC). This grant reimburses the Company for expenses related to training employees in gaining skills and competencies needed to obtain or upgrade employment skills in high growth industries or economic sectors. The Company is required to provide to the MDOC detailed documentation regarding the projected training costs, a hiring and training plan as well as a commitment to provide the resources necessary for the completion of the training project.
                                   F-16

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8. GOVERNMENT GRANTS (Continued)

received $76,960 in grant income during the three months ending March 31, 2007. The grant is contingent upon the Company submitting evidence of the commitment to the project within six months of the award, providing periodic project progress reports detailing the status of the project, percentage completion, costs incurred, as well as an evaluation by the MDOC a year from the contract date.

9. SUBSEQUENT EVENTS

None.

================================================================================

                            GS AGRIFUELS CORPORATION
                                  FORM 10-KSB
                               DECEMBER 31, 2006

Report of Independent Registered Public Accounting Firm



To the Board of Directors and Stockholders of GS Agrifuels and Subsidiaries

We have audited the accompanying balance sheet of GS Agrifuels Corporation and Subsidiaries as of December 31, 2006, and the related statements of income, stockholders' equity and cash flows of the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GS Agrifuels Corporation and Subsidiaries as of December 31, 2006, and the results of its consolidated operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that GS Agrifuels Corporation and Subsidiaries will continue as a going concern. As discussed in Note 2 to the financial statements, GS Agrifuels Corporation and Subsidiaries has suffered recurring losses from operations and has working capital deficiency of $10,570,000 and an accumulated deficit of $3,154,850 as of December 31, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Rosenberg Rich Baker Berman & Co.

Bridgewater, New Jersey
April 11, 2007



                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                                                       DECEMBER 31, 2006
ASSETS:
Current assets:
   Cash ..............................................................   $  1,006,672
   Accounts receivable, net of allowance for doubtful accounts of $0 .         52,230
   Loans receivable - related party ..................................        568,958
  Inventory - work in progress .......................................        846,337
   Escrow deposit ....................................................        220,000
   Other deposits ....................................................        177,478
   Other deposits - related party ....................................        222,373
   Other current assets ..............................................         92,508
   Other current assets - related parties ............................         38,304
                                                                         ------------
       Total current assets ..........................................      3,224,860

Other Assets:
   Investments in unconsolidated subsidiaries at cost ................      4,501,324
     Deferred financing fees .........................................      2,010,025
   Intangible asset - energy technologies, net .......................     14,343,288
   Goodwill ..........................................................      5,453,816
   Other assets - related party ......................................         97,683
                                                                         ------------
       Total other assets ............................................     26,406,136
                                                                         ------------

TOTAL ASSETS .........................................................   $ 29,630,996
                                                                         ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable ..................................................        399.325
   Accounts payable and accrued expenses - related party .............        373,106
   Accrued expenses ..................................................         47,773
   Accrued interest ..................................................        648,910
   Accrued interest - related party ..................................         29,818
   Customer deposits .................................................      1,654,750
   Due to related parties ............................................        304,819
   Notes payable .....................................................     10,059,875
   Convertible debenture - related party .............................        276,602
                                                                         ------------
       Total current liabilities .....................................     13,794,978

Long term convertible debentures (net of discount) ...................     19,407,671
                                                                         ------------

TOTAL LIABILITIES ....................................................     33,202,649

Stockholders' deficiency:
   Preferred Stock, par value - $0.0001
     Series A convertible preferred stock, par value - $0.0001
       400,000 shares authorized, 37,350 shares issued and outstanding              4
   Common Stock, par value - $0.0001
       50,000,000 shares Authorized, 28,217,500
        shares issued and outstanding ................................          2,822
Additional paid-in capital ...........................................      1,846,715
Accumulated deficit ..................................................     (3,154,850)
Deficit accumulated during development stage .........................     (2,266,344)
                                                                         ------------

Total stockholders' deficiency .......................................     (3,571,653)
                                                                         ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................   $ 29,630,996
                                                                         ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                               Cumulative
                                                                              Amounts Since
                                                                              Inception of
                                                                               Development
                                                                               Stage 4/1/06
                                                  12/31/06      12/31/05       to 12/31/06
                                                ----------     ----------     ------------
Revenues ...................................   $    52,230   $       --      $    52,230
  Cost of revenues .........................        32,505           --           32,505
                                                ----------    -----------    -----------
     Gross profit ..........................   $    19,725    $      --      $    19,725

Operating expenses:

    Selling, general and administrative ....     1,028,541           --          776,073
    Amortization - intangibles .............       356,712        442,241        356,712
                                               -----------    -----------    -----------
 Total Operating Expenses ..................     1,385,253       (442,241)     1,142,786
                                               -----------    -----------    -----------

Operating Loss .............................   $(1,365,528)   $  (442,241)   $(1,113,060)

Other income (expense):
    Amortization of deferred financing costs      (230,200)          --         (230,200)
    Gain on FMV of derivatives .............       104,657           --          104,067
    Gain on settlement .....................          --           27,979           --
    Interest expense .......................    (1,027,657)          --       (1,001,493)
    Interest expense - related party .......       (29,818)        (3,787)       (25,658)
                                               -----------    -----------    -----------

        Total other expense, net ...........    (1,183,018)        24,192     (1,153,284)
                                               -----------    -----------    -----------


Loss before provision for income taxes .....    (2,548,547)      (418,049)    (2,266,344)
Provision for income taxes .................          --            6,762           --
Net loss from continuing operations ........   $(2,548,547)   $  (424,811)   $(2,266,344)
                                               -----------    -----------    -----------

Net loss ...................................   $(2,548,547)   $  (424,811)   $(2,266,344)

Net loss applicable to common shareholders .   $(2,548,547)   $  (424,811)   $(2,266,344)



Net loss per common share, basic and diluted   $     (0.39)   $     (8.50)
                                               ===========    ============

Weighted average shares of common stock
Outstanding, basic and diluted                   6,527,486         50,000
                                               ===========    ============



            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.






                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005



                                                 Common Stock       Series A Preferred    Series B Preferred     Series C Preferred
                                                                            Stock               Stock                 Stock
                                           -----------------------------------------------------------------------------------------
                                             Shares     Amount      Shares   Amount     Shares     Amount     Shares     Amount
------------------------------------------------------------------------------------------------------------------------------------

Balance at 1/ 1/05 (see Note below)          50,000   $     5      90,000   $     9       --      $    --      $     --    $     --

   Issuance of Series B Preferred
   Stock in exchange for SeriesA
   Preferred Stock ......................      --         --      (52,650)        (5)    300,000        30           --          --
    Net loss ............................      --         --            --         --     --           --            --          --
                                          ----------   --------   ---------    -------  ---------  ---------   ---------     -------

Balance at 12/31/05 (see Note below) ....    50,000   $     5      37,350    $     4     300,000   $    30           --$         --
                                          ==========   ========   =========    =======  =========  ========     ========    ========

   Exchange for services-
    related party 2,025,000 .............       203      --            --         --      --                                     --
   Exchange for services ................   142,500        14          --         --      --           --              --        --
   Consideration for business combination      --        --            --         --    (300,000)      (30)     1,000,000     1,000
   Bifurcation of warrants ..............      --        --            --         --      --           --              --        --
   Issuance of options ..................      --        --            --         --      --           --              --        --
   Conversion of Series C Pref26,000,000      2,600      --            --         --      --           --      (1,000,000)   (1,000)
   Net loss .............................      --        --            --         --      --                           --         --
                                         -------------------------------------------------------------------------------------------
Balance at 12/31/06 .................... 28,217,500   $ 2,822      37,350   $      4      --      $    --              --     $   --
                                         ==========   =======    ========== ==========  =========  =========   ===========   =======

Note 1: The balances of common  shares,  Common Stock,  and  Additional  Paid-In
     Capital have been retroactively restated to reflect the effects of a 1000:1 reverse common stock split during the year ended December 31, 2006.

Note 2: All stock related transactions during the year ended 2006 have occurred after the inception date of April 1, 2006.



            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.



                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005





                                                                                          Development
                                                                                          Stage Deficit
                                                                                          Apportionment
                                                                             Total         Of Current
                                               Additional                  Stockholders'      Year
                                               Paid-in       Accumulated     Equity       Consolidated
                                               Capital       Deficit                         Loss
----------------------                       ---------------------------------------------------------
Balance at 1/1/05 (see Note below) ......   $ 2,505,184    $(2,434,048)   $    71,150    $      --

   Issuance of Series B Preferred
   Stock in exchange for SeriesA
   Preferred Stock ......................           (25)          --             --             --
   Net loss .............................          --         (424,811)      (424,811)          --
                                            -----------    -----------    -----------    -----------
Balance at 12/31/05 (see Note below) ....   $ 2,505,159    $(2,858,859)   $  (353,661)          --
                                            ===========    ===========    ===========    -----------

   Exchange for services - related party         37,297           --           37,500           --
   Exchange for services ................         2,625           --            2,639           --
   Consideration for business combination    (1,950,601)       (13,788)    (1,963,419)          --
     Bifurcation of warrants ............     1,109,835           --        1,109,835           --
   Issuance of options ..................       144,000           --          144,000           --
   Conversion of Series C Pref Stk ......        (1,600)          --             --             --
   Net loss .............................          --       (2,548,547)    (2,548,547)    (2,266,344)
                                            -----------    -----------    -----------    -----------
Balance at 12/31/06 .....................   $ 1,846,715    $(5,421,194)   $(3,571,653)   $(2,266,344)
                                            ===========    ===========    ===========    ===========

Note 1: The balances of common shares, Common Stock, and Additional Paid-In
Capital have been retroactively restated to reflect the effects of a 1000:1 reverse common stock split during the year ended December 31, 2006.

Note 2: All stock related transactions during the year ended 2006 have occurred after the inception date of April 1, 2006.




            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                         Cumulative
                                                                                        Amounts Since
                                                                                        Inception of
                                                                                        Development
                                                                                        Stage 4/1/06
                                                           12/31/06         12/31/05        To
                                                                                         12/31/06
                                                         -----------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ............................................   $(2,548,547)   $  (424,811)   $(2,266,344)
Adjustments to reconcile net loss to net cash
used in operating activities:
   Amortization of deferred financing costs .........       230,200
                                                                              --          230,200
   Amortization of note discount ....................       172,533           --          146,369
   Amortization of Energy Technology ................       356,712
                                                                              --          356,712
   Write off of FMV of derivatives ..................      (104,657)          --         (104,067)
    Issuance of equity securities for services ......        57,656           --           57,656
    Debt issuance for related party payable .........          --          187,995           --
   Changes in assets and liabilities
     Accounts receivable ............................       (52,230)          --          (52,230)
Other current assets ................................       197,988        246,667        197,988

Deposits ............................................      (619,851)          --         (619,851)
     Inventory ......................................      (846,337)          --         (846,337)
     Accounts payable ...............................       (13,638)       308,443
     Customer deposit ...............................       578,250           --          578,250
         Accrued interest ...........................       674,941          3,787        670,781
     Accrued expenses ...............................       131,712           --          131,711
                                                        -----------    -----------    -----------
       Net cash used in operating activities ........    (1,412,614)          --       (1,210,719)
                                                        -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Cash investments in unconsolidated subsidiaries .....    (4,501,324)          --       (4,501,324)
Cash acquired from acquisition of subsidiaries ......     2,280,937           --        2,280,937
                                                        -----------    -----------    -----------
       Net used in investing activities .............   (2,220, 87)           --       (2,220,387)
                                                        -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Borrowings from related parties-short term .......       304,819           --          129,944
   Issuance of convertible debentures - related party        65,180           --           38,160
   Net proceeds from long-term convertible debentures     4,900,000           --        4,900,000
   Repayments on notes payable ......................      (630,326)          --         (630,326)
                                                        -----------    -----------    -----------
       Net cash provided by financing activities ....     4,639,673           --        4,437,778

Increase (decrease) in cash .........................     1,006,672           --        1,006,672
Cash at beginning of year ...........................          --             --             --
                                                        -----------    -----------    -----------
Cash at end of year .................................   $ 1,006,672    $      --      $ 1,006,672
                                                        ===========    ===========    ===========

                                  Cumulative


During the year ended  December 31, 2005 a related party paid expenses  totaling
$37,995 on behalf of the Company.

During the year ended December 31, 2005, the Company issued a convertible demand note to GreenShift Corporation in the amount of $187,995 in exchange for advances made by GreenShift Corporation for expenses paid on the Company's behalf, and accrued management fees of $150,000.

              The Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1         DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

GS AgriFuels Corporation is a development stage Delaware corporation that manufactures and sells proprietary agrifuels and renewable energy production equipment and is developing facilities to produce and sell clean fuels and energy and other agriproducts from biomass utilizing proprietary technologies and industry know how. GS AgriFuels also makes both majority and minority investments in companies with which GS AgriFuels seeks to form strategic relationships and where management believes such investments offer the potential for capital appreciation.

Concerns over climate change, continued growth in energy demand, and the stability and pricing of the petroleum markets are driving a global shift towards increased reliance on alternative energy sources, including biomass-derived fuels. Biomass is the most abundant and only resource available in the time to satisfy the world's expansively growing demand for carbon-neutral liquid fuels. GS AgriFuels and its portfolio companies own or hold the use rights to a number of patented and patent-pending biomass extraction, preparation, and refining technologies that convert biomass into clean and renewable energy and fuels.

Our technologies and the technologies of certain portfolio companies encompass several classes of technology, including innovative extraction, desiccation, homogenization, process intensification, biodiesel production, biomass gasification, reformation, and catalytic technologies. Our development plans are based on the use of these technologies to:

     >>   Sell equipment at high margins into selected market segments;

     >> Acquire long term rights to high-quality sources of biomass with low-risk and at low-cost;

     >> Produce biomass-derived energy and fuels out of non-traditional feedstocks such as corn oil and cellulosic biomass;

     >> Acquire production assets in mature agribusinesses - such as traditional corn ethanol, oilseed crushing and other agriproducts processing facilities - and synergistically upgrade these locations into integrated multi-feedstock, multi-fuel biorefineries.

We believe that combined applications of these technologies may have wide and disruptive application potential throughout the landscape of the agriproducts sector. Our technologies are robust, scalable, energy efficient, modular and, importantly, capable of rapid and cost-effective "plug-and-play" integration into the existing agribusiness infrastructure.

These advantages converge to potentially enable the refining of many different alternative feedstocks into clean and renewable energy and a number of different clean fuels cost-effectively at small scales. This provides us with, what we believe to be, highly valuable opportunities to reduce commodity risk by creating opportunities to manage production assets in response to fluctuating commodity market conditions. No single conventional or new technology or group of technologies that we are aware of can currently achieve this.

Commercial scale early-adopter and pilot deployments of our technologies are currently in operation and are used for ongoing customer demonstrations as we service our current biodiesel equipment sales pipeline. We also rely on our pilot deployments to prove out the economics of our own planned fuel production facilities for prospective financing sources and project partners.

GS AgriFuels is currently developing several sites for the construction of our planned production facilities. Most of our planned facilities will have an initial nameplate capacity of five (5) or ten (10) million gallons of biodiesel production and potentially five (5) million gallons of ethanol, methanol and/or synthetic diesel production derived from biomass gasification and gas-to-liquid technologies. GS AgriFuels' production plans are based on leveraging technology and/or geography to establish a feedstock procurement advantage, and intend to accomplish this by: (i) co-locating agrifuels production assets directly at or in proximity to our facility's source of biomass feedstock, such as an animal processing facility or an oil seed crushing facility; and/or (ii) by taking advantage of technologies that enable us to obtain and process feedstocks that other producers cannot process, such as the corn ethanol co-product known as distillers dried grain. Our long-term production plans are to build a large number of smaller, strategically placed or "distributed" production facilities at or in proximity to the plants' source of feedstocks. Finally, the Company also has and intends to continue to acquire existing production assets and upgrade these assets through the implementation of one or more proprietary technologies.

Our business model is also based on our sales of proprietary agrifuels production equipment to third party biodiesel

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


and other agrifuels producers. We intend to provide our equipment sales clients with financial and other assistance relative to their respective projects and we plan to consider making equity and other investments in qualified projects. Our current equipment offerings include turn-key biodiesel production plants rated for five (5) million and ten (10) million gallons per year, although the modular nature and small footprint of the technology allow our customers to rapidly and easily expand plant production capacity.

The Company incorporated in the State of Delaware on February 17, 2000. On June 7, 2006, the Company acquired Mean Green BioFuels, Inc., a newly formed company, from GreenShift Corporation. At the closing, GreenShift Corporation also surrendered to the Company 300,000 shares of the Company's Series B Preferred Stock (which was convertible into 67% of the Company's fully- diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631, and issued to GreenShift Corporation 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of the Company's fully-diluted common stock). On July 27, 2006, the Company changed the name from Hugo International Telecom, Inc. to GS AgriFuels Corporation.

In August 2006, GS AgriFuels acquired an approximate 10% interest in ZeroPoint Clean Tech, Inc. ("ZeroPoint") ZeroPoint is in the process of building a commercial scale pilot unit of its proprietary biomass gasification, gas to liquids and fuel reforming technology. This technology is designed to standardize variable biomass and optimize high yields of high-quality synthesis gas or "syngas" and can be operated at greater cost efficiencies as well as on smaller scales. As part of the transaction, GS AgriFuels also received warrants to acquire another 4% of ZeroPoint. In conjunction with the investment in ZeroPoint, the Company entered into a reciprocal sales and marketing agreement (later amended and updated in February 2007) whereby ZeroPoint acquired the worldwide, non-exclusive rights to market and sell certain of the Company's technologies, and GS AgriFuels acquired the exclusive use and marketing rights for ZeroPoint's patent pending gasification and gas-to-liquids technology in the North American ethanol industry.


On October 18, 2006, GS Energy Corporation and GS AgriFuels Corporation executed an Agreement and Plan of Merger. Pursuant to the terms and conditions of the Merger Agreement, GS Energy will merge with and into GS Acquisition, Inc., a newly formed special purpose subsidiary of GS AgriFuels. The closing of the merger will occur after approval of the merger by the shareholders of GS Energy. GS Energy owns a specialty manufacturing company, Warnecke Design Service, Inc., which currently provides manufacturing services for, among other related and third party customers, NextGen Fuel, Inc. A merger of GS Energy with GS AgriFuels is expected to be strategic to both companies for several reasons, including: (a) the integration of NextGen's and Warnecke Design's businesses can be expected to enhance operating margins for both companies while establishing an immediate stream of revenues and earnings for GS AgriFuels; and (b) merging GS Energy and GS AgriFuels can be expected to increase stock market liquidity for both companies, which may positively impact Company's ability to raise capital in the future if need be.


On October 31, 2006, GS AgriFuels purchased 100% of the outstanding capital stock of NextGen Fuel, Inc. NextGen Fuel is engaged in the business of developing and marketing proprietary esterification and transesterification biodiesel process technologies.


As of December 31, 2006, the Company effectively owned 13% of Sustainable System, Inc. as a result of investing $2 million in the capital stock of the company. Sustainable Systems business model is to acquire or build multiple oilseed crush facilities in North and South America. Sustainable currently owns and operates an oilseed crushing facility in Culbertson, Montana, which produces and sells high oleic safflower, sunflower, canola and other vegetable oils. This acquisition is designed to accelerate the development of the company's oilseed crush biorefineries and related biomass-to-energy development projects as well as allow the continued expansion of and acceleration of the company's ability to service customers in the food grade vegetable oil program. In March 2007, GS AgriFuels completed the acquisition of the remaining 87% of the outstanding capital stock of Sustainable Systems, Inc.

BUSINESS STRATEGY

GS AgriFuels is currently developing several sites for the construction of our planned production facilities. Most of our planned facilities will have an initial nameplate capacity of five (5) or ten (10) million gallons of biodiesel production and potentially five (5) million gallons of ethanol, methanol and/or synthetic diesel production derived

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


from biomass gasification and gas-to-liquid technologies. GS AgriFuels' production plans are based on leveraging technology and/or geography to establish a feedstock procurement  advantage,  and intend to accomplish this by:
(i) co-locating agrifuels production assets directly at or in proximity to our facility's source of biomass feedstock, such as an animal processing facility or an oil seed crushing facility; and/or (ii) by taking advantage of technologies that enable us to obtain and process feedstocks that other producers cannot process, such as the corn ethanol co-product known as distillers dried grain. Our long-term production plans are to build a large number of smaller, strategically placed or "distributed" production facilities at or in proximity to the plants' source of feedstocks. Finally, the Company also has and intends to continue to acquire existing production assets and upgrade these assets through the implementation of one or more proprietary technologies.

Our development plans are also based on our sales of proprietary agrifuels production equipment to third party biodiesel and other agrifuels producers. We intend to provide our equipment sales clients with financial and other assistance relative to their respective projects and we plan to consider making equity and other investments in qualified projects. Our current equipment offerings include turn-key biodiesel production plants rated for 5 million and 10 million gallons per year, although the modular nature and small footprint of the technology allow our customers to rapidly and easily expand plant production capacity.

2         GOING CONCERN

GS AgriFuels incurred a loss from continuing operations of approximately $2.5 million during the year ended December 31, 2006. Also as of December 31, 2006, GS AgriFuels had current liabilities exceeding its current assets by approximately $10.6 million. These matters caused the Company's auditors to add an explanatory paragraph in their auditors report which raises substantial doubt about GS AgriFuels's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. However, there can be no assurances that GS AgriFuels will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses.

The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statements of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

PRINCIPLES OF CONSOLIDATION

For the period ended December 31, 2006, the accompanying consolidated financial statements include all accounts of GS AgriFuels Corporation and its wholly-owned subsidiaries, Mean Green BioFuels, Inc and NextGen Acquisition, Inc. All significant intercompany balances and transactions were eliminated in consolidation. The consolidated financial statements for the period ended December 31, 2006 include the accounts of Mean Green BioFuels, Inc. beginning June 7, 2006 and NextGen Acquisition, Inc. beginning October 30, 2006.

COST METHOD OF ACCOUNTING FOR UNCONSOLIDATED SUBSIDIARIES

The Company accounts for its 10% investment in ZeroPoint Clean Tech, Inc. and its 13% investment in Sustainable Systems under the cost method. Application of this method requires the Company to periodically review these investments in order to determine whether to maintain the current carrying value or to write off some or all of the investments. While the Company uses some objective measurements in its review, the review process involves a number of judgments on the part of the Company's management. These judgments include assessments of the likelihood of ZeroPoint and Sustainable to obtain additional financing, to achieve future milestones, make sales and to compete effectively in their markets. In making these judgments the Company must also attempt to anticipate trends in ZeroPoint's and Sustainable's industry as well as in the general economy. Based on management's assessment, the Company believes there is no impairment at December 31, 2006.

CASH AND EQUIVALENTS

The Company considers cash and equivalents to be cash and short-term investments with original maturities of three months or less from the date of acquisition.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


GS AgriFuels maintains cash balances with financial institutions that at times may exceed the limits insured by the Federal Deposit Insurance Corporation. Cash balances in excess of these limits at December 31, 2006 amounted to $906,672.

NET LOSS PER COMMON SHARE

3   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

GS AgriFuels computes its net income or loss per common share under the provisions of SFAS No. 128, "Earnings per Share", whereby basic net income or loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Dilutive net loss per share excludes potential common shares if the effect is anti-dilutive. For the years ended December 31, 2006 and 2005, common stock equivalent shares arising from the assumed exercise of options, warrants and debt conversions of convertible debt instruments were excluded from the computation of diluted net loss per share.

REVENUE RECOGNITION

We recognize revenue from the sale of equipment when persuasive evidence of an arrangement exists, title and risk of loss transfers to the customers, prices are fixed and determinable, and it is reasonably assured the related accounts receivable is collectible. Our sales terms primarily are FOB shipping point.

The liability "customer deposits" represents amounts invoiced to customers for deposits and partial payments on orders or projects not complete for delivery. The revenue, along with the project costs, is recognized upon delivery or completion of the project for the customer.

INVENTORIES

Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out (FIFO) method. Inventories consist of work in process used in our biodiesel production segment.

RECEIVABLES AND CREDIT CONCENTRATION

Accounts receivable are uncollateralized, non-interest-bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

The carrying amount of accounts receivable has not been reduced by any valuation allowance as of December 31, 2006. The receivables in question are fairly new and it is GS AgriFuels' view that 100% will be collected. Management will consider the need to establish a valuation allowance and review that allowance on a quarterly basis.

GOODWILL AND INTANGIBLE ASSETS

GS AgriFuels accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Intangibles with definite lives consist primarily of developed technologies, which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Based on management's assessment, the Company believes there is no impairment at December 31, 2006.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

DEFERRED FINANCING CHARGES AND DEBT DISCOUNTS

Deferred finance costs represent costs which may include direct costs paid to or warrants issued to third parties in order to obtain long-term financing and have been reflected as other assets. Costs incurred with parties who are providing the actual long-term financing, which generally may include the value of warrants, fair value of the derivative conversion feature, or the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These costs and discounts are generally amortized over the life of the related debt. Amortization expense related to these costs and discounts were $402,733 for the year ended December 31, 2006, including $172,533 in debt discount amortization included in interest expense on the Statement of Operations.

DERIVATIVE LIABILITY

In accordance with SFAS 133 and EITF 00-19, the conversion feature associated with the convertible debenture represented an embedded derivative. The Company had recognized the embedded derivative as a liability on its balance sheet as of September 30, 2006. As a result of a restructuring of the debt from a debenture to short term debt, the Company has written off the remaining fair value of the liability as of December 31, 2006.

Certain of the Company's debt and equity instruments may include embedded derivatives that require bifurcation from the host contract under the provisions of SFAS No. 133. Under the provisions of this statement, the Company records the related derivative liabilities at fair value and records the accounting gain or loss resulting from the change in fair values at the end of each reporting period.

INCOME TAXES

Income taxes are accounted for under the asset and liability method, whereby deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities.

Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income tax assets, which relate primarily to net operating loss carry-forwards, have been offset by a valuation allowance for the same amount for all financial statement periods presented and differences in the basis in property, equipment and intangible assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company's stock is measured on the date of stock issuance or the date an option/warrant is granted. The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R), SHARE-BASED PAYMENT, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. The Company also followed the disclosure requirements of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the prior periods presented in the Form 10-KSB have not been restated to reflect the fair value method of expensing share-based compensation.
                                     F-28

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FINANCIAL INSTRUMENTS

The carrying values of accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values due to their short term maturities. The carrying values of GS AgriFuels' long-term debt approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to GS AgriFuels. It was not practical to estimate the fair value of the convertible debt due to the nature of these items. These estimates would be based on the carrying amounts, maturities, effective interest rates and volatility of the Company's stock. The Company does not believe it is practical due to the significant volatility of the Company's stock.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS No. 123(R) may have a material effect on the Company's results of operations but not on the Company's financial position.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions. The Company's adoption of SFAS 153 did not have a material impact on the Company's financial position, results of operations and cash flows.

In June, 2005, the Financial Accounting Standards Board (FASB) has issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. This statement will improve financial reporting because its requirements will enhance the consistency of financial information between periods.

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments. SFAS 155 amends FASB Statements 133, Accounting for Derivative Instruments and Hedging Activities, and 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not expect the implementation of this new standard to have a material impact on the Company's financial position, results of operations and cash flows.

On February 3, 2006, the FASB issued FASB Staff Position FSP FAS 123R-4, "Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement Upon the Occurrence of a Contingent Event ." This FASB Staff Position (FSP) addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. The guidance in this FSP amends paragraphs 32 and A229 of FASB Statement No. 123 (revised 2004), Share-Based Payment.

On October 10, 2006, the FASB issued FASB Staff Position FSP FAS 123R-5, "Amendment of FASB Staff Position FAS 123R-1. " This FASB Staff Position (FSP) addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1 , "Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R) ."

                     AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On February 3, 2006, the FASB issued FASB Staff Position FSP FAS 123R-6, "Technical Corrections of FASB Statement No. 123(R)." This FASB Staff Position
(FSP) addresses certain technical corrections of FASB Statement No. 123 (revised
2004), Share-Based Payment. The Company's adoption of SFAS 123(R) and the implementation of these new standards did not have a material impact on the Company's financial position, results of operations and cash flows.

In March 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 156, Accounting for Servicing of Financial Asset. SFAS No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities , with respect to the accounting for separately recognized servicing assets and servicing liabilities.

SFAS No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not expect the implementation of this new standard to have a material impact on the Company's financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the implementation of this new standard to have a material impact on the Company's financial position, results of operations and cash flows.

On September  13,  2006,  the SEC released  Staff  Accounting  Bulletin No. 108,
"Considering the Effects of Prior Period Misstatements When Quantifying Misstatements in Current Year Financial Statements.", which provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The standard is effective for the first annual financial statements for fiscal years beginning after November 15, 2006. The Company is currently considering the effect of implementing the requirements of this standard.

4         ACQUISITIONS & MERGERS

GS AgriFuels follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged.

On June 7, 2006, the Company acquired Mean Green BioFuels, Inc., a newly formed company, from GreenShift Corporation. At the closing, GreenShift Corporation surrendered to the Company 300,000 shares of the Company's Series B Preferred Stock (which was convertible into 67% of the Company's fully-diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631 and issued to GreenShift 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of the Company's fully-diluted common stock). Since the combination was consummated between entities under common control, the transaction was accounted for at book value, and the amount of consideration paid over the book value of assets received of $1,950,601 was recorded as a reduction of paid in capital. Prior to the acquisition, the predecessor operations of Mean Green BioFuels, Inc. recorded an operating loss of $57,573 for the period from January 1, 2006 to May 23, 2006.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 18, 2006, GS Energy Corporation and GS AgriFuels Corporation executed an Agreement and Plan of Merger. Pursuant to the terms and conditions of the Merger Agreement, GS Energy will merge with and into GS Acquisition, Inc., a newly formed special purpose subsidiary of GS AgriFuels. As a result of the merger, GS Energy common stock shareholders will receive 1 share of GS AgriFuels common stock in return for every 1,000 shares of GS Energy common stock held at the time of the closing of the Merger which equals approximately 2,500,000 shares of GS AgriFuels common stock. GreenShift Corporation, which owns preferred stock in GS Energy will receive GS AgriFuels Series D Preferred Stock. The closing of the merger will occur after approval of the merger by the shareholders of GS Energy.

GS Energy owns a specialty manufacturing company, Warnecke Design Service, Inc., which currently provides manufacturing services for NextGen. A merger of GS Energy with GS AgriFuels is expected to be strategic to both companies for several reasons, including: (a) the integration of NextGen's and Warnecke Design's businesses can be expected to enhance operating margins for both companies while establishing an immediate stream of revenues and earnings for GS AgriFuels; and (b) merging GS Energy and GS AgriFuels can be expected to increase liquidity for both companies, which can be material to the future development activities of the combined companies.

On October 30, 2006 GS AgriFuels, through its subsidiary NextGen Acquisition, Inc., completed the acquisition of NextGen Fuel, Inc. The total purchase price of $21,204,437 paid $17,000,000 in cash at closing and notes payable issued to the sellers for $4,204,437. The seller notes are payable upon NextGen obtaining sales of at least $7,500,000 subsequent to the acquisition. The Company engaged a third party valuation expert to perform the purchase price allocation, and the purchase price was allocated as follows: $2,280,937 to cash; $14,700,000 to the intangible asset energy technologies, amortizable over the expected useful life of seven years; $5,453,816 to goodwill; $153,800 to accounts payable and accrued expenses; and $1,076,500 to customer deposit liability. To fund the acquisition of NextGen, GS AgriFuels issued a $13,000,000 convertible debenture to Cornell Capital Partners and a $6,000,000 Senior Secured Term note to Stillwater Asset Backed Fund, LP, the proceeds both of which are detailed below. See Note 5 Financing Arrangements for additional details on the seller note due to the NextGen's former shareholders.

ACQUISITIONS - SUBSEQUENT EVENTS

In March 2007, GS AgriFuels completed the acquisition of approximately 87% of the outstanding capital stock of Sustainable Systems, Inc. As of December 31, 2006, the Company effectively owned 13% of Sustainable System, Inc. as a result of investing $2 million in the capital stock of the company. Sustainable Systems owns an oilseed crushing facility in Culbertson, Montana and is in the business of producing and selling high oleic safflower, sunflower, canola and other vegetable oils. This acquisition is designed to accelerate the development of the company's oilseed crush biorefineries and related biomass to energy development projects as well as allow the continued expansion of and acceleration of the company's ability to service customers in the food grade vegetable oil program.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5         FINANCING ARRANGEMENTS

The following is a summary of GS AgriFuels' financing arrangements as of December 31, 2006:

Short-term borrowings
     Short term loans - Greenshift ..................   $    129,935
     Short term loans - affiliate ...................        174,875
     Convertible debenture - GreenShift .............        276,602
                                                        ------------
             Total short-term borrowings ............   $    581,412

Long term convertible debentures:
     Convertible debenture - Cornell Capital Partners   $  1,949,631
     Convertible debenture - Cornell Capital Partners   $  5,500,000
     Convertible debenture - Cornell Capital Partners   $ 13,000,000
     Note discounts .................................     (1,041,960)
                                                        ------------
 Total oflong term convertible debentures ...........   $ 19,407,671
Long-term debt, current portion:
     Note payable - Stillwater ......................   $  5,855,438
     Note payable - NextGen sellers .................      4,204,437
                                                        ------------
         Total long-term debt, current portion ......   $ 10,059,875


The following chart is presented to assist the reader in analyzing GS AgriFuels's ability to fulfill its fixed debt service requirements of December 31, 2006 and GS AgriFuels' ability to meet such obligations:

Year Amount
2007                                           $   10,641,287
2008                                                     --
2009                                               20,449,631
                                              ---------------
Total minimum payments due under
  current and long-term obligations            $   31,090,918
                                               ==============

SHORT TERM BORROWINGS FROM GREENSHIFT

During the twelve months ended December 31, 2006, GS AgriFuels received $129,935 in short term loans from GreenShift Corporation. These loans bear interest at 8%, for which $6,945 in interest expense was accrued for the twelve months ended December 31, 2006. The total principal amount due to GreenShift for short term loans was $129,935 as of December 31, 2006.

SHORT TERM BORROWINGS - AFFILIATE

During 2006, GS CleanTech Corporation, a subsidiary of GreenShift Corporation, paid $174,875 on behalf of GS AgriFuels for services performed during the year. These non-interest-bearing advances are payable on demand. GreenShift is an approximate 80% shareholder of GS AgriFuels and is controlled by Kevin Kreisler, Chairman and Chief Executive Officer of GS AgriFuels.

CONVERTIBLE DEBENTURES ISSUED TO GREENSHIFT

On December 29, 2005, the Company issued an $187,995 convertible debenture in exchange for its outstanding liability to GreenShift Corporation. The $187,995 convertible debenture was due and payable on December 31, 2006, bearing interest at 8% per year, payable in cash or convertible into our common shares. The number of issuable common shares upon conversion was equal to the amount of the note divided by the average of the three lowest closing market prices of the stock during the thirty trading days preceding conversion, provided such issuance did not give GreenShift more than a 4.95% ownership of the Company. The company determined that the variable price conversion feature on the debenture was an embedded derivative, and recorded a note discount and derivative liability of $104,657 at December 31, 2005. During the year ended December 31, 2006, GreenShift paid $88,607 on behalf of the Company for current liabilities and operating expenses. In exchange for these payments the Company issued to GreenShift additional convertible debentures totaling $88,607. As of December 31, 2006, the principal balance due on these debentures was $276,602. For the year ended December 31, 2006, interest expense of $22,874 for this obligation was incurred and accrued. Interest expense from the amortization of the note GS

                     AGRIFUELS CORPORATION AND SUBSIDIARIES
                     (A DEVELOPMENT STAGE COMPANY) NOTES TO
                       CONSOLIDATED FINANCIAL STATEMENTS

5         FINANCING ARRANGEMENTS (continued)

discount was $104,657 for the year ended December 31, 2006, and the note discount has been fully amortized as of December 31, 2006.

CONVERTIBLE DEBENTURES - CORNELL CAPITAL

On June 7, 2006, GS AgriFuels entered into a Securities Purchase Agreement with Cornell Capital Partners LP ("Cornell") under which Cornell committed to purchase $22,000,000 in Secured Convertible Debentures. The first Debenture, in the principal amount of $5,500,000 was purchased by Cornell on June 7, 2006, for which the company paid $600,000 in financing and structuring fees and received cash proceeds of $4,900,000. The Securities Purchase Agreement was amended on October 30, 2006 to provide for only the one $5,500,000 debenture, with certain modifications (see below) Under the terms of the Securities Purchase Agreement (as amended on October 30, 2006), the Debenture carries an interest rate of 10%, and principal and interest on the Debenture, which are due at the maturity date of June 7, 2009, may be converted into common stock by Cornell Capital Partners at a conversion price equal to $3.00 per common share. However, the conversion price will be reduced to equal any price at which GS AgriFuels hereafter issues common stock or derivative securities. The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. If the bid price of company stock falls below the conversion price, GS AgriFuels has the right to satisfy the redemption obligation by paying cash equal to 120% of the principal redeemed. For the year ended December 31, 2006, interest expense of $313,425 for this obligation was incurred and accrued. The Debentures are secured by a pledge of all of GS AgriFuels' assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc., and Mean Green Biodiesel #3, Inc. GS AgriFuels has agreed to file a registration statement with the Securities and Exchange Commission to enable Cornell to resell to the public any shares of GS AgriFuels common stock it acquires on conversion of the Debenture or exercise of the Warrant. The registration rights agreement with Cornell Capital entitles Cornell to liquidated damages for failure to register, and Cornell has waived any liquidated damages due for failure to register for the year ended December 31, 2006. This is a one time waiver and Cornell retains its rights under the agreement for future periods.

Pursuant to the terms of the agreement, GS AgriFuels issued 1,125,000 five year warrants to purchase GS AgriFuels common stock that are exercisable at $.001 per share to Cornell Capital Partners. The options were issued to Cornell Capital Partners in conjunction with the Company's June 7, 2006 issuance of convertible debentures. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded the $30,375 value of the warrants as a discount to the note, and the note discount is being amortized over the term of the debenture. Interest expense from the amortization of the note discount was $5,770 for the year ended December 31, 2006.

In conjunction with the May 2006 Share Purchase Agreement with GreenShift, GS AgriFuels assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631. The Debenture carries an annual interest rate of 10%, and principal and interest on the Debenture, which are due at the maturity date of June 7, 2009, may be converted into common stock by Cornell Capital Partners at a conversion price equal to $3.00 per common share. However, the conversion price will be reduced to equal any price at which GS AgriFuels hereafter issues common stock or derivative securities. The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. For the year ended December 31, 2006, interest expense of $111,102 for this obligation was incurred and accrued.

On October 30, 2006 GS AgriFuels completed a sale of securities to Cornell Capital Partners, LP pursuant to a Securities Purchase Agreement dated as of October 30, 2006. The Agreement called for Cornell to purchase a Secured Convertible Debenture in the principal amount of $13 million. In conjunction with this financing, the Company paid a financing fee of $1,300,000, a structuring fee of $50,000, legal fees of $15,000, and received net proceeds of $11,635,000 that were used for the acquisition of NextGen Fuel, Inc. The Secured Convertible Debenture will mature on October 30, 2009. Interest will accrue on the Debenture at the rate of 10% per annum and will be payable on the maturity date. If the market price of GS AgriFuels common stock is less than the conversion price, GS AgriFuels can redeem the Debenture for 120% of its principal amount. Cornell will be entitled to convert the accrued interest and principal amount of the Debenture into GS AgriFuels common stock at a conversion price of $3.00 (or any lower price at which GS AgriFuels hereafter issues common stock to any third party). The maximum number of shares that Cornell may acquire at any time is 4.99% of the outstanding common shares. For the year ended December 31, 2006, interest expense of $220,597 for this obligation was incurred and accrued.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5         FINANCING ARRANGEMENTS (continued)

In consideration of Cornell's investment in the October 30, 2006 Debenture, GS AgriFuels issued to Cornell a five year Warrant to purchase 540,000 common shares. The exercise price is $.001 or any lower price at which GS AgriFuels hereafter issues common stock to any third party. GS AgriFuels has also agreed to file a registration statement with the Securities and Exchange Commission to enable Cornell to resell to the public any shares of GS AgriFuels common stock it acquires on conversion of the Debentures or exercise of the Warrant. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded the $1,079,460 value of the warrants as a discount to the note, and the note discount is being amortized over the term of the debenture. Interest expense from the amortization of the note discount was $62,106 for the year ended December 31, 2006

Commencing on February 1, 2007, Cornell will also be entitled to convert into common stock up to $500,000 of the principal amount of the Debentures (including the $5,500,000 Debenture sold to Cornell on June 6, 2006) during any calendar month at a conversion price equal to 90% of the lowest daily Volume Weighted Average Price during the thirty trading days preceding conversion. However, GS AgriFuels may opt to redeem the portion of the Debentures offered for conversion in this manner by paying 120% of the amount converted.

The Debentures are secured by a pledge of all of GS AgriFuels's assets, including the capital stock of its subsidiaries: Mean Green BioFuels, Inc., Mean Green Biodiesel #1, Inc., Mean Green Biodiesel #2, Inc. and Mean Green Biodiesel #3, Inc. The subsidiaries of GS AgriFuels have pledged their assets to secure the Debentures. GreenShift Corporation, the parent of GS AgriFuels, and certain subsidiaries of GreenShift Corporation (including GS CleanTech Corporation, GS Energy Corporation and Viridis Capital) have also pledged their assets to secure the Debentures and have guaranteed the Debentures due to Cornell.

CONVERTIBLE DEBENTURE - THOMAS SCOZZAFAVA

On December 28, 2006, the Company issued its President and CEO, Thomas Scozzafava, a Convertible Debenture due December 28, 2008 with a face amount of $250,000 for monies received by the Company from Mr. Scozzafava in the amount of $250,000. The terms of the Convertible Debenture are the following: (i) an interest rate of eight percent (8%) payable, at the option of Mr. Scozzafava, in cash or registered common stock in GS AgriFuels Corporation or any combination thereof; (ii) shall become due and be payable monthly commencing March 31, 2007, unless otherwise waived or deferred by Mr. Scozzafava; (iii) payment in full or in part of principal plus accrued but unpaid interest shall be made only upon demand by Mr. Scozzafava commencing April 31, 2007; (iv) any unpaid balance, at the option of Mr. Scozzafava, shall become immediately due and payable without notice or demand in the event of default, and (v) any accrued and unpaid interest shall be convertible upon demand of Mr. Scozzafava into registered shares of common stock equal to the lower of: (a) $3.00 per share; or (b) the lowest convertible debenture conversion price, preferred, common or any other class of stock or convertible security issuance price, or warrant or option issuance price, issued from December 28, 2006 until the time of conversion(s); or (c) 100% of the closing market price as of the date hereof provided that any such conversion price shall not trigger a lowering of the conversion price of any convertible debenture(s) outstanding at December 28, 2006. As of the date of this filing, Mr. Scozzafava has received neither cash re-payments of principal or cash payments of interest, nor has he exercised his right to convert any obligations in GS AgriFuels common stock.

DEMAND NOTE:  STILLWATER ASSET-BASED FUND, LP

On October 30, 2006, NextGen Acquisition, Inc., a subsidiary of GS AgriFuels which was formed to facilitate the acquisition of NextGen Fuel Inc., completed a sale of securities to Stillwater Asset-Based Fund, LP pursuant to a Securities Purchase Agreement dated as of October 27, 2006. The Agreement called for Stillwater to purchase a Term Note in the principal amount of $6 million. The Term Note was purchased by Stillwater on October 31, 2006, and in conjunction with the financing NextGen Acquisition paid an origination fee of $75,000, prepaid interest of $300,000, legal fees of $35,225, and received net proceeds of $5,589,775. NextGen Acquisition used $4,879,236 of the proceeds to acquire NextGen Fuel, Inc., made a loan totaling $568,958 to Warnecke Design Service, Inc. (a subsidiary of GS Energy, who is also owned by the Company's parent, GreenShift Corporation), and repaid GreenShift $141,580 for amounts paid by GreenShift in connection with the NextGen Fuel, Inc. Acquisition. ,The Term Note accrues interest at a rate of 20% per annum. Monthly payments of principal and interest are due beginning February 1, 2007, with a monthly principal amount of at least $300,000 and additional principal payments made as a percentage of cash receipts of NextGen Fuel, Inc. All amounts of principal and interest not previously satisfied will be due on December 31, 2007. The obligations of NextGen Acquisition Inc. under the Term Note have

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5         FINANCING ARRANGEMENTS (continued)

guaranteed by GS AgriFuels and by the following affiliates: GreenShift Corporation, GS Energy Corporation, GS CleanTech Corporation, NextGen Fuel, Inc., Warnecke Design Services, Inc. and Warnecke Rentals, LLC (the "Guarantors"). Each of the Guarantors has pledged its assets to secure its guaranty.

DEMAND NOTE - NEXTGEN SELLERS

On October 30, 2006, a wholly-owned subsidiary of GS AgriFuels purchased 100% of the outstanding capital stock of NextGen Fuel, Inc. NextGen Fuel is engaged in the business of developing and distributing esterification and transesterification biodiesel process technologies. The purchase price was $21,204,437, of which $17,000,000 was paid at closing and demand notes were issued to the selling shareholders totaling $4,204,437. $3,204,437 of the demand notes are due on October 31, 2007 or sooner if NextGen Fuel has realized revenue of $7,500,000 subsequent to the acquisition and there are not claims for indemnification by GS AgriFuels. The remaining $1,000,000 demand note, with interest at 6% per annum, is due to a sales consultant and is payable along with accrued interest upon the payment by customers for biodiesel production systems totaling forty million gallons per year of production capacity, paid on a pro-rated basis such that the consultant shall receive payments of $250,000 with each ten million gallon per year system on a pro-rated basis with NextGen Fuel's receipt of cash payments for such system.

6         RELATED PARTY TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT WITH GREENSHIFT

In August 2005, the Company entered into a Management Services Agreement with GreenShift Corporation under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement is for a term of five years and provides for GreenShift to receive $150,000 per year payable in cash or the Company's common stock. On May 23, 2006, the management services agreement with GreenShift was amended to include the issuance of 6,000,000 options to purchase GS AgriFuels common stock at $3.00 per share at the later to occur of December 31, 2006 or the commencement of construction of a biodiesel plant, and extend the term of the cash compensation of $150,000 per annum through May 23, 2011. The fair value of the options was calculated using the Black-Scholes model to be $144,000, and the Company will recognize the related expense over the five year term of the management services agreement.. Management fee expense of $8,013 was recognized during the year ended December 31, 2006 and $126,483 of prepaid management fees were recorded, of which $38,304 is considered short tem and $97,683 is considered long term. GS AgriFuels issued 2,025,000 shares to GreenShift in payment of $37,500 of management fees due in the second quarter of 2006 and to waived $37,500 of management fees for the first quarter of 2006. The Company accrued $75,000 of expense related to the Management Services Agreement during the final six months of the year ended December 31, 2006.

SHARE PURCHASE AGREEMENT WITH GREENSHIFT

On June 7, 2006, the Company acquired Mean Green BioFuels, Inc., a newly formed company, from GreenShift Corporation. At the closing, GreenShift Corporation surrendered to the Company 300,000 shares of the Company's Series B Preferred Stock (which was convertible into 67% of the Company's fully-diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631 and issued to GreenShift 1,000,000 shares of Series C Preferred Stock (which are convertible into 80% of the Company's fully-diluted common stock). Since the combination was consummated between entities under common control, the transaction was accounted for at book value, and the amount of consideration paid over the book value of assets received of $1,950,601 was recorded as a reduction of paid in capital. Prior to the acquisition, the predecessor operations of Mean Green BioFuels, Inc. recorded an operating loss of $57,573 for the period from January 1, 2006 to May 23, 2006.

LOAN TO COMPANY FROM PRESIDENT AND CEO THOMAS SCOZZAFAVA

On December 28, 2006, the Company issued its President and CEO, Thomas Scozzafava, a Convertible Debenture due December 28, 2008 with a face amount of $250,000 for monies received by the Company from Mr. Scozzafava in the amount of $250,000. The terms of the Convertible Debenture are the following: (i) an interest rate of eight percent (8%) payable, at the option of Mr. Scozzafava, in cash or registered common stock in GS AgriFuels

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6         RELATED PARTY TRANSACTIONS (continued)

Corporation or any combination thereof; (ii) shall become due and be payable monthly commencing March 31, 2007, unless otherwise waived or deferred by Mr. Scozzafava; (iii) payment in full or in part of principal plus accrued but unpaid interest shall be made only upon demand by Mr. Scozzafava commencing April 31, 2007; (iv) any unpaid balance, at the option of Mr. Scozzafava, shall become immediately due and payable without notice or demand in the event of default, and (v) any accrued and unpaid interest shall be convertible upon demand of Mr. Scozzafava into registered shares of common stock equal to the lower of: (a) $3.00 per share; or (b) the lowest convertible debenture conversion price, preferred, common or any other class of stock or convertible security issuance price, or warrant or option issuance price, issued from December 28, 2006 until the time of conversion(s); or (c) 100% of the closing market price as of the date hereof provided that any such conversion price shall not trigger a lowering of the conversion price of any convertible debenture(s) outstanding at December 28, 2006. As of the date of this filing, Mr. Scozzafava has received neither cash re-payments of principal or cash payments of interest, nor has he exercised his right to convert any obligations in GS AgriFuels common stock.

OTHER RELATED PARTY TRANSACTIONS

GS AgriFuels is party to an agreement with GS CleanTech Corporation, a subsidiary of GreenShift, pursuant to which GS CleanTech provides GS AgriFuels with technology rights, engineering services, and right of first refusal rights to purchase GS CleanTech's inventory of clean fuel feedstocks. Under the agreement, GS AgriFuels holds the exclusive rights to the use of GS CleanTech's technologies that are deployed in ethanol plants to obtain biodiesel feedstocks from co-products of ethanol production.

In August 2006 GS Agrifuels paid a $200,000 deposit to Warnecke Design Service, Inc. for the purchase of a NextGen Fuel 10 million gallon per year biodiesel system. The total purchase price for this system is $3,200,000, and it is expected that GS Agrifuels will take delivery of the system in the first quarter of 2007.

NextGen  Fuel,  Inc.,  has an exclusive  manufacturing  agreement  with Warnecke
Design Service, Inc., for the design, fabrication, assembly, testing, and commissioning of NextGen Fuel's biodiesel production systems. During the year ended December 31, 2006, The Company paid deposits under the manufacturing agreement totaling $800,000 to Warnecke during the year ended December 31, 2006, and had work in process inventory of $620,938, other deposits of $222,373, and accounts payable and accrued expenses of $147,707 due to Warnecke at December 31, 2006. GreenShift Corporation, the Company's majority shareholder, is also the majority shareholder of GS Energy Corporation. Warnecke Design Service, Inc. is a wholly owned subsidiary of GS Energy Corporation.

7         INVESTMENTS

INVESTMENT IN SUSTAINABLE SYSTEMS UNDER FINANCING AGREEMENT

On September 13, 2006, GS AgriFuels, Inc. entered into a financing agreement with Sustainable Systems, LLC whereby AgriFuels will invest a total of $3,000,000 into the company. As part of the agreement, as of December 31, 2006, GS AgriFuels completed bridge loan financing in the amount of $2,000,000. Upon closing, the total advances will be credited to the total investment and GS AgriFuels will receive 3,121,688 shares of Series A Preferred Convertible stock representing 20% of Sustainable Systems, LLC's outstanding stock. See Note 12-Subsequent Events for information regarding the Company's acquisition of and contract for the sale of a biodiesel system to Sustainable Systems.

INVESTMENT IN ZEROPOINT CLEAN TECHNOLOGIES, INC.

In August 2006, GS AgriFuels entered into a Series A Preferred Stock Purchase Agreement with ZeroPoint Clean Tech, Inc. under which GS AgriFuels agreed to purchase 113,800 shares of Series A Preferred Stock, representing approximately 10% of the capital stock of ZeroPoint, at a purchase price of $21.98 per share. In conjunction with the Agreement, ZeroPoint Clean Tech, Inc. also issued to GS AgriFuels 56,900 five year warrants to purchase ZeroPoint Clean Tech, Inc. common stock that are exercisable at $32.97 per share.

8             COMMITMENTS AND CONTINGENCIES

CONSULTING AGREEMENTS

The Company's subsidiary NextGen Fuel, Inc. is a party to consulting agreements with three of the founders and former shareholders of NextGen Fuel, Inc. The agreements with two of the consultants are for the provision of technical services related to design, engineering, sales, technical assistance, and obtaining patents for NextGen

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8         COMMITMENTS AND CONTINGENCIES (continued)

Fuel's biodiesel production systems, and require an aggregate payment of $5,000 per month for one year. The agreement with a third consultant is for the provision of sales and marketing services for NextGen Fuel's biodiesel production systems. This agreement calls for a commission payment of 3% for the first $30,000,000 in sales and 5% of sales thereafter, a cash bonus of $1,000,000 upon the execution and full collection of the first $30,000,000 in sales and an additional $1,500,000 upon the execution and full collection of $50,000,000 in sales, and full payment seller note of $1,000,000 issued to this consultant upon the payment by customers for the sale of biodiesel production systems equaling forty million gallons of annual production capacity.

SERIES A PREFERRED STOCK

In 2001 the Company issued shares of Series A Preferred Stock. 37,350 of those shares remain outstanding. By their terms, they automatically converted into
37.35 shares of common stock (adjusted to reflect the 1-for-1000 reverse stock split in 2006. In November 2006 a claim was made by certain holders of the Series A Preferred Stock that they are entitled to receive 8,300,000 shares of common stock by reason of promises made to them by prior management of the Company and actions taken by the sole director of the Company in 2003. Current management has reviewed the claims and the underlying facts, and has concluded that the claims are not legally valid. Negotiations are ongoing, aimed at a resolution of the claims.

LEGAL MATTERS

The Company is party to the matter entitled O'Brien & Gere Limited, et. al. v. NextGen Chemical Processors, Inc., et. al., which action was filed in the Supreme Court of the State of New York. The verified complaint, which also names the Company and certain of its affiliates, seeks performance of and damages relating to certain service and related agreements, plus attorney's fees and costs. This matter relates to the provision by plaintiffs of certain engineering services to NextGen Chemical Processors, Inc. ("NCP") during 2005 and 2006. NCP is owned by the former shareholders of our recently acquired NextGen Fuel, Inc., subsidiary. The Company has responded to the verified complaint and denies any liability.

9              INCOME TAXES

INCOME TAXES

GS AgriFuels has incurred losses, which have generated net operating loss carryforwards for GS AgriFuels as of December 31, 2006. These loss carryforwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2006 and 2005, GS AgriFuels' effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the year ended December 31, 2005 consisted of a state income tax provision. Deferred tax assets are as follows:

                                    12/31/2006     12/31/2005
                                   ------------   ------------

Deferred Tax Asset:

Net operating loss carryforwards   $ 1,993,000    $   798,000
                                   -----------    -----------

Total deferred tax assets ......     1,993,000        798,000
Less: Valuation allowance ......    (1,993,000)      (798,000)
                                   -----------    -----------

Net deferred tax asset .........   $      --      $      --
                                   ===========    ===========

GS AgriFuels has federal net operating loss carry-forwards of approximately $2,927,000 which expire through December 31, 2026.

In accordance with the provisions of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes", deferred taxes are recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company incurred net operating losses for financial reporting and tax reporting purposes.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


10        STOCKHOLDERS' EQUITY

Our authorized capital stock consists of 50,000,000 shares of common stock, 10,000,000 shares of Series C Preferred Stock, and 400,000 shares of Series A Preferred Stock. The Board of Directors is authorized to issue the preferred stock with any rights and preferences that the Board of Directors decides are appropriate. As of December 31, 2006, there were 28,217,500 shares of our common stock outstanding, and 37,350 shares of our Series A Preferred Stock outstanding.

COMMON STOCK

On January 13, 2006 the Board of Directors of GS AgriFuels unanimously adopted a resolution to amend the Certificate of Incorporation to effect a reverse split of GS AgriFuels' outstanding common stock at a ratio of 1:1000 (the "Reverse Split"). The holder of shares representing a majority of the voting power of GS AgriFuels' outstanding voting stock subsequently gave written consent to the resolution. The Company filed the Amendment to its Certificate of Incorporation with the Secretary of the State of Delaware on May 18, 2006, and the Reverse Split was effective as of that date. All per share amounts in the accompanying financial statements have been retroactively adjusted to the beginning of the periods presented to reflect the reverse split.

SERIES A PREFERRED STOCK

In 2001 the Company issued shares of Series A Preferred Stock. 37,350 of those shares remain outstanding. By their terms, they automatically converted into
37.35 shares of common stock (adjusted to reflect the 1-for-1000 reverse stock split in 2006. In November 2006 a claim was made by certain holders of the Series A Preferred Stock that they are entitled to receive 8,300,000 shares of common stock by reason of promises made to them by prior management of the Company and actions taken by the sole director of the Company in 2003. Current management has reviewed the claims and the underlying facts, and has concluded that the claims are not legally valid. Negotiations are ongoing, aimed at a resolution of the claims.

SERIES C PREFERRED STOCK

In conjunction with the June 7, 2006 Mean Green BioFuels, Inc. share purchase agreement with GreenShift Corporation, the Company's parent (See Note 4), GreenShift surrendered 300,000 of Series B Preferred Stock (which was convertible into 67% of the Company's fully-diluted common stock). In exchange for the Mean Green BioFuels shares and the Company's Series B Preferred Stock, the Company assumed GreenShift's obligations under a Secured Convertible Debenture due to Cornell Capital Partners in the principal amount of $1,949,631 and issued to GreenShift 1,000,000 shares of Series C Preferred Stock (which were convertible into 80% of the Company's fully-diluted common stock).

On October 17, 2006 GreenShift Corporation converted 1,000,000 shares of Series C Preferred Stock, representing 100% of the issued and outstanding Series C Preferred Stock, into 26,000,000 shares of common stock.

SHARE BASED PAYMENT

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company's stock is measured on the date of stock issuance or the date an option/warrant is granted. The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Effective January 1, 2006, the Company adopted the provisions of SFAS 123(R), SHARE-BASED PAYMENT, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. The Company also followed the disclosure requirements of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the prior periods presented in the Form 10-KSB have not been restated to reflect the fair value method of expensing share-based compensation.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


10    STOCKHOLDERS' EQUITY (continued)

STOCK OPTIONS

On May 23, 2006, GS AgriFuels entered into an amended management services agreement with GreenShift that provides for the issuance to GreenShift of 6,000,000 five year options to purchase GS AgriFuels common stock, exercisable at $3.00 per share, at the later of December 31, 2006 or the commencement of construction of a biodiesel plant. The fair value of the options was determined to be $144,000, and was calculated using the Black-Scholes Option Pricing Model.

STOCK WARRANTS

In conjunction with GS AgriFuels's June 7, 2006 issuance of convertible debentures to Cornell Capital, GS AgriFuels issued to Cornell Capital 1,125,000 five year warrants to purchase GS AgriFuels common stock that are exercisable at $.001 per share to Cornell Capital Partners. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded a note discount of $30,375. The note discount is being amortized over the term of the debenture.

In conjunction with GS AgriFuels's October 30, 2006 issuance of convertible debentures to Cornell Capital, GS AgriFuels issued to Cornell Capital 640,000 five year warrants to purchase GS AgriFuels common stock that are exercisable at $.001 per share to Cornell Capital Partners. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model and the Company recorded a note discount of $1,079,460. The note discount is being amortized over the term of the debenture.


Summarized information about GS AgriFuels' stock warrants outstanding at December 31, 2005 is as follows:

Weighted Average                       Number of Shares        Exercise Price

Outstanding at January 1, 2006              --                 $       --
Granted at fair value                    7,665,000                    1.26
Forfeited                                   --                         --
Exercised                                   --                         --
                                         ---------                   -------
Outstanding at December 31, 2006         7,665,000                    1.26

Summarized information about GS AgriFuels's stock options and warrants outstanding at December 31, 2006 is as follows:

                                                   Weighted
                                                   Average                                  Exercisable
                                   Number of      Remaining        Weighted    -------------------------------------
                                   Options       Contractual      Average        Number of       Weighted Average
    Exercise Prices              Outstanding        Life       Exercise Price     Options         Exercise Price
--------------------------------------------------------------------------------------------------------------------
$0.001                               1,665,000         5.00          0.001        1,665,000                0.001
$3.00                                6,000,000         5.00          3.00         1,200,000               3.0000
                                ---------------                               --------------------------------------
                                     7,125,000                                    2,325,000                 1.26

The fair value of each option  granted  during 2006 is  estimated on the date of
grant  using  the   Black-Scholes   option-pricing   model  with  the  following
assumptions:

                                                                     2006
                                                                  ----------
Dividend yield                                                            --
Expected volatility                                                     112%
Risk-free interest rate                                        4.64% - 5.07%
Expected life                                                       5-10yrs.

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


10    STOCKHOLDERS' EQUITY (continued)


                     STOCK AND OPTIONS ISSUED FOR SERVICES

During 2006, GS AgriFuels issued 2,167,500 shares of common stock with a value of $40,139, in exchange for services rendered, which included 2,025,000 shares in payment of $37,500 in management fees due to GreenShift under the Management Services Agreement.

EXERCISE OF STOCK OPTIONS

No options were exercised during 2006 and 2005.

INVESTMENT ACTIVITY

In the year 2006, there were no investment activities.


11   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

needs to be updated

The following is a summary of supplemental disclosures of cash flow information:

                                                                          2006        2005
                                                                       ----------------------
Cash paid during the year for the following:
     Interest .......................................................   $     --     $     --
     Income Taxes ...................................................         --           --
Supplemental Schedule of Non-Cash Investing and Financing Activities:
     Issuance of Series C Preferred Stock ...........................        1,000         --
     Assumption of convertible debenture pursuant to share
       purchase agreement with parent ...............................    1,949,631         --
     Issuance of warrants upon issuance of convertible debentures ...    1,109,710         --

                    GS AGRIFUELS CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12       SUBSEQUENT EVENTS

On January 16, 2007, GS AgriFuels executed an agreement with Fulton Biodiesel, LLC, a subsidiary of Homeland Energy Biofuels, LLC ("Homeland Energy") to form GS Fulton Biodiesel LLC ("GS Fulton Biodiesel"). The agreement calls for GS AgriFuels to own 80% of this company and the construction of a ten million gallon per year biodiesel plant in Fulton, New York which will be the first commercial-scale facility in New York. GS Fulton Biodiesel and NextGen Fuel, Inc. are party to a settlement and services agreement that requires the payment of $660,000 to an engineering and design firm for technical services to be provided for the construction of the facility. As of December 31, 2006 NextGen Fuel, Inc. deposited $220,000 into an escrow account under the terms of this agreement. The engineering and design firm subsequently refused to accept payment and disputes certain provisions of the settlement and services agreement.

On January 16, 2007, the Company's President and Chief Executive Officer, Thomas Scozzafava, was appointed to the Company's Board of Directors.

On March 13, 2007, GS AgriFuels Corporation executed an agreement to purchase approximately 85% of the outstanding capital stock of Sustainable Systems, Inc for a total purchase price of about $12.6 million. As of December 31, 2006, the Company effectively owned 13% of Sustainable System, Inc. as a result of investing $2 million in the capital stock of the company. Sustainable owns an oilseed crushing facility in Culbertson, Montana, and is in the business of producing and selling high oleic safflower, sunflower, canola and other high value vegetable oils. Sustainable is currently expanding its oilseed extraction and refining capability from 300 tons per day to 600 tons per day.

The Company is party to a Development Services Agreement with Mean Green Biodiesel of Georgia, LLC (f/k/a Cantrell Winsness Technologies, LLC) that includes assignment of rights in and to the Company's planned biodiesel project in Memphis, Tennessee. The terms of this agreement include reimbursement by Mean Green Biodiesel of Georgia, LLC of expenses incurred by the Company both prior and subsequent to the execution of the Development Services Agreement, the retention of 9% equity ownership stake by the Company in first ten million gallon per year facility developed for Mean Green Biodiesel of Tennessee, LLC at the site, and the purchase of one ten million gallon per year biodiesel system from NextGen Fuel, Inc. Mean Green Biodiesel of Georgia, LLC is owned by a former consultant to the Company. The Company may decide to co-locate a wholly-or majority-owned biodiesel production facility on-siteat the Memphis site.

================================================================================
                        HUGO INTERNATIONAL TELECOM, INC.
                                  FORM 10-KSB
                                DECEMBER 31, 2005

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders,
Hugo International Telecom, Inc.:


We have audited the accompanying consolidated balance sheet of Hugo International Telecom, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hugo International Telecom, Inc. as of December 31, 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency as of December 31, 2005. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        /s/ Rosenberg, Rich, Baker & Berman and Company Bridgewater, New Jersey
                             March 20, 2006

                        HUGO INTERNATIONAL TELECOM, INC.
                                  BALANCE SHEET
                             AS OF DECEMBER 31, 2005
ASSETS:

Current assets:
    Prepaid expenses and other current assets ............   $      --
        Total current assets .............................          --
                                                             -----------

TOTAL ASSETS .............................................          --
                                                             ===========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY:

Current liabilities:
     Accounts payable ....................................       161,579
     Due to related party ................................         3,787
     Convertible note-related party (net of discount) ....        83,338
     Derivative liability ................................       104,657
     Accrued expenses ....................................           300
                                                             -----------
        Total current liabilities ........................       353,661
                                                             -----------

Stockholders' deficiency:
Preferred stock, par value - $0.0001:
        Authorized 300,000 shares
        Issued and outstanding 0 shares ..................          --
Series A convertible preferred stock, par value - $0.0001:
        Authorized 400,000 shares
        Issued and outstanding 37,350 shares .............             4
        Liquidation value of $186,750
Series B convertible preferred stock, par value - $0.0001:
        Authorized 300,000 shares
        Issued and Outstanding 300,000 shares
        Liquidation value of $3,000 ......................            30
Common Stock, par value - $0.0001
        Authorized 50,000,000 shares
        Issued and outstanding 50,000,000 shares .........         5,000
Additional paid-in capital ...............................     2,500,164
Accumulated deficit ......................................    (2,858,859)
                                                             -----------
        Total stockholders' deficiency ...................      (353,661)
                                                             -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY ...........   $      --
                                                             ===========


                  The notes to the Financial Statements are an
                       integral part of these statements.


                        HUGO INTERNATIONAL TELECOM, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                     12/31/2005       12/31/2004
                                                    ------------    -------------
Revenues: .......................................   $       --      $       --
Cost of revenues ................................           --              --
                                                    ------------    ------------
Gross Profit ....................................           --              --
                                                    ------------    ------------

Operating expenses:
     Selling, general and administrative expenses        442,241          49,333
                                                    ------------    ------------

Operating loss ..................................       (442,241)        (49,333)

Other expense/(income):
     Interest expense ...........................          3,787            --
     Gain on settlement .........................        (27,979)           --
                                                    ------------    ------------

Loss before provision for income taxes ..........       (418,049)        (49,333)

Provision for income taxes ......................          6,762           6,762
                                                    ------------    ------------

Net loss ........................................   $   (424,811)   $    (56,095)
                                                    ============    ============

Net loss per common share, basic and diluted ....   $      (0.01)   $       --
                                                    ============    ============

Weighted average shares of common stock
     Outstanding basic and diluted ..............     50,000,000      50,000,000
                                                    ============    ============





                  The notes to the Financial Statements are an
                       integral part of these statements.


                        HUGO INTERNATIONAL TELECOM, INC.
                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                              Preferred Stock      Additional                     Total
                                                    -----------------------------
                              Common Stock          Series A          Series B      Paid-In     Accumulated    Stockholders
                          ------------------    ----------------  ---------------
                           Shares    Amount     Shares  Amount    Shares   Amount   Capital        Deficit        Deficit
                          -------   -------     ------  -------   -------  ------  ---------     -----------   -----------


Balance January 1, 2004   20,500,000   $2,050    90,000    $ 9       --     $--   $ 2,207,139    $(2,377,953)   $(168,755)

Common stock ..........   29,500,000    2,950      --       --       --      --       293,050           --        296,000
Net loss for the year .         --       --        --       --       --      --          --          (56,095)     (56,095)
                          ----------   ------   -------    ---    -------   ---   -----------    -----------    ---------

Balance December 31, ..
2004                      50,000,000    5,000    90,000      9       --      --     2,500,189     (2,434,048)      71,150

Issuance of Series B ..
Preferred Stock in
exchange for Series A
Preferred Stock .......         --       --     (52,650)    (5)   300,000    30           (25)          --           --
Net loss for the year .         --       --        --       --       --      --          --         (424,811)    (424,811)
                          ----------   ------   -------    ---    -------   ---   -----------    -----------    ---------

Balance December 31, ..
2005                      50,000,000   $5,000    37,350    $ 4    300,000   $30   $ 2,500,164    $(2,858,859)   $(353,661)
                          ==========   ======   =======    ===    =======   ===   ===========    ===========    =========






                  The notes to the Financial Statements are an
                       integral part of these statements.


                        HUGO INTERNATIONAL TELECOM, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004




                                                                12/31/2005    12/31/2004
                                                                ----------    ----------

Cash flow from operating activities
      Net loss ..............................................   $(424,811)   $ (56,095)
          Debt issuance for related party payable ...........     187,995         --
          Change in prepaid expenses and other current assets     246,667       49,333
          Change in accounts payable ........................     (13,638)       6,762
          Change in due to related party ....................       3,787         --
                                                                ---------    ---------
      Net cash used in operating activities .................        --           --
                                                                ---------    ---------

Net increase (decrease) in cash .............................        --           --
Cash, beginning of year .....................................        --           --
                                                                ---------    ---------
Cash, end of year ...........................................   $    --      $    --
                                                                =========    =========



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
      Interest ..............................................   $    --      $    --
      Income Taxes ..........................................   $    --      $    --



SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

During the year ended December 31, 2004 the Company issued 29,500,000 shares of common stock valued at $296,000 for prepaid management consulting services.

During the year ended December 31, 2005 a related party paid expenses totaling $37,995 on behalf of the Company.

During the year ended December 31, 2005, the Company issued a convertible demand note to GreenShift Corporation in the amount of $187,995 in exchange for advances made by GreenShift Corporation for expenses paid on the Company's behalf, and accrued management fees of $150,000.





              The notes to the Financial Statements are an integral
                           part of these statements.

                        HUGO INTERNATIONAL TELECOM, INC.
                          NOTES TO FINANCIAL STATEMENTS



1  BASIS OF PRESENTATION

Hugo International Telecom, Inc. ("we", the "Company" or "Hugo") is a holding company that no longer has any operating subsidiaries. The company's former operating subsidiaries, Hugo International Limited ("Hugo UK") and Hugo
International (Ireland) Ltd. ("Hugo Ireland"), entered into bankruptcy protection under United Kingdom bankruptcy laws and went through formal
liquidation  procedures.   These  two  defunct  subsidiaries  supplied  cellular
telephone, radio and wireless data communications solutions to business customers primarily in the British Isles. The Company no longer has any operations.

2  GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the company will continue as a going concern. At December 31, 2005, the Company had no operating subsidiaries which raises substantial doubt about the company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon the addition of profitable operations and support from stockholders and investors. The company is currently a shell, and the ability to continue as a going concern is dependent upon the addition of profitable operations and support from stockholders and investors.

The consolidated financial statements do no include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For accounts payable and accrued expenses, the carrying amount approximates fair value because of the short term maturity of these instruments.

Fair value estimates are made at a specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NET INCOME/(LOSS) PER SHARE

The Company calculates net income per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities.

INCOME TAXES

In accordance with the provisions of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes", deferred taxes are recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company incurred net operating losses for financial reporting and tax reporting purposes.

DERIVATIVE INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and
Potentially Settled in, a Company's Own Stock," require all derivatives to be recorded on the balance sheet at fair value. These derivatives, including embedded derivatives in our structured borrowings, are separately valued and accounted for on our balance sheet with changes in fair value recognized during the period of change as a separate component of other income/expense. Fair values for exchange-traded securities and derivatives are based on quoted market prices. Where the market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and require judgment and estimates.

                        HUGO INTERNATIONAL TELECOM, INC.
                          NOTES TO FINANCIAL STATEMENTS

3  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE INSTRUMENTS (CONTINUED)

The pricing model we use for determining fair value of our derivatives is the Black Scholes Pricing Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates and stock price volatilities. Selection of these inputs involves management's judgment and may impact net income.

RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.


4  STOCK ISSUED FOR SERVICES

The Company accounts for stock issued for services in accordance with Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". The statement generally suggests, but does not require, stock-based compensation transactions to be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable. The Company accounts for the prepaid value of consulting services in accordance with EITF 00-18, "Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees."

CONSULTING AGREEMENT WITH JESSE DYLAN CAPITAL

On November 1, 2004 the Company entered into a consulting agreement with Jesse Dylan Capital, Inc. ("JDC") whereby JDC agreed to provide management consulting services including developing a business plan for the Company, negotiating settlements with creditors, and obtaining sources of financing. Under the terms of the consulting agreement, JDC received 29,500,000 shares of restricted Hugo common stock in lieu of a $296,000 cash payment.

David Foden, our former CEO and majority shareholder, received 4,900,000 shares of our common stock from JDC relating to JDC's consulting agreement.

5  PREFERRED STOCK

                            SERIES A PREFERRED STOCK

On August 19, 2005, the Board of Directors authorized the conversion of 37,350 shares of Series A Preferred Stock into 7,692,300 shares of common stock. These shares will be converted upon the Company's decision to increase the authorized number of common shares.

SERIES B PREFERRED STOCK

On August 19, 2005 the Board of Directors authorized the issuance of 300,000 shares of Series B Preferred Stock. Each share of Series B Preferred stock is entitled to 560 votes at any shareholders meeting, except that if the number of fully-diluted shares of common stock exceeds 72,000,000, the voting power of the Series B Preferred will be increased to assure the holders a minimum of 70% of the vote. The holder of the Series B Preferred Stock may convert each share of Series B Preferred Stock into common stock at a conversion ratio equal to $1.15 divided by 80% of the then-current market price of the common stock. Upon liquidation, the holders of Series B Preferred will receive from assets available for distribution $.01 per share, then will share with the holders of common stock as if the Series B Preferred had been converted into common stock. In the event that the Company declares a dividend, the holders of the Series B Preferred will share in the dividend as if they had converted their shares into common stock.

The Board of Directors issued the 300,000 shares of Series B Preferred Stock in exchange for 52,650 shares of the outstanding Series A Preferred Stock. The holders of the Preferred Stock then transferred all of the outstanding Series B Preferred Stock to GreenShift Corporation in consideration of its agreement to provide management services to the Company.

6  EMPLOYMENT AGREEMENTS

In July 2002, the Company entered into an employment agreement with David Foden, the Company's Chairman and Chief Executive Officer of the Company. The agreement provided for base salary of (pound)132,000 and an annual incentive bonus based

                        HUGO INTERNATIONAL TELECOM, INC.
                          NOTES TO FINANCIAL STATEMENTS

6  EMPLOYMENT AGREEMENTS (CONTINUED)

upon the Company's attainment of earnings. The agreement also contained provisions whereby if Mr. Foden was terminated by the Company, or resigns his position, he will be entitled to a $6,000,000 lump sum payment. The agreement was entered into in contemplation of the proposed merger with Worldlink described in Note 4. As such, the employment agreement was cancelled and no amounts are owed to Mr. Foden. Mr. Foden tendered his resignation in January 2005 and it was accepted by the Board of Directors.

7  CONTINGENCIES

The wholly owned subsidiary, Hugo International Telecom, Ltd. (`Limited') was placed into administrative status of the UK bankruptcy code as of October 12, 2001. If Limited fails to honor certain of its contractual obligations because of the bankruptcy filing or otherwise, claims may be made against us for breaches by Limited of those contracts as to which we are primarily or secondarily liable as a guarantor. In addition, Limited bankruptcy might bring certain claims against the Company or seek to hold the Company liable for certain transfers made by Limited to the Company and/or for Limited's obligations to creditors under various equitable theories recognized under bankruptcy law. As of March 20 2006, there have been no claims filed against the Company or any of its current or former officers or directors, and we do not expect any material claims to be filed. However, the outcome of complex litigation (including claims which may be asserted against us) cannot be predicted with certainty and its dependent upon many factors beyond the Company's control; however, any such claims, if successful, could have a material adverse impact on the Company's financial condition. We may incur additional costs in connection with the Company's involvement in the Limited bankruptcy proceedings.

8  ACQUISITION BY GREENSHIFT CORPORATION

In August 2005, GreenShift Corporation acquired 300,000 shares of the Company's Series B Preferred Stock from three of the Company's shareholders, which shares are convertible into that number of shares of the Company's common stock as are equal to $1.15 per preferred share at the time of conversion and have voting rights equal to 67% of the fully diluted capital stock of the Company. Kevin Kreisler, the Company's new Chairman and CEO, is also the Chairman and CEO of GreenShift Corporation. Subsequent to this acquisition, Hugo entered in to a Management Services Agreement with GreenShift Corporation under which GreenShift agreed to provide interim management assistance and financial support while preparing Hugo for a strategic acquisition. Two acquisition candidates have been identified and the Company is currently negotiating agreements to complete those acquisitions.

9  RELATED PARTY TRANSACTIONS

In August 2005, the Company entered into a Management Services Agreement with GreenShift Corporation under which GreenShift agreed to provide management assistance, financial support, and business development services. The agreement is for a term of five years and provides for GreenShift to receive $150,000 per year payable in cash or Hugo common stock.

During the year ended December 31, 2005, Greenshift paid certain liabilities totaling $37,995 on behalf of the Company.

On December 29, 2005, the Company issued a $187,995 convertible debenture in exchange for its outstanding liability to Greenshift Corporation. The $187,995 convertible debenture is due and payable on December 31, 2006, bearing interest at 5% per year, payable in cash or convertible into Hugo common shares. For the year ended December 31, 2005, interest expense of $3,787 for this obligation was incurred and accrued.

10  CONVERTIBLE DEBENTURE

The note payable to Greenshift Corporation is a convertible demand note due December 31, 2006. This convertible debenture may be converted into shares of the Company's common stock at the option of the holder at any time. The number of issuable common shares is equal to the amount of the note divided by the average of the three lowest closing market prices of the stock during the thirty trading days preceding conversion, provided such issuance does not give Greenshift more than a 4.95% ownership of the Company.

In accordance with SFAS 133 and EITF 00-19, the conversion feature associated with the $187,995 convertible debenture represents an embedded derivative. The Company has recognized the embedded derivative in the amount of $104,657 as a liability in the accompanying balance sheet and has measured it at its estimated fair value. The estimated fair value of the embedded derivative has been calculated based on a convertible debt pricing model using the following assumptions:

                        HUGO INTERNATIONAL TELECOM, INC.
                          NOTES TO FINANCIAL STATEMENTS


10  CONVERTIBLE DEBENTURE (CONTINUED)


Coupon rate                                             5%
Share price                                         $0.005
Expected volatility                                   150%
Risk free interest rate                              4.39%
Market rate of interest                                 5%

Changes in the fair value of the embedded derivative are recorded at each reporting period and recorded in net gain (loss) on derivative, a separate component of other income (expense). As of December 31, 2005, there was no change in the fair value of the embedded derivative.


11  INCOME TAXES

Hugo International Telecom, Inc. has incurred losses, which have generated net operating loss carryforwards for Hugo as of December 31, 2005. These loss carryforwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2005 and 2004, Hugo's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2005 and 2004 consisted of state income tax provisions. Deferred tax assets are as follows:

                                   12/31/2005   12/31/2004
                                   ----------   ----------

Deferred Tax Asset:

Net operating loss carryforwards   $ 798,000    $ 660,000
                                   ---------    ---------

Total deferred tax assets ......     798,000      660,000
Less: Valuation allowance ......    (798,000)    (660,000)
                                   ---------    ---------

Net deferred tax asset .........   $    --      $    --
                                   =========    =========

Hugo has federal net operating loss carry-forwards of approximately $2,346,000 which expire through December 31, 2025.

================================================================================
                           GS ENERGY AND SUBSIDIARIES
                                  FORM 10-QSB
                                 MARCH 31, 2007



        GS ENERGY CORPORATION (F/K/A INSEQ CORPORATION) AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2007
                                   (UNAUDITED)
---------------------------------------------------------------------------------------
ASSETS:
Current Assets:
   Cash .................................................................   $   181,407
   Accounts Receivable, net of allowance for doubtful accounts of $26,560       296,511
   Accounts Receivable - affiliates .....................................     1,110,352
   Costs and Estimated Earnings in Excess of Billings
         on Uncompleted Contracts .......................................       150,090
    Costs and Estimated Earnings in Excess of Billings
         on Uncompleted Contracts - Related Parties .....................       457,906
   Prepaid Expenses .....................................................        35,975
                                                                            -----------
    Total Current Assets ................................................     2,232,241

Net Fixed Assets ........................................................     1,164,794

Other Assets:
   Goodwill .............................................................       905,579
                                                                            -----------
      Total Other Assets ................................................       905,579

                                                                            -----------
TOTAL ASSETS ............................................................   $ 4,302,614
                                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
    Accounts Payable and Accrued Expenses ...............................   $ 1,135,772
    Current Portion of Mortgages and Notes Payable ......................        60,265
    Loans Payable-Related Parties .......................................       629,578
    Billings in Excess of Costs & Estimated Earnings
          on Uncompleted Contracts ......................................        11,029
     Billings in Excess of Costs & Estimated Earnings
           on Uncompleted Contracts - Related Parties ...................       342,734
                                                                            -----------
        Total Current Liabilities .......................................     2,179,378

   Long Term Mortgages and Notes Payable, Net of Current Portion ........       377,297
                                                                            -----------

                                                                            -----------
TOTAL LIABILITES ........................................................     2,556,675

STOCKHOLDERS' EQUITY

   Preferred Stock, $0.001 Par Value:
       Series C: Authorized 2,200,000  1,600,000 issued and outstanding .         1,600
       Series D: Authorized 1,000,000, 1,000,000 issued and outstanding .         1,000
   Common Stock, $0.001 Par Value,  5,000,000,000 authorized;
        2,497,163,844 issued and outstanding ............................     2,497,164
    Additional Paid-in-Capital ..........................................     5,594,850
    Accumulated Deficit .................................................    (6,348,675)

                                                                            -----------
 TOTAL STOCKHOLDERS' EQUITY .............................................     1,745,939

                                                                            -----------
TOTAL LIABILITIES AND  STOCKHOLDERS' EQUITY .............................   $ 4,302,614
                                                                            ===========


       The notes to the consolidated condensed financial statements are an integral part of these statements.

                                     F-52


        GS ENERGY CORPORATION (F/K/A INSEQ CORPORATION) AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                 Three Months Ended   Three Months Ended
                                                   March 31, 2007       March 31, 2006
                                                 ---------------------------------------

Revenues (including related party revenues of
  $1,446,568 and $0)                               $    1,805,165    $     1,003,743

Cost of Revenues (including related party cost          1,666,763            870,750
 Of revenues of $1,288,265 and $0)
                                                  ---------------    ---------------
    Gross Profit ..............................           138,402            132,993

 Operating Expenses:
   Selling, general and administrative expenses           131,800            692,086
   Amortization expense, intangible assets ....              --              110,450
                                                  ---------------    ---------------
      Total Operating Expenses ................           131,800            802,536
                                                  ---------------    ---------------
Operating Income (Loss) .......................             6,602           (669,543)

Other Expense:
     Interest expense and financing costs .....             7,104            231,159
     Other expense (income) ...................            (2,279)           (19,260)
                                                  ---------------    ---------------
        Other Expense .........................             4,825            211,899
                                                  ---------------    ---------------
Income (Loss) before provision for income taxes             1,777           (881,442)
     Provision for income taxes ...............              --                 --
                                                  ---------------    ---------------
Net Income (Loss) .............................   $         1,777    $      (881,442)
                                                  ===============    ===============
Net Income (Loss) per common share, basic .....   $          --      $          --
    and diluted
                                                  ===============    ===============
Weighted average shares of common stock
   Outstanding, basic and diluted .............     2,497,163,844      1,969,668,480
                                                  ===============    ===============




        The notes to the consolidated condensed financial statements are an integral part of these statements.



        GS ENERGY CORPORATION (F/K/A INSEQ CORPORATION) AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                              Three months    Three Months
                                                                                 Ending          Ending
                                                                              March 31, 2007  March 31, 2006
                                                                              -----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities ...........................   $   21,378   $  (343,868)

CASH FLOWS FROM INVESTING ACTIVITIES
   Change in Investments ......................................................      (16,600)         --
   Investment in intangible assets ............................................         --          (7,777)
   Purchase of equipment ......................................................     (251,315)       (1,587)
                                                                                  ----------   -----------
         Net cash (used in) investing activities ..............................     (267,915)       (9,364)

   Proceeds of Debt ...........................................................        8,063          --
                                                                                  ----------   -----------
        Net cash provided by financing activities .............................        8,063       243,666
                                                                                  ----------   -----------
Net decrease in cash ..........................................................     (238,474)     (109,566)

   Cash at beginning of period ................................................      419,881       156,868
                                                                                  ----------   -----------
   Cash at end of period ......................................................   $  181,407   $    47,302
                                                                                  ==========   ===========

Conversion of debentures and interest into common stock .......................   $      --    $   404,122
                                                                                  ==========   ===========
Issuance of stock subscription ................................................   $      --    $    75,000
                                                                                  ==========   ===========
Issuance of stock options for services ........................................   $      --    $   300,000
                                                                                  ==========   ===========
Issuance of common stock for services .........................................   $      --    $   160,000
                                                                                  ==========   ===========
Conversion of Series A Preferred stock to common stock ........................   $      --    $ 3,000,000
                                                                                  ==========   ===========
Cancellation of Series B Preferred stock ......................................   $      --    $       252
                                                                                  ==========   ===========
Conversion of convertible debentures and interest into Series C Preferred stock   $      --    $ 1,150,369
                                                                                  ==========   ===========

       The notes to the consolidated condensed financial statements are an integral part of these statements.


        GS ENERGY CORPORATION (F/K/A INSEQ CORPORATION) AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

The consolidated condensed interim financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission with regard to Regulation S-B and, in the opinion of management, include in all adjustments which, except as described elsewhere herein, are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The financial statements presented herein should be read in connection with the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

2.          GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company had net income of $1,777 for the three months ended March 31,2007. As of March 31, 2007 the Company had $181,407 in cash, and working capital of $52,863. These matters raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions to fund operations and to increase revenue and cut expenses to reduce the loss from operations. There can be no assurances that GS Energy will be able to eliminate both its working capital deficit and its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3.        OPTIONS AND WARRANTS

Summarized information about GS Energy Corporation's stock options outstanding at March 31, 2007 is as follows:

                                                  Weighted Average                                Exercisable
Exercise Prices                Number of Options     Remaining       Weighted Average   Number of Options    Weighted Average
                                Outstanding      Contractual Life     Exercise Price        Exercise             Price
-----------------------------------------------------------------------------------------------------------------------------
$0.0005                         137,500,000                7.75               .0005             137,500,000        0.0005
$0.0015                         100,000,000                7.75               .0015             100,000,000        0.0015
                            ---------------                                        ---------------------------------------
                                237,500,000                                                     237,500,000        0.0009

Options exercisable at March 31, 2007 were 237,500,000, with a weighted average exercise price of $0.000921 per share. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                     Assumptions
                                    -------------

Dividend yield                             --
Expected volatility                       69%
Risk-free interest rate                    2%
Expected life                         10 yrs.

        GS ENERGY CORPORATION (F/K/A INSEQ CORPORATION) AND SUBSIDIARIES
               NOTES TO CONDENSE CONSOLIDATED FINANCIAL STATEMENTS



4.        RELATED PARTY TRANSACTIONS

RIGHT OF FIRST REFUSAL MANUFACTURING AGREEMENT

WDS holds the right of first refusal to provide all of the equipment manufacturing needs of GS CleanTech Corporation and GS AgriFuels Corporation. GS Energy, GS CleanTech and GS AgriFuels are all majority held subsidiaries of GreenShift Corporation.

TRANSACTIONS WITH GS AGRIFUELS, NEXTGEN FUEL AND GS CLEANTECH

The company generated revenue of $1,060,852 in the first three months of 2007 for the design, fabrication, assembly, testing and installation services performed for NextGen Fuel, Inc. NextGen is a subsidiary of GS Agrifuels.

The company generated revenue of $385,716 in the first three months of 2007 related to services provided to GS CleanTech Corporation.

Greenshift Corporation is the majority shareholder of GS AgriFuels, NextGen Fuel and GS CleanTech.

AGREEMENT OF MERGER WITH GS AGRIFUELS

On October 18, 2006, GS Energy Corporation and GS AgriFuels Corporation executed an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms and conditions of the Merger Agreement, GS Energy will merge with and into GS Acquisition, Inc., a newly formed special purpose subsidiary of GS AgriFuels. As a result of the merger, GS Energy common stock shareholders will receive 1 share of GS AgriFuels common stock in return for every 1,000 shares of GS Energy common stock held at the time of the closing of the Merger. GS Energy preferred stock shareholders will receive GS AgriFuels preferred stock with rights and preferences substantially identical to their GS Energy shares. The closing of the merger will occur after approval of the merger by the shareholders of GS Energy.

GS Energy owns a specialty manufacturing company, Warnecke Design Service, Inc., which currently provides manufacturing services for NextGen. GS AgriFuels acquired NextGen on October 30, 2006. A merger of GS Energy with GS AgriFuels is expected to be strategic to both companies for several reasons, including: (a) the integration of NextGen's and Warnecke Design's businesses can be expected to enhance operating margins for both companies while establishing an immediate stream of revenues and earnings for GS AgriFuels; and (b) merging GS Energy and GS AgriFuels can be expected to increase liquidity for both companies, which can be material to the future development activities of the combined companies. The foregoing descriptions of the transactions contemplated by GS AgriFuels and GS Energy are only a summary and are qualified in their entirety by reference to the documents filed as exhibits to this Current Report.


GUARANTY AGREEMENT

On October 31, 2006 GS Energy guaranteed the following obligations:

o 14-month Term Note in the principal amount of $6,000,000 issued by NextGen Acquisition, Inc., to Stillwater Asset-Based Fund, LP;

o 3-year Secured Convertible Debenture in the principal amount of $13,000,000 issued by GS AgriFuels Corporation to Cornell Capital Partners, LP. o GS Energy's guaranty was secured by a pledge of its assets. The proceeds of the financing transactions were used to fund the acquisition by GS AgriFuels Corporation of NextGen Fuels, Inc., a current customer of GS Energy's Warnecke Design manufacturing subsidiary.

GS AgriFuels Corporation is a subsidiary of GreenShift Corporation, which owns 80% of the equity in GS Energy Corporation. NextGen Acquisition, Inc., is a subsidiary of GS AgriFuels Corporation.

5.       LONG-TERM DEBT

Following is a summary of long-term debt at March 31, 2007:
Note payable at 3.5% interest, due in monthly installments of
$941 including interest through February 1, 2010. This note is secured by a second lien on real estate separately held by the
Company's parent, GS Energy.                                                      29,558

Installment loan payable at 10% interest, due in monthly
Installments of $2,971 including interest through
November 30, 2007.  This loan is secured by equipment.                            20,133

Installment loan payable at 10.79% interest, due in monthly
installments of 804.98 for 36 months -                                            24,899


Mortgage payable at 4% interest due in monthly installments
of $1,849 including interest through 2018.  The mortgage
is secured by the property with a book value of $533,309.                        161,029

Mortgage payable at 5% interest due in monthly installments
of $1,224 including interest through 2023.  The mortgage
is secured by property with a book value of $533,309.                            201,943
                                                                                -------
                                                                                 437,562
Less Current Maturities                                                          (60,265)
                                                                                --------
Long-term Debt, net of Current Maturities                                       $377,297
                                                                                ========


Following are maturities of long-term for each of the next five years:

2008                                             $ 42,277
2009                                               40,041
2010                                               24,696
2011                                               25,788
2012                                               26,880
Thereafter                                        277,880
                                                 ---------
                                                 $437,562

================================================================================
                     GS ENERGY CORPORATION AND SUBSIDIARIES
                                  FORM 10-KSB
                               DECEMBER 31, 2006



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GS Energy, Inc. & Subsidiaries

We have audited the accompanying consolidated balance sheet of GS Energy, Inc. & Subsidiaries as of December 31, 2006, and the consolidated related statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GS Energy, Inc. & Subsidiaries as of December 31, 2006 and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that GS Energy, Inc. & Subsidiaries will continue as a going concern. As more fully described in the notes to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency as of December 31, 2006. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Rosenberg Rich Baker Berman & Co.

Bridgewater, New Jersey
April 16, 2007



                     GS ENERGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                DECEMBER 31, 2006


ASSETS
Current assets:
     Cash ...........................................................   $  419,881
     Accounts receivable - net of allowance for
            doubtful accounts of $26,560 ............................      349,942
     Accounts receivable - affiliate ................................      811,678
     Costs and estimated earnings in excess of
       billings on uncompleted contracts ............................      204,262
Costs and estimated earnings in excess of
       billings on uncompleted contracts - related party ............      412,419

     Prepaid expenses ...............................................       38,089
                                                                        ----------
Total current assets ................................................    2,236,271


Net fixed assets ....................................................      945,382

Goodwill ............................................................      905,579
                                                                        ----------

TOTAL ASSETS ........................................................   $4,087,232
                                                                        ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
     Accounts payable and accrued expenses ..........................      885,300
Current portion of mortgages and notes payable ......................       67,004
     Loans payable - Related parties ................................      646,178
     Billing in excess of costs and estimated earnings
       on uncompleted contracts .....................................       21,381
     Billing in excess of costs and estimated earnings
       on uncompleted contracts - related party .....................      360,712
                                                                        ----------
     Total current liabilities ......................................    1,980,575
Long term liabilities
     Mortgage and notes payable, net of current portion .............      362,496
                                                                        ----------
         Total long term liabilities ................................      362,496
                                                                        ----------
TOTAL LIABILITIES ...................................................    2,343,071


STOCKHOLDERS' EQUITY

 Preferred stock, $0.001 par value:
     Series C: 400,000 authorized, 1,600,369 issued and outstanding .        1,600
     Series D: 1,000,000 authorized, 1,000,000 issued and outstanding        1,000
Common stock, $0.001 par value, 5,000,000,000 authorized;
  2,527,163,844 issued and outstanding ..............................    2,527,164
Additional paid-in capital ..........................................    5,564,849
Accumulated deficit .................................................   (6,350,452)
                                                                        ----------
TOTAL STOCKHOLDERS' EQUITY ..........................................    1,744,161
                                                                        ----------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY ..........................   $4,087,232
                                                                        ==========

       The notes to the consolidated condensed financial statements are an integral part of these statements.


                     GS ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005


                                                               Twelve Months      Twelve Months
                                                                   Ended              Ended
                                                                Dec. 31, 2006     Dec. 31, 2005
                                                               --------------     ------------


Revenues (including related party revenues of $1,894,704) .   $   5,844,799      $   2,427,196
Cost of revenues (including cost of revenues of $1,509,600)       4,428,955          2,084,966
                                                              -------------      -------------
     Gross profit .........................................       1,415,844            342,230

Operating expenses
     Selling, general and administrative expenses .........       1,800,620          1,772,834
     Amortization expense, intangible assets ..............         140,467             60,032
                                                              -------------      -------------
         Total operating expenses .........................       1,941,087          1,832,866
                                                              -------------      -------------

Operating loss ............................................        (525,243)        (1,490,636)

Other expenses and financing costs
     Interest expense and financing costs .................         326,849            385,626
     Other (Income) Expense ...............................         (23,005)              --
     Impairment of Long Lived Asset .......................         190,103               --
                                                              -------------      -------------
     Other expense ........................................         493,947            385,626
                                                              -------------      -------------

Loss before provision for income taxes ....................      (1,019,190)        (1,876,262)

     Provision for income taxes ...........................           3,960               --
                                                              -------------      -------------

Net loss ..................................................   $  (1,023,150)     $  (1,876,262)
                                                              =============      =============

Net loss per common share, basic and diluted ..............   $        --        $        --
                                                              =============      =============

Weighted average of shares of common stock
  Outstanding, basic and diluted ..........................   2,456,781,844        794,114,168
                                                              =============      =============


       The notes to the consolidated condensed financial statements are an integral part of these statements.

                                    F-59



                     GS ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2006



--------------------------------------------------------------------------------------------------------------------
                                       Series A               Series B          Series C               Series D
                                    Preferred Stock        Preferred Stock    Preferred Stock       Preferred Stock
--------------------------------------------------------------------------------------------------------------------
                                   Shares       Amount     Shares    Amount    Shares    Amount
--------------------------------------------------------------------------------------------------------------------
Balance at 12/31/04 ............   1,000,000     1,000       --      --           --        --          --     --
--------------------------------  ==========   =======   ========   =====   ==========   =======   =========  =====

--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Issuance of Series B Preferred .        --        --      251,507     252         --        --          --     --
Stock
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Issuance of Series C Preferred
Stock ..........................        --        --         --      --        400,000       400        --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Conversion of debentures to ....        --        --         --      --           --        --          --     --
common stock
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Issuance of common stock for ...        --        --         --      --           --        --          --     --
acquisition of SRTI
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Issuance of stock options ......        --        --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
    Officers ...................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
    Highgate House, LLC ........        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Beneficial interest in equity
issued under convertible
debentures, net ................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Contribution of Air Cycle
investment by GreenShift
Corporation ....................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Exercise of stock options ......        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
compensation ...................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Cancellation of common shares
by officer .....................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Net loss .......................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----

--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Balance at 12/31/05 ............   1,000,000   $ 1,000    251,507   $ 252      400,000   $   400        --     --
--------------------------------  ==========   =======   ========   =====   ==========   =======   =========  ======
Stock issued for services ......        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Exercise of stock options ......        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Conversion of debentures to ....        --        --         --      --           --        --          --     --
common stock
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Record Greenshift Preferred ....    (375,000)     (375)      --      --           --        --          --     --
conversion
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Book remaining convertible .....        --        --         --      --           --        --          --     --
debt to APIC
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Stock Option Compensation ......        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
To record issuance Series C ....        --        --     (251,507)   (252)   1,150,369     1,150        --     --
preferred to Greenshift for
assuming convertible debentures
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Record conversion preferred ....    (625,000)     (625)      --      --           --        --     1,000,000  1,000
series A and common stock to
series D
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
To record reduction of shares ..        --        --         --      --           --        --          --     --
issued under contract & equity
investment
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Record subscription receipts ...        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Preferred C shares in exchange .        --        --         --      --        450,000       450        --     --
for equity investment
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Record transfer to Greenshift ..        --        --         --      --       (400,000)     (400)       --     --
in exchange for redemption of
preferred stock & settlement
of debt
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Record 4th quarter stock .......        --        --         --      --           --        --          --     --
issuance to officers
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Record adjustment of stock .....        --        --         --      --           --        --          --     --
certificates from prior
transfer agent
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Net loss .......................        --        --         --      --           --        --          --     --
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----
Balance at 12/31/06 ............        --     $  --         --     $--      1,600,369   $ 1,600   1,000,000  1,000
--------------------------------  ----------   -------   --------   -----   ----------   -------   ---------  -----


----------------------------------------------------------------------------------------------------------------------
                                                                  Stock       Additional   Total Stockholders'
                                                               Subscription    Paid In   Accumulated  Equity (Deficit)
                                         Common Stock           Receivable     Capital              Deficit
----------------------------------------------------------------------------------------------------------------------
                                     Shares       Amount
----------------------------------------------------------------------------------------------------------------------
Balance at 12/31/04 ............      88,232,363        88,232        --        214,286    (3,451,040)  (3,147,522)
--------------------------------  ==============   ===========   =========   ==========   ===========   ==========

--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Issuance of Series B Preferred .            --            --          --      2,514,817          --      2,515,069
Stock
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Issuance of Series C Preferred
Stock ..........................            --            --          --        399,600          --        400,000
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Conversion of debentures to
common stock ...................      47,951,907        47,952        --          6,413          --         54,365
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Issuance of common stock for
acquisition of SRTI ............     434,782,608       434,783        --      1,521,738          --      1,956,521
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Issuance of stock options
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
    Officers ...................            --            --          --        172,933          --        172,933
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
    Highgate House, LLC ........            --            --          --        176,485          --        176,485
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Beneficial interest in equity
issued under convertible
debentures, net ................            --            --          --         36,489          --         36,489
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Contribution of Air Cycle
investment by GreenShift
Corporation ....................            --            --          --         50,000          --         50,000
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Exercise of stock options ......      50,000,000        50,000     (25,000)     (25,000)         --           --
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Issuance of stock for
compensation ...................     690,250,000       690,250        --        278,250          --        968,500
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Cancellation of common shares
by officer .....................     (50,000,000)      (50,000)       --         50,000          --           --
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Net loss .......................            --            --          --           --      (1,876,262)  (1,876,262)
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------

--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Balance at 12/31/05 ............   1,261,216,878   $ 1,261,217   $ (25,000)   5,396,011   $(5,327,302)   1,306,578
--------------------------------  ==============   ===========   =========   ==========   ===========   ==========
Stock issued for services ......     178,567,100       178,567        --        318,306          --        496,873
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Exercise of stock options ......     375,000,000       375,000    (237,500)    (137,500)         --           --
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Conversion of debentures to ....     436,956,966       436,957        --        (32,835)         --        404,122
common stock
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Record Greenshift Preferred ....   3,000,000,000     3,000,000        --     (2,999,625)         --           --
conversion
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Book remaining convertible .....            --            --          --      1,080,697          --      1,080,697
debt to APIC
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Stock Option Compensation ......            --            --          --        384,174          --        384,174
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
To record issuance Series C ....            --            --          --           (898)         --           --
preferred to Greenshift for
assuming convertible debentures
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Record conversion preferred ....  (3,000,000,000)   (3,000,000)       --      2,999,625          --           --
series A and common stock to
series D
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
To record reduction of shares ..     (23,560,000)      (23,560)       --         23,560          --           --
issued under contract equity
investment
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Record subscription receivable .            --            --       262,500         --            --        262,500
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Preferred C shares in exchange .            --            --          --      1,935,313          --      1,935,763
for equity investment
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Record transfer to Greenshift ..            --            --          --     (3,300,962)         --     (3,301,362)
in exchange for redemption of
preferred stock & settlement
of debt
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Record 4th quarter stock .......     298,982,900       298,983        --       (101,017)         --        197,966
issuance to officers
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Net loss .......................            --            --          --           --      (1,023,150)  (1,023,150)
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------
Balance at 12/31/06 ............   2,527,163,844   $ 2,527,164   $    --      5,564,849   $(6,350,452)   1,744,161
--------------------------------  --------------   -----------   ---------   ----------   -----------   ----------

       The notes to the Consolidated Financial Statements are an integral part of these statements.

                                           F-62


                     GS ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEARS ENDED DECEMBER 31, 2006

                                                                          Dec. 31, 2006  Dec. 31, 2005
                                                                          -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ................................................................  $(1,023,150)  $(1,876,262)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Amortization of website costs ......................................       45,025        60,032
     Impairment of long-lived assets ....................................      190,103
     Amortization of deferred financing costs ...........................       83,653        62,595
     Amortization of Warrants ...........................................        4,013          --
     Depreciation expense ...............................................      116,506        52,738
         Amortization of debt discounts .................................      252,879       161,374
     Stock and stock options issued for services ........................    1,079,016     1,141,433
         Income from equity investments .................................      (18,667)         --

Changes in assets and liabilities:
     Increase in accounts receivable ....................................     (969,260)      473,377
     Decrease in inventory ..............................................       58,426         5,690
     Decrease in costs and estimated earnings in
       excess of billings on uncompleted contracts ......................     (131,085)     (322,853)
     Increase in other assets ...........................................       (3,439)      (14,731)
     Increase in deferred financing costs ...............................         --         (68,000)
     Increase in accounts payable and accrued expenses ..................      211,482      (223,109)
     Increase in accrued interest .......................................         --          20,212
     Increase in billings in excess of costs and estimated
       earnings on uncompleted contracts ................................      229,930        26,037
     Increase in estimated losses on contracts in progress ..............         --          24,190
     Decrease in deferred revenue .......................................         --            (585)
     Change in Investment Payable .......................................     (215,000)         --
                                                                           -----------   -----------
         Net cash used in operating activities ..........................      (89,568)     (477,862)

CASH FLOWS FROM INVESTING ACTIVITIES
     Net cash acquired from purchase of subsidiaries ....................         --         277,824
     Purchase of  equipment .............................................     (250,323)      (71,196)
                                                                           -----------   -----------
         Net cash provided by (used in) investing activities ............     (250,323)      206,628

CASH FLOW FROM FINANCING ACTIVITIES
     Proceeds from issuance of convertible debt .........................         --         615,000
     Repayment of debt ..................................................     (277,613)         --
     Proceeds from notes payable ........................................         --         176,852
     Repayments of notes payable ........................................         --        (150,912)
     Loans from related parties .........................................      880,517        22,092
     Redemption of preferred stock ......................................         --        (234,930)
                                                                           -----------   -----------
         Net cash provided by financing activities ......................      602,904       428,102

     Increase in cash ...................................................      263,013       156,868
     Cash at beginning of period ........................................      156,868          --
                                                                           -----------   -----------
     Cash at end of period ..............................................  $   419,881   $   156,868
                                                                           ===========   ===========

SUPPLEMENTAL STATEMENT OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
Conversion of accrued interest to convertible debenture .................  $      --     $    20,212
                                                                           ===========   ===========
Conversion of debenture and accrued interest into common stock ..........  $   404,122   $    54,365
                                                                           ===========   ===========
Subscription receivable from exercise of options ........................  $      --     $    25,000
                                                                           ===========   ===========
Issuance of stock options for financing fees ............................  $      --     $   176,485
                                                                           ===========   ===========
Conversion of redeemable preferred stock into Series B preferred ........  $      --     $ 2,515,069
                                                                           ===========   ===========
Conversion of Series A preferred stock to common stock ..................  $ 3,000,000   $      --
                                                                           ===========   ===========
Cancellation of Series B Preferred stock ................................  $       252   $      --
                                                                           ===========   ===========
Issuance of preferred Series C stock at par for acquisition .............  $       450   $      --
                                                                           ===========   ===========
Issuance of preferred Series C stock for convertible debt assumption ....  $      --     $   400,000
                                                                           ===========   ===========
Issuance of preferred Series C additional paid in capital for acquisition  $ 1,935,313             $
                                                                           ===========   ===========
                                                                                         -----------
Issuance of Common shares for acquisition of SRTI .......................  $      --     $ 1,956,521
                                                                           ===========   ===========
Conversion of convertible debentures and interest into Series C
Preferred stock .........................................................  $ 1,150,369   $      --
                                                                           ===========   ===========
Increase in additional paid in capital for investment in
     unconsolidated subsidiary ..........................................  $      --     $    50,000
                                                                           ===========   ===========
Value of beneficial conversion feature on convertible debt ..............  $      --     $   186,447
                                                                           ===========   ===========
Value of warrants issued with convertible debenture .....................  $      --     $   144,448
                                                                           ===========   ===========


       The notes to the consolidated condensed financial statements are an integral part of these statements.

                                 F-63

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

THE COMPANY

GS Energy Corporation ("we," "our," "us," "GS Energy," or the "Company"), during the twelve months ended December 31, 2006, conducted its operations through its wholly owned subsidiary GS Manufacturing, Inc. GS Manufacturing holds majority stake in Warnecke Design Service, Inc. (100%), a specialty metal manufacturing company that provides custom equipment manufacturing services for its clients including machine design, machine building, control system electronics and programming, and maintenance support services. Warnecke currently services clients in the biofuels, automotive, electronics, lighting, plastics, rubber and food products industries.

Warnecke is the exclusive manufacturer for NextGen Fuel, Inc., a subsidiary of GS AgriFuels Corporation. In addition, Warnecke Design holds the right of first refusal to provide all of the equipment manufacturing needs of GS CleanTech Corporation. GS Energy, GS CleanTech and GS AgriFuels are all majority held subsidiaries of GreenShift Corporation.

PRINCIPLES OF CONSOLIDATION

The Company owns GS Manufacturing which has two wholly owned operating subsidiaries - Warnecke Design Services, Inc., and Warnecke Rentals, LLC (collectively, "WDS"). We acquired WDS on May 27, 2005 in return for $50,000 in cash and a $350,000 convertible demand note. WDS is a specialty metal manufacturer that produces customized automation and processing equipment for an array of industries and provides design, development, manufacturing, installation and maintenance services for its clients. WDS' customers include electronics, automotive, plastics and other manufacturers, including several Fortune 500 companies.

The accompanying consolidated financial statements include all accounts of GS Energy Corporation, Warnecke Design Services, Inc., and Warnecke Rentals, LLC beginning June 1, 2005. All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of $1,023,150 during the year ended December 31, 2006, and had an accumulated deficit and negative cash flow from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans include raising additional proceeds from debt and equity transactions and completing strategic acquisitions.

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company follows the percentage-of-completion method of accounting for contracts for which the outcomes can be reliably estimated. Costs include all direct material and labor costs, and indirect costs, such as supplies, tools, repairs and depreciation. Revenue on such contracts is determined by reference to stage of completion. Revenue on long-term contracts is for which the outcomes cannot be estimated reliably at the outset is recognized to the extent that costs incurred are deemed recoverable.

The asset "costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts invoiced. The liability "billings in excess of costs and estimated earnings on uncompleted contracts" represents invoices in excess of revenues recognized.

ACCOUNTS RECEIVABLE

Accounts receivable are customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. No interest is charged on any past due accounts. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management reviews balances that are 90 days from the invoice date and based on assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. As of December 31, 2006, $25,650 has been assigned to the allowance for doubtful accounts. The amount of accounts receivable invoices that were written off to bad debt expense was $30,548 and $-0- for the years ended December 31, 2006 and 2005, respectively.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes, the costs of plant and equipment are depreciated over the estimated useful lives of the assets, which range from three to five years for equipment, and 40 years for real estate, using the straight-line method.

LONG LIVED ASSETS

The Company evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. In the third quarter of 2006, Management determined that the GS-Energy website did not represent a future economic benefit and the entire remaining balance of $190,103 was written off as of September 30, 2006.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 uses the asset and liability method so that deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expense or benefit is based on the changes in the financial statement basis versus the tax bases in the Company's assets or liabilities from period to period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash and cash equivalents. The Company places its cash and cash equivalents with various high quality financial institutions; these deposits may exceed federally insured limits at various times throughout the year. The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

For the year ended December 31, 2006, the Company's three largest customers accounted for 25.8%, 15.8% and 13.6% of the Company's net revenues. There were no suppliers that accounted for more than 10% of the Company's purchases.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet as of December 31, 2006 for cash equivalents and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of notes payable and long-term debt approximates their carrying value as the stated or discounted rates of the debt reflect recent market conditions.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CASH AND CASH EQUIVALENTS

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

WARRANTY RESERVE

The Company warranties its equipment for defects in design, materials, and workmanship generally for a period 12 months from the date placed in service. Provision for estimated warranty costs is recorded as incurred and is included in cost of goods sold.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is evaluated annually for impairment. Indefinite-lived intangibles are not amortized, but are evaluated annually for impairment. Future events could cause the Company to conclude that impairment indicators exist and that goodwill and other intangible assets associated with our acquired businesses are impaired.

EARNINGS (LOSS) PER SHARE

Earnings (Loss) per common share represents the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings (loss) per share. Potential future dilutive securities include approximately 237,500,000 shares issuable under outstanding options as of December 31, 2006.

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation", Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. As required by Statement No. 123 the Company accounts for stock issued for services to non-employees by reference to the fair market value of the Company's stock on the date of issuance as it is the more readily determinable value.

DEFERRED FINANCING CHARGES AND DEBT DISCOUNTS

Deferred finance costs represent costs which may include direct costs paid to our warrants issued to third parties in order to obtain long-term financing and have been reflected as other assets. Costs incurred with parties who are providing the actual long-term financing, which generally include the value of warrants, or the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These costs and discounts are generally amortized over the life of the related debt. These costs were fully amortized in 2006.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. This statement is not anticipated to have a material effect on the Company's results of operations.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions. This statement is not anticipated to have a material effect on the Company's results of operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. This statement is not anticipated to have a material effect on the Company's results of operations.

In June, 2005, the Financial Accounting Standards Board (FASB) has issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. This statement will improve financial reporting because its requirements will enhance the consistency of financial information between periods.

NOTE 4 - ACQUISITIONS

WARNECKE

On June 1, 2005, the Company completed its acquisition of Warnecke Design Service, Inc., and Warnecke Rentals, L.L.C., for $489,904, $89,904 was paid in cash and $400,000 was paid by Greenshift Corporation in exchange for 400,000 Series C Preferred Shares. Greenshift Corporation owns 80% of the fully diluted capital stock of the Company. Warnecke, located in Ottoville, Ohio, is a specialty metal manufacturer that produces equipment for an array of industries and provides design, development, manufacturing, installation and maintenance services for its clients. Warnecke's customers include electronics, automotive, plastics and other manufacturers, including several Fortune 500 companies.

The transaction was accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by the company in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill. The purchase allocation was recorded as follows:

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - ACQUISITIONS (CONTINUED)

Cash ...................................       77,728
Accounts Receivable ....................      665,725
Costs and Earnings in Excess of Billings      162,743
Inventory ..............................       64,116
Prepaid Expenses .......................       15,585
Property and Equipment .................      793,107
Goodwill ...............................      905,579
Accounts Payable .......................     (818,422)
Notes Payable ..........................   (1,200,131)
Loans Payable ..........................      (50,000)
Billings in excess of earnings .........     (126,126)
                                          -----------
Total Purchase Price ...................  $   489,904
                                          ===========

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PROPERTY AND EQUIPMENT

Property, plant and equipment consist of the following at December 31, 2006:


Land and Building .............  $ 540,058
Equipment .....................    171,445
Vehicle .......................     12,336
Computer Equipment and Software    155,152
Leasehold Improvements ........    368,372
                                 ---------
Less Accumulated Depreciation .   (301,981)
                                 ---------
Net Fixed Assets .............. $ 945,382
                                 =========

Depreciation expense charged to operations was $116,506 and $52,738 for the years ended December 31, 2006 and 2005, respectively.

NOTE 6 - COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

Following is a summary of costs, billings, and estimated earnings on contracts in progress as of December 31, 2006 accounted for under the percentage of completion method of accounting.


Cost incurred on contracts in progress  $ 2,300,180
Estimated earnings (losses) ..........      521,768
                                        -----------
                                          2,821,948
Less billings to date ................   (2,587,360)
                                        -----------
                                        $   234,588
                                        ===========

The above accounts are shown in the accompanying consolidated balance sheets under these captions at December 31, 2006.


Costs and estimated earnings in excess of
billings on uncompleted contracts .......  $ 616,681
                                            (382,093)
Billings in excess of costs and estimated
earnings on uncompleted contracts          ---------
                                           $ 234,588
                                           =========

NOTE 7 - CONVERTIBLE DEBENTURES

CONVERSION OF DEBT


On February 2, 2006, GreenShift Corporation, GS Energy's majority shareholder, assumed certain convertible debentures GS Energy had previously issued to Highgate House Funds, Ltd., in the amount of $1,150,369, which included accrued interest of $89,734. Concurrently, GS Energy issued 1,150,369 shares of GS Energy's Series C Preferred Stock to GreenShift in satisfaction of the debt. Shares of GS Energy's Series C Preferred Stock carry a face value of $1.00, and are convertible into GS Energy common stock at $0.01 per share.


Additionally, on February 2, 2006, Cornell Capital Partners, LP, converted $404,122 of debt into 436,956,966 shares of common stock. The amount converted equaled the entirety of the principal and accrued interest on the Convertible Debenture issued by GS Energy Corporation to Cornell.


The completion of the above described transactions resulted in the conversion of all of GS Energy's outstanding convertible debt with Cornell and Highgate, and the reduction of GS Energy's debt by a total of $1,554,508.

SERIES B PREFERRED STOCK

On March 13, 2006 Candent Corporation surrendered to GS Energy Corporation 251,507 shares of Series B Preferred Stock that GS Energy Corporation issued to Candent Corporation in 2004. The 251,507 shares represented all of the outstanding shares of Series B Preferred Stock. The Series B Preferred Stock was convertible into 4.95% of the outstanding GS Energy

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Corporation common stock, and the holder had the right to receive additional shares until the market value of the GS Energy Corporation shares received on conversion totaled $2,750,000. Candent surrendered the shares in response to the decision by GS Energy Corporation management to terminate the business operations that GS Energy Corporation acquired from Candent in exchange for the Series B preferred shares.

NOTE 8 - LONG-TERM DEBT

Following is a summary of long-term debt at December 31, 2006:


Note payable at 3.5% interest, due in monthly installments of $941 including interest through February 1, 2010. This note is secured by a second lien on real estate separately held
by the Company's parent, GS Energy. ............................................     32,951

Installment loan payable at 10% interest, due in monthly
Installments of $2,971 including interest through
November 30, 2007.  This loan is secured by equipment. .........................     28,416

Mortgage payable at 4% interest due in monthly installments
of $1,849 including interest through 2018.  The mortgage
is secured by the property with a book value of $533,309. ......................    162,685

Mortgage payable at 5% interest due in monthly installments
of $1,224 including interest through 2023.  The mortgage
is secured by property with a book value of $533,309. ..........................    205,448
                                                                                  ---------
                                                                                    429,500
Less Current Maturities ........................................................    (67,004)
                                                                                  ---------
Long-term Debt, net of Current Maturities ......................................  $ 362,496
                                                                                  =========

Following are maturities of long-term for each of the next five years:

2007                            67,004
2008                            40,139
2009                            41,852
2010                            32,165
2011                            33,623
Thereafter                     214,717
                            ----------
                              $429,500

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS

Kevin Kreisler, GS Energy Corporation's chairman, is also the chairman and chief executive officer of GreenShift Corporation ("GreenShift"). James Grainer, GS Energy Corporation's president and chief financial officer, is the president and chief financial officer of GreenShift. GreenShift owns 80% of the fully diluted capital stock of GS Energy Corporation and provides management services to GS Energy Corporation. About 80% of the capital stock of GreenShift is held by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

During the year ended December 31, 2005, GS Energy Corporation paid $150,000 in management fees to GreenShift for GreenShift's provision of management and other services. Additionally, for their services, Mr. Kreisler and Mr. Grainer each received 150,000,000 options exercisable at $0.0005 per share. During the year ended December 31, 2005, GS Energy Corporation's chairman advanced $43,085 to GS Energy Corporation for working capital. The advances, of which $21,659 was repaid, are unsecured and accrue interest at 8%. As of December 31, 2005, outstanding advances form GS Energy Corporation's chairman were $22,076.

In connection with the April 1, 2005 transfer, and in consideration for the February 2005 agreement by GS Energy Corporation's chairman to guaranty repayment of the Highgate Debentures, the Board of Directors of GS Energy Corporation amended the terms of the Series A Preferred Stock. The Series A Preferred Stock was amended to be convertible into 875 shares of GS Energy Corporation's common stock with a provision that adjusts this conversion ratio so that the Series A Preferred Stock will be convertible into 70% of the common shares outstanding upon conversion. The holder of each share of Series A Preferred Stock is entitled to cast the same number of votes at a meeting of shareholders as equals the number of common shares into which the Preferred share could be converted.

On June 1, 2005, GreenShift provided GS Energy Corporation with bridge financing of $50,000 to assist GS Energy Corporation with its completion of its
acquisition  of  Warnecke  Design  Services,   Inc.   ("Warnecke").   GS  Energy
Corporation had been unable to secure suitable financing due to GS Energy Corporation's debentures with Cornell and Highgate ($850,000 of which debentures relate back to the operations of BIB Holdings, Ltd.). To rectify this situation, GreenShift provided the bridge financing to GS Energy Corporation which GS Energy Corporation then used to close the Warnecke acquisition in conjunction with the issuance by GS Energy Corporation to Warnecke of a note for $350,000 bearing a term of 30 days and an interest rate of 6% (the "WDS Note"). GreenShift then assumed and paid off the WDS Note in return for 400,000 shares of Series C Preferred Stock in GS Energy Corporation with a face value of $400,000 and an 8% coupon.

In consideration of the bridge financing and the assumption and conversion of the WDS Note by GreenShift, GS Energy Corporation agreed to amend its Series A Preferred Stock to allow for conversion at any time and, in the event of full conversion, to provide GreenShift with ongoing dilution protections equivalent to those granted under the Series A Preferred Stock Certificate of Designations, as amended, that act to at all times maintain GreenShift's common holdings in GS Energy Corporation equal to 70% of the fully diluted capital stock of GS Energy Corporation.

On December 21, 2005 GS Energy Corporation acquired GreenShift's 30% stake in Air Cycle Corporation in return for 10% of GS Energy Corporation's fully diluted capital stock, which was executed by amending GreenShift's dilution protection agreement with GS Energy Corporation from 70% to 80%.

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS (CONTINUED)


During the year ended December 31, 2005 Serenity Capital, LLC excercised 50,000,000 options with exercise price of $0.0005 in exchange for a subscription receivable of $25,000. The sole member of Serenity Capital, LLC is a relative of the Company's CEO.

The Company  entered into a consulting  agreement  with Serenity  Capital,  LLC, dated January, 2, 2005, and amended March 31, 2005, for the provision of consulting services related to the distribution of industrial commodities and commodity valuation. The agreement called for the Company to issue to Serenity certain cash or stock in payment for the services, payable upon the provision of such services. During the year ended December 2005 the Company issued 150,000,000 shares to Serenity Capital, LLC for services performed under this agreement. The sole member of Serenity Capital is a relative of the Company's CEO. The agreement with Serenity Capital, LLC was cancelled during the year ended December 31, 2005

The Company entered into a consulting agreement with Cyrus Capital, LLC, dated January, 2, 2005, and amended March 31, 2005, for the provision of consulting services related to the distribution of industrial commodities and commodity valuation. The agreement called for the Company to issue to Cyrus certain cash or stock in payment for the services, payable upon the provision of such services. During the year ended December 2005 the Company issued 50,000,000 shares to Cyrus Capital, LLC for services performed under this agreement. The sole member of Cyrus is a relative of the Company's CEO. The agreement with Cyrus Capital, LLC was cancelled during the year ended December 31, 2005..

GS Energy Corporation entered into an "IT Services Agreement" with Candent Corporation dated January 2, 2005, and amended March 31, 2005, for the provision of technical and customer service support for GS Energy Corporation. The agreement called for GS Energy Corporation to issue to Candent $50,000 in cash or stock in payment for services provided during the first quarter 2005. The IT Services Agreement also called for ongoing services relative to the development of GS Energy Corporation's secondary commodities trading platform at the annualized rate of $100,000. 150,000,000 shares were issued to Candent at an average price of $0.0007 per share for services rendered in prior periods and during 2005. 150,000,000 performance-based options exercisable at $0.0005 per share were issued to Candent in April 2005. The former president of Candent is the spouse of the Company's CEO. This agreement was cancelled as of December 31, 2005

During June 2005, WDS' president advanced $50,000 to WDS, which loan was unsecured and is due in full on demand along with interest accruing at 6% per annum. As of December 31, 2006, the balance due to the Company's president is $145,000.

During the year ended December 31, 2006, GreenShift Corporation advanced $50,893 to GS Energy Corporation for operating expenses and GS Energy Corporation repaid $250,000 to GreenShift, resulting in a balance due from GreenShift of $203,441. This advance is unsecured, bears interest at 8% and is considered payable on demand.

On March 13, 2006 Candent Corporation surrendered to GS Energy Corporation 251,507 shares of Series B Preferred Stock that GS Energy Corporation issued to Candent Corporation in 2004. The 251,507 shares represented all of the outstanding shares of Series B Preferred Stock. The Series B Preferred Stock was convertible into 4.95% of the outstanding GS Energy Corporation common stock, and the holder had the right to receive additional shares until the market value of the GS Energy Corporation shares received on conversion totaled $2,750,000. Candent surrendered the shares in response to the decision by GS Energy Corporation management to terminate the business operations that GS Energy Corporation acquired from Candent in exchange for the Series B preferred shares. The former president of Candent Corporation is the wife of GS Energy's chairman. The stock of Candent Corporation is held in trust for the benefit of its former president.

In the fourth quarter of 2006, GS Energy cancelled all outstanding options issued to officers, and issued shares of common stock as a replacement award. James Grainer's 225,000,000 remaining options previously received for rendering consulting and management services, were cancelled and replaced with 120,000,000 shares of common stock.. In accordance with FASB 123R, the shares of common stock were deemed a replacement award and inasmuch as the Black-Scholes valuation of the options did not exceed the value of the shares on the grant date and no additional expense was recorded.

During the year ended December 31, 2006 James Grainer received 12,500,000 shares for consulting and management services provided to the Company. During the year ended December 31, 2005 Mr. Grainer received 125,000,000 shares for consulting and management services provided to the Company. During the year ended December 31, 2006 Kevin Kreisler, the Company's Chief Executive Officer, received 12,500,000 shares valued at $20,000 for services provided to the Company.

RIGHT OF FIRST REFUSAL MANUFACTURING AGREEMENT

WDS holds the right of first refusal to provide all of the equipment manufacturing needs of GS CleanTech Corporation and GS AgriFuels Corporation. GS Energy, GS CleanTech and GS AgriFuels are all majority held subsidiaries of GreenShift Corporation.

SALES TO GS ETHANOL TECHNOLOGIES

During the year ended December 31, 2006, WDS performed engineering and manufacturing services for GS Ethanol Technologies, Inc. ("GSET"), a subsidiary of GS CleanTech Corporation. Greenshift Corporation, the majority shareholder of GS Energy, is also the majority shareholder of GS CleanTech Corporation. Revenues related to services performed for GSET totaled $960,626 for the twelve months ended December 31, 2006. Also, at December 31, 2006 the Company had a receivable from GSET of $611,344.

GSET has recently executed a number of agreements relative to its corn oil and animal fat extraction technologies and has acquired certain parts and inventory relating to these agreements that are currently located at the Company's manufacturing facility. As of December 31, 2006 the Company was in the process of performing the fabrication and assembly work on the projects in which these parts are utilized.

TRANSACTIONS WITH GS AGRIFUELS

The company generated revenue from Mean Green Biofuels, Inc., a subsidiary of GS
AgriFuels  of  $27,850  for  the  year  ended  December  31,  2006.   Greenshift
Corporation is the parent of GS Agrifuels.

The Company is the exclusive manufacturer for NextGen Fuel, Inc., a subsidiary of GS AgriFuels. During the year ended December 31, 2006, the Company generated revenue of $944,580 for design, fabrication, assembly, testing, and installation services performed for NextGen Fuel, Inc. At December 31, 2006, the Company had a receivable due from NextGen Fuel, Inc. in the amount of $125,335.

On October 31, 2006, the Company refinanced $568,958 in debt due to Fort Jennings State Bank and U.S. Bank with GS AgriFuels. The purpose of the refinancing was to grant to Stillwater Asset Backed Fund, LP a first priority security interest in all assets of the Company, and was a condition of Stillwater's loan to NextGen Acquisition, Inc..

ISSUANCE OF SERIES D PREFERRED STOCK

On May 5, 2006, GreenShift exchanged 3,000,000,000 shares of GS Energy common stock and 625,000 shares of GS Energy Series A Preferred Stock for 1,000,000 shares of GS Energy Series D Preferred Stock. GS Energy Series D Preferred Stock includes dilution protections such that the preferred shares are convertible into 80% of GS Energy's issued and outstanding capital stock at the time of conversion.

TRANSFER OF ASSETS FROM GREENSHIFT CORPORATION

On July 1, 2006, GS Energy acquired from its majority shareholder, GreenShift Corporation, all of Greenshift's interest in Sterling Planet, Inc., all of its interest in TerraPass, Inc., and all of the capital stock of four recently formed corporations: GS Solar, Inc., GS Wind, Inc., GS Hydro, Inc. and GS Wave, Inc.

TRANSFER OF ASSETS TO GREENSHIFT CORPORATION

On October 9, 2006, GS Energy Corporation completed its sale of 100% of the outstanding capital stock of GS Carbon Trading, Inc. to DirectView, Inc. in return for 1.8 billion shares of DirectView's common stock and 100,000 shares of DirectView's new Series 2 Preferred Stock. DirectView's Series 2 Preferred Stock gives GS Energy voting rights equal to the number of common shares into which the Series 2 stock can be converted. The Series 2 Preferred Stock includes conversion adjustment provisions that, until December 31, 2008, automatically adjust the conversion and voting rate the Series 2 stock to be and remain equal to 80% of DirectView's fully-diluted issued and outstanding capital stock when taken with GS Energy's then-current DirectView common stock holdings. After December 31, 2008 the conversion rate and voting rights are such as they were on December 31, 2008.

On October 18, 2006, GS Energy Corporation transferred to GreenShift Corporation, its majority shareholder, the following securities: 85% of the issued and outstanding equity of DirectView, Inc., 30% of the issued and outstanding equity of AirCycle Corporation, and 100% of the issued and outstanding equity of Separation and Recovery Technologies, Inc. In exchange for the securities, GreenShift Corporation's cancelling future payments of certain debentures and other amounts due from GS Energy to GreenShift in the aggregate amount of six hundred thousand and four dollars ($604,000) and the cancelling of four hundred thousand (400,000) shares of GS Energy's Series C Preferred Stock.

MERGER AGREEMENT WITH GS AGRIFUELS

On October 18, 2006, GS Energy Corporation and GS AgriFuels Corporation executed an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms and conditions of the Merger Agreement, GS Energy will merge with and into GS Acquisition, Inc., a newly formed special purpose subsidiary of GS AgriFuels. As a result of the merger, GS Energy common stock shareholders will receive 1 share of GS AgriFuels common stock in return for every 1,000 shares of GS Energy common stock held at the time of the closing of the Merger. GS Energy preferred stock shareholders will receive GS AgriFuels preferred stock with rights and preferences substantially identical to their GS Energy shares. The closing of the merger will occur after approval of the merger by the shareholders of GS Energy.

GS Energy owns a specialty manufacturing company, Warnecke Design Service, Inc., which currently provides manufacturing services for NextGen. GS AgriFuels acquired NextGen on October 30, 2006. A merger of GS Energy with GS AgriFuels is expected to be strategic to both companies for several reasons, including: (a) the integration of NextGen's and Warnecke Design's businesses can be expected to enhance operating margins for both companies while establishing an immediate stream of revenues and earnings for GS AgriFuels; and (b) merging GS Energy and GS AgriFuels can be expected to increase liquidity for both companies, which can be material to the future development activities of the combined companies. The foregoing descriptions of the transactions contemplated by GS AgriFuels and GS Energy are only a summary and are qualified in their entirety by reference to the documents filed as exhibits to this Current Report.


GUARANTEE AGREEMENT WITH STILLWATER ASSET-BASED FUND, LP

On October 31, 2006 GS Energy guaranteed the following obligations:

a. 14-month Term Note in the principal amount of $6,000,000 issued by NextGen Acquisition, Inc. to Stillwater Asset-Based Fund, LP;

b. 3-year Secured Convertible Debenture in the principal amount of $13,000,000 issued by GS AgriFuels Corporation to Cornell Capital Partners, LP.

GS Energy's guaranty was secured by a pledge of its assets. The proceeds of the financing transactions were used to fund the acquisition by GS AgriFuels Corporation of NextGen Fuels, Inc.

GS AgriFuels Corporation is a subsidiary of GreenShift  Corporation,  which owns
80% of the equity in GS Energy Corporation. NextGen Acquisition, Inc. is a subsidiary of GS AgriFuels Corporation.

Information regarding the obligations and the acquisition may be found in the Current Report on Form 8-K being filed by GS AgriFuels Corporation simultaneous with the filing of this Current Report.


NOTE 10 - INCOME TAXES

GS Energy Corporation has incurred losses, which have generated net operating loss carry forwards for GS Energy Corporation as of December 31, 2006. These loss carry forwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2006 and 2005, GS Energy Corporation's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2006 and 2005 consisted of state income tax provisions. Deferred tax assets are as follows:

                                   12/31/2006   12/31/2005
                                   ----------   ----------
Deferred Tax Asset:

Net operating loss carry forwards  $ 1,099,820   $ 690,557
                                   -----------   ---------

Total deferred tax assets .......    1,099,820     690,557
Less: Valuation allowance .......   (1,099,820)   (690,557)
                                   -----------   ---------

Net deferred tax asset ..........  $      --    $       --
                                   ==========   ==========

GS  Energy  Corporation  has  federal  net  operating  loss   carry-forwards  of
approximately $2,749,550 which expire through December 31, 2026.

NOTE 11 - CONTINGENCIES

The Company's subsidiary, Warnecke Design Services, Inc., is a named party in a complaint against a customer of the company in which an engineering company that performed services for that customer alleges non-payment of services, breach of contract, and the disclosure of trade secrets. The Company intends to vigorously defend itself against this complaint and does not currently have enough information to assess the likely outcome of this matter.

                     GS ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - IMPAIRMENT OF LONG LIVED ASSETS

Costs associated with the development of the GS Energy website had been capitalized, to be amortized over a five year period. In the third quarter of 2006, Management determined that the website did not represent a future economic benefit and the entire remaining balance of $190,103 was written off as of December 31, 2006.


NOTE 13 - OPTIONS AND WARRANTS


The following is a table of stock options and warrants outstanding as of December 31, 2005 and December 31, 2006

                                 Number of Shares  Weighted Average
                                                    Exercise Price
--------------------------------------------------------------------

Outstanding at December 31, 2005   587,500,000   $     .0005
   Issued ......................   300,000,000   $     .0015
   Exercised ...................  (375,000,000)  $     .0006
   Cancelled ...................  (275,000,000)  $     .0010
                                                 ------------
Outstanding at December 31, 2006   237,000,000   $     .0009


Summarized information about GS Energy Corporation's stock options outstanding at December 31, 2006 is as follows:

Exercise Prices    Number of Options     Weighted Average     Weighted Average
                     Outstanding            Remaining          Exercise Price
                                       Contractual Life                                    Exercisable
-----------------------------------------------------------------------------------------------------------------------
                                                                              Number of Options       Weighted Average
                                                                                  Exercise                Price
-----------------------------------------------------------------------------------------------------------------------
$0.01                37,500,000               8.0                .01             37,500,000                 0.0005
$0.0                100,000,000               8.0                .01             00,000,000                 0.0015
                    -----------                                                 -----------
                    237,500,000                                                 237,500,000


Options exercisable at December 31, 2006 were 237,500,000, with a weighted average exercise price of $0.000921 per share. The fair value of each option granted during 2005 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                          2005
                                                      -----------

Dividend yield                                              --
Expected volatility                                        69%
Risk-free interest rate                                     2%
Expected life                                          10 yrs.



NOTE 14 - ECONOMIC DEPENDENCY

During the year ended December 31, 2006, the Company earned revenues of $1,498,626, which arose from contracts with one customer. As of December 31, 2006, these contracts are expected to generate additional revenue of $630,476 upon completion.

================================================================================
                               INSEQ CORPORATION
                                 FORM 10-QSB/A
                               DECEMBER 31, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FORM


To the Board of Directors and Stockholders
INSEQ Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of INSEQ Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (impairment) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of INSEQ Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 2 to the consolidated financial statements, the Company has suffered losses from operations and has a working capital deficiency as of December 31, 2005. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 13 to the consolidated financial statements, the accompanying consolidated balance sheet as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity (impairment) and cash flows for the year then ended have been restated.



                                   Rosenberg Rich Baker Berman & Company
                                   -------------------------------------
                                   Rosenberg Rich Baker Berman & Company
                                   Bridgewater, New Jersey
                                   April 14, 2006


                       INSEQ CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 31, 2005 AND DECEMBER 31, 2004

                                                                       Dec. 31, 2005  Dec. 31, 2004
ASSETS                                                                        (as restated)
                                                                       ----------------------------
Current assets:
     Cash ...........................................................   $   156,868    $      --
     Accounts receivable ............................................       192,348           --
   Costs and estimated earnings in excess of
       billings on uncompleted contracts ............................       485,596           --
     Material and supply inventory ..................................        58,426           --
     Prepaid expenses ...............................................        30,316           --
  Loans receivable - Related parties ................................         4,334           --
                                                                        -----------    -----------
         Total current assets .......................................       927,888           --
Net fixed assets ....................................................       811,565           --

Other Assets:
     Goodwill .......................................................     2,462,100           --
     License agreements .............................................       110,000           --
     Investment - Unconsolidated subsidiary .........................       265,000           --
     Deferred financing costs, net ..................................        83,653         78,248
     Website costs, net .............................................       235,128        295,160
                                                                        -----------    -----------
         Total other assets .........................................     3,155,881        373,408
                                                                        -----------    -----------
TOTAL ASSETS ........................................................   $ 4,895,334    $   373,408
                                                                        ===========    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
     Accounts payable and accrued expenses ..........................       649,628         54,314
     Convertible dentures, net of discount of $256,760 ..............     1,245,278           --
  Current
portion of mortgages and notes payable ..............................       330,123           --
     Investment payable .............................................       215,000           --
     Loans payable - Related parties ................................        76,426           --
     Billing in excess of costs and estimated earnings
       on uncompleted contracts .....................................       152,163           --
     Estimated losses on uncompleted contracts ......................        24,190           --
     Unearned revenue ...............................................          --              585
                                                                        -----------    -----------
         Total current liabilities ..................................     2,692,808         54,899

Long term liabilities
     Convertible debentures .........................................          --          716,031
     Mortgage and notes payable, net of current portion .............       895,948           --
     Redeemable preferred stock - Related party .....................          --        2,750,000
                                                                        -----------    -----------
         Total long term liabilities ................................       895,948      3,466,031
                                                                        -----------    -----------
TOTAL LIABILITIES ...................................................     3,588,756      3,520,930

Contingencies .......................................................          --             --

STOCKHOLDERS' EQUITY

 Preferred stock, $0.001 par value:
     Series A: 1,000,000 authorized, 1,000,000 issued and outstanding         1,000          1,000
     Series B: 275,000 authorized, 251,507 issued and outstanding ...           252           --
     Series C: 400,000 authorized, 400,000 issued and outstanding ...           400           --
Common stock, $0.001 par value, 5,000,000,000 authorized;
  1,261,216,878 issued and outstanding ..............................     1,261,217         88,232
Additional paid-in capital ..........................................     5,396,011        214,286
Subscription receivable .............................................       (25,000)
Accumulated deficit .................................................    (5,327,302)    (3,451,040)
                                                                        -----------    -----------
TOTAL STOCKHOLDERS' EQUITY (IMPAIRMENT) .............................     1,306,578     (3,147,522)
                                                                        -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY ..........................   $ 4,895,334    $   373,408
                                                                        ===========    ===========

        The notes to the consolidated condensed financial statements are an integral part of these statements.


                       INSEQ CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

                                                         Twelve Months    Twelve Months
                                                            Ended            Ended
                                                         Dec. 31, 2005   Dec. 31, 2004
                                                                          (as restated)
                                                        -------------------------------

Revenues ............................................   $   2,427,196    $         585
Cost of revenues ....................................       2,084,966              325
                                                        -------------    -------------
     Gross profit ...................................         342,230              260

Operating expenses
     Selling, general and administrative expenses ...       1,772,834           50,260
     Amortization expense, intangible assets ........          60,032            5,003
                                                        -------------    -------------
         Total operating expenses ...................       1,832,866           55,263
                                                        -------------    -------------

Operating income (loss) .............................      (1,490,636)         (55,003)

Other expenses and financing costs
     Interest expense and financing costs ...........        (385,626)         (17,037)
                                                        -------------    -------------
     Other expense ..................................        (385,626)         (17,037)
                                                        -------------    -------------

Income (loss) before provision for income taxes .....      (1,876,262)         (72,040)

     Provision for income taxes .....................            --               --
                                                        -------------    -------------

Net income (loss) ...................................   $  (1,876,262)   $     (72,040)
                                                        =============    =============

Net income (loss) per common share, basic and diluted   $       (0.00)   $       (0.00)
                                                        =============    =============

Weighted average of shares of common stock
  Outstanding, basic and diluted ....................     794,114,168      106,815,728
                                                        =============    =============



        The notes to the consolidated condensed financial statements are an integral part of these statements.

                       INSEQ CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE YEARS ENDED DECEMBER 31, 2004 (AS RESTATED) AND DECEMBER 31, 2005

                               Series A                 Series B                 Series C
                            Preferred Stock          Preferred Stock           Preferred Stock
                         ----------------------    ---------------------    ----------------------
                          Shares       Amount       Shares      Amount       Shares       Amount
                          ------       ------       ------      ------       ------       ------

Balance at 8/23/04 ....        --       --            --          --             --          --


Issuance of preferred
shares ................   1,000,000    1,000          --          --             --          --
Value of beneficial
conversion feature on
convertible debt ......        --       --            --          --             --          --
Acquisition of
intangible assets .....        --       --            --          --             --          --
Effect of merger and
recapitalization ......        --       --            --          --             --          --
Net loss ..............        --       --            --          --             --          --
                          --------   -------      --------     --------      --------   ---------
Balance at 12/31/04 ...   1,000,000    1,000          --          --             --          --
                          =========  =======      ========     ========      ========   =========

Issuance of Series B
Preferred Stock .......        --       --     251,507    252     --             --          --
Issuance of Series C
Preferred Stock .......        --       --        --      --    400,000         400          --
Conversion of
debentures to common
stock .................        --       --        --      --      --             --          --
Issuance of common
stock for acquisition
of SRTI ...............        --       --        --      --      --             --          --
Issuance of stock
options
    Officers ..........        --       --        --      --      --             --          --
    Highgate House, LLC        --       --        --      --      --             --          --
Beneficial interest in
equity issued under
convertible
debentures, net .......        --       --        --      --      --             --          --
Contribution of AirCycle investment by
GreenShift Corporation         --       --        --      --      --             --          --
Exercise of stock
options ...............        --       --        --      --      --             --          --
Issuance of stock for
compensation ..........        --       --        --      --      --             --          --
Cancellation of common
shares by officer .....        --       --        --      --      --             --          --
Net loss ..............        --       --        --      --      --             --          --
                          ---------   ------   -------   ----   --------     ---------  ----------

Balance at 12/31/05 ...   1,000,000   $1,000   251,507   $252   400,000         400    1,261,216,878
                          =========   ======   =======   ====   ========        ===   ==============


                                                           Stock                         Total
                                                        Subscription  Paid In      Accumulated Stockholders'
                                  Common Stock           Receivable   Capital          Deficit     Deficit
                             ----------------------     ---------------------       -----------------------
                               Shares       Amount       Shares      Amount          Shares       Amount
                               ------       ------       ------      ------          ------       ------

Balance at 8/23/04 ....          --            --           --            --            --            --

Issuance of preferred
shares ................          --            --           --            --            --           1,000
Value of beneficial
conversion feature on
convertible debt ......          --            --           --         214,286          --         214,826
Acquisition of
intangible assets .....          --            --           --            --       2,449,837    (2,449,837)
Effect of merger and
recapitalization ......      88,232,363       88,232        --            --        (929,163)     (840,931)
Net loss ..............          --            --           --            --         (72,040)      (72,040)
                            -----------    ---------    ---------   -----------    ----------    ----------

Balance at 12/31/04 ...      88,232,363       88,232         --         214,286    (3,451,040)   (3,147,522)
                          =============    =========    =========   ===========    ==========    ==========

Issuance of Series B
Preferred Stock .......            --           --           --       2,514,817          --       2,515,069
Issuance of Series C
Preferred Stock .......            --           --                      399,600          --         400,000
Conversion of
debentures to common
stock .................      47,951,907       47,952         --           6,413          --          54,365
Issuance of common
stock for acquisition
of SRTI ...............     434,782,608      434,783         --       1,521,738          --       1,956,521
Issuance of stock
options
    Officers ..........            --           --           --         172,933          --         172,933
    Highgate House, LLC            --           --           --         176,485          --         176,485
Beneficial interest in
equity issued under
convertible
debentures, net .......            --           --           --          36,489          --          36,489
Contribution of Air
Cycle investment by
GreenShift Corporation             --           --           --          50,000          --          50,000
Exercise of stock
options ...............      50,000,000       50,000    -(25,000)       (25,000)         --            --
Issuance of stock for
compensation ..........     690,250,000      690,250         --         278,250          --         968,500
Cancellation of common
shares by officer .....     (50,000,000)     (50,000)        --          50,000          --            --
Net loss ..............            --           --           --            --      (1,876,262)   (1,876,262)
                          -------------    ---------    ---------   -----------    ----------    ----------

Balance at 12/31/05 ...   $   1,261,217    $ (25,000)   5,396,011   $(5,327,302)    1,306,578             $
                          =============    =========    =========   ===========    ==========    ==========

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                       INSEQ CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                       Dec. 31,       Dec. 31,
                                                                        2005           2004
                                                                           (as restated)
                                                                       ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ...........................................................   $(1,876,262)   $(720,040)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Amortization of website costs .................................        60,032        5,003
     Amortization of deferred financing costs ......................        62,595        3,402
     Depreciation expense ..........................................        52,738         --
     Amortization of debt discounts ................................       161,374        8,736
     Stock based compensation ......................................     1,141,433         --
Changes in assets and liabilities:
     Decrease in accounts receivable ...............................       473,377         --
     Decrease in inventory .........................................         5,690
     Increase in costs and estimated earnings in
       excess of billings on uncompleted contracts .................      (322,853)        --
     Increase in prepaid expenses ..................................       (14,731)        --
     Increase in deferred financing costs ..........................       (68,000)        --
     Increase in accounts payable and accrued expenses .............      (223,109)      54,314
     Increase in accrued interest ..................................        20,212
     Increase in billings in excess of costs and estimated
       earnings on uncompleted contracts ...........................        26,037         --
     Increase in estimated losses on contracts in progress .........        24,190         --
     Decrease in deferred revenue ..................................          (585)         585
                                                                       -----------    ---------
         Net cash used in operating activities .....................      (477,862)         -0-

CASH FLOWS FROM INVESTING ACTIVITIES
     Net cash acquired from purchase of subsidiaries ...............       277,824         --
     Purchase of  equipment ........................................       (71,196)        --
                                                                       -----------    ---------
         Net cash provided by investing activities .................       206,628          -0-

CASH FLOW FROM FINANCING ACTIVITIES
     Proceeds from issuance of convertible debt ....................       615,000      414,000
     Repayment of convertible debt .................................          --       (414,000)
     Proceeds from notes payable ...................................       176,852         --
     Repayments of notes payable ...................................      (150,912)        --
     Loans from related parties ....................................        22,092         --
     Redemption of preferred stock .................................      (234,930)        --
                                                                       -----------    ---------
         Net cash provided by financing activities .................       428,102         --

     Increase in cash ..............................................       156,868         --
     Cash at beginning of period ...................................          --           --
                                                                       -----------    ---------
     Cash at end of period .........................................   $   156,868    $    --
                                                                       ===========    =========

SUPPLEMENTAL STATEMENT OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
Conversion of accrued interest to convertible debenture ............        20,212         --
                                                                       ===========    =========
Conversion of debenture into common stock ..........................        54,365         --
                                                                       ===========    =========
Subscription receivable from exercise of options ...................        25,000         --
                                                                       ===========    =========
Issuance of stock options for financing fees .......................       176,485         --
                                                                       ===========    =========
Conversion of redeemable preferred stock into Series B preferred ...     2,515,069         --
                                                                       ===========    =========
Issuance of preferred Series C stock for convertible debt assumption       400,000         --
Issuance of common shares for acquisition of SRTI ..................     1,956,521         --
                                                                       ===========    =========
Increase in additional paid in capital for investment in
     unconsolidated subsidiary .....................................        50,000         --
                                                                       ===========    =========
Value of beneficial conversion feature on convertible debt .........       186,447      214,026
                                                                       ===========    =========
Value of warrants issued with convertible debenture ................       144,448         --
                                                                       ===========    =========

       The notes to the consolidated condensed financial statements are an integral part of these statements.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

THE COMPANY

INSEQ Corporation (the "Company") is a holding company that is the successor by merger to the company known as Incode Technologies Corporation. INSEQ's business model is to facilitate the efficient utilization of primary and secondary commodities including metals, chemicals, fuels and plastics.

PRINCIPLES OF CONSIOLIDATION

The Company currently has two wholly owned operating subsidiaries - Warnecke Design Services, Inc., and Warnecke Rentals, LLC (collectively, "WDS"). We acquired WDS on May 27, 2005 in return for $50,000 in cash and a $350,000 convertible demand note. WDS is a specialty metal manufacturer that produces customized automation and processing equipment for an array of industries and provides design, development, manufacturing, installation and maintenance services for its clients. WDS' customers include electronics, automotive, plastics and other manufacturers, including several Fortune 500 companies.

On September 15, 2005, the Company acquired 1,000 shares (or 100% of outstanding shares of Common stock) of Separation and Recovery Technologies, Inc. ("SRT"), in exchange for 434,782,608 unregistered shares of common stock of INSEQ in a tax-free stock-for-stock exchange. SRT's financial statements are included in the Company's consolidated financial statements from the date of acquisition. SRT did not have any operations since its acquisition on September 15, 2005.

SRT holds certain exclusive rights to a new patented technology for the separation of plastics from solid wastes and non-exclusive rights to the technology for the separation of plastics from electronic equipment and white appliances. The new technology was developed by Argonne National Laboratory under a contract with the U.S. Department of Energy.

On December 21, 2005, the Company acquired 1,500 shares (or 30% of the fully diluted capital stock) of Aircycle Corporation from GreenShift Corporation in exchange for 10% of INSEQ's fully diluted capital stock. The Company accounts for this investment using the equity method of accounting.

Aircycle offers recycling services and transportation throughout North America to assist facilities in the proper disposal of lamps, ballasts, batteries, and computer hardware.

The Company holds two additional subsidiaries: Incode Corporation, and Intrance Corporation, the latter being a holding company through which Incode had administered its online dating businesses. These businesses are not currently generating any revenue and the Company's current plan is to use the underlying technologies of these businesses to enhance the development of its secondary commodities trading platform and then sell these former businesses to a strategic company and/or service as the Company focuses on the development of its secondary commodities trading portal and the above mentioned business development activities.

The accompanying consolidated financial statements include all accounts of INSEQ Corporation, Warnecke Design Services, Inc., Warnecke Rentals, LLC, and Separation and Recovery Technologies, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of $1,872,262 during the year ended December 31, 2005, and had an accumulated deficit and negative cash flow from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans include raising additional proceeds from debt and equity transactions and completing strategic acquisitions.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company follows the percentage-of-completion method of accounting for contracts for which the outcomes can be reliably estimated. Costs include all direct material and labor costs, and indirect costs, such as supplies, tools, repairs and depreciation. Revenue on such contracts is determined by reference to stage of completion. Revenue on long-term contracts is for which the outcomes cannot be estimated reliably at the outset is recognized to the extent that costs incurred are deemed recoverable.

The asset "costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts invoiced. The liability "billings in excess of costs and estimated earnings on uncompleted contracts" represents invoices in excess of revenues recognized.

INVENTORIES

Material and supply inventory represents raw materials on hand to be used for the production of products and equipment for sale. Inventory is recorded at the lower of cost or market.

ACCOUNTS RECEIVABLE

Accounts receivable are customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. No interest is charged on any past due accounts. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management reviews balances that are 90 days from the invoice date and based on assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. Management currently believes all accounts are fully collectible.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes, the costs of plant and equipment are depreciated over the estimated useful lives of the assets, which range from three to five years for equipment, and 40 years for real estate, using the straight-line method.

LONG LIVED ASSETS

The Company evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. There were no impairments for the year ended December 31, 2005.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 uses the asset and liability method so that deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expense or benefit is based on the changes in the financial statement basis versus the tax bases in the Company's assets or liabilities from period to period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash and cash equivalents. The Company places its cash and cash equivalents with various high quality financial institutions; these deposits may exceed federally insured limits at various times throughout the year. The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

For the year ended December 31, 2005, the Company's two largest customers accounted for 24.5% and 24.4% of the Company's net revenues. No other customer accounted for more than 10% of net revenues.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet as of December 31, 2004 for cash equivalents and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of notes payable and long-term debt approximates their carrying value as the stated or discounted rates of the debt reflect recent market conditions.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CASH AND CASH EQUIVALENTS

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

WARRANTY RESERVE

WDS warranties its equipment for defects in design, materials, and workmanship generally for a period 12 months from date placed in service. Provision for estimated warranty costs is recorded as incurred and is included in cost of goods sold. There were no estimated warranty liabilities as of December 31, 2005 and December 31, 2004.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is evaluated annually for impairment. Indefinite-lived intangibles are not amortized, but are evaluated annually for impairment. Future events could cause the Company to conclude that impairment indicators exist and that goodwill and other intangible assets associated with our acquired businesses are impaired.

EARNINGS (LOSS) PER SHARE

Earnings (Loss) per common share represents the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings (loss) per share. Potential future dilutive securities include approximately 1,500,000,000 shares issuable under outstanding warrants and debt conversions as of December 31, 2005.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation", Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. As required by Statement No. 123 the Company accounts for stock issued for services to non-employees by reference to the fair market value of the Company's stock on the date of issuance as it is the more readily determinable value.

DEFERRED FINANCING CHARGES AND DEBT DISCOUNTS

Deferred finance costs represent costs which may include direct costs paid to our warrants issued to third parties in order to obtain long-term financing and have been reflected as other assets. Costs incurred with parties who are providing the actual long-term financing, which generally include the value of warrants, or the intrinsic value of beneficial conversion features associated with the underlying debt, are reflected as a debt discount. These costs and discounts are generally amortized over the life of the related debt.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. This statement is not anticipated to have a material effect on the Company's results of operations.

In December 2004, the FASB issued FASB statement No. 153 ("SFAS 153"). SFAS 153 addresses accounting for non-monetary transactions. This statement is not anticipated to have a material effect on the Company's results of operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share Based Payment." This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows". This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. This statement is not anticipated to have a material effect on the Company's results of operations.

In June, 2005, the Financial Accounting Standards Board (FASB) has issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. This statement will improve financial reporting because its requirements will enhance the consistency of financial information between periods.

NOTE 4 - ACQUISITIONS

WARNECKE

On June 1, 2005, the Company completed its acquisition of Warnecke Design Service, Inc., and Warnecke Rentals, L.L.C., for $489,904, $89,904 was paid in cash and $400,000 was paid by Greenshift Corporation in exchange for 400,000 Series C Preferred Shares. Greenshift Corporation owns 80% of the fully diluted capital stock of the Company. Warnecke, located in Ottoville, Ohio, is a specialty metal manufacturer that produces equipment for an array of industries and provides design, development, manufacturing, installation and maintenance services for its clients. Warnecke's customers include electronics, automotive, plastics and other manufacturers, including several Fortune 500 companies.

The transaction was accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by the company in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill. The purchase allocation was recorded as follows:

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - ACQUISITIONS (CONTINUED)

Cash ...................................        77,728
Accounts Receivable ....................       665,725
Costs and Earnings in Excess of Billings       162,743
Inventory ..............................        64,116
Prepaid Expenses .......................        15,585
Property and Equipment .................       793,107
Goodwill ...............................       905,579
Accounts Payable .......................      (818,422)
Notes Payable ..........................    (1,200,131)
Loans Payable ..........................       (50,000)
Billings in excess of earnings .........      (126,126)
                                           -----------
Total Purchase Price ...................   $   489,904
                                           ===========

SEPARATION AND RECOVERY TECHNOLOGIES, INC.

On September 15, 2005 the Company acquired 1,000 shares (or 100% of the outstanding shares of common stock) of Separation and Recovery Technologies, Inc. ("SRT"), in exchange for 434,782,608 unregistered shares of common stock of INSEQ in a tax-free stock-for-stock exchange. SRT holds certain exclusive rights to a new patented technology for the separation of plastics from solid wastes and non-exclusive rights to the technology for the separation of plastics from electronic equipment and white appliances. The new technology was developed by Argonne National Laboratory under a contract with the U.S. Department of Energy. The transaction was accounted for as an acquisition under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by the company in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill. The purchase allocation was recorded as follows:

Cash ................   $  290,000
Prepaid Consulting ..       15,000
License .............       95,000
Goodwill ............    1,556,521
                        ----------
 Total Purchase Price   $1,956,521
                        ==========

AIR CYCLE CORPORATION On December 21, 2005 INSEQ acquired GreenShift's 30% stake in Air Cycle Corporation in return for 10% of INSEQ's fully diluted capital stock, which was executed by amending GreenShift's dilution protection agreement with INSEQ from 70% to 80%. The purchase price for the acquisition of Aircycle Corporation by Greenshift Corporation ("Greenshift") was $265,000 ($50,000 in cash and $215,000 payable). Immediately following Greenshift's acquisition of Aircycle Corporation, Greenshift transferred it's ownership to the Company. The Company recorded an investment in Aircycle Corporation at Greenshift's cost of $265,000, an investment payable of $215,000 and a $50,000 increase in paid-in capital. The investment payable is due according to the following schedule: (a) $50,000 on or before January 15, 2006, (b) $50,000 on or before February 15, 2006, (c) $50,000 on or before March 15, 2006, and (d) $65,000 on or before
April 15, 2006. Aircycle offers recycling services and transportation throughout North America to assist facilities in the proper disposal of lamps, ballasts, batteries, and computer hardware. The Company accounts for the investment in Air Cycle using the equity method of accounting.

EFFECTIVENESS OF REINCORPORATION MERGER

The Company's reincorporation merger with Incode Technologies Corporation became effective July 13, 2005. The purpose of this transaction was to (1) change the name of the Company to "INSEQ Corporation," (2) increase the authorized common shares from 2,000,000,000 to 5,000,000,000, and (3) change the Company's state of incorporation from Nevada to Delaware. The Company commenced trading on July 15, 2005, on the OTC Bulletin Board maintained by the NASD under its new symbol INSQ.

The results of operations for the acquired entities are included from the June 1, 2005 for Warnecke and from September 15, 2005 for SRTI in the consolidated statement of operations. The following pro forma results for the year ended December 31, 2005 are presented as if the acquisition was made on January 1, 2005, for the year ended.

                        2005            2004
                      --------       ---------
Net Sales ........   $ 4,705,410    $ 5,047,672
Net Loss .........    (1,619,896)      (757,234)
Net Loss per Share         (0.00)         (0.01)

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PROPERTY AND EQUIPMENT

Property, plant and equipment consist of the following at December 31, 2005:


Land and Building ...........   $ 540,000
Equipment ...................     152,262
Vehicle .....................       7,000
Computer Equipment ..........      93,374
Leasehold Improvements ......      71,667
                                ---------
                                  864,303
Less Accumulated Depreciation     (52,738)
                                ---------

Net Fixed Assets ............   $ 811,565
                                =========

Depreciation expense charged to operations was $52,738 for the year ended December 31, 2005.

NOTE 6 - COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

Following is a summary of costs, billings, and estimated earnings on contracts in progress as of December 31, 2005 accounted for under the percentage of completion method of accounting.


Cost incurred on contracts in progress   $ 5,065,263
Estimated earnings (losses) ..........      (136,361)
                                         -----------
                                           4,928,902
Less billings to date ................     4,595,469
                                         -----------
                                         $   333,433
                                         ===========

The above accounts are shown in the accompanying consolidated balance sheets under these captions at December 31, 2005.


Costs and estimated earnings in excess of
 billings on uncompleted contracts                      $ 485,596

Billings in excess of costs and estimated
 earnings on uncompleted contracts                       (152,163)
                                                        ---------
                                                        $ 333,433
                                                        =========

NOTE 7 - CONVERTIBLE DEBENTURES

CORNELL DEBENTURE

In January, 2004, BIB Holdings, Ltd., the predecessor to Incode Technologies Corporation ("Incode"), our immediate predecessor, entered into a Securities Purchase Agreement with Cornell Capital Partners for the sale of $1,200,000 in convertible debentures (the "Cornell Debenture"). The debentures issued pursuant to the Cornell Agreement accrue interest at 5% per annum, mature three years from the date of issuance, and are convertible into the Company's common stock, at the investor's option at the lower of $0.204 or eighty percent (80%) of the average of the three (3) lowest daily volume weighted average prices of the common stock for the five (5) trading days immediately preceding the conversion date. The balance at December 31, 2005 and December 31, 2004 was $421,321. There have been no conversions during the twelve months ended December 31, 2005.

HIGHGATE DEBENTURES

On November 23, 2004, the Company entered into a Convertible Debenture Purchase Agreement pursuant to which the Company issued convertible debentures to Highgate House Funds, Ltd., that as of December 31, 2004, had a principal balance of $500,000. During the year ended December 31, 2005, the Company issued an additional $330,000 debenture and the debenture holder converted $54,365 into 47,951,907 shares of the Company's common stock. Effective June 1, 2005, the Company entered into an Amended and Restated Securities Purchase Agreement with Highgate whereby the outstanding principal balance of $775,635 and accrued interest of $20,082 were exchanged for a convertible debenture in the amount of $795,717. A loss of $2,905 was recorded n this exchange. The debentures issued pursuant to this agreement bear annual interest at 10%, mature two years from the date of issuance, and are convertible into the Company's common stock at a fixed conversion price of $0.001 per share. The outstanding balance on these debentures at December 31, 2005 and December 31, 2004 was $795,717 and $500,000, respectively.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONVERTIBLE DEBENTURES (CONTINUED)

Due to the convertible nature of the $795,717 convertible debenture, the Company recorded a charge due to a beneficial conversion feature of $79,572 in accordance with EITF Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments". The value of the beneficial conversion feature was measured using the intrinsic value and is being amortized to interest expense over the life of the debenture. The amount amortized to interest expense in 2005 was $23,212. The unamortized discount at December 31, 2005 is $56,360.

The $795,717 debenture was also issued with 300,000,000 warrants. The warrants have been valued on a Black-Scholes calculation using the following assumptions:

Fair market value of stock   $     0.001
Exercise price ...........   $     0.003
Dividend yield ...........         0.00%
Risk free interest rate ..         2.00%
Expected volatility ......           69%
Expected life ............      10 years

In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", the proceeds of the $795,717 convertible debenture have been allocated to the convertible debt and warrants based on their relative fair values. The issuance of the warrants resulted in a discount to the convertible debenture of $144,448 and is being amortized to interest expense over the life of the debenture. The amount amortized to interest expense in 2005 was $24,075. The unamortized discount at December 31, 2005 is $120,373.

Effective July 7, 2005, INSEQ entered into Securities Purchase Agreement, with Highgate House Fund, Ltd., for the sale of $285,000 in convertible debentures. The debentures issued pursuant to this agreement bear annual interest at 10%, mature two years from the date of issuance, and are convertible into the Company's common stock a fixed conversion price of $0.004 per share.

Due to the convertible nature of the $285,000 convertible debenture, the Company recorded a charge due to a beneficial conversion feature of $106,875 in accordance with EITF Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments". The value of the beneficial conversion feature was measured using the intrinsic value and is being amortized to interest expense over the life of the debenture. The amount amortized to interest expense in 2005 was $26,717. The unamortized discount at December 31, 2005 is $80,027.

The principal and interest on both the Cornell Debenture and the Highgate Debenture may be converted by the holder into shares of INSEQ common stock. If any portion of either debenture remains outstanding the maturity date of each debenture, INSEQ must either pay the principal and accrued interest or convert same into shares of common stock at the fixed conversion price of $0.001 and $0.004 per share for the June 1, 2005 and the July 7, 2005 debenture, respectively. INSEQ's obligations under the debentures are secured by a pledge of all of INSEQ's assets.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - LONG-TERM DEBT

Following is a summary of long-term debt at December 31, 2005:
Note payable at 7% interest with the principal
and interest due May 8, 2006.  This note is personally
guaranteed by the president of Warnecke Design, Inc. .......................   $   104,152

Note payable at 3.5% interest, due in monthly installments of $941 including interest through February 1, 2010. This note is secured by a second lien on property with a book
value of $533,309  .........................................................        42,077

Note payable at 7% interest, due in annual installments
of $150,000 every January.  Interest is payable monthly.  The note is secured by a mortgage on property with a book value of $533,309 and guaranteed by the president of Warnecke Design, Inc.
Subsequent to the year ended December 31, 2005, this note
was in default when the January 2006 payment was not made
There is no default penalty per the agreement and the note
holder agreed to extend the January 2006 payment until
June 2006  .................................................................       595,937

10% installment loan payable in monthly installments of
$2,971 including interest.  Secured by equipment with a
book value of $61,106  .....................................................        59,600

5.22% installment loan due in monthly installments
of $922 including interest .................................................        29,778

7.99% installment loan due in monthly installments
of $317 including interest .................................................         5,912

Mortgage payable at 4% interest due in monthly installments
of $1,849 including interest through 2018.  The mortgage
is secured by the property with a book value of $533,309  ..................       169,489

Mortgage payable at 5% interest due in monthly installments
of $1,224 including interest through 2023.  The mortgage
is secured by property with a book value of $533,309  ......................       219,126
                                                                               -----------
                                                                                 1,226,071
Less Current Maturities ....................................................      (330,123)
                                                                               -----------
Long-term Debt, net of Current Maturities ..................................   $   859,948
                                                                               ===========

Following are maturities of long-term for each of the next five years:

      2006                       330,123
      2007                       224,736
      2008                       188,496
      2009                       179,851
      2010                        23,848
Thereafter                       243,017
                              ----------
                              $1,190,071

                   INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS

Kevin Kreisler, INSEQ's chairman, is also the chairman and chief executive officer of GreenShift Corporation ("GreenShift"). James Grainer, INSEQ's president and chief financial officer, is the president and chief financial officer of GreenShift. GreenShift owns 80% of the fully diluted capital stock of INSEQ and provides management services to INSEQ. About 80% of the capital stock of GreenShift is held by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

During the year ended December 31, 2005, INSEQ paid $150,000 in management fees to GreenShift for GreenShift's provision of management and other services. Additionally, for their services, Mr. Kreisler and Mr. Grainer each received 150,000,000 options exercisable at $0.001 per share.

During the year ended December 31, 2005, INSEQ's chairman advanced $43,085 to INSEQ for working capital. The advances, of which $21,659 was repaid, are unsecured and accrue interest at 8%. As of December 31, 2005, outstanding advances form INSEQ's chairman were $21,426.

During 2004, Mr. Grainer acted as an independent consultant to INSEQ. In that role, he assisted in negotiating and completing a series of material transactions for INSEQ. As of December 31, 2004, INSEQ had accrued $50,000 of compensation payable to Mr. Grainer. During the six months ended June 30, 2005, Mr. Grainer received $25,000 in cash and 50,000,000 shares of Company common stock at $0.0011 per share for his prior consulting services.

During 2004, INSEQ issued 1000 shares of common and 1,000,000 of Series A Preferred Stock to Incandent Capital, LLC ("Incandent") in conjunction with the acquisition of Incode Corporation by BIB Holdings, Ltd., the predecessor to Incode Technologies Corporation ("Incode"), our immediate predecessor. INSEQ's chairman is the sole member of Incandent. On April 1, 2005, Mr. Kreisler, through Incandent, made a capital contribution of its 1,000,000 shares of INSEQ's Series A Preferred Stock to GreenShift in connection with GreenShift's initiation of operations as a regulated investment company under the Investment Company Act of 1940.

In connection with the April 1, 2005 transfer, and in consideration for the February 2005 agreement by INSEQ's chairman to guaranty repayment of the Highgate Debentures, the Board of Directors of INSEQ amended the terms of the Series A Preferred Stock. The Series A Preferred Stock was amended to be convertible into 875 shares of INSEQ's common stock with a provision that adjusts this conversion ratio so that the Series A Preferred Stock will be convertible into 70% of the common shares outstanding upon conversion. The holder of each share of Series A Preferred Stock is entitled to cast the same number of votes at a meeting of shareholders as equals the number of common shares into which the Preferred share could be converted.

On June 1, 2005, GreenShift provided INSEQ with bridge financing of $50,000 to assist INSEQ with its completion of its acquisition of Warnecke Design Services, Inc. ("Warnecke"). INSEQ had been unable to secure suitable financing due to INSEQ's debentures with Cornell and Highgate ($850,000 of which debentures relate back to the operations of BIB Holdings, Ltd.). To rectify this situation, GreenShift provided the bridge financing to INSEQ which INSEQ then used to close the Warnecke acquisition in conjunction with the issuance by INSEQ to Warnecke of a note for $350,000 bearing a term of 30 days and an interest rate of 6% (the "WDS Note"). GreenShift then assumed and paid off the WDS Note in return for 400,000 shares of Series C Preferred Stock in INSEQ with a face value of $400,000 and an 8% coupon.

In consideration of the bridge financing and the assumption and conversion of the WDS Note by GreenShift, INSEQ agreed to amend its Series A Preferred Stock to allow for conversion at any time and, in the event of full conversion, to provide GreenShift with ongoing dilution protections equivalent to those granted under the Series A Preferred Stock Certificate of Designations, as amended, that act to at all times maintain GreenShift's common holdings in INSEQ equal to 70% of the fully diluted capital stock of INSEQ.

During 2004, INSEQ's subsidiary, Intrance Corporation, issued 275,000 shares of a Series A Preferred Stock to Candent Corporation in consideration for INSEQ's acquisition of certain assets from Candent. On March 31, 2005, these shares, net of 23,493 preferred shares redeemed for $234,930 in March 2005, were exchanged for shares of INSEQ's Series B Preferred Stock that may be converted after April 1, 2008 into 77 shares of the Company's common stock with a provision that adjusts this conversion ratio the so that the Series B Preferred Stock will be convertible into 4.95% of the common shares outstanding upon conversion. The Series B Preferred Stock is also subject to adjustment as necessary so that the market value of the common shares into which the Series B Preferred Stock is convertible is no less than $2,515,070. Effective June 30, 2005, the Series B Preferred Stock was amended to provide for the final conversion and elimination of all these adjustment provisions on December 31, 2005. The holder of each share of Series B Preferred Stock is entitled to cast at any shareholders meeting the number of votes that equals the number of common shares into which the Series B share could be converted. The president of Candent Corporation is the wife of INSEQ's chairman. The stock of Candent Corporation is held in trust for the benefit of its president.

On December 21, 2005 INSEQ acquired GreenShift's 30% stake in Air Cycle Corporation in return for 10% of INSEQ's fully diluted capital stock, which was executed by amending GreenShift's dilution protection agreement with INSEQ from 70% to 80%.

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - RELATED PARTY TRANSACTIONS (CONTINUED)

During the year ended December 31, 2005, Lawrence Kreisler, the father of the Company's CEO, exercised 50,000,000 options with exercise price of $0.0005 in exchange for a subscription receivable of $25,000.

INSEQ entered into an "IT Services Agreement" with Candent Corporation dated January 2, 2005, and amended March 31, 2005, for the provision of technical and customer service support for INSEQ. The agreement called for INSEQ to issue to Candent $50,000 in cash or stock in payment for services provided during the first quarter 2005. The IT Services Agreement also calls for ongoing services relative to the development of INSEQ's secondary commodities trading platform at the annualized rate of $100,000. The president of Candent is the spouse of INSEQ's chairman. 150,000,000 shares were issued to Candent at an average price of $0.0007 per share for services rendered in prior periods and during 2005. Additionally, 150,000,000 performance-based options exercisable at $0.001 per share were issued to Candent in April 2005. These options will vest in connection with the successful launch by INSEQ of its new secondary commodities trading platform.

During June 2005, WDS' president advanced $50,000 to WDS, which loan was unsecured and is due in full on demand along with interest accruing at 6% per annum.

During the year ended December 31, 2005, GreenShift Corporation advanced $141,438 to INSEQ for operating expenses and INSEQ repaid $145,772 to GreenShift, resulting in a balance due from GreenShift of $4,334. This advance is unsecured, bears interest at 6% and is considered payable on demand.

NOTE 10 - INCOME TAXES

INSEQ Corporation has incurred losses, which have generated net operating loss carryforwards for INSEQ as of December 31, 2005. These loss carryforwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2005 and 2004, INSEQ'S effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2005 and 2004 consisted of state income tax provisions. Deferred tax assets are as follows:

                                   12/31/2005   12/31/2004
                                   ----------   ----------

Deferred Tax Asset:

Net operating loss carryforwards   $ 690,557    $ 26,000
                                   ---------    --------

Total deferred tax assets ......     690,557      26,000
Less: Valuation allowance ......    (690,557)    (26,000)
                                   ---------    --------

Net deferred tax asset .........   $    --      $   --
                                   =========    ========

INSEQ has federal net operating loss carry-forwards of approximately $1,726,400 which expire through December 31, 2025.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

MINIMUM ANNUAL ROYALTIES

On September 15, 2005 the Company acquired 1,000 shares (or 100% of the outstanding shares of common stock) of Separation and Recovery Technologies, Inc. ("SRT"). SRT is party to a license agreement with Argonne National Laboratory under which SRT has exclusive rights to patented technologies for the preferential separation of plastics from mixed waste streams. The license agreement requires royalties and fees to Argonne including the following minimum annual royalties:

        Year                  Minimum Royalties
        ----                  -----------------
        2006                        $     0
        2007                        $15,000
        2008                        $25,000
        2009                        $55,000
        2010                        $75,000
        2011                       $100,000

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - SUBSEQUENT EVENTS

CONVERTIBLE DEBENTURES

On February 2, 2006, Greenshift Corporation, INSEQ's controlling shareholder, agreed to assume the Convertible Debentures that INSEQ had issued to Highgate House Funds, Ltd., in the amount of $1,150,369, which includes accrued interest of $89,734. Highgate House Funds, Ltd. released INSEQ from all liability under the Debentures.

Additionally, on February 2, 2006, Cornell Capital Partners, LP, converted $404,139 of debt into common stock. The amount converted equaled the entirety of the principal and accrued interest on the Convertible Debenture issued by INSEQ to Cornell.

The completion of the above described transactions resulted in the conversion of all of INSEQ's outstanding convertible debt with Cornell and Highgate, and the reduction of INSEQ's debt by a total of $1,554,508.

SERIES B PREFERRED STOCK

On March 13, 2006 Candent Corporation surrendered to INSEQ 251,507 shares of Series B Preferred Stock that INSEQ issued to Candent Corporation in 2004. The 251,507 shares represented all of the outstanding shares of Series B Preferred Stock. The Series B Preferred Stock was convertible into 4.95% of the outstanding INSEQ common stock, and the holder had the right to receive additional shares until the market value of the INSEQ shares received on conversion totaled $2,750,000. Candent surrendered the shares in response to the decision by INSEQ management to terminate the business operations that INSEQ acquired from Candent in exchange for the Series B preferred shares.

APPOINTMENT OF PRINCIPAL OFFICERS

On March 13, 2006 the Board of Directors of INSEQ Corporation elected Kevin Kreisler to serve as INSEQ's Chief Executive Officer. Mr. Kreisler has been the Chairman of the Board of INSEQ since March 2005. James Grainer, who had been INSEQ's Chief Executive Officer, will remain the Chief Financial Officer.

NOTE 13 - RESTATEMENT

The Company has restated its financial statements for the year ended December 31, 2004. The restated financial results reflect prior period adjustments to correct accounting treatment and other errors, as follows:

During 2005, the Company determined that it had not properly accounted for an embedded beneficial conversion feature related to the issuance of the Cornell Debentures in January 2004. The beneficial conversion feature of $214,026 is amortized over the term of the debenture, resulting in a $205,290 debt discount as of December 31, 2004 and a reduction of interest expense of an equal amount in 2004.

During 2005, the Company determined an error was made in determining the opening balance of equity upon the merger and recapitalization in 2004. The beginning balance of common stock as of August 23, 2004 was determined to be $88,232, resulting in an adjustment of $129,011.

The impact of these adjustments of the Company's financial results as originally reported is summarized below:

        Year Ended December 31, 2004:
                                               As Reported      As Restated
                                               -----------      -----------
Convertible Debt, net of discount of $205,290   $ 921,321      $   716,031
Common Stock ................................   $ 217,243      $    88,232
Accumulated Deficit ......................... $(3,785,341)     $(3,451,040)
Net loss ....................................    (277,330)         (72,040)
Net loss per common share ...................   $   (0.00)     $     (0.00)

                       INSEQ CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - OPTIONS AND WARRANTS

The following is a table of stock options and warrants outstanding as of December 31, 2004 and December 31, 2005

                                                  Number of Shares  Weighted Average
                                                                    Exercise Price
                                                 -----------------------------------

Outstanding at December 31, 2003 .............               --          $  --
   Granted at fair value .....................               --             --
   Forfeited .................................               --             --
   Exercised .................................               --             --
                                                      -----------        -------
Outstanding at December 31, 2004 .............               --          $  --
   Granted at fair value .....................        637,500,000         .00029
   Forfeited .................................               --             --
   Exercised .................................         50,000,000)        .0005
                                                      -----------        -------
Outstanding at December 31, 2005 .............        587,000,000        $.00031


Summarized information about INSEQ's stock options outstanding at December 31, 2005 is as follows:

          Exercise Prices              Number of         Weighted         Weighted                    Exercisable
                                                         Average
                                        Options         Remaining         Average        Number of Options     Weighted Average
                                      Outstanding    Contractual Life  Exercise Price                           Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
$0.0001                                  337,500,000             9.00           0.0001         337,500,000                 0.0001
$0.0005                                  250,000,000             9.00           0.0005         250,000,000                 0.0005
                                    -----------------                                  --------------------
                                         587,500,000                                           587,500,000

Options exercisable at December 31, 2005 were 587,500,000, with a weighted average exercise price of $0.00031 per share. The fair value of each option granted during 2005 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                  2005
                                                              --------------
Dividend yield                                                     --
Expected volatility                                                69%
Risk-free interest rate                                             2%
Expected life                                                   10 yrs.

                                      II-4
                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     GS AgriFuels' certificate of incorporation provides that members of its board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to GS AgriFuels' directors, officers or controlling persons pursuant to the foregoing provision or otherwise, GS AgriFuels have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

     (a)  See Exhibit Index.

     (b)   None.

Item 22.     Undertakings

     (a)  (1) The undersigned registrant hereby undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act");

               (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 29th day of June, 2007.

                                             GS AGRIFUELS CORPORATION

                                             By:  /s/ TOM SCOZZAFAVA
                                             -----------------------------------
                                             Name:    Tom Scozzafava
                                             Title:   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Name                       Position                                Date
--------                    ----------                             -----
/s/ TOM SCOZZAFAVA     Chief Executive Officer
------------------     (principal executive officer)           June 29, 2007
    Tom Scozzafava     and Chief Financial Officer
                       (principal financial and
                       accounting officer)

                                  EXHIBIT INDEX

Exhibits
-----------

     2.1 Amended and Restated Agreement and Plan of Merger dated as of June 25, 2007, among GS Energy, GS AgriFuels and GS Acquisition, Inc. (included as Annex I to the proxy statement/prospectus which is a part of this Registration Statement).

     3.1 Certificate of Incorporation of GS Agrifuels Corporation, filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-43642) filed on August 11, 2000 and incorporated herein by reference.

     3.2 Certificate of Amendment to Certificate of Incorporation dated May 9, 2006, filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended March 31, 2006 and incorporated herein by reference.

     3.3 By-laws of GS Agrifuels Corporation, filed as an exhibit to the Company's Registration Statement on SB-2 (File No. 333-43642) filed on August 11, 2000 and incorporated herein by reference.

     5.1 Opinion of Sichenzia Ross Friedman Ference LLP, regarding the legality of the securities being issued.

     8.1  Opinion of Neuenhaus Helverson LLP, relating to tax matters.

     21.1 Subsidiaries of GS AgriFuels

     23.1 Consent of Rosenberg, Rich, Baker & Berman and Company.

     23.2 Consent of Sichenzia Ross Friedman Ference LLP (included in the opinion filed as Exhibit 5.1 hereto).

     23.3 Consent of Neuenhaus Helverson (included in the opinion filed as Exhibit 8.1 hereto).

     99.1 Form of Proxy Card of GS Energy*


* To be filed by amendment

                                                                       Annex I




                              AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            GS AGRIFUELS CORPORATION
                             A Delaware corporation,

                                       and

                              GS ACQUISITION, INC.
                             A Delaware corporation,

                                       and

                             GS ENERGY CORPORATION,
                             A Delaware corporation

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 25, 2007 by and among GS AGRIFUELS CORPORATION, a Delaware corporation (the "Company"), GS ACQUISITION, INC. ("Acquisition"), and GS ENERGY CORPORATION, a Delaware corporation ("GSEG").

                                    RECITALS

WHEREAS, Acquisition is a wholly-owned subsidiary of the Company which has been recently formed for the purpose of merging with GSEG, and Acquisition has not engaged in any business activities and has no assets or liabilities; and

WHEREAS, the Company and GSEGdesire to merge Acquisition with and into GSEG whereby GSEG shall be the surviving entity pursuant to the terms and conditions set forth herein and whereby the transaction is intended to qualify as a tax free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC"), to the extent permitted by applicable law; and

WHEREAS, in furtherance of such combination, the Boards of Directors of the Company, Acquisition and GSEG have each approved the merger of Acquisition with and into GSEG (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the DGCL, Acquisition shall be merged with and into GSEG. Following the Merger, GSEG shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. As part of the Merger and as more fully described in Section 2.1, (i) the issued and outstanding GSEG Common Stock Shares and GSEG Preferred Stock Shares shall be exchanged for Company Common Stock Shares at the relevant exchange ratios and (ii) each share of Acquisition's issued and outstanding shares of common stock, par value $0.001 per share (the "Acquisition Capital Stock"), shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the "Surviving Corporation Capital Stock").

     1.2 Effective Time. The Merger shall be consummated as promptly as practicable after satisfaction of all conditions to the Merger set forth herein, by filing with the Secretary of State of the State of Delaware of a certificate of merger or similar document (the "Certificate of Merger"), and all other appropriate documents, executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of the State of the State of Delaware. The time of such filing shall be referred to herein as the "Effective Time."

     1.3 Effects of the Merger. At the Effective Time, all the rights, privileges, immunities, powers and franchises of Acquisition and GSEG and all property, real, personal and mixed, and every other interest of, or belonging to or due to each of Acquisition and GSEG shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Acquisition and GSEG shall become the debts, liabilities, obligations and duties of the Surviving Corporation without further act or deed, all in the manner and to the full extent provided by the DGCL. Whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest any property or right in the Surviving Corporation, the directors and officers of the respective constituent corporations shall execute, acknowledge and deliver such instruments and perform such acts, for which purpose the separate existence of the constituent corporations and the authority of their respective directors and officers shall continue, notwithstanding the Merger.

     1.4 Certificate of Incorporation. The Certificate of Incorporation of GSEG, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter may be amended or repealed in accordance with its terms and applicable law.

     1.5 By-Laws. At the Effective Time and without any further action on the part of the Surviving Corporation, the By-laws of GSEG shall be the By-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

     1.6 Directors. The directors of GSEG at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 Officers. The officers of GSEG at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

     1.8 Tax-Free Reorganization. The parties intend that the Merger shall be treated as a tax-free reorganization pursuant to Section 368(a) of the IRC, to the extent permitted by applicable law.

                                   ARTICLE II
                            CONVERSION OF GSEG SHARES

     2.1 Conversion and Cancellation of Certain Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition or GSEG or the holders of any shares of the capital stock of GSEG or Acquisition:

          (a) GSEG Common Stock. Subject to the provisions of Sections 2.2 and 2.3, each share of GSEG common stock (the "GSEG Common Stock Shares") issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.1(c)) shall be converted on a 1,000 to 1 basis, or into 0.001 (the "Common Stock Exchange Ratio") of a validly issued, fully paid and nonassessable share of Company common stock (the "Company Common Stock Shares"). As of the Effective Time, each GSEG Common Stock Share shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate representing any GSEG Common Stock Share shall cease to have any rights with respect thereto other than the right to receive Company Common Stock Shares to be issued in exchange therefor upon the surrender of such certificate, properly endorsed to the Company.

          (b) GSEG Preferred Stock. Subject to the provisions of Sections 2.2 and 2.3, each share of GSEG preferred stock (the "GSEG Preferred Stock Shares") issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.1(c)) shall be converted into the number of Company Common Stock Shares that the holders of such GSEG Preferred Stock Shares would be entitled to receive pursuant to Section 2.1(a) if all of such GSEG Preferred Stock Shares were first converted into GSEG Common Stock Shares, in accordance with the terms of the GSEG Preferred Stock Shares, immediately prior to the conversion contemplated pursuant to this Section 2.1. As of the Effective Time, each GSEG Preferred Stock Share shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate representing any GSEG Preferred Stock Share shall cease to have any rights with respect thereto other than the right to receive Company Common Stock Shares to be issued in consideration therefor upon the surrender of such certificate, properly endorsed to the Company.


          (c) Each share of GSEG capital  stock held in the treasury of the GSEG
     shall  be  canceled   without  any  conversion   thereof  and  no  payment,
     distribution or other consideration shall be made with respect thereto.

          (d) At or as of the Effective Time, each share of Acquisition  Capital
     Stock  shall  be  converted  into  one  validly  issued,   fully  paid  and
     non-assessable share of Surviving Corporation Capital Stock.

     2.2 Adjustment of the Exchange Ratio. Except as otherwise provided herein, in the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Company Common Stock or GSEG Common Stock, any change or conversion of Company Common Stock or GSEG Common Stock or into other securities or any other dividend or distribution with respect to the Company Common Stock or GSEG Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references to an Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

     2.3 No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of certificates and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of the Company. Any fractional shares held by a shareholder of GSEG as a result of the Merger shall be rounded up to one full Company Common Stock Share.

     2.4 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Acquisition or GSEG or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of Acquisition or GSEG, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Acquisition or GSEG, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Acquisition or GSEG, as applicable, and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE III
                                     CLOSING

Subject to satisfaction of the conditions to closing set forth in this Agreement and unless this Agreement is otherwise terminated in accordance with the provisions contained herein, the closing of the Merger and the Contemplated Transactions (the "Closing") shall take place at the offices of the Company, at One Penn Plaza, Suite 1612, New York, New York as promptly as practicable after satisfaction of the conditions set forth in this Agreement.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. Except as disclosed in the Reports (as defined below) or in a document dated October 18, 2006 referring to the representations and warranties in this Agreement and delivered by Company to GSEG prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company hereby makes the following representations and warranties to GSEG, all of which shall survive the Closing:

     (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations under this Agreement. Company has no subsidiaries other than as set forth on the Company Disclosure Schedule (individually, a "Subsidiary" and collectively, the "Subsidiaries"). The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be so qualified or in good standing that would not have a Material Adverse Effect.

     (b)  Authority; No Conflict.

          i. This Agreement and any agreement executed in connection herewith by Company constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency and other laws affecting the rights of creditors and by general equitable principles. The Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and any agreement executed by it in connection herewith and to perform its obligations hereunder and thereunder.

          ii. Neither the execution and delivery of this Agreement by the Company, nor the consummation or performance by it of any of its obligations contained in this Agreement or in connection with the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               a. contravene, conflict with or result in a violation of (x) any provision of the Organizational Documents of the Company, or (y) any resolution adopted by the board of directors or the stockholders of the Company, as the case may be;

               b. contravene, conflict with or result in a material violation of, or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company may be subject;

               c. contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, this Agreement, or any Applicable Contract;

               d. result in the imposition or creation of any material encumbrance upon or with respect to any of the material assets owned or used by the Company;

               e. cause the Company to become subject to, or to become liable for the payment of, any tax; or

               f. cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other governmental body.

     (c) Capitalization. The capitalization of the Company as of June 30, 2006 is as set forth in the Form 10-QSB for the period ended June 30, 2006, and increased as set forth in the next sentence. The Company has not issued any capital stock since that date other than pursuant to (i) employee benefit plans disclosed in the Reports (as defined in Section 4.1(d)) or (ii) outstanding warrants, options or other securities disclosed in the Reports, except as set forth on Company Disclosure
          Schedule, or (iii) pursuant to a compensation agreement. All of the issued and outstanding shares of the Company capital stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding Company capital stock was issued in violation of the Securities Act or any other legal requirement.

     (d) Financial Statements. The Company has delivered or made available to GSEG copies of its Form 10-KSB Annual Report for the fiscal year ended December 31, 2005 and copies of its quarterly reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006, each as filed with the SEC and including, in each case, any amendments thereto (collectively, the "Reports"). The financial statements contained are in all material respects in accordance with the books and records of the Company and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. The consolidated balance sheets contained in such Reports (the "Company Balance Sheets") present fairly in all material respects as of their dates the consolidated financial condition of the Company and its subsidiaries. Except as and to the extent reflected or reserved against in the Company Balance Sheets (including the notes thereto), the Company did not have, as of the date of any such Company Balance Sheet, any material liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The consolidated statements of operations, consolidated statements of stockholders' equity and changes in consolidated statements of cash flows present fairly in all material respects the results of operations and changes in financial position of the Company and its subsidiaries for the periods indicated.

     (e) SEC Filings. The Company has filed all reports required to be filed with the SEC under the rules and regulations of the SEC and all such reports have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the Securities Exchange Act of 1934, as amended. As of the respective filing and effective dates, none of such reports (including without limitation, the Reports) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Absence of Material Adverse Change. Since the date of the latest Company Balance Sheets, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (g) Issuance of Company Securities. The Company Common Stock Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued, fully-paid and nonassessable. Except as set forth in the Reports, there is no equity line of credit or convertible security or instrument outstanding of the Company.

     (h) Undisclosed Liabilities. Except as disclosed in any Schedule to this Agreement, the Company has no material obligations and liabilities (contingent or otherwise) except those liabilities (i) that are reflected in the Company Balance Sheets or in the notes thereto, or disclosed  in the  notes  therein  in  accordance  with  GAAP  or,  in accordance with GAAP, are not required to be so reflected or disclosed, or (ii) that were incurred after the date of the Company Balance Sheets in the Ordinary Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law or could reasonably be expected to have a Material Adverse Effect.

     (i)  Taxes.

          i. The Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by it pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are listed in the Company Disclosure Schedule and are being contested in good faith as to which adequate reserves have been provided in the Company Balance Sheets.

          ii. All tax returns filed by the Company are true, correct and complete in all material respects.

     (j) Employee Benefits. Except as disclosed in the Reports, the Company does not sponsor or otherwise maintain a "pension plan" within the meaning of Section 3(2) of ERISA Company Profit Sharing and 401(k) Plan and Trust that is intended to qualify under Section 401 of the IRC, nor do any unfunded liabilities exist with respect to any employee benefit plan, past or present. No employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in Section 4975 of the IRC, which may have a Material Adverse Effect.

     (k) Governmental Authorizations. The Company has all permits that are legally required to enable them to conduct their business in all material respects as now conducted.

     (l)  Legal Proceedings; Orders.

          i.   Except as set forth in the Reports,  there is no material pending
               Proceeding:

               a. that has been commenced by or against the Company or any of the assets owned or used by the Company; or

               b. that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any Contemplated Transaction.

          ii.  Except as set forth in the Reports:

               a. there is no material Order to which the Company or any of the assets owned or used by the Company is subject; and

               b. no officer, director, agent, or employee of the Company is subject to any material Order that prohibits such offer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

     (m) Absence of Certain Changes and Events. Except as set forth in the Reports, since the date of the most recent Company Balance Sheets, except as heretofore set forth, the Company, since the date of its inception, has conducted its business only in the Ordinary Course of Business, and other than as contemplated by this Agreement or the Contemplated Transactions there has not been any:

          i. damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, causing a Material Adverse Effect;

          ii. receipt of notice that any of its substantial customers have terminated or intends to terminate their relationship, which termination would have a Material Adverse Effect;

          iii. sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

          iv. cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

          v.   material change in the accounting methods used by the Company; or

          vi. agreement, whether oral or written, by the Company to do any of the foregoing.

     (n) No Default or Violation. The Company (i) is in material compliance with all applicable material terms and requirements of each material contract under which they have or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound and (ii) is not in material violation of any Legal Requirement.

     (o) Certain Payments. Since the most recent date of the Company Balance Sheets, neither the Company, nor any director, officer, agent or employee of the Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     (p) Brokers or Finders. The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     4.2 Representations and Warranties of GSEG. GSEG hereby makes the following representations and warranties to the Company, all of which shall survive the
Closing:

     (a) Organization, Good Standing and Purpose. GSEG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its businesses as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all of its obligations under this Agreement. GSEG is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be so qualified or in good standing would not have a Material Adverse Effect.

     (b)  Authority; No Conflict.

          i. This Agreement and any agreement executed in connection herewith have been duly authorized by all required action of GSEG and constitute the legal, valid and binding obligations of GSEG, enforceable against GSEG in accordance with their respective terms. GSEG has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and any agreements executed in connection herewith and to perform its obligations hereunder and thereunder.

          ii Neither the execution and delivery of this Agreement by GSEG, nor the consummation or performance by it of any of its obligations contained in this Agreement or in connection with the Contemplated Transactions by the Company will, directly or indirectly (with or without notice or lapse of time):

               a. contravene, conflict with or result in a violation of (x) any provision of the Organizational Documents of GSEG or (y) any resolution adopted by the board of directors or the stockholders of GSEG;

               b. contravene, conflict with or result in a violation of, or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which GSEG or any of the assets owned or used by GSEG may be subject;

               c. contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, this Agreement, [the Purchase Agreement] [Defined?] or any Applicable Contract;

               d. result in the imposition or creation of any material encumbrance upon or with respect to any of the material assets owned or used by GSEG;

               e. cause GSEG to become subject to, or to become liable for the payment of, any tax; or

               f. cause any of the assets owned by GSEG to be reassessed or revalued by any taxing authority or other governmental body.

          iii. GSEG is not required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than the requisite approval of its shareholders.

     (c) Capitalization. The entire authorized GSEG capital stock consists of 5,000,000,000 shares GSEG Common Stock, of which 2,527,163,844 shares are issued and outstanding, and 10,000,000 shares of GSEG Preferred Stock, of which 2,150,000 shares are issued and outstanding. With the exception of the GSEG Common Stock Shares and GSEG Preferred Stock Shares, there are no other outstanding equity or debt securities of GSEG. No legend or other reference to any purported encumbrance appears upon any certificate representing the GSEG capital stock shares, other than applicable Securities Act legends. The GSEG capital stock shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as provided for in Schedule 4.2(c), there are no outstanding options, voting agreements or arrangements, warrants, script, rights to subscribe to, registration rights, calls or commitments of any character whatsoever relating to, or, securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of GSEG capital stock or other securities, or contracts, commitments, understandings, or arrangements by which GSEG is or may become bound to issue additional shares of GSEG capital stock or other securities, or securities or rights convertible or exchangeable into shares of GSEG Capital Stock or other securities. Except as set forth in this Section 4.2(c), GSEG has no outstanding equity, debt, or equity equivalent security, or debt or equity lines of credit. None of the outstanding GSEG capital stock shares were issued in violation of the Securities Act or any other legal requirement. GSEG does not own, and has no contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     (d) Financial Statements. GSEG has delivered or made available to the Company copies of its Form 10-KSB Annual Report for the fiscal year ended December 31, 2005 and copies of its quarterly reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006, each as filed with the SEC and including, in each case, any amendments thereto (collectively, the "GSEG Reports"). The financial statements contained are in all material respects in accordance with the books and records of the Company and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. The consolidated balance sheets contained in such GSEG Reports (the "GSEG Balance Sheets") present fairly in all material respects as of their dates the consolidated financial condition of GSEG and its subsidiaries. Except as and to the extent reflected or reserved against in the GSEG Balance Sheets (including the notes thereto), GSEG did not have, as of the date of any such GSEG Balance Sheet, any material liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The consolidated statements of operations, consolidated statements of stockholders' equity and changes in consolidated statements of cash flows present fairly in all material respects the results of operations and changes in financial position of GSEG and its subsidiaries for the periods indicated.

     (e) Absence of Material Adverse Change. Since the date of the most recent GSEG Balance Sheet provided under Section 4.2(d) hereof, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a material adverse effect on GSEG.

     (f) Books and Records. The books of account, minute books, stock record books, and other records of GSEG, all of which have been made available to the Company and original copies of which will be delivered to the Company at the Closing, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of GSEG contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and any committees of the Board of Directors of GSEG.

     (g) Title to Properties; Encumbrances. GSEG has good and marketable title to all the properties, interest in such properties and assets, real and personal, reflected in the GSEG Balance Sheet or acquired after the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to the GSEG Balance Sheet.

     (h)  Legal Proceedings; Orders.

          i. Except as set forth in Schedule 4.2(h) hereto, there is no pending Proceeding:

               a. that has been commenced or threatened by or against GSEG or any of its officers, directors, agents or employees as such or that otherwise relates to or may affect the business of, or any of the assets owned or used by, GSEG; or

               b. that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any Contemplated Transaction.

          ii.  Except as set forth in Schedule 4.2(h) hereto:

               a. there is no Order to which GSEG, or any of the assets owned or used by GSEG, is subject; and

               b. no officer, director, agent, or employee of GSEG is subject to any Order that prohibits such offer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of GSEG.

                    (i) Brokers or Finders. GSEG has incurred no liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     (j)  Taxes.

          i. GSEG has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by it pursuant to applicable Legal Requirements. GSEG has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by GSEG, except such taxes, if any, as are listed in Schedule 4.2(j) hereto and are being contested in good faith as to which adequate reserves have been provided in the GSEG Balance Sheets.

          ii. All tax returns filed by GSEG are true, correct and complete in all material respects and no taxes are currently owed or tax returns due by or on behalf of GSEG.

     (k) Absence of Certain Changes and Events. Except as set forth in Schedule 4.2(k) hereto, since the date of the GSEG Balance Sheet, GSEG has conducted its business only in the Ordinary Course of Business, there has not been any material adverse effect on GSEG's business or operations, and there has not been any:

          i. damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, causing a Material Adverse Effect;

          ii. receipt of notice that any of their substantial customers have terminated or intends to terminate their relationship, which termination would have a Material Adverse Effect;

          iii. sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

          iv. cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

          v.   material change in the accounting methods used by the Company; or

          vi. agreement, whether oral or written, by the Company to do any of the foregoing.

     (l)  Compliance with Law. Except as set forth in Schedule 4.2(l) hereto:

          i. GSEG has complied in all material respects with, and is not in violation of, in any material respect, any Law to which it or its business is subject; and

          ii. GSEG has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business; and

          iii. GSEG has not received written notice of violation of, or knows of any material violation of, any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business.

     (m) Environmental Laws. GSEG has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the best knowledge of GSEG, GSEG is not the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the knowledge of GSEG, threatened, actions, suits or proceedings against GSEG or any of its properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

     (n)  Intellectual  Property.

          (i) GSEG owns, or is validly licensed or otherwise has the right to use, all patents, and patent rights ("Patents") and all trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights"), in each case, which are material to the conduct of the business of GSEG.

          (ii) To the best knowledge of GSEG, GSEG has not interfered with, infringed upon (without license to infringe), misappropriated or otherwise come into conflict with any Patent of any other Person. GSEG has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any other Person. GSEG has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, is appropriation or violation (including any claim that GSEG must license or refrain from using any Patents or Intellectual Property Rights of any other Person) which has not been settled or otherwise fully resolved. To the best knowledge of GSEG, no other Person has interfered with, infringed upon (without license to infringe), misappropriated or otherwise come into conflict with any Patents or Intellectual Property Rights of GSEG.

     (o) Employee Benefit Plans. There are no "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained, or contributed to, by GSEG for the benefit of any current or any former employees, officers or directors of GSEG.

                                    ARTICLE V
                                    COVENANTS

     5.1 Covenants of the Company.

     (a) Conduct of Business. Between the date hereof and up to and including the Closing date, the Company shall conduct its business only in the Ordinary Course of Business.

     (b) Further Assurances. Prior to the Closing date, with the cooperation of GSEG where appropriate, each of the Company shall use commercially reasonable efforts to:

          i. promptly comply with all filing requirements which federal, state or local law may impose on the Company, as the case may be, with respect to the Contemplated Transactions by this Agreement; and

          ii. take all actions necessary to be taken, make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party (including without limitation, any landlord or lessor of the Company and any party to whom notification is required to be delivered or from whom any form of consent is required) which is required to be filed or obtained by the Company or Acquisition in connection with the Contemplated Transactions by this Agreement.

     5.2 Covenants of GSEG.

     (a) Conduct of Business. Between the date hereof and up to and including the Closing date, GSEG shall conduct its business only in the Ordinary Course of Business.

     (b) Further Assurances. Prior to the Closing date, with the cooperation of the Company where appropriate, GSEG shall:

          i. promptly comply with all filing requirements which federal, state or local law may impose on GSEG with respect to the Contemplated Transactions by this Agreement and cooperate with the Company regarding the same; and

          ii. take all actions necessary to be taken, make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party (including without limitation, any landlord or lessor of GSEG and any party to whom notification is required to be delivered or from whom any form of consent is required) which is required to be filed or obtained by GSEG in connection with the Contemplated Transactions by this Agreement.

     (c) Actions by GSEG. GSEG shall take no action or enter into any agreements or arrangements outside the Ordinary Course of Business except as may be required by this Agreement.

     (d) Access to Additional Agreements and Information. Prior to the Closing date, GSEG shall make available to the Company any and all agreements, contracts, documents, other instruments and personnel material of GSEG's business, including without limitation, those contracts to which GSEG is a party and those by which its business or any of GSEG's assets are bound.

     (e) Further Assurances. Prior to the Closing date, with the cooperation of the Company where appropriate, GSEG shall use commercially reasonable efforts to:

          i. promptly comply with all filing requirements which federal, state or local law may impose on GSEG with respect to the Contemplated Transactions by this Agreement; and

          ii. take all actions necessary to be taken, make any filing and obtain any consent, authorization or approval of or exemption by any governmental authority, regulatory agency or any other third party (including without limitation, any landlord or lessor of GSEG and any party to whom notification is required to be delivered or from whom any form of consent is required) which is required to be filed or obtained by GSEG in connection with the Contemplated Transactions by this Agreement.

     5.3 Governmental Filings and Consents. The Company, Acquisition and GSEG shall cooperate with one another in filing any necessary applications, reports or other documents with any federal or state agencies, authorities or bodies having jurisdiction with respect to the business of the Company, Acquisition or GSEG and in seeking any necessary approval, consultation or prompt favorable action of, with or by any of such agencies, authorities or bodies.

                                   ARTICLE VI
                                   CONDITIONS

     6.1 Conditions to Obligations of GSEG. The obligation of GSEG to consummate the Contemplated Transactions is subject to the fulfillment of each of the following conditions, any of which may be waived by GSEG in its sole discretion:

     (a) Shareholder Approval. The shareholders of GSEG shall have given approval to the Contemplated Transactions pursuant to Section 228 of the DGCL, and an information statement pursuant to SEC Schedule 14C shall have been filed with the SEC and mailed to the shareholders of GSEG, and twenty days shall have passed since the mailing date,

     (b) Copies of Resolutions. At the Closing (i) the Company shall have furnished GSEG with a certificate of its CEO or President, as the case may be, in the form of Exhibit 6.1(b-1) annexed hereto, certifying that attached thereto are copies of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement and (ii) Acquisition shall have furnished GSEG with a certificate of its CEO or President, as the case may be, in the form of Exhibit 6.1(b-2) annexed hereto, certifying that attached thereto are copies of resolutions duly adopted by the board of directors of Acquisition authorizing the execution, delivery and performance of this Agreement and all other necessary or proper corporate action to enable Acquisition to comply with the terms of this Agreement.

     (c) Opinion of Company's Counsel. The Company shall have furnished to GSEG, at the Closing, an opinion of its legal counsel, dated as of the Closing date, substantially in the form of Exhibit 6.1(b) annexed hereto.

     (d) Accuracy of Representations and Warranties; Performance of Covenants. Each of the representations and warranties of the Company and Acquisition set forth in this Agreement was true, correct and complete in all material respects when made (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true, correct and complete in all material respects as of such date) and shall also be true, correct and complete in all material respects at and as of the Closing date (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true, correct and complete in all material respects as of such date), with the same force and effect as if made at and as of the Closing date. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company and Acquisition at or prior to the Closing date.

     (e) Delivery of Certificate. (A) The Company shall have delivered to GSEG a certificate, in the form of Exhibit 6.1(e-1) annexed hereto, dated the Closing date, and signed by the CEO or President of the Company affirming that the representations and warranties as set forth in
          Section  4.1 were and are true,  correct  and  complete as required by
          Section 6.1(d) and (B) Acquisition shall have delivered to GSEG a certificate, in the form of Exhibit 6.1(e-2) annexed hereto, dated the Closing date, and signed by the CEO or President of Acquisition affirming that the representations and warranties as set forth in
          Section  4.1 were and are true,  correct  and  complete as required by
          Section 6.1(d).

     (f) Consents and Waivers. At the Closing, any and all necessary consents, authorizations, orders or approvals shall have been obtained.

     (g) Litigation. On the Closing date, there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to the Company issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions or making consummation thereof unduly burdensome to GSEG. On the Closing date and immediately prior to consummation of the Contemplated Transactions, no proceeding or lawsuit shall have been commenced, be pending or have been threatened by any governmental or regulatory agency or authority or any other Person restraining or prohibiting the consummation of the Contemplated Transactions.

     (h) Delivery of Documents and Other Information. Prior to the Closing date, the Company and Acquisition shall have made available or delivered to GSEG all of the agreements, contracts, documents and other instruments requested by GSEG.

     6.2 Conditions to Obligations of the Company and Acquisition. The obligations of the Company and Acquisition to consummate the Contemplated Transactions are subject to the fulfillment of each of the following conditions, any of which may be waived by the Company and Acquisition, in their sole discretion:

     (a) Copies of Resolutions. At the Closing, GSEG shall have furnished the Company with a certificate of its President, in the form of Exhibit 6.2(a) annexed hereto, certifying that attached thereto are (i) copies of resolutions duly adopted by the board of directors of GSEG authorizing the execution, delivery and performance of the terms of this Agreement and all other necessary or proper corporate action to enable GSEG to comply with the terms of this Agreement and (b) a copy of the resolution duly adopted by the shareholders of GSEG approving the Contemplated Transactions.

     (b) Opinion of GSEG's Counsel. GSEG shall have furnished to the Company, at the Closing, with an opinion of counsel to GSEG, dated as of the Closing date, substantially in the form of Exhibit 6.2(b) annexed hereto.

     (c) Accuracy of Representations and Warranties; Performance of Covenants. Each of the representations and warranties of GSEG was true, correct and complete in all material respects when made (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true, correct and complete in all material respects as of such date) and shall also be true, correct and complete in all material respects at and as of the Closing date (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true, correct and complete in all material respects as of such date), with the same force and effect as if made at and as of the Closing date. GSEG shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by GSEG at or prior to the Closing date.

     (d) Delivery of Certificate. GSEG shall have delivered to the Company a certificate, in the form of Exhibit 6.2(d) annexed hereto, dated the Closing date and signed by the CEO or President of GSEG, affirming that the representations and warranties of GSEG as set forth in
          Section 4.2 were and are true, correct and complete and GSEG's agreements and covenants have been performed as required by Section 6.2(c).

     (e) Consents and Waivers. On or prior to the Closing date, any and all necessary consents, authorizations, orders or approvals shall have been obtained, except as the same shall have been waived by the Company.

     (f) Litigation. On the Closing date, there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever with respect to GSEG issued by a court or governmental agency (or other governmental or regulatory authority) of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions or making the consummation thereof unduly burdensome to the Company or GSEG. On the Closing date, no proceeding or lawsuit shall have been commenced, threatened or be pending or by any governmental or regulatory agency or authority or any other person with respect to the Contemplated Transactions.

     (g) Delivery of Documents and Other Information. Prior to the Closing date, GSEG shall have made available or delivered to the Company all of the agreements, contracts, documents and other instruments required to be delivered pursuant to the provisions of this Agreement.

                                   ARTICLE VII
                                   TERMINATION

     7.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

                                  ARTICLE VIII
                                   DEFINITIONS

     The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement.

     "Applicable Contract" means any Contract (a) to which the Company is a party and under which the Company has or may acquire any material rights, (b) under which the Company or GSEG, as the case may be, is a party and has or may become subject to any material obligation or material liability or (c) by which the Company or GSEG, as the case may be, or any of the material assets owned or used by it is or may become bound.

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation:

     (1)  the Merger; and

     (2) the performance by the parties of their respective covenants and obligations under this Agreement.

     "Environmental Laws" means all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

     "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to such law or any successor law.

                  "GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

     "Law" means all applicable laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, judgments or decrees entered, enacted, promulgated, enforced or issued by any court or other governmental or regulatory authority, domestic or foreign.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative law, ordinance, principle of common law, regulation, statute, treaty, court or arbitrator.

     "Material Adverse Effect" means a material adverse effect upon the business or financial condition of the Company (when used in Section 4.1) or GSEG (when used in Section 4.2), taken as a whole with any subsidiaries.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator. "Ordinary Course of Business" means an action taken by a Person where:

     (1) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (2) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

     (3) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational   Documents"   means  the   articles  or   certificate   of
incorporation and the by-laws of a corporation and any amendment thereto.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own legal, accounting and other fees and expenses incident to the Contemplated Transactions herein. Any fees and expenses required to be paid by any party hereunder shall be limited to reasonable and necessary fees and expenses

     9.2 Modification, Amendments and Waiver. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

     9.3 Assignment. Neither the Company nor GSEG shall have the authority to assign its respective rights or obligations under this Agreement.

     9.4 Successors. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and permitted assigns.

     9.5 Entire Agreement. This Agreement and the exhibits, schedules and other documents referred to herein contain the entire agreement among the parties hereto with respect to the Contemplated Transactions and supersede all prior agreements with respect thereto, whether written or oral.

     9.6 Governing Law. This Agreement and the exhibits hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof. Any action to enforce the terms of this Agreement or any of its exhibits shall be brought exclusively in the state and/or federal courts situated in the County and State of New York. Service of process in any action by either party to enforce the terms of this Agreement may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the other party at its principal address set forth in this Agreement.

     9.7 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile upon electronic confirmation of receipt (promptly followed by a hard-copy delivered in accordance with this Section 9.7) or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, or if sent by nationally recognized overnight courier, one day after being mailed, addressed to the party at its address or to such other persons or addresses as may be designated in writing by the party to receive such notice. If mailed as aforesaid, the day of mailing or transmission shall be the date any such notice shall be deemed to have been delivered.

     9.8 Rights Cumulative. All rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with any of the terms or provisions hereof.

     9.9 Severability of Provisions. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable and the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed and delivered on the date and year first above written.


                             GS AGRIFUELS CORPORATION


                             By:
                                 Kevin Kreisler
                                 Chairman and Chief Executive Officer


                             GS ENERGY CORPORATION


                             By:
                                 Kevin Kreisler
                                 Chairman and Chief Executive Officer

                                                                      Annex II

                           To be filed by amendment.

                                                                     Annex III

                                  Delaware Code

Delaware Code
TITLE 8 Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. ss. 262.   Appraisal rights.


(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss.
     264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)   Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953,  ss. 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, ss. 24; 57
Del. Laws, c. 148, ss.ss.  27-29; 59 Del. Laws, c. 106, ss. 12; 60 Del. Laws, c.
371,  ss.ss.  3-12; 63 Del. Laws, c. 25, ss. 14; 63 Del. Laws, c. 152, ss.ss. 1,
2; 64 Del. Laws, c. 112, ss.ss.  46-54;  66 Del. Laws, c. 136, ss.ss.  30-32; 66
Del. Laws, c. 352, ss. 9; 67 Del. Laws, c. 376, ss.ss.  19, 20; 68 Del. Laws, c.
337, ss.ss.  69 Del. Laws, c. 61, ss. 10; 69 Del. Laws, c. 262,  ss.ss.  1-9; 70
Del.  Laws, c. 79, ss. 16; 70 Del.  Laws,  c. 186, ss. 1; 70 Del.  Laws, c. 299,
ss.ss. 2, 3; 70 Del. Laws, c. 349, ss. 22; 71 Del. Laws, c. 120, ss. 15; 71 Del.
Laws, c. 339, ss.ss. 49-73 Del. Laws, c. 82, ss. 21.)